As filed with the Securities and Exchange Commission on December 22, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MARRIOTT INTERNATIONAL, INC.

(Exact name of Registrant as specified in its charter)

Delaware	7011	52-2055918
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Edward A. Ryan, Esq.

Executive Vice President and General Counsel

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-6979

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Stephen I. Glover, Esq. Jonathan L. Corsico, Esq. Gibson, Dunn & Crutcher LLP 1050 Connecticut Avenue, N.W. Washington, D.C. 20036 (202) 955-8500	Kenneth S. Siegel, Esq. Chief Administrative Officer and General Counsel Starwood Hotels & Resorts Worldwide, Inc. One StarPoint Stamford, Connecticut 06902 (203) 964-6000	Scott A. Barshay, Esq. Damien R. Zoubek, Esq. O. Keith Hallam, III, Esq. Cravath, Swaine & Moore LLP Worldwide Plaza 825 Eighth Avenue New York, New York 10019-7475 (212) 474-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this registration statement and the satisfaction or waiver of all other conditions to the closing of the merger described herein.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Class A Common Stock, $0.01 par value	157,224,590 shares (1)	N/A	$8,998,916,149.60 (2)	$906,190.85 (3)

(1)	Represents the maximum number of shares of Marriott International, Inc. (“Marriott”) Class A Common Stock (“Marriott common stock”) estimated to be issuable upon the completion of the Combination Transactions (as defined and further described in this joint proxy statement/prospectus), equal to the product of (a) the sum of (i) 168,723,333 shares of Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) common stock outstanding on December 18, 2015, and (ii) 2,172,960 shares of Starwood common stock issuable pursuant to the conversion of SLC Operating Limited Partnership Units and the exercise or settlement of Starwood equity-based awards outstanding on December 18, 2015, that are or may become issuable upon exercise or settlement, as the case may be, before completion of the Combination Transactions and (b) the “exchange ratio” of 0.920 shares of Marriott common stock for each share of Starwood common stock.
(2)	Calculated pursuant to Rule 457(f)(1) and Rule 457(c) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of calculating the registration fee based on the average of the high and low prices for Starwood common stock (the securities to be cancelled in the Combination Transactions) as reported on the New York Stock Exchange on December 18, 2015 ($66.34 per share), multiplied by the estimated number of shares (157,224,590) that may be exchanged or converted for the securities registered. Pursuant to Rule 457(f)(3) under the Securities Act, the amount of cash that may be payable by Marriott to holders of Starwood common stock has been deducted from the proposed maximum aggregate offering price, which amount of cash was calculated by multiplying (i) the cash consideration of $2.00 per share of Starwood common stock by (ii) the estimated number of shares (157,224,590) that may be exchanged or converted for the securities registered. The completion of the spin-off of Starwood’s Vistana vacation ownership business (“Vistana”), or, if the spin-off of Vistana and Vistana’s subsequent merger with a wholly owned subsidiary of Interval Leisure Group, Inc. is not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood, is a condition to the closing of the Combination Transactions. Therefore, $1,116,913,971, the proposed maximum aggregate offering price in the Form S-4, as amended or supplemented from time to time, filed by Interval Leisure Group, Inc. on December 15, 2015 in connection with its pending acquisition of Vistana, based on the book value of all shares of Vistana common stock to be exchanged in the merger (for which a registration fee has already been paid), has been deducted from the proposed maximum aggregate offering price of securities to be registered by Marriott.
(3)	Calculated by multiplying the estimated aggregate offering price of securities to be registered by Marriott by 0.0001007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is not complete and may be changed. Marriott International, Inc. may not sell the securities offered by this joint proxy statement/prospectus until the registration statement filed with the Securities and Exchange Commission, of which the joint proxy statement/prospectus is a part, is declared effective. This joint proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction where an offer, solicitation or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED DECEMBER 22, 2015

PROPOSED BUSINESS COMBINATION—YOUR VOTE IS VERY IMPORTANT

Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and Marriott International, Inc. (“Marriott”) have entered into an Agreement and Plan of Merger, dated as of November 15, 2015 (the “merger agreement”), providing for the acquisition of Starwood by Marriott through a series of business combinations (the “Combination Transactions”). After the completion of the Combination Transactions, Starwood will be an indirect wholly owned subsidiary of Marriott.

If the Combination Transactions are completed, Starwood stockholders will receive 0.920 shares (the “exchange ratio”) of Marriott Class A Common Stock (“Marriott common stock”) and $2.00 in cash, without interest (together with the Marriott common stock to be received by Starwood stockholders, the “merger consideration”), for each share of Starwood common stock that they own. The exchange ratio is fixed and will not be adjusted to reflect stock price changes before the completion of the Combination Transactions. Based on the closing price of Marriott common stock of $72.74 on November 13, 2015, the last trading day before public announcement of the merger agreement, the merger consideration represented an implied value of $68.92 per share of Starwood common stock. Based on the closing price of Marriott common stock of $         on                 , 2016, the latest practicable date before the printing of this joint proxy statement/prospectus, the merger consideration represented an implied value of $         per share of Starwood common stock.

Starwood stockholders will separately receive consideration from the previously announced spin-off of Starwood’s vacation ownership business Vistana Signature Enterprises, Inc. (“Vistana,” such business, the “Vistana business” and such spin-off, the “Vistana spin-off”), and Vistana’s subsequent merger with a wholly owned subsidiary of Interval Leisure Group, Inc. (“ILG” and such transactions, the “Vistana-ILG transactions”). The completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood, is a condition to the closing of the Combination Transactions. Starwood has entered into definitive agreements relating to the Vistana-ILG transactions. Accordingly, Marriott will not acquire Vistana in connection with the Combination Transactions. For more information about Vistana, the Vistana business, the Vistana-ILG transactions and the consideration Starwood stockholders will receive, see the Registration Statement on Form S-4 (registration number 333-208567), as amended or supplemented from time to time, filed with the Securities and Exchange Commission by ILG on December 15, 2015.

The value of the merger consideration will fluctuate with the market price of Marriott common stock. Starwood common stock is currently traded on the New York Stock Exchange (the “NYSE”) under the symbol “HOT” and Marriott common stock is currently traded on the NASDAQ Global Select Market (“NASDAQ”) and the Chicago Stock Exchange under the symbol “MAR.” We urge you to obtain current market quotations for Starwood common stock and Marriott common stock before you determine how to vote on the proposals set forth in this joint proxy statement/prospectus.

Starwood and Marriott will each hold special meetings of their respective stockholders in connection with the proposed Combination Transactions. Your vote is very important; please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Starwood or Marriott special meeting, as applicable. The Starwood board of directors unanimously recommends that Starwood stockholders vote “FOR” each of the proposals being submitted to a vote of Starwood stockholders at the Starwood special meeting. The Marriott board of directors unanimously recommends that Marriott stockholders vote “FOR” each of the proposals being submitted to a vote of Marriott stockholders at the Marriott special meeting.

The accompanying joint proxy statement/prospectus contains detailed information about Starwood, Marriott, the special meetings, the merger agreement and the Combination Transactions. You should read this joint proxy statement/prospectus carefully and in its entirety before voting, including the section entitled “Risk Factors” beginning on page 31. We look forward to the successful combination of Starwood and Marriott.

Sincerely,

Arne M. Sorenson President and Chief Executive Officer Marriott International, Inc.	Adam Aron Chief Executive Officer Starwood Hotels & Resorts Worldwide, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this joint proxy statement/prospectus or determined if this joint proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated                  , 2016 and is first being mailed to Starwood and Marriott stockholders on or about                  , 2016.

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, Connecticut 06902

(203) 964-6000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON                 , 2016

To the Stockholders of Starwood Hotels & Resorts Worldwide, Inc.:

A special meeting of stockholders (the “Starwood special meeting”) of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), will be held at                 local time on                 , 2016 at                     , for the following purposes:

•	to consider and vote on the proposal to approve the transactions contemplated by the Agreement and Plan of Merger, dated as of November 15, 2015 (the “merger agreement”), by and among Starwood, Marriott International, Inc., a Delaware corporation (“Marriott”), Solar Merger Sub 1, Inc., a wholly owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a wholly owned direct subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a wholly owned direct subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a wholly owned direct subsidiary of Marriott (“Marriott LLC Merger Sub”), a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part. Those transactions include the merger of Starwood Merger Sub with and into Starwood, with Starwood continuing as the surviving corporation and a wholly owned subsidiary of Holdco (the “Starwood Merger”), and the merger of Marriott Corporate Merger Sub with and into Holdco, with Holdco continuing as the surviving corporation and a wholly owned subsidiary of Marriott (the “Initial Holdco Merger”), under which Starwood stockholders will receive 0.920 shares of Marriott common stock (the “exchange ratio”) and $2.00 in cash, without interest, for each share of Starwood common stock that they own immediately before the Combination Transactions (which we refer to as the “Starwood combination transactions proposal”); and

•	to consider and vote on the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to Starwood’s named executive officers in connection with the Combination Transactions, as described in the accompanying joint proxy statement/prospectus of which this notice is a part (which we refer to as the “Starwood advisory compensation proposal”).

Starwood will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information on the business to be transacted at the Starwood special meeting.

The Starwood board of directors (“Starwood’s Board”) has unanimously approved the Combination Transactions and the merger agreement and determined that the merger agreement and the transactions contemplated thereby, including the Combination Transactions, are advisable and in the best interests of Starwood and its stockholders. Starwood’s Board unanimously recommends that Starwood stockholders vote “FOR” each of the proposals being submitted to a vote of Starwood stockholders at the Starwood special meeting.

Starwood’s Board has fixed the close of business on                 , 2016 as the record date for determining Starwood stockholders entitled to receive notice of, and to vote at, the Starwood special meeting or any adjournments or postponements thereof. Only holders of record of Starwood common stock at the close of business on the record date are entitled to receive notice of, and to vote at, the Starwood special meeting. The approval of the Starwood combination transactions proposal requires the affirmative vote of a majority of the total number of shares of Starwood common stock outstanding and entitled to vote on the proposal. Failures to vote and broker non-votes will have the same effect as votes against the Starwood combination transactions proposal. The approval of the Starwood advisory compensation proposal requires the affirmative vote of a majority of all the votes cast, either in person or represented by proxy, at the Starwood special meeting, although such vote will not be binding on Starwood, Starwood’s Board or Marriott. Failures to vote and broker non-votes are not considered votes cast for the purposes of the Starwood advisory compensation proposal and will have no effect on this proposal. A list of the names of Starwood stockholders of record will be available at the Starwood special meeting for examination by any stockholder present at such meeting. Votes to abstain will have the same effect as votes against the proposals.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) accessing the Internet website specified on your proxy card and following the on-screen instructions; (2) calling the toll-free number specified on your proxy card; or (3) signing, dating and mailing your proxy card in the envelope provided as soon as possible, so that your shares may be represented and voted at the Starwood special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the Combination Transactions and the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the Combination Transactions or this joint proxy statement/prospectus, would like additional copies or need help voting your shares of Starwood common stock, please contact Starwood’s proxy solicitor:

D.F. King & Co., Inc

48 Wall Street

New York, NY 10005

866-721-1211 (Call Toll Free)

212-269-5550 (Call Collect)

By Order of the Board of Directors of Starwood,

Kenneth S. Siegel

Corporate Secretary

Stamford, Connecticut

                , 2016

Marriott International, Inc.

10400 Fernwood Road

Bethesda, Maryland 20817

(301) 380-3000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON                 , 2016

To the Stockholders of Marriott International, Inc.:

We are pleased to invite you to attend the special meeting of stockholders of Marriott International, Inc. (“Marriott”), a Delaware corporation, which will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004 on                 , 2016 at                 , local time, for the following purposes:

•	to consider and vote on the proposal to issue shares of Marriott common stock to Starwood stockholders under the Agreement and Plan of Merger (the “merger agreement”), dated as of November 15, 2015, by and among Marriott, Starwood Hotels & Resorts Worldwide, Inc. (“Starwood”) and certain of their direct and indirect subsidiaries, a copy of which is included as Annex A to the joint proxy statement/prospectus of which this notice is a part (the “Marriott stock issuance proposal”); and

•	to vote upon the proposal to adjourn the Marriott special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal (the “Marriott adjournment proposal”).

Marriott will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournments or postponements thereof. Please refer to the joint proxy statement/prospectus of which this notice is a part for further information on the business to be transacted at the Marriott special meeting.

Marriott’s board of directors (“Marriott’s Board”) has unanimously approved the merger agreement and the Combination Transactions and determined that the merger agreement and the transactions contemplated thereby, including the Combination Transactions and the issuance of shares of Marriott common stock to Starwood stockholders under the merger agreement, are advisable and in the best interests of Marriott and its stockholders. Marriott’s Board unanimously recommends that Marriott stockholders vote “FOR” each of the proposals being submitted to a vote of stockholders at the Marriott special meeting.

Marriott’s Board has fixed the close of business on                 , 2016 as the record date (the “Record Date”) for determining Marriott stockholders entitled to receive notice of, and to vote at, the Marriott special meeting or any adjournments or postponements thereof. Only holders of record of Marriott common stock at the close of business on the Record Date are entitled to receive notice of, and to vote at, the Marriott special meeting. The presence, either in person or represented by proxy, of persons entitled to vote a majority of the voting power of Marriott common stock that is entitled to vote at the special meeting is necessary to constitute a quorum for the transaction of business at the special meeting. To ensure that your vote is recorded, please provide your voting instructions as soon as possible, even if you plan to attend the special meeting in person. We encourage you to vote via the Internet or by telephone. You also have the option of voting by completing, signing, dating and returning the proxy card that accompanied the printed materials. Submitting your vote via the Internet or by telephone or proxy card will not affect your right to vote in person if you decide to attend the special meeting.

The adoption of the Marriott stock issuance proposal and the adoption of the Marriott adjournment proposal, if necessary or appropriate, each requires the affirmative vote of holders of a majority of the shares of Marriott common stock present in person or represented by proxy at the Marriott special meeting and entitled to vote on the proposal. Votes to abstain will have the same effect as votes against the proposals. Shares held by Marriott stockholders who are not present in person or represented by proxy at the Marriott special meeting and broker non-votes, if any, will have no effect on the outcome of any vote on the Marriott stock issuance proposal or any vote on the Marriott adjournment proposal. A list of the names of Marriott stockholders of record will be available for ten days before the Marriott special meeting for any purpose germane to the special meeting, between the hours of 10:00 a.m. and 3:00 p.m., local time, at Marriott’s headquarters, 10400 Fernwood Road, Bethesda, Maryland 20817. The Marriott stockholder list will also be available at the Marriott special meeting for examination by any stockholder present at such meeting.

Your vote is very important. Whether or not you expect to attend in person, we urge you to submit a proxy to vote your shares as promptly as possible by either (1) logging onto the Internet website specified on your proxy card and following the prompts on your proxy card; (2) dialing the telephone number specified on your proxy card and listening for further directions; or (3) signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the Marriott special meeting.

The enclosed joint proxy statement/prospectus provides a detailed description of the merger agreement and the Combination Transactions as well as a description of the issuance of shares of Marriott common stock to Starwood stockholders under the merger agreement. We urge you to read this joint proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the Combination Transactions or this joint proxy statement/prospectus; would like additional copies of this document; or need help voting your shares of Marriott common stock, please contact Marriott’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

By Telephone: 212-929-5500 or 800-322-2885

By Fax: 212-929-0308

By Order of the Board of Directors of Marriott,

Bancroft S. Gordon

Corporate Secretary

Bethesda, Maryland

                , 2016

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates by reference important business and financial information about Starwood and Marriott from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a listing of the documents incorporated by reference into this joint proxy statement/prospectus, see the section entitled “Where You Can Find More Information.” This information is available to you without charge upon your written or oral request. You can obtain the documents incorporated by reference into this document through the Securities and Exchange Commission website at www.sec.gov or by requesting them in writing or by telephone at the appropriate address below:

By Mail:	Corporate Secretary Marriott International, Inc. 10400 Fernwood Road Department 52/862 Bethesda, Maryland 20817	By Mail:	Corporate Secretary Starwood Hotels & Resorts Worldwide, Inc. One StarPoint Stamford, CT 06902

By Telephone: (301) 380-3000		By Telephone: (203) 964-6000

You may also obtain documents incorporated by reference into this joint proxy statement/prospectus by requesting them in writing or by telephone from D.F. King & Co., Inc., Starwood’s proxy solicitor, or MacKenzie Partners, Inc., Marriott’s proxy solicitor, at the following addresses and telephone numbers:

For Marriott Stockholders: MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 By Telephone: 212-929-5500 or 800-322-2885 By Fax: 212-929-0308	For Starwood Stockholders: D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 866-721-1211 (Call Toll Free) 212-269-5550 (Call Collect)

To receive timely delivery of the documents in advance of the special meetings, you should make your request no later than five business days before the date of the respective meeting, or no later than                , 2016 for the Starwood special meeting or                 , 2016 for the Marriott special meeting.

ABOUT THIS JOINT PROXY STATEMENT/PROSPECTUS

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission (the “SEC”) by Marriott, constitutes a prospectus of Marriott under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), for the shares of Marriott common stock to be issued to Starwood stockholders under the merger agreement. This joint proxy statement/prospectus also constitutes a joint proxy statement for both Starwood and Marriott under Section 14(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). It also constitutes a notice of meeting for the special meeting of Starwood stockholders and a notice of meeting for the special meeting of Marriott stockholders.

No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus and neither Starwood nor Marriott takes any responsibility for, and cannot provide any assurances as to the reliability of, any other information that others may give you. This joint proxy statement/prospectus is dated                 , 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of the incorporated document. Neither the mailing of this joint proxy statement/prospectus to Starwood stockholders or Marriott stockholders nor the issuance by Marriott of shares of common stock under the merger agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person as to whom it is unlawful to make any such offer or solicitation. Information contained in this joint proxy statement/prospectus about Marriott has been provided by Marriott and information contained in this joint proxy statement/prospectus about Starwood has been provided by Starwood.

All references in this joint proxy statement/prospectus to “Starwood” refer to Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation; all references in this joint proxy statement/prospectus to “Marriott” refer to Marriott International, Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to “Holdco” refer to Solar Merger Sub 1, Inc., a Maryland corporation and a wholly owned direct subsidiary of Starwood; all references in this joint proxy statement/prospectus to “Starwood Merger Sub” refer to Solar Merger Sub 2, Inc., a Maryland corporation and a wholly owned direct subsidiary of Holdco; all references in this joint proxy statement/prospectus to “Marriott Corporate Merger Sub” refer to Mars Merger Sub, Inc., a Maryland corporation and a wholly owned direct subsidiary of Marriott; all references in this joint proxy statement/prospectus to “Marriott LLC Merger Sub” refer to Mars Merger Sub, LLC, a Delaware limited liability company and a wholly owned direct subsidiary of Marriott; unless otherwise indicated or as the context requires, all references in this joint proxy statement/prospectus to “we,” “our” and “us” refer to Starwood and Marriott collectively; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of November 15, 2015, by and among Marriott, Starwood, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub, and Marriott LLC Merger Sub, a copy of which is included as Annex A to this joint proxy statement/prospectus.

i

ii

QUESTIONS AND ANSWERS ABOUT THE COMBINATION TRANSACTIONS AND SPECIAL MEETINGS

The following are brief answers to certain questions that you may have about the proposals being considered at the special meeting of Starwood stockholders, which we refer to as the “Starwood special meeting,” and the special meeting of Marriott stockholders, which we refer to as the “Marriott special meeting.” We urge you to read carefully this entire joint proxy statement/prospectus, including its Annexes, and the other documents to which this joint proxy statement/prospectus refers or incorporates by reference, because this section does not provide all of the information that might be important to you. Also see the section entitled “Where You Can Find More Information” beginning on page 190.

Q:	What is the proposed transaction?

A:	On November 15, 2015, Marriott, Starwood, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, entered into the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus. The merger agreement provides that Marriott will combine with Starwood in a series of transactions (the “Combination Transactions”). After completion of the Combination Transactions, Starwood will be an indirect wholly owned subsidiary of Marriott.

If the Combination Transactions are completed, Starwood stockholders will receive 0.920 shares of Marriott Class A common stock, par value $0.01 per share (“Marriott common stock” and such ratio, the “exchange ratio”) and $2.00 in cash, without interest, for each share of Starwood common stock, par value $0.01 per share (“Starwood common stock”), that they own immediately before the Combination Transactions. The exchange ratio is fixed and will not be adjusted to reflect changes in the price of Starwood common stock or Marriott common stock before the closing of the Combination Transactions.

Starwood stockholders will separately receive consideration from the previously announced spin-off of the Starwood vacation ownership business, Vistana Signature Enterprises, Inc. (“Vistana,” such business, the “Vistana business” and such spin-off, the “Vistana spin-off”), and Vistana’s subsequent merger with a wholly owned subsidiary of Interval Leisure Group, Inc. (“ILG” and such transactions, the “Vistana-ILG transactions”). The completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood is a condition to the closing of the Combination Transactions. Accordingly, Marriott will not acquire Vistana in connection with the Combination Transactions. For more information about Vistana, the Vistana business, the Vistana-ILG transactions and the consideration to be received by Starwood stockholders, see the Registration Statement on Form S-4 (registration number 333-208567), as amended or supplemented from time to time, filed with the SEC by ILG on December 15, 2015.

Q:	Why am I receiving this joint proxy statement/prospectus?

A:	You are receiving this joint proxy statement/prospectus because you were a stockholder of record of Starwood or Marriott as of the close of business on the record date for the Starwood special meeting or the Marriott special meeting, respectively.

This joint proxy statement/prospectus serves as the proxy statement through which Starwood and Marriott will solicit proxies to obtain the necessary stockholder approvals for the proposed Combination Transactions. It also serves as the prospectus by which Marriott will issue shares of its common stock as consideration to Starwood stockholders in connection with the Combination Transactions.

In order to complete the Combination Transactions, among other things:

•	Starwood stockholders must approve the transactions contemplated by the merger agreement, including the Starwood Merger and the Initial Holdco Merger (each as described further herein); and

•	Marriott stockholders must approve the issuance of shares of Marriott common stock to Starwood stockholders under the merger agreement.

Starwood and Marriott will hold separate special meetings of their stockholders to obtain these approvals. This joint proxy statement/prospectus, including its Annexes, contains and incorporates by reference important information about Starwood and Marriott, the Combination Transactions and the special meetings of Starwood and Marriott. You should read all the available information carefully and in its entirety.

Your vote is important. We encourage you to vote as soon as possible.

Q:	When and where will the special meetings be held?

A:	Starwood Stockholders: The special meeting of Starwood stockholders will be held at , on , 2016 at , local time.

Marriott Stockholders: The special meeting of Marriott stockholders will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on                 , 2016 at                 , local time.

Q:	Who is entitled to vote at the special meetings?

A:	Starwood Stockholders: The record date for the Starwood special meeting is , 2016. Only holders of record of outstanding shares of Starwood’s common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Starwood special meeting or any adjournment or postponement of the Starwood special meeting.

Marriott Stockholders: The record date for the Marriott special meeting is                 , 2016. Only holders of record of outstanding shares of Marriott common stock as of the close of business on the record date are entitled to notice of, and to vote at, the Marriott special meeting or any adjournment or postponement of the Marriott special meeting.

Q:	What constitutes a quorum at the special meetings?

A:	Starwood Stockholders: Stockholders entitled to cast a majority of all the votes entitled to be cast at the Starwood special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Starwood special meeting. If a quorum is not present, or if fewer shares of Starwood common stock are voted in favor of each proposal than the number required for its approval, the Starwood special meeting may be adjourned (subject to the conditions set forth in the merger agreement) to allow more time for obtaining additional proxies or votes. At any subsequent reconvening of the Starwood special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the subsequent meeting.

Abstentions will be included in the calculation of the number of shares of Starwood common stock represented at the Starwood special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Starwood common stock represented at the Starwood special meeting for purposes of determining whether a quorum has been achieved.

Marriott Stockholders: Stockholders entitled to cast a majority of all the votes entitled to be cast at the Marriott special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Marriott special meeting. In the absence of a quorum, Marriott stockholders, by a majority of the votes cast at the meeting by Marriott stockholders entitled to vote and present in person or represented by proxy, may adjourn the meeting to another time or place (subject to the conditions set forth in the merger agreement) without further notice other than by announcement at the Marriott special meeting unless the adjournment is for more than 30 days or, if after the adjournment, a new record date is fixed for the adjourned meeting, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. At any such adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally notified.

Abstentions will be included in the calculation of the number of shares of Marriott common stock represented at the Marriott special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Marriott common stock represented at the special meeting for purposes of determining whether a quorum has been achieved.

Q:	How do I vote if I am a stockholder of record?

A:	If you are a stockholder of record of Starwood or Marriott as of the close of business on the record date for the applicable special meeting, you may vote in person by attending the applicable special meeting, or, to ensure your shares are represented at the applicable special meeting, you may authorize a proxy to vote by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

If you hold shares of Starwood common stock or shares of Marriott common stock in “street name” through a stock brokerage account or through a bank or other nominee, please follow the voting instructions provided by your bank, broker or other nominee to ensure that your shares are represented at the applicable special meeting. If you hold shares through an employee plan provided by Starwood or Marriott, as applicable, please see the question below “How are my employee plan shares voted?”

Q:	What vote is required to approve each proposal and how are abstentions and broker non-votes treated?

A:	Starwood Stockholders: The approval of the Starwood combination transactions proposal requires the affirmative vote of the holders of a majority of all outstanding shares of Starwood common stock entitled to vote on the proposal. The approval of the Starwood advisory compensation proposal requires the affirmative vote of a majority of all the votes cast, either in person or represented by proxy, at the Starwood special meeting although such vote will not be binding on Starwood, the Starwood board of directors (“Starwood’s Board”) or Marriott. Failures to vote, votes to abstain and broker non-votes, if any, are treated as follows:

•	Failures to vote, votes to abstain and broker non-votes, if any, will have the same effect as votes against the Starwood combination transactions proposal.

•	Failures to vote and broker non-votes, if any, will have no effect on the Starwood advisory compensation proposal. Votes to abstain will have the same effect as votes against the Starwood advisory compensation proposal.

Marriott Stockholders: The approval of the Marriott stock issuance proposal and approval of any vote on the Marriott adjournment proposal each requires the affirmative vote of holders of a majority of the shares of Marriott common stock present in person or represented by proxy at the Marriott special meeting and entitled to vote on the proposal. Votes to abstain will have the same effect as votes against the proposals. Shares held by Marriott stockholders who are not present in person or represented by proxy at the Marriott special meeting and broker non-votes, if any, will have no effect on the outcome of any vote on the Marriott stock issuance proposal or any vote on the Marriott adjournment proposal.

Q:	My shares are held in “street name” by my bank, broker or other nominee. Will my bank, broker or other nominee automatically vote my shares for me?

A:

No. If your shares are held in the name of a bank, broker or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” You are not the “record holder” of such shares. If this is the case, this joint proxy statement/prospectus has been forwarded to you by your bank, broker or other nominee. As the beneficial holder, unless your bank, broker or other nominee has discretionary authority over your shares, you generally have the right to direct your bank, broker or other nominee as to how to vote your shares. If you do not provide voting instructions, your shares will not be voted on any proposal on which your bank, broker or other nominee does not have discretionary authority. This is often called a “broker non-vote.”

You should therefore provide your bank, broker or other nominee with instructions as to how to vote your shares of Starwood common stock or Marriott common stock, respectively.

Please follow the voting instructions provided by your bank, broker or other nominee so that it may vote your shares on your behalf. Please note that you may not vote shares held in street name by returning a proxy card directly to Starwood or Marriott or by voting in person at your special meeting unless you first obtain a proxy from your bank, broker or other nominee.

Q:	How are my employee plan shares voted?

A:	Employees of Starwood: If you are a participant in the Starwood Savings and Retirement Plan (the “Starwood Savings Plan”) or Starwood’s Employee Stock Purchase Plan (the “Starwood ESPP”), you can cause shares held in your plan account to be voted by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

The trustee of the Starwood Savings Plan or the transfer agent of the Starwood ESPP, as applicable, will then vote the shares in accordance with your instructions. You must provide your voting instructions by                 , Eastern Time, on                 , 2016. If you participate in the Starwood Savings Plan and your vote is not received by the tabulating agent by that above date or if you sign and return your proxy card without specifying your voting instructions, the trustee for the Starwood Savings Plan will vote your shares in the same proportion as the other shares for which such trustee has received timely voting instructions unless contrary to the Employee Retirement Income Security Act of 1974, as amended. If you participate in the Starwood ESPP and your vote is not received by the tabulating agent by that above date or if you sign and return your proxy card without specifying your voting instructions, the transfer agent of the Starwood ESPP will not vote your shares.

Employees of Marriott: If you are a participant in Marriott’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust, you can cause the number of share equivalents allocated to your plan account to be voted by:

•	accessing the Internet website specified on your proxy card;

•	calling the toll-free number specified on your proxy card; or

•	signing and returning your proxy card in the postage-paid envelope provided.

The plan trustee will vote the shares held in your plan account in accordance with your instructions. If you do not provide the plan trustee with instructions by 11:59 p.m., Eastern Time, on                 , 2016, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless contrary to the Employee Retirement Income Security Act of 1974, as amended.

Q:	What will happen if I return my proxy card without indicating how to vote?

A:	Starwood Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Starwood common stock should be voted on a matter, the shares of Starwood common stock represented by your proxy will be voted as Starwood’s Board recommends and, therefore, “FOR” each of the proposals being submitted to a vote of Starwood stockholders at the Starwood special meeting.

Marriott Stockholders: If you properly complete and sign your proxy card but do not indicate how your shares of Marriott common stock should be voted on a matter, the shares of Marriott common stock represented by your proxy will be voted as Marriott’s board of directors (“Marriott’s Board”) recommends and, therefore, “FOR” each of the proposals being submitted to a vote of Marriott stockholders at the Marriott special meeting.

Q:	Can I change my vote or revoke my proxy after I have returned a proxy or voting instruction card?

A:	Yes.

If you are the holder of record of either Starwood common stock or Marriott common stock: You can change your vote or revoke your proxy at any time before your proxy is voted at your special meeting. You can do this in one of three ways:

•	you can grant a new, valid proxy bearing a later date (including by telephone or through the Internet);

•	if you are a Starwood stockholder, you can send a signed notice of revocation to the Corporate Secretary of Starwood at One StarPoint, Stamford, Connecticut 06902, and if you are a Marriott stockholder, you can send a signed notice of revocation to Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3078; or

•	you can attend your special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person. Simply attending the Starwood special meeting or the Marriott special meeting without voting will not revoke any proxy that you have previously given or otherwise change your vote.

If you choose either of the first two methods, your new proxy or your notice of revocation or your new proxy must be received by Starwood or Marriott, as applicable, no later than the beginning of the applicable special meeting. If you have submitted a proxy for your shares by telephone or via the Internet, you may revoke your prior telephone or Internet proxy by any manner described above.

If you hold shares of either Starwood or Marriott in “street name”: If your shares are held in street name, you must contact your bank, broker or other nominee to change your vote.

If you hold shares in the Starwood Savings Plan or the Starwood ESPP or Marriott’s Employees’ Profit Sharing Retirement and Savings Plan and Trust: If you hold shares of Starwood common stock in the Starwood Savings Plan or the Starwood ESPP or share equivalents in Marriott’s Employees’ Profit Sharing Retirement and Savings Plan and Trust, you may submit new voting instructions under any one of the three methods described above under the question “How are my employee plan shares voted?”

Q:	Do I need to do anything with my shares of common stock other than voting for the proposals at the special meeting?

A:	Starwood Stockholders: If you are a Starwood stockholder and the Combination Transactions are consummated, each share of Starwood common stock you hold will be converted automatically into the right to receive 0.920 shares of Marriott common stock and $2.00 in cash, without interest. No fractional shares of Marriott common stock will be issued to Starwood stockholders in connection with the Combination Transactions. Instead, each former holder of Starwood common stock will receive cash in lieu of any fractional shares of Marriott common stock that he or she would otherwise have been entitled to receive. You will receive instructions at that time about exchanging your shares for shares of Marriott common stock. You do not need to take any action at this time. Please do not send your Starwood stock certificates with your proxy card.

Marriott Stockholders: If you are a Marriott stockholder and the Combination Transactions are consummated, you are not required to take any action with respect to your shares of Marriott common stock.

Q:	Are stockholders entitled to dissenters’ or appraisal rights?

A:	No. Neither Starwood stockholders nor Marriott stockholders are entitled to dissenters’ or appraisal rights in connection with the Combination Transactions.

Q:	What happens if I sell my shares of Starwood common stock before the Starwood special meeting?

A:	The record date for the Starwood special meeting is earlier than the date of the Starwood special meeting and the date that the Combination Transactions are expected to be completed. If you transfer your Starwood shares after the Starwood record date but before the Starwood special meeting, you will retain your right to vote at the Starwood special meeting, but will have transferred the right to receive the merger consideration in the Combination Transactions. In order to receive the merger consideration, you must hold your shares through the effective date of the Initial Holdco Merger (as described elsewhere in this joint proxy statement/prospectus).

Q:	What if I hold shares of common stock in both Starwood and Marriott?

A:	If you are a stockholder of both Starwood and Marriott, you will receive two separate packages of proxy materials. A vote cast as a Starwood stockholder will not count as a vote cast as a Marriott stockholder, and a vote cast as a Marriott stockholder will not count as a vote cast as a Starwood stockholder. Therefore, please separately submit a proxy for each of your Starwood and Marriott shareholdings.

Q:	Who can help answer my questions?

A:	Starwood stockholders or Marriott stockholders who have questions about the Combination Transactions, the other matters to be voted on at the special meetings or how to submit a proxy, or who desire additional copies of this joint proxy statement/prospectus or additional proxy cards, should contact:

Marriott Stockholders:	Starwood Stockholders:
MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 By Telephone: 212-929-5500 or 800-322-2885 By Fax: 212-929-0308	D.F. King & Co., Inc. 48 Wall Street New York, NY 10005 866-721-1211 (Call Toll Free) 213-369-5550 (Call Collect)

Corporate Secretary Marriott International, Inc. 10400 Fernwood Road Bethesda, Maryland 20817 (301) 380-3000	Corporate Secretary Starwood Hotels & Resorts Worldwide, Inc. One StarPoint Stamford, CT 06902 (203) 964-6000

Q:	What are the material U.S. federal income tax consequences of the Combination Transactions to U.S. holders of Starwood common stock?

A:	The obligation of Starwood to effect the Combination Transactions is conditioned on Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion (each as defined in the section entitled “Summary—The Combination Transactions” beginning on page 9), taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”) and (b) the Initial Holdco Merger and the Final Holdco Merger (each as defined in the section entitled “Summary—The Combination Transactions” beginning on page 9), taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As a result of the Combination Transactions, Starwood U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142) will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes, equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional share of Marriott common stock) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional share of Marriott common stock) and the fair market value of the Marriott common stock received in the Combination Transactions (determined at the effective time of the Initial Holdco Merger) over (y) the Starwood U.S. holder’s tax basis in the shares of Starwood common stock surrendered in the Combination Transactions. In addition, the Starwood U.S. holder will recognize gain or loss attributable to cash received in lieu of a fractional share of Marriott common stock. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met.

For more information on the material U.S. federal income tax consequences of the Combination Transactions, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142. Starwood stockholders are strongly urged to consult with their tax advisors about the tax consequences of the Combination Transactions to them, including the effects of U.S. federal, state and local, foreign and other tax laws.

Q:	What are the material U.S. federal income tax consequences of the Combination Transactions to Marriott stockholders?

A:	Holders of Marriott common stock will not recognize any gain or loss as a result of the Combination Transactions as a result of their ownership of Marriott common stock. Holders of Marriott common stock that also hold Starwood common stock will be subject to the tax consequences described above under “What are the material U.S. federal income tax consequences of the Combination Transactions to U.S. holders of Starwood common stock?” with respect to their ownership of Starwood common stock.

SUMMARY

This summary highlights selected information contained in this joint proxy statement/prospectus and does not contain all the information that may be important to you. Starwood and Marriott urge you to carefully read this joint proxy statement/prospectus in its entirety, as well as the Annexes. Additional, important information is also contained in the documents incorporated by reference into this joint proxy statement/prospectus; see the section entitled “Where You Can Find More Information” beginning on page 190.

The Companies

Starwood

Starwood, a Maryland corporation, is one of the largest hotel and leisure companies in the world, with more than 1,270 properties providing approximately 363,000 rooms in approximately 100 countries and more than 180,000 employees under its management at its owned and managed properties, vacation ownership resorts and corporate offices. Starwood conducts its hotel and leisure business both directly and through its subsidiaries. On October 27, 2015, Starwood entered into definitive agreements with ILG and Vistana pursuant to which Starwood’s vacation ownership business will be spun-off to Starwood stockholders and immediately thereafter will merge with a wholly owned subsidiary of ILG. In connection with the Vistana-ILG transactions, Starwood, Vistana and ILG have entered or will enter into license, affiliation and certain other ancillary agreements.

Starwood’s executive offices are located at One StarPoint, Stamford, Connecticut 06902 and its telephone number is (203) 964-6000. Shares of Starwood common stock are listed on the New York Stock Exchange (the “NYSE”) and trade under the symbol “HOT.”

This joint proxy statement/prospectus incorporates important business and financial information about Starwood that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 190.

Solar Merger Sub 1, Inc. and Solar Merger Sub 2, Inc.

Solar Merger Sub 1, Inc. (“Holdco”) and Solar Merger Sub 2, Inc. (“Starwood Merger Sub”) are Maryland corporations. Holdco is a wholly owned direct subsidiary of Starwood and Starwood Merger Sub is a wholly owned direct subsidiary of Holdco. Holdco and Starwood Merger Sub were formed solely in contemplation of the Combination Transactions, have not commenced any operations, have only nominal assets and have no liabilities or contingent liabilities, and have not entered into any agreements or arrangements with any third parties other than the merger agreement. Their principal executive offices are located at One StarPoint, Stamford, Connecticut 06902 and their telephone number is (203) 964-6000.

Marriott

Marriott, a Delaware corporation, is one of the world’s leading lodging companies. Marriott is a worldwide operator, franchisor, and licensor of hotels and timeshare properties in 85 countries and territories under 19 brand names. Marriott also operates, markets, and develops residential properties and provides services to home/condominium owner associations. Marriott operated or franchised 4,364 properties (749,990 rooms) as of the end of the 2015 third quarter, including 41 home and condominium products (4,203 units) for which Marriott manages the related owners’ associations. Marriott believes that its portfolio of brands is the broadest of any lodging company in the world. Consistent with its focus on management, franchising, and licensing, Marriott owns very few of its lodging properties.

Marriott’s principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Marriott’s telephone number is (301) 380-3000. Shares of Marriott common stock are listed on the NASDAQ Global Select Market (“NASDAQ”) and the Chicago Stock Exchange and trade under the symbol “MAR.”

This joint proxy statement/prospectus incorporates important business and financial information about Marriott from other documents that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 190.

Mars Merger Sub, Inc. and Mars Merger Sub, LLC

Mars Merger Sub, Inc., a Maryland corporation, and Mars Merger Sub, LLC, a Delaware limited liability company, are direct wholly owned subsidiaries of Marriott that were formed solely in contemplation of the Combination Transactions, have not commenced any operations, have only nominal assets and have no liabilities or contingent liabilities, and have not entered into any agreements or arrangements with any third parties other than the merger agreement. Their principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817 and their telephone number is (301) 380-3000.

The Combination Transactions

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and the General Corporation Law of the State of Maryland (the “MGCL”), Marriott will combine with Starwood in the following series of transactions, which are Combination Transactions:

•	first, Starwood Merger Sub will be merged with and into Starwood (the “Starwood Merger”), with Starwood surviving the merger as a wholly owned subsidiary of Holdco;

•	second, Starwood will be converted from a Maryland corporation to a Maryland limited liability company (“Starwood LLC” and such conversion, the “Starwood LLC Conversion”);

•	third, Marriott Corporate Merger Sub will be merged with and into Holdco, after which Holdco will survive the merger as a wholly owned subsidiary of Marriott (the “Initial Holdco Merger”);

•	fourth, Holdco will be merged with and into Marriott LLC Merger Sub, with Marriott LLC Merger Sub surviving the merger as a wholly owned subsidiary of Marriott (the “Final Holdco Merger”).

As a result of the Combination Transactions, (a) Marriott LLC Merger Sub will remain a wholly owned subsidiary of Marriott, (b) Starwood LLC (formerly known as Starwood) will become a wholly owned direct subsidiary of Marriott LLC Merger Sub, (c) Starwood Merger Sub will cease to exist, (d) Marriott Corporate Merger Sub will cease to exist and (e) Holdco will cease to exist.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein. Please carefully read the merger agreement as it is the legal document that governs the Combination Transactions. For more information on the Combination Transactions, see the section entitled “The Combination Transactions” beginning on page 53.

Consideration to be Received in the Combination Transactions by Starwood Stockholders

Each share of Starwood common stock that is issued and outstanding immediately before the effective time of the Initial Holdco Merger (which will have previously converted into the right to receive shares of Holdco common stock in the Starwood Merger) will be converted into the right to receive (i) 0.920 shares of Marriott common stock and (ii) $2.00 in cash, without interest (such shares and cash, together with any cash in lieu of fractional shares of Marriott common stock paid in accordance with the merger agreement, are referred to as the “merger consideration”). The exchange ratio is fixed and will not be adjusted based upon changes in the price of Starwood common stock or Marriott common stock before the completion of the Combination Transactions. As a result, the value of the shares of Marriott common stock that Starwood stockholders will receive in connection with the Combination Transactions will not be known before the Combination Transactions are completed and will fluctuate as the price of Marriott common stock fluctuates. No fractional shares of Marriott common stock will be issued to Starwood stockholders in connection with the Combination Transactions. Instead, Starwood stockholders will be entitled to receive cash in lieu of any fractional shares of Marriott common stock that they would otherwise be entitled to receive.

Material U.S. Federal Income Tax Consequences

The obligation of Starwood to effect the Combination Transactions is conditioned on Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

As a result of the Combination Transactions, Starwood U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142) will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes, equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional share of Marriott common stock) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional share of Marriott common stock) and the fair market value of the Marriott common stock received in the Combination Transactions (determined at the effective time of the Initial Holdco Merger) over (y) the Starwood U.S. holder’s tax basis in the shares of Starwood common stock surrendered in the Combination Transactions. In addition, the Starwood U.S. holder will recognize gain or loss attributable to cash received in lieu of a fractional share of Marriott common stock. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met.

The discussion of the material U.S. federal income tax consequences to Starwood U.S. holders contained in this joint proxy statement/prospectus is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Combination Transactions. The discussion does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, it does not address the effects of any foreign, state or local tax laws. For more information on the material U.S. federal income tax consequences of the Combination Transactions, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142.

Starwood stockholders are strongly urged to consult with their tax advisors about the tax consequences of the Combination Transactions to them, including the effects of U.S. federal, state and local, foreign and other tax laws.

Holders of Marriott common stock will not recognize any gain or loss as a result of the Combination Transactions as a result of their ownership of Marriott common stock.

Recommendation of Starwood’s Board

After careful consideration, Starwood’s Board, at a meeting held on November 15, 2015, unanimously approved and declared advisable the merger agreement, the Combination Transactions and all of the other transactions contemplated by the merger agreement, declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the merger agreement and consummate the Combination Transactions and all of the other transactions contemplated by the merger agreement, directed that the merger agreement be submitted to a vote at a meeting of Starwood stockholders and recommended that Starwood stockholders vote their shares in favor of the transactions contemplated by the merger agreement. Accordingly, Starwood’s Board unanimously recommends that Starwood stockholders vote “FOR” the Starwood combination transactions proposal and vote “FOR” the Starwood advisory compensation proposal.

In evaluating the Combination Transactions, Starwood’s Board consulted with and received the advice of Starwood’s outside legal and financial advisors, held discussions with Starwood’s management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, those listed in “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” beginning on page 73.

Recommendation of Marriott’s Board

After careful consideration, Marriott’s Board, at a meeting held on November 15, 2015, determined that the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby are advisable, fair to and in the best interest of Marriott and its stockholders, authorized and approved the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby by a unanimous vote of its directors and adopted resolutions directing that the Marriott stock issuance proposal be submitted to Marriott stockholders for their consideration. Accordingly, Marriott’s Board unanimously recommends that Marriott stockholders vote “FOR” the Marriott stock issuance proposal.

In evaluating the Combination Transactions, Marriott’s Board consulted with and received the advice of Marriott’s outside legal and financial advisors, held discussions with Marriott’s management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, those listed in “The Combination Transactions—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board” beginning on page 97.

Opinions of the Financial Advisors

Opinions of Starwood’s Financial Advisors

Opinion of Citigroup Global Markets Inc.

On November 15, 2015, Citigroup Global Markets Inc. (“Citi”) rendered its oral opinion to Starwood’s Board, which was confirmed by delivery of a written opinion dated November 15, 2015, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the written opinion, each as described in greater detail in the section entitled “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 78, the merger consideration to be paid to Starwood stockholders (other than (i) holders of any shares of Starwood common stock to be converted into the right to receive shares of Holdco common stock to be held in the treasury of Holdco and (ii) holders of Starwood equity-based awards to be converted into the right to receive Holdco equity-based awards, in each case in connection with the Starwood Merger (collectively, the “excluded holders”)) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to Starwood’s Board in connection with its evaluation of the Combination Transactions and was limited to the fairness, from a financial point of view, as of the date of Citi’s opinion, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement. Citi’s opinion does not address any other aspects or implications of the Combination Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Combination Transactions. The summary of Citi’s opinion contained in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. We encourage you to read the full text of Citi’s written opinion, which is attached to this joint proxy statement/prospectus as Annex B and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the scope of review undertaken.

For a description of the opinion that Starwood’s Board received from Citi, see the section entitled “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Citigroup Global Markets Inc.” beginning on page 78.

Opinion of Lazard Frères & Co. LLC

On November 15, 2015, Lazard Frères & Co. LLC (“Lazard”) rendered its oral opinion to Starwood’s Board, subsequently confirmed in writing, that, as of such date and based on and subject to the assumptions, procedures, factors, qualifications and limitations set forth therein, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Lazard’s written opinion, dated November 15, 2015, which sets forth, among other things, the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached to this joint proxy statement/prospectus as Annex C and is incorporated into this joint proxy statement/prospectus by reference. We encourage you to read Lazard’s opinion and the section entitled “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page 81 carefully and in their entirety. Lazard’s opinion was directed to and for the benefit of Starwood’s Board (in its capacity as such) for the information and assistance of Starwood’s Board in connection with its evaluation of the Combination Transactions and only addressed the fairness, from a financial point of view, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement as of the date of Lazard’s opinion, and Lazard’s opinion did not address any other aspect of the Combination Transactions. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Combination Transactions or any matter relating thereto.

For a description of the opinion that Starwood’s Board received from Lazard, see the section entitled “The Combination Transactions—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page 81.

Opinion of Marriott’s Financial Advisor

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Marriott in connection with the Combination Transactions. At the November 15, 2015 meeting of Marriott’s Board, Deutsche Bank rendered its oral opinion to Marriott’s Board, subsequently confirmed by delivery of a written opinion dated November 15, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to Marriott.

The full text of Deutsche Bank’s written opinion, dated November 15, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken in connection with the opinion, is included in this document as Annex D and is incorporated herein by reference. The summary of Deutsche Bank’s opinion set forth in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was addressed to, and for the use and benefit of, Marriott’s Board in connection with its evaluation of the Combination Transactions. Deutsche Bank’s opinion does not constitute a recommendation as to how any holder of Marriott common stock should vote on the Marriott stock issuance proposal or any other matter. Deutsche Bank’s opinion was limited to the fairness of the merger consideration, from a financial point of view, to Marriott as of the date of the opinion and Deutsche Bank did not express any opinion as to the underlying decision by Marriott to engage in the Combination Transactions or the relative merits of the Combination Transactions as compared to any alternative transactions or business strategies.

For a description of the opinion that Marriott’s Board received from Deutsche Bank, see the section entitled “The Combination Transactions—Opinion of Marriott’s Financial Advisor” beginning on page 100.

Interests of Starwood Directors and Executive Officers in the Combination Transactions

In considering the recommendation of Starwood’s Board about the Starwood combination transactions proposal and Starwood advisory compensation proposal, Starwood stockholders should be aware that Starwood’s directors and executive officers (and certain of Starwood’s former executive officers) have interests in the Combination Transactions that are different from, or in addition to, those of Starwood stockholders generally. Starwood’s Board was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and in recommending that Starwood stockholders vote in favor of the Starwood combination transactions proposal and Starwood advisory compensation proposal. These interests include, among others:

•	Starwood stock options and other equity-based awards (other than performance share awards and deferred stock units) will convert into Marriott awards of the applicable type and will otherwise generally be subject to their existing terms and conditions (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger);

•	Starwood performance share awards will convert into Marriott time-based restricted stock units based on the deemed achievement of performance targets at the greater of target or actual performance as of the effective time of the Initial Holdco Merger and will otherwise generally be subject to their existing terms and conditions (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger);

•	Starwood deferred stock units held by non-employee directors who do not continue to serve on Marriott’s Board following the effective time of the Initial Holdco Merger will be settled for the merger consideration in accordance with the terms of the stock unit and the director’s applicable deferral election;

•	Starwood’s executive officers are party to employment agreements or severance agreements that provide for severance and other benefits in the case of qualifying terminations of employment in connection with or following a change in control (which will include the Initial Holdco Merger);

•	Starwood is eligible to grant retention awards in an aggregate amount not to exceed $40 million; and

•	Starwood’s directors and executive officers are entitled to continued indemnification and insurance coverage.

For a more complete discussion of the interests of the directors and executive officers of Starwood in the Combination Transactions, see the section entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” beginning on page 112.

Interests of Marriott Directors and Executive Officers in the Combination Transactions

In considering the recommendation of Marriott’s Board to vote “FOR” the Marriott stock issuance proposal, Marriott stockholders should be aware that certain members of Marriott’s Board and certain executive officers of Marriott may have interests in the Combination Transactions that may be in addition to, or different from, their interests as Marriott stockholders. These interests may create the appearance of conflicts of interest. Marriott’s Board was aware of these potential conflicts of interest during its deliberations on the merits of the Combination Transactions and in making its decision to approve the merger agreement and the Combination Transactions.

Each of the current members of Marriott’s Board will continue as a director of Marriott following the completion of the Combination Transactions and will hold office from and after the completion of the Combination Transactions until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Additionally, all of Marriott’s current executive officers will continue to serve in their current positions following the completion of the Combination Transactions.

For a more complete discussion of the interests of the directors and executive officers of Marriott in the Combination Transactions, see the section entitled “The Combination Transactions—Interests of Marriott Directors and Executive Officers in the Combination Transactions” beginning on page 117.

Board of Directors Following the Combination Transactions

Upon the effective time of the Initial Holdco Merger, Marriott’s Board will be expanded from its current size of 11 members to 14 members. All 11 members of the pre-Combination Transactions Marriott board of directors will remain on the post-Combination Transactions Marriott board of directors, and three members of the pre-Combination Transactions Starwood board of directors as mutually agreed by all of the parties will be appointed to the post-Combination Transactions Marriott board of directors upon the effective time of the Initial Holdco Merger.

For a more complete discussion of the directors and executive officers of Marriott after the Combination Transactions, see the section entitled “The Merger Agreement—Governance” beginning on page 135.

Treatment of Starwood Stock Options and Other Equity-Based Awards

Each Starwood stock option and other equity-based award that is outstanding as of the effective time of the Starwood Merger will first be converted into Holdco stock options and other equity-based awards on a one-for-one basis at the effective time of the Starwood Merger and will then be converted into Marriott stock options and other equity-based awards at the effective time of the Initial Holdco Merger with the following end result:

•

Each Starwood stock option will be converted into a Marriott stock option, with generally the same terms and conditions that applied to the Starwood stock option before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time). The number of shares of Marriott common stock subject to each converted stock option will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood stock option by the equity award exchange ratio, rounded down to the nearest whole share. The exercise price of each converted stock option will be determined by dividing the exercise price of the original Starwood stock option by the equity award exchange ratio, rounded up to the nearest whole cent. The “equity award exchange ratio” means (1) the exchange ratio (0.920) plus (2) the quotient obtained by dividing $2.00 by the average of the volume weighted average price of a share of Marriott common stock on each of the five consecutive trading days ending with the second complete trading day immediately before the closing date of the Combination Transactions.

•	Each Starwood restricted stock award will be converted into a Marriott restricted stock award, with generally the same terms and conditions as were applicable to the Starwood restricted stock award prior to conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood restricted stock unit award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood restricted stock unit award before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood performance share award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood performance share award before conversion (excluding performance conditions but including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each such restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood performance share award that each holder would be eligible to receive based on deemed achievement of performance targets at the greater of target or actual performance as of the effective time of the Initial Holdco Merger by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood deferred stock unit award will be converted into a Marriott deferred stock unit award, with generally the same terms and conditions that applied to the Starwood deferred stock unit award before conversion. The number of shares of Marriott common stock subject to each converted deferred stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood deferred stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

Regulatory Clearances Required for the Combination Transactions

The Combination Transactions are subject to the requirements of the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Starwood and Marriott from completing the Combination Transactions until the applicable waiting period under the HSR Act is terminated or expires; the European Union Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations, which require notification to and approval by the European Commission in order to complete the Combination Transactions; the Chinese Anti-Monopoly Law of 2008, which requires notification to and approval by the Ministry of Commerce of the People’s Republic of China; and the laws of other applicable foreign jurisdictions in which Starwood and/or Marriott currently operate, including, but not limited to, Canada, Colombia, India, Mexico, South Africa and Turkey. In addition, the possibility of pre-closing filings in other countries is under review, Marriott will likely be required to make post-closing filings in certain orher countries, and Marriott will likely engage with competition authorities in other jurisdictions in which a formal regulatory filing is not required. While Starwood and Marriott expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained; that they will not involve the imposition of additional conditions on the completion of the Combination Transactions, including the requirement to divest assets, or that they will not require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the Combination Transactions not being satisfied. We cannot assure you that a challenge to the Combination Transactions will not be made or that, if a challenge is made, it will not succeed.

Expected Timing of the Combination Transactions

Starwood and Marriott currently expect the closing of the Combination Transactions to occur in mid-2016. However, as the Combination Transactions are subject to the satisfaction or waiver of conditions described in the merger agreement, it is possible that factors outside the control of Marriott and Starwood could result in the Combination Transactions being completed at an earlier time, a later time or not at all.

Conditions to Completion of the Combination Transactions

The respective obligations of Starwood and Marriott to complete the Combination Transactions are subject to the satisfaction or waiver of the following conditions:

•	the approval of the Starwood combination transactions proposal by the holders of a majority of all outstanding shares of Starwood common stock;

•	the approval of the Marriott stock issuance proposal by the holders of a majority of the votes cast at the Marriott special meeting in favor;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary under any antitrust law;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the Combination Transactions;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by NASDAQ of the shares of Marriott common stock issuable in the Initial Holdco Merger; and

•	the completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood.

Each of Starwood’s and Marriott’s obligations to complete the Combination Transactions is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party related to its capital structure being true and correct in all respects as of the closing date, which will be the third business day after all conditions to the completion of the Combination Transactions have been satisfied or waived, unless the parties to the merger agreement agree to a different date (the “Closing Date”) (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except, in each case, for de minimis inaccuracies;

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, inapplicability of state anti-takeover statutes and its wholly owned subsidiaries party to the merger agreement being true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date);

•	the representation and warranty of the other party relating to the absence of facts, circumstances, effects, changes, events or developments that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect of the other party being true and correct as of the Closing Date;

•	each other representation and warranty (without giving effect to any limitation as to materiality or material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an authorized officer of the other party certifying that conditions in the five preceding bullet points have been satisfied; and

•	for Starwood, Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

For more information about conditions to the completion of the Combination Transactions and a complete list of such conditions, see the section entitled “The Merger Agreement—Conditions to Completion of the Combination Transactions” beginning on page  136.

Vacation Ownership Business Spin-Off

Starwood has entered into definitive agreements and other documents (the “Vistana documents”) governing the proposed spin-off of Vistana and its subsequent merger with a wholly owned subsidiary of ILG. Starwood must use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable, to consummate the Vistana-ILG transactions as promptly as practicable on the terms and conditions described in the Vistana documents. If Starwood fails to consummate the Vistana-ILG transactions for any reason, Starwood must use its reasonable best efforts to take or cause to be taken all actions, and to do or cause to be done all things necessary, proper or advisable, to consummate and make effective an alternative disposition of Vistana in the most expeditious manner practicable, whether pursuant to a transaction with another third party or otherwise pursuant to a distribution or exchange of capital stock of Vistana to Starwood stockholders.

The obligations of Starwood and Marriott to complete the Combination Transactions under the merger agreement are subject to the prior consummation of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, another spin-off, split-off or analogous distribution of Vistana or any sale of Vistana by Starwood as described in the section entitled “The Merger Agreement—Conditions to Completion of the Combination Transactions” beginning on page 136. Consequently, Marriott will not be acquiring the Vistana business in connection with the Combination Transactions. For more information about the Vistana-ILG transactions, the Vistana business and the consideration to be received by Starwood stockholders, see the Registration Statement on Form S-4 (registration number 333-208567), as amended or supplemented from time to time, filed with the SEC by ILG on December 15, 2015.

No Solicitation of Alternative Proposals

The merger agreement precludes Starwood and Marriott from soliciting or engaging in discussions or negotiations with a third party with respect to any proposal for a competing transaction, including the acquisition of a significant interest in Starwood’s or Marriott’s capital stock or assets. However, if Starwood or Marriott receives an unsolicited proposal from a third party for a competing transaction that Starwood’s Board or Marriott’s Board, as applicable, among other things, determines in good faith (after consultation with its legal and financial advisors) (i) is reasonably likely to lead to a proposal that is superior to the Combination Transactions and (ii) did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then Starwood or Marriott, as applicable, may furnish non-public information to and enter into discussions with, and only with, that third party and its representatives and financing sources about such competing transaction.

For more information on the limitations on Starwood and Marriott and their boards to consider other proposals, see the section entitled “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 129.

Termination of the Merger Agreement

Starwood and Marriott may mutually agree to terminate the merger agreement before completing the Combination Transactions, even after obtaining stockholder approval.

In addition, either Starwood or Marriott may terminate the merger agreement, even after obtaining stockholder approval:

•	if the Initial Holdco Merger is not consummated by December 31, 2016;

•	if the approval of the Starwood combination transactions proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened Starwood stockholders meeting or any adjournment or postponement thereof;

•	if the approval of the Marriott stock issuance proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened Marriott stockholders meeting or any adjournment or postponement thereof;

•	if any legal restraint is in effect preventing the consummation of the Combination Transactions, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the Combination Transactions under the terms of the merger agreement has denied such approval and such denial has become final and nonappealable; or

•	if the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the Combination Transactions and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice.

In addition, either Starwood or Marriott may terminate the merger agreement:

•	at any time before the Starwood special meeting or the Marriott special meeting, respectively, if the board of directors of the other party (i) has failed to include in this joint proxy statement/prospectus its recommendation without modification or qualification that the stockholders approve the Starwood combination transactions proposal or the Marriott stock issuance proposal, as applicable, (ii) has failed to publicly reaffirm its recommendation of the Starwood combination transactions proposal or the Marriott stock issuance proposal, as applicable, within 10 business days after the date of any alternative transaction with a third party or any material modification thereto is first commenced, published or sent, or (iii) withdraws or modifies in any adverse manner, or proposes publicly to withdraw or modify in any adverse manner, its approval or recommendation with respect to the Combination Transactions, or approves or recommends, or proposes publicly to approve or recommend, any alternative transaction with a third party; or

•	at any time before obtaining Starwood stockholder approval or Marriott stockholder approval, respectively, in order to enter into a binding agreement providing for a superior proposal under the provisions described under “The Merger Agreement—Changes in Board Recommendations.”

See the section entitled “The Merger Agreement—Termination of the Merger Agreement” beginning on page 137 for a discussion of these and other rights of each of Starwood and Marriott to terminate the merger agreement.

Expenses and Termination Fees

Generally, each party is required to pay all fees and expenses incurred by it in connection with the transactions contemplated by the merger agreement. However, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, Starwood may be obligated to pay Marriott, or Marriott may be obligated to pay Starwood, a termination fee of $400 million. See the section entitled “The Merger Agreement—Expenses and Termination Fees” beginning on page 139 for a more complete discussion of the circumstances under which termination fees will be required to be paid.

No Appraisal Rights

Neither Starwood stockholders, under Maryland law, nor Marriott stockholders, under Delaware law, are entitled to appraisal rights in connection with the Combination Transactions.

Comparison of Stockholder Rights

Starwood stockholders receiving the merger consideration will have different rights once they become stockholders of Marriott due to differences between the states of incorporation of Starwood and Marriott and the governing corporate documents of Starwood and Marriott. For more information about the comparison of stockholder rights, see the section entitled “Comparison of Stockholder Rights” beginning on page 163.

Listing of Shares of Marriott Common Stock; Delisting and Deregistration of Shares of Starwood Common Stock

Application will be made to NASDAQ to have the shares of Marriott common stock issued in connection with the Combination Transactions approved for listing on NASDAQ, where Marriott common stock currently is traded under the symbol “MAR.” If the Combination Transactions are completed, Starwood common stock will be delisted from the NYSE and there will no longer be a trading market for such stock. In addition, Starwood common stock will be deregistered under the Exchange Act, and Starwood will no longer file periodic reports with the SEC.

For more information on the listing of shares of Marriott common stock and the delisting and deregistration of shares of Starwood common stock, see the section entitled “The Combination Transactions—NASDAQ Market Listing of Marriott Common Stock” beginning on page 121 and “The Combination Transactions—Delisting and Deregistration of Starwood Common Stock” beginning on page 121.

The Starwood Special Meeting

The Starwood special meeting is scheduled to be held at                 , on                 , 2016, at                 , local time. At the Starwood special meeting, Starwood stockholders will be asked to consider and vote on:

•	the Starwood combination transactions proposal; and

•	the Starwood advisory compensation proposal.

Only holders of record of Starwood common stock at the close of business on                 , 2016, the record date for the Starwood special meeting, will be entitled to notice of, and to vote at, the Starwood special meeting or any adjournments or postponements thereof. At the close of business on the record date,                 shares of Starwood common stock were issued and outstanding and held by                 holders of record.

Holders of record of Starwood common stock on the record date are entitled to one vote per share at the Starwood special meeting on each proposal. A list of stockholders of Starwood will be available at the special meeting for examination by any stockholder of record present at the special meeting. At the close of business on the Starwood record date, directors and executive officers of Starwood and their affiliates were entitled to vote shares of Starwood common stock, or approximately     % of the shares of Starwood common stock outstanding on that date. Starwood currently expects that Starwood’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of Starwood stockholders at the Starwood special meeting, although none of them has entered into any agreement obligating them to do so.

The approval of the Starwood combination transactions proposal requires the affirmative vote of the holders of a majority of all shares of Starwood common stock outstanding and entitled to vote thereon. The approval of the Starwood advisory compensation proposal requires the affirmative vote of a majority of all the votes cast, either in person or represented by proxy, at the Starwood special meeting, although such vote will not be binding on Starwood, Starwood’s Board or Marriott.

The Marriott Special Meeting

The Marriott special meeting will be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on                 , 2016 at                 , local time. At the Marriott special meeting, and any adjournments or postponements thereof, Marriott stockholders will be asked to consider and vote on:

•	the Marriott stock issuance proposal; and

•	the Marriott adjournment proposal, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal.

Marriott’s Board has fixed the close of business on                 , 2016 as the record date for determination of Marriott stockholders entitled to notice of, and to vote at, the Marriott special meeting and any adjournment thereof. Approval of the Marriott stock issuance proposal and the Marriott adjournment proposal, if necessary or appropriate, both require the affirmative vote of the holders of a majority of the shares of Marriott common stock present and entitled to vote either in person or by proxy on the matter at the Marriott special meeting. As of the close of business on the record date for the Marriott special meeting, there were                 shares of Marriott common stock outstanding.

For additional information about the Marriott special meeting, see the section entitled “Marriott Special Meeting” beginning on page 49.

Litigation Relating to the Combination Transactions

Starwood’s Board has received two demand letters from purported stockholders alleging that Starwood’s Board breached its fiduciary duties in connection with its approval of the Combination Transactions and demanding that Starwood’s Board conduct an investigation and take other actions. Starwood’s Board has established a demand review committee, which is reviewing and investigating the allegations with the assistance of independent counsel.

Between November 18, 2015 and December 18, 2015, seven lawsuits challenging the Combination Transactions were filed on behalf of purported stockholders of Starwood in the Circuit Court for Baltimore City, Maryland, captioned Smukler v. Marriott International, Inc., et al., Case No. 24-C-15-005744; Standen v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006019; Joshua G. Kohnstamm Trust v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006783; Himstreet v. Aron, et al., Case No. 24-C-15-006855; Christner v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006959; French v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006962; and Daftary v. Aron, et al., Case No. 24-C-15-006988. The complaints name some combination of Starwood’s directors, Starwood, Holdco, Starwood Merger Sub, Marriott, Marriott Corporate Merger Sub, Marriott LLC Merger Sub, and others, as defendants. The complaints allege that (i) Starwood’s directors breached their fiduciary duties in connection with the Combination Transactions by, among other things, agreeing to an allegedly unfair price and allegedly unreasonable deal protection devices; and (ii) the other defendants aided and abetted these alleged breaches of fiduciary duty. The complaints each seek an injunction preventing the defendants from consummating the Combination Transactions, as well as other remedies, including, in certain cases, compensatory damages. On December 18, 2015, the Starwood and Marriott defendants each filed a motion to dismiss the four actions that were then appearing on the court’s docket: Smukler, Standen, Joshua G. Kohnstamm Trust and Himstreet.

Starwood and Marriott believe that each of these seven lawsuits is without merit and intend to defend them vigorously.

Starwood and Marriott expect that similar lawsuits may be filed, and that similar demand letters may be received by Starwood, Marriott and their respective boards of directors, in the future.

Summary Consolidated Financial Data of Starwood

The following table presents a summary of Starwood’s selected historical financial data derived from its last five years of financial statements. This disclosure does not include the effects of the Combination Transactions and includes the Vistana business for all periods presented. The financial data for each of the years ended December 31, 2014, 2013 and 2012 is derived from Starwood’s audited consolidated financial statements included in Starwood’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this joint proxy statement/prospectus. The financial data for each of the fiscal years ended December 30, 2011 and December 31, 2010 is derived from Starwood’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The financial data for Starwood as of September 30, 2015 and for the nine months ended September 30, 2015 and September 30, 2014 is derived from Starwood’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The unaudited financial data presented has been prepared on a basis consistent with Starwood’s audited consolidated financial statements. These financial statements are unaudited, but, in the opinion of Starwood’s management, such unaudited financial data reflect all adjustments, consisting of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

Historical results are not necessarily indicative of the results that may be expected for any future period or any future date. Because this information is only a summary and does not provide all of the information contained in Starwood’s financial statements, including the related notes, this selected consolidated financial data should be read in conjunction with Starwood’s Annual Report on Form 10-K for the year ended December 31, 2014, and Starwood’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015. See the section entitled “Where You Can Find More Information” beginning on page 190.

	Nine Months Ended September 30,		Fiscal Year
($ in millions, except per share data)	2015	2014	2014	2013	2012	2011	2010
Income Statement Data:
Revenues	$4,330	$4,490	$5,983	$6,115	$6,321	$5,624	$5,071

Operating income	$549	$641	$883	$925	$912	$630	$600

Income from continuing operations attributable to Starwood	$323	$398	$643	$565	$470	$502	$310

Net income attributable to Starwood	$323	$399	$633	$635	$562	$489	$477

Per Share Data:
Diluted earnings per share from continuing operations attributable to Starwood stockholders	$1.90	$2.10	$3.46	$2.92	$2.39	$2.57	$1.63

Diluted earnings per share attributable to Starwood stockholders	$1.90	$2.11	$3.40	$3.28	$2.86	$2.51	$2.51

Cash dividends declared per share	$1.125	$3.00	$4.00	$1.35	$1.25	$0.50	$0.30

	Nine Months Ended September 30,		Fiscal Year
($ in millions, except per share data)	2015	2014	2014	2013	2012	2011	2010
Balance Sheet Data (at period end):
Total assets	$8,185	$8,426	$8,659	$8,762	$8,855	$9,560	$9,776
Long-term debt	$1,874	$2,163	$2,398	$1,265	$1,273	$2,194	$2,848
Long-term securitized vacation ownership debt	$137	$191	$176	$258	$383	$402	$367
Stockholders’ (deficit) equity	$1,254	$2,150	$1,528	$3,363	$3,142	$2,955	$2,486
Other Data:
Management Fees, Franchise Fees and Other Income	$759	$763	$1,057	$965	$888	$814	$712

Summary Consolidated Financial Data of Marriott

The following table presents a summary of Marriott’s selected historical financial data and other operating information. The selected historical financial data was derived from its last five years of financial statements. This disclosure does not include the effects of the Combination Transactions. The selected historical financial data for each of the years ended December 31, 2014 and 2013 and the fiscal year ended December 28, 2012 is derived from Marriott’s audited consolidated financial statements included in Marriott’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference in this joint proxy statement/prospectus. The selected historical financial data for each of the fiscal years ended December 30, 2011 and December 31, 2010 is derived from Marriott’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

The selected historical financial data for Marriott as of September 30, 2015 and for the nine months ended September 30, 2015 and September 30, 2014 are derived from Marriott’s unaudited condensed consolidated financial statements and related notes contained in its Quarterly Report on Form 10-Q for the nine months ended September 30, 2015, which is incorporated by reference into this joint proxy statement/prospectus. The unaudited financial data presented have been prepared on a basis consistent with Marriott’s audited consolidated financial statements. These financial statements are unaudited, but, in the opinion of Marriott’s management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for those periods. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year or any future period.

Historical results are not necessarily indicative of the results that may be expected for any future period or any future date. Because this information is only a summary and does not provide all of the information contained in Marriott’s financial statements, including the related notes, this selected consolidated financial data should be read in conjunction with Marriott’s Annual Report on Form 10-K for the year ended December 31, 2014, and Marriott’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015. See the section entitled “Where You Can Find More Information” beginning on page 190.

	Nine Months Ended September 30,		Fiscal Year
($ in millions, except per share data)	2015	2014	2014	2013 (1)	2012	2011 (2)	2010 (2)
Income Statement Data:
Revenues	$10,780	$10,237	$13,796	$12,784	$11,814	$12,317	$11,691

Operating income	$1,040	$868	$1,159	$988	$940	$526	$695

Income from continuing operations attributable to Marriott	$657	$556	$753	$626	$571	$198	$458

Net income attributable to Marriott	$657	$556	$753	$626	$571	$198	$458

Per Share Data:
Diluted earnings per share from continuing operations attributable to Marriott stockholders	$2.38	$1.86	$2.54	$2.00	$1.72	$0.55	$1.21

Diluted earnings per share attributable to Marriott stockholders	$2.38	$1.86	$2.54	$2.00	$1.72	$0.55	$1.21

Cash dividends declared per share	$0.70	$0.57	$0.77	$0.64	$0.49	$0.3875	$0.2075

	Nine Months Ended September 30,		Fiscal Year
($ in millions)	2015	2014	2014	2013 (1)	2012	2011 (2)	2010 (2)
Balance Sheet Data (at period end):
Total assets	$6,153	$6,847	$6,865	$6,794	$6,342	$5,910	$8,983
Long-term debt	$3,689	$3,521	$3,457	$3,147	$2,528	$1,816	$2,691
Stockholders’ (deficit) equity	$(3,589)	$(1,842)	$(2,200)	$(1,415)	$(1,285)	$(781)	$1,585
Other Data:
Base management fees	$526	$509	$672	$621	$581	$602	$562
Franchise fees	$652	$560	$745	$666	$607	$506	$441
Incentive management fees	$238	$220	$302	$256	$232	$195	$182

Total fees	$1,416	$1,289	$1,719	$1,543	$1,420	$1,303	$1,185

Fee Revenue-Source:
North America (3)	$1,116	$1,006	$1,319	$1,186	$1,074	$970	$878
Total Outside North America (4)	$300	$283	$400	$357	$346	$333	$307

Total fees	$1,416	$1,289	$1,719	$1,543	$1,420	$1,303	$1,185

(1)	In 2013, Marriott changed to a calendar year-end reporting cycle. Earlier fiscal years ended on the Friday closest to December 31.
(2)	In 2011, Marriott spun-off its former timeshare operations and timeshare development business (“MVW”). For periods before the 2011 spin-off, Marriott continues to include its former timeshare segment in its historical financial results as a component of continuing operations because of its significant continuing involvement in MVW’s future operations. Additionally, in 2011, Marriott incurred timeshare strategy impairment charges.
(3)	Represents fee revenue from the United States (but not Hawaii before 2011) and Canada.
(4)	Represents fee revenue outside of North America, as defined in footnote (3) above.

Summary Unaudited Pro Forma Condensed Combined Financial Data of Starwood and Marriott

The following table shows summary unaudited pro forma condensed combined financial information for the financial condition and results of operations of the combined company after giving effect to the Combination Transactions. This information has been prepared using the acquisition method of accounting under U.S. GAAP, under which the assets and liabilities of Starwood will be recorded by Marriott at their respective fair values as of the date the Combination Transactions are completed. The summary unaudited pro forma condensed combined balance sheet information is presented as if the Combination Transactions had occurred on September 30, 2015. The unaudited pro forma condensed combined statements of income information for the nine months ended September 30, 3015 and the year ended December 31, 2014 are presented as if the Combination Transactions occurred on January 1, 2014, the beginning of the earliest period presented.

This summary unaudited pro forma condensed combined financial information does not reflect any cost savings from operating efficiencies, synergies or other restructuring, or associated costs to achieve such savings, that may result from the Combination Transactions. Further, this information does not reflect the effect of any regulatory actions that may impact the combined company when the Combination Transactions are completed. This information has been derived from and should be read in conjunction with the more detailed unaudited pro forma condensed combined financial statements of the combined company appearing elsewhere in this joint proxy statement/prospectus and the accompanying notes to the unaudited pro forma condensed combined financial statements. In addition, the summary unaudited pro forma condensed combined financial statements were based on and should be read in conjunction with the historical consolidated financial statements and related notes of both Starwood and Marriott for the applicable periods, which have been incorporated in this joint proxy statement/prospectus by reference. See the section entitled “Where You Can Find More Information” beginning on page 190 and the section entitled “Starwood and Marriott Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147.

This summary unaudited pro forma condensed combined financial information has been presented for informational purposes only and is not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the Combination Transactions been completed as of the dates indicated. In addition, summary unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined company. The unaudited summary pro forma combined financial data is based upon currently available information and estimates and assumptions that Marriott’s management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different, and the estimates and assumptions may not be representative of facts existing at the Closing Date of the Combination Transactions.

($ in millions, except per share data)	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Summary Unaudited Pro Forma Condensed Combined Income Statement Data:
Revenues	$14,373	$18,839

Operating income	$1,414	$1,793

Net income (loss) attributable to Marriott / Starwood	$896	$1,267

Per Share Data:
Diluted earnings per share attributable to Marriott / Starwood stockholders	$2.07	$2.80

Summary Unaudited Pro Forma Condensed Combined Income Balance Sheet Data:
Total assets	$25,995
Long-term debt	$5,591
Stockholders’ (deficit) equity	$7,837

Unaudited Comparative Per Share Data

The historical per share information of each of Starwood and Marriott presented below is derived from the audited consolidated financial statements of each company as of, and for the year ended, December 31, 2014 and the unaudited condensed consolidated financial statements of each company as of, and for the nine months ended, September 30, 2015. The unaudited pro forma combined per Marriott common share data presented below gives effect to the Combination Transactions under the acquisition method of accounting, as if the Combination Transactions had occurred on January 1, 2014, the first day of Marriott’s fiscal year ended December 31, 2014, in the case of net income, and at September 30, 2015, in the case of book value per share data, and assuming that each outstanding share of Starwood common stock had been converted into shares of Marriott common stock based on the exchange ratio. The unaudited pro forma combined per Marriott common share data is derived from the unaudited condensed consolidated financial statements of each of Marriott and Starwood as adjusted for the Vistana spin-off as of, and for the nine months ended, September 30, 2015 and the audited consolidated financial statements for each of Marriott and Starwood as adjusted for the Vistana spin-off for the year ended December 31, 2014. The unaudited pro forma combined per Starwood equivalent share data presented below shows the effect of the Combination Transactions from the perspective of a holder of Starwood common stock. The unaudited pro forma combined per Starwood equivalent share data was calculated by multiplying the unaudited pro forma combined per Marriott common share amounts by the exchange ratio. The following information should be read in conjunction with the audited consolidated financial statements of Starwood and Marriott, which are incorporated by reference in this joint proxy statement/prospectus, and the financial information contained in the section entitled “Starwood and Marriott Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147. The unaudited pro forma combined information below is not necessarily indicative of the operating results or financial position that would have occurred if the Combination Transactions had been completed as of the periods presented, nor is it necessarily indicative of the future operating results or financial position of the combined company. In addition, the unaudited pro forma combined information does not purport to indicate balance sheet data or results of operations data as of any future date or for any future period.

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Marriott Historical Data Per Common Share
Income from continuing operations
Basic	$2.43	$2.60
Diluted	$2.38	$2.54
Dividends declared per common share	$0.70	$0.77
Book value per share (1)	$(13.94)	$(7.86)

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Starwood Historical Data Per Common Share
Income from continuing operations
Basic	$1.91	$3.49
Diluted	$1.90	$3.46
Dividends declared per common share	$1.125	$4.00
Book value per share (1)	$7.39	$8.83

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Marriott Pro Forma Combined Data Per Common Share
Income from continuing operations
Basic	$2.10	$2.85
Diluted	$2.07	$2.80
Dividends declared per common share (2)	N/A	N/A
Book value per share (1)	$18.99	N/A

	Nine Months Ended September 30, 2015	Year Ended December 31, 2014

Starwood Pro Forma Equivalent Data Per Common Share
Income from continuing operations
Basic	$1.93	$2.62
Diluted	$1.90	$2.58
Dividends declared per common share (2)	N/A	N/A
Book value per share (1)	$17.47	N/A

(1)	Amount is calculated by dividing stockholders’ deficit or stockholders’ equity by common stock, as applicable, outstanding.
(2)	Pro forma dividends per common share is not presented as the dividend policy for the combined company which will be determined by Marriott’s Board following the completion of the Combination Transactions.

Comparative Stock Prices and Dividends

Presented below are Starwood’s and Marriott’s historical per share data for the periods indicated below. Starwood common stock is currently traded on the NYSE under the symbol “HOT,” and Marriott common stock is currently traded on NASDAQ and the Chicago Stock Exchange under the symbol “MAR.”

This information should be read together with the consolidated financial statements and related notes of Starwood and Marriott that are incorporated by reference in this document and with the unaudited pro forma combined financial data included under “Starwood and Marriott Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page 147.

	Marriott common stock
	High	Low	Dividends Paid
Calendar Year 2013
First quarter	$42.27	$36.24	$0.130
Second quarter	44.45	38.17	0.170
Third quarter	43.99	39.58	0.170
Fourth quarter	49.84	41.26	0.170
Calendar Year 2014
First quarter	$56.20	$47.21	$0.170
Second quarter	64.31	55.00	0.200
Third quarter	73.28	63.37	0.200
Fourth quarter	79.25	59.61	0.200
Calendar Year 2015
First quarter	$85.00	$72.77	$0.200
Second quarter	84.33	73.77	0.250
Third quarter	78.76	63.95	0.250
Fourth quarter (through December 18, 2015)	79.88	64.64	0.250

	Starwood common stock
	High	Low	Dividends Paid
Calendar Year 2013
First quarter	$63.95	$57.76	$—
Second quarter	70.16	59.21	—
Third quarter	69.99	61.92	—
Fourth quarter	79.77	64.40	1.350
Calendar Year 2014
First quarter	$82.81	$72.00	$1.000
Second quarter	81.82	72.97	1.000
Third quarter	86.11	76.84	1.000
Fourth quarter	82.80	68.53	1.000
Calendar Year 2015
First quarter	$86.76	$70.66	$0.375
Second quarter	87.99	80.06	0.375
Third quarter	86.96	63.99	0.375
Fourth quarter (through December 18, 2015)	82.83	65.40	0.375

The following table presents the closing prices of Marriott common stock on NASDAQ and Starwood common stock on the NYSE on November 13, 2015, the last trading day before public announcement of the merger agreement, and on                 , 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.

The table also includes the equivalent closing per share price of Starwood common stock on those dates as determined by reference to the value of merger consideration to be received for each share of Starwood common stock in the Combination Transactions (including the cash consideration of $2.00 per share but excluding the consideration Starwood stockholders will be entitled to receive upon consummation of the disposition of the Vistana business). These equivalent closing per share prices reflect the fluctuating value of the Marriott common stock that Starwood stockholders would receive in exchange for each share of Starwood common stock (together with the $2.00 to be paid per share of Starwood common stock) if the Combination Transactions had been completed on either of these dates, applying the exchange ratio of 0.920 shares of Marriott common stock for each share of Starwood common stock.

Date	Marriott Common Stock		Starwood Common Stock		Equivalent per Share Value
November 13, 2015		$72.74		$74.99		$68.92
, 2016	$		$		$

RISK FACTORS

In addition to the other information included or incorporated by reference in this joint proxy statement/prospectus, including the matters addressed in the section entitled “Special Note About Forward-Looking Statements” beginning on page 42, you should carefully consider the following risks before deciding how to vote. In addition, you should read and consider the risks associated with each of the businesses of Starwood and Marriott because those risks will also affect the combined company after giving effect to the Combination Transactions. Those risks can be found in the Annual Reports on Form 10-K for the fiscal year ended December 31, 2014 and any amendments thereto, for each of Starwood and Marriott, as such risks may be updated or supplemented in each company’s subsequently filed Quarterly Reports on Form 10-Q or Current Reports on Form 8-K, which are incorporated by reference into this joint proxy statement/prospectus. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference in this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 190.

Risk Factors Relating to the Combination Transactions

The exchange ratio is fixed and will not be adjusted for changes in either Starwood’s or Marriott’s stock price.

The exchange ratio is fixed such that each share of Starwood common stock will be converted into the right to receive 0.920 shares of Marriott common stock in connection with the Combination Transactions. This exchange ratio will not be adjusted for changes in the market price of either Starwood common stock or Marriott common stock between the date of signing the merger agreement and completion of the Combination Transactions.

Changes in the price of Marriott common stock before the closing of the Combination Transactions will affect the market value of Marriott common stock that Starwood common stockholders will receive at the closing of the Combination Transactions. The prices of Starwood common stock and Marriott common stock at the closing of the Combination Transactions may vary from their prices on the date the merger agreement was executed, on the date of this joint proxy statement/prospectus and on the date of each special meeting. As a result, the value represented by the exchange ratio will also vary. For example, based on the range of closing prices of Marriott common stock during the period from November 13, 2015, the last trading day before public announcement of the merger agreement, through                 , 2016, the latest practicable trading date before the date of this joint proxy statement/prospectus, the exchange ratio represented a value ranging from a high of $             to a low of $             for each share of Starwood common stock and an implied value ranging from a low of $             to a high of $             per share of Starwood common stock, as determined by reference to the value of merger consideration to be received for each share of Starwood common stock in the Combination Transactions (including the cash consideration of $2.00 per share) and the estimated value of the consideration to be received by Starwood stockholders (based on an estimate of the number of shares of ILG common stock to be received by each Starwood stockholder as of             , 2016 and the closing price of ILG common stock on that date) in connection with the Vistana-ILG transactions of $             per share of Starwood common stock, as compared to the low and high closing price of Starwood common stock of $             and $            , respectively, during that time period.

These variations could result from changes in the business, operations or prospects of Starwood or Marriott before or following the Combination Transactions, regulatory considerations, general market and economic conditions and other factors both within and beyond the control of Starwood or Marriott. The Combination Transactions may be completed a considerable period after the date of both the Starwood special meeting and the Marriott special meeting. Therefore, at the time of the special meetings, Starwood stockholders will not know with certainty the value of the shares of Marriott common stock that they will receive upon completion of the Combination Transactions.

Starwood and Marriott will be subject to various uncertainties and contractual restrictions, including the risk of litigation, while the Combination Transactions are pending that may cause disruption and may make it more difficult to maintain relationships with employees, hotel owners, hotel franchisees, suppliers or customers.

Uncertainty about the effect of the Combination Transactions on employees, hotel owners, hotel franchisees, suppliers and customers may have an adverse effect on Starwood and/or Marriott. Although Starwood and Marriott intend to take steps designed to reduce any adverse effects, these uncertainties may impair Starwood’s and Marriott’s ability to attract, retain and motivate key personnel until the Combination Transactions are completed and for a period of time thereafter, and could cause customers, suppliers and others that deal with Starwood and Marriott to seek to change existing business relationships with Starwood and Marriott.

Employee retention and recruitment may be challenging before the completion of the Combination Transactions, as employees and prospective employees may experience uncertainty about their future roles with the combined company. If, despite Starwood’s and Marriott’s retention and recruiting efforts, key employees depart or prospective key employees fail to accept employment with either company because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined company, Starwood’s and Marriott’s financial results could be adversely affected.

The pursuit of the Combination Transactions and the preparation for the integration may place a significant burden on management and internal resources. The diversion of management’s attention away from day-to-day business concerns and any difficulties encountered in the transition and integration process could adversely affect Starwood’s and Marriott’s financial results.

In addition, the merger agreement restricts each company, without the other’s consent, from making certain acquisitions and taking other specified actions until the Combination Transactions close or the merger agreement terminates. These restrictions may prevent Starwood or Marriott from pursuing otherwise attractive business opportunities and making other changes to their respective businesses before completion of the Combination Transactions or termination of the merger agreement. See the section entitled “The Merger Agreement—Conduct of Business” beginning on page 127.

Between November 18, 2015 and December 18, 2015, seven lawsuits challenging the Combination Transactions were filed on behalf of purported stockholders of Starwood in the Circuit Court for Baltimore City, Maryland, captioned Smukler v. Marriott International, Inc., et al., Case No. 24-C-15-005744; Standen v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006019; Joshua G. Kohnstamm Trust v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006783; Himstreet v. Aron, et al., Case No. 24-C-15-006855; Christner v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006959; French v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006962; and Daftary v. Aron, et al., Case No. 24-C-15-006988. The complaints name some combination of Starwood’s directors, Starwood, Holdco, Starwood Merger Sub, Marriott, Marriott Corporate Merger Sub, Marriott LLC Merger Sub, and others, as defendants, and an adverse ruling in any such actions may prevent or delay the Combination Transactions from being completed. Starwood’s Board has also received two demand letters from purported stockholders alleging that Starwood’s Board breached its fiduciary duties in connection with its approval of the Combination Transactions and demanding that Starwood’s Board conduct an investigation and take other actions. Similar lawsuits may be filed and similar demand letters may be received by Starwood, Marriott and their respective boards of directors in the future. See the section entitled “The Combination Transactions—Litigation Relating to the Combination Transactions” beginning on page 122.

One of the conditions to the closing of the Combination Transactions is the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the Combination Transactions. Accordingly, if any of the plaintiffs is successful in obtaining an injunction prohibiting the consummation of the Combination Transactions, then such injunction may prevent the Combination Transactions from becoming effective, or delay its becoming effective within the expected time frame.

Failure to complete the Combination Transactions could negatively impact the stock prices and the future business and financial results of Starwood and Marriott.

If the Combination Transactions are not completed, the ongoing businesses of Starwood and/or Marriott may be adversely affected, and Starwood and Marriott may be subject to several risks, including the following:

•	being required to pay a termination fee under certain circumstances as provided in the merger agreement;

•	having to pay certain costs relating to the Combination Transactions, such as legal, accounting, financial advisor and other fees and expenses;

•	the stock prices of Starwood common stock and Marriott common stock could decline to the extent that the current market prices reflect a market assumption that the Combination Transactions will be completed; and

•	having had the focus of each company’s management on the Combination Transactions instead of on pursuing other opportunities that could have been beneficial to each respective company.

If the Combination Transactions are not completed, Starwood and Marriott cannot assure their stockholders that these risks will not materialize and will not materially adversely affect the business, financial results and stock prices of Starwood or Marriott.

The merger agreement contains provisions that could discourage a potential competing acquirer of either Starwood or Marriott.

The merger agreement contains “no shop” provisions that, subject to limited exceptions, restrict each of Starwood’s and Marriott’s ability to solicit, initiate, or knowingly encourage and facilitate competing third-party proposals for the acquisition of their company’s stock or assets. In addition, before the board of directors of the company that has received certain competing third-party acquisition proposals withdraws, qualifies or modifies its recommendation on the Combination Transactions or terminates the merger agreement to enter into a third-party acquisition proposal, the other party generally has an opportunity to offer to modify the terms of the Combination Transactions. In some circumstances, upon termination of the merger agreement, one of the parties will be required to pay a termination fee. See the sections entitled “The Merger Agreement—No Solicitation of Alternative Proposals” beginning on page 129, “The Merger Agreement—Termination of the Merger Agreement” beginning on page 137 and “The Merger Agreement—Expenses and Termination Fees” beginning on page 139.

These provisions could discourage a potential third-party acquirer that might have an interest in acquiring all or a significant portion of Starwood or Marriott from considering or proposing that acquisition, even if it were prepared to pay consideration with a higher per share cash or market value than the market value proposed to be received or realized in the Combination Transactions, or might otherwise result in a potential third-party acquirer proposing to pay a lower price to the stockholders than it might otherwise have proposed to pay because of the added expense of the termination fee that may become payable in certain circumstances.

If the merger agreement is terminated and either Starwood or Marriott decides to seek another business combination, it may not be able to negotiate or consummate a transaction with another party on terms comparable to, or better than, the terms of the merger agreement.

Starwood’s and Marriott’s ability to complete the Combination Transactions is subject to certain closing conditions and the receipt of consents and approvals from government entities which may impose conditions that could adversely affect Starwood or Marriott or cause the Combination Transactions to be abandoned.

The merger agreement contains certain closing conditions, including, among others:

•	the approval by the holders of a majority of all outstanding shares of Starwood common stock of the Starwood combination transactions proposal;

•	the approval by the holders of a majority of the votes cast at the Marriott special meeting in favor of the Marriott stock issuance proposal;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the Combination Transactions;

•	the approval for listing by NASDAQ of the shares of Marriott common stock issuable in the Initial Holdco Merger; and

•	the completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood.

We cannot assure you that the various closing conditions will be satisfied, or that any required conditions will not materially adversely affect the combined company following the Combination Transactions or will not result in the abandonment or delay of the Combination Transactions. For instance, the consummation of the disposition of Starwood’s Vistana business may be delayed or not occur, which may cause the Combination Transactions to be delayed or abandoned, or such disposition may occur on terms less favorable to Starwood and its stockholders than the terms of the Vistana-ILG transactions.

In addition, before the Combination Transactions may be completed, various approvals and declarations of non-objection must be obtained from certain regulatory and governmental authorities as described in “The Combination Transactions—Regulatory Clearances Required for the Combination Transactions” beginning on page 117. These regulatory and governmental entities may impose conditions on the granting of such approvals. Such conditions and the process of obtaining regulatory approvals could have the effect of delaying completion of the Combination Transactions or of imposing additional costs or limitations on the combined company following the completion of the Combination Transactions. The regulatory approvals may not be received at all, may not be received in a timely fashion, or may contain conditions on the completion of the Combination Transactions. In addition, the respective obligations of Starwood and Marriott to complete the Combination Transactions are conditioned on the receipt of certain regulatory approvals or waiver by the other party of such condition. See the sections entitled “The Combination Transactions—Regulatory Clearances Required for the Combination Transactions” beginning on page 117 and “The Merger Agreement—Conditions to Completion of the Combination Transactions” beginning on page 136.

Any delay in completing the Combination Transactions may reduce or eliminate the benefits that Starwood and Marriott expect to achieve.

The Combination Transactions are subject to a number of conditions beyond Starwood’s and Marriott’s control that may prevent, delay or otherwise materially adversely affect the completion of the Combination Transactions. Starwood and Marriott cannot predict whether and when these conditions will be satisfied. Any delay in completing the Combination Transactions could cause the combined company not to realize some or all of the synergies that Starwood and Marriott expect to achieve if the Combination Transactions are successfully completed within the expected time frame. See the section entitled “The Merger Agreement—Conditions to Completion of the Combination Transactions” beginning on page 136.

Starwood’s and Marriott’s directors and executive officers have interests in the Combination Transactions that may be different from, or in addition to, the interests of Starwood and Marriott stockholders generally.

Certain of the directors and executive officers of each of Starwood and Marriott negotiated the terms of the merger agreement, and Starwood’s Board recommended that Starwood stockholders vote in favor of the Starwood combination transactions proposal and the Starwood advisory compensation proposal, and Marriott’s Board recommended that Marriott stockholders vote in favor of the Marriott stock issuance proposal. These directors and executive officers may have interests in the Combination Transactions that are different from, or in addition to, those of Starwood stockholders and Marriott stockholders. These interests include the continued employment of certain executive officers of Marriott and Starwood by the combined company, the continued service of certain directors of Starwood and all of the directors of Marriott as directors of Marriott, the treatment in the Combination Transactions of stock options and other equity-based awards, bonus awards, employment agreements, change-in-control severance agreements and other rights held by Starwood directors and executive officers and the indemnification of former Starwood directors and officers by the combined company. Starwood stockholders and Marriott stockholders should be aware of these interests when they consider their respective board of directors’ recommendations that they vote in favor of the Starwood combination transactions proposal and Starwood advisory compensation proposal, or the Marriott stock issuance proposal, as applicable.

The boards of directors of each of Starwood and Marriott were aware of these potential interests and considered them in making their recommendations to approve the Starwood combination transactions proposal and the Marriott stock issuance proposal, respectively. The interests of Starwood’s and Marriott’s respective directors and executive officers are described in more detail in the sections entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” beginning on page 112 and “The Combination Transactions—Interests of Marriott Directors and Executive Officers in the Combination Transactions” beginning on page 117.

The opinions obtained by Starwood’s Board and Marriott’s Board from their respective financial advisors do not and will not reflect changes in circumstances after the date of such opinions.

On November 15, 2015, Citi and Lazard each delivered an opinion to Starwood’s Board that, as of November 15, 2015, based on and subject to the qualifications, limitations and assumptions set forth in their respective opinions, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders. Separately, on November 15, 2015, Deutsche Bank delivered an opinion to Marriott’s Board that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to Marriott. Changes in the operations and prospects of Starwood or Marriott, general market and economic conditions and other factors that may be beyond the control of Starwood and Marriott, and on which the opinions of Citi, Lazard and Deutsche Bank were based, may alter the value of Starwood or Marriott or the prices of shares of Starwood common stock or Marriott common stock by the time the Combination Transactions are completed. Starwood and Marriott have not obtained, and do not expect to request, updated opinions from their respective financial advisors. None of Citi’s, Lazard’s or Deutsche Bank’s opinions speak to the time when the Combination Transactions will be completed or to any date other than the date of such opinions. As a result, the opinions do not and will not address the fairness, from a financial point of view, of the merger consideration to be paid to Starwood stockholders in the Combination Transactions pursuant to the merger agreement at the time the Combination Transactions are completed or at any time other than November 15, 2015, or the fairness, from a financial point of view, of the merger consideration to be paid by Marriott in the Combination Transactions pursuant to the merger agreement at the time the Combination Transactions are completed or at any time other than November 15, 2015. For a more complete description of the opinions that Starwood’s Board received from its financial advisors and a summary of the material financial analyses they provided to Starwood’s Board in connection with rendering such opinions, please refer to “The Combination Transactions—Opinions of Starwood’s Financial Advisors” beginning on page 78 and the full text of such written opinions included as Annexes B and C to this joint proxy statement/prospectus. For a more complete description of the opinion that Marriott’s Board received from its financial advisor and a summary of the material financial analyses it provided to Marriott’s Board in connection with rendering such opinion, please refer to “The Combination Transactions—Opinion of Marriott’s Financial Advisor” beginning on page 100 and the full text of such written opinion included as Annex D to this joint proxy statement/prospectus.

Starwood and Marriott stockholders do not have dissenters’ or appraisal rights in the Combination Transactions.

Dissenters’ rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction. Under the General Corporation Law of the State of Delaware (the “DGCL”) and Marriott’s certificate of incorporation, a stockholder may not dissent from a merger as to which Marriott is the surviving corporation and no vote of Marriott stockholders is required for the merger. Under the Maryland General Corporation Law (the “MGCL”), a stockholder may not dissent from a merger as to shares that are listed on a national securities exchange. Starwood’s common stock is, and is expected to be on the record date, listed on the NYSE. Thus, neither Starwood stockholders nor Marriott stockholders will be entitled to dissenters’ or appraisal rights in the Combination Transactions with respect to their shares of Starwood common stock or Marriott common stock, as applicable. See the section entitled “No Appraisal Rights” beginning on page 183.

If the Combination Transactions do not qualify as reorganizations under Section 368(a) of the Code, Starwood and Starwood stockholders may be required to pay substantial U.S. federal income taxes.

Starwood’s obligation to effect the Combination Transactions is conditioned on its receipt of an opinion from its tax counsel, Cravath, Swaine & Moore LLP, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The opinion will be based on certain assumptions and representations as to factual matters from Starwood, Marriott, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, as well as certain covenants by those parties. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the Internal Revenue Service (the “IRS”) or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Starwood and Marriott do not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Combination Transactions. If the IRS or a court determines that the Combination Transactions should not be treated as described in the opinion, a Starwood U.S. holder (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142) would generally recognize gain or loss for U.S. federal income tax purposes upon the exchange of Starwood common stock for Marriott common stock in the Combination Transactions. In addition, there is a risk that Starwood would recognize gain for U.S. federal income tax purposes, measured generally by the excess of the fair market value of Starwood’s assets over Starwood’s adjusted tax basis in such assets. For more information on the material U.S. federal income tax consequences of the Combination Transactions, see the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142.

Risks Related to the Combined Company if the Combination Transactions are Completed

The combined company may not be able to integrate successfully and many of the anticipated benefits of combining Starwood and Marriott may not be realized.

Starwood and Marriott entered into the merger agreement with the expectation that the Combination Transactions will result in various benefits, including, among other things, operating efficiencies. Achieving the anticipated benefits of the Combination Transactions is subject to a number of uncertainties, including whether the businesses of Starwood and Marriott can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Combination Transactions. The combined company’s resulting portfolio of approximately 30 brands could be challenging to maintain and grow. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur before the closing of the Combination Transactions. The combined company may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected net income and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

The pro forma financial statements included in this joint proxy statement/prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations after the Combination Transactions.

The pro forma financial statements contained in this joint proxy statement/prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s future financial condition or results of operations resulting from the Combination Transactions for several reasons. See the section entitled “Starwood and Marriott Unaudited Pro Forma Condensed Combined Financial Statements,” beginning on page 147. The actual financial condition and results of operations of the combined company following the Combination Transactions may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial statements may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Combination Transactions. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the share price of the combined company.

The shares of Marriott common stock to be received by Starwood stockholders as a result of the Combination Transactions will have different rights from the shares of Starwood common stock.

Upon completion of the Combination Transactions, holders of shares of Starwood common stock will become holders of shares of Marriott common stock and their rights as stockholders will be governed by Delaware law and Marriott’s amended and restated certificate of incorporation and amended and restated bylaws. The shares of Marriott common stock differ from those of Starwood common stock in important respects and, accordingly, the results of operations of Marriott and the market price of its shares of common stock following the completion of the Combination Transactions may be affected by factors different from those currently affecting the independent results of operations of Starwood and Marriott. See the section entitled “Comparison of Stockholder Rights” beginning on page 163.

Starwood and Marriott will incur substantial transaction costs in connection with the Combination Transactions.

Starwood and Marriott expect to incur a number of non-recurring expenses associated with completing the Combination Transactions, including the costs and expenses of filing, printing and mailing this joint proxy statement/prospectus and all filing and other fees paid to the SEC in connection with the Combination Transactions, and combining the operations of the two companies. These fees and costs will be substantial. Additional unanticipated costs may be incurred in the integration of the businesses of Starwood and Marriott. Although it is expected that the elimination of certain duplicative costs, as well as the realization of other efficiencies related to the integration of the two businesses, will offset the incremental transaction related costs over time, this net benefit may not be achieved in the near term, or at all. Further, if the Combination Transactions are not completed, Starwood and Marriott would have to recognize these expenses without realizing the expected benefits of the Combination Transactions.

The market price of shares of Marriott common stock after the Combination Transactions may be affected by factors different from those affecting the shares of Starwood common stock or Marriott common stock currently.

Upon completion of the Combination Transactions, holders of shares of Starwood common stock will become holders of shares of Marriott common stock. The business of Marriott differs from that of Starwood in important respects and, accordingly, the results of operations of Marriott and the market price of its common shares following the Combination Transactions may be affected by factors different from those currently affecting the independent results of operations of Starwood and Marriott. For a discussion of the businesses of Starwood and Marriott and certain factors to consider in connection with those businesses, see the section entitled “The Companies” beginning on page 40 and the documents incorporated by reference in this joint proxy statement/prospectus about Starwood and Marriott and referred to in the section entitled “Where You Can Find More Information” beginning on page 190.

Starwood stockholders and Marriott stockholders will have a reduced ownership and voting interest after the completion of the Combination Transactions and will exercise less influence over management of the combined company.

Starwood stockholders and Marriott stockholders currently have the right to vote in the election of the board of directors and on other matters affecting Starwood and Marriott, respectively. Upon the completion of the Combination Transactions, each Starwood stockholder who receives shares of Marriott common stock will become a stockholder of Marriott with a percentage ownership of Marriott that is smaller than the stockholder’s percentage ownership of Starwood. It is currently expected that the former Starwood stockholders as a group will receive shares in the Combination Transactions constituting approximately     % of the shares of Marriott common stock on a fully diluted basis immediately after the completion of the Combination Transactions. As a result, current stockholders of Marriott as a group will own approximately     % of the shares of Marriott common stock on a fully diluted basis immediately after the completion of the Combination Transactions. Because of this, Starwood and Marriott stockholders will have less influence on the management and policies of the combined company than they now have on the management and policies of Starwood and Marriott, respectively.

The future results of Marriott will suffer if Marriott does not effectively manage its expanded operations following the completion of the Combination Transactions.

Following the completion of the Combination Transactions, the size of the business of the combined company will increase significantly beyond the current size of either Starwood’s or Marriott’s business. Marriott’s future success depends, in part, upon its ability to manage this expanded business, which will pose substantial challenges for management, including challenges related to the management and monitoring of new operations and associated increased costs and complexity. There can be no assurances that Marriott will be successful or that it will realize the expected operating efficiencies, cost savings and other benefits currently anticipated from the transactions.

The combined company may not be able to retain Marriott and/or Starwood personnel successfully after the Combination Transactions are completed.

The success of the Combination Transactions will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Marriott and Starwood. It is possible that these employees may decide not to remain with Marriott or Starwood, as applicable, while the Combination Transactions are pending or with the combined company after the Combination Transactions are consummated.

If key employees terminate their employment, or if an insufficient number of employees is retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Starwood to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, Marriott and Starwood may not be able to locate suitable replacements for any key employees who leave either company, or offer employment to potential replacements on reasonable terms.

If the IRS were to determine that the Combination Transactions are part of a plan or series of related transactions that includes the Vistana spin-off, Starwood would recognize taxable gain on the Vistana spin-off, which could result in material tax liability for Starwood.

Starwood expects to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Vistana spin-off should qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code. Even if the Vistana spin-off were to qualify as a reorganization under Sections 368(a)(1)(D) and 355 of the Code, the Vistana spin-off would be taxable to Starwood (but not to Starwood stockholders) pursuant to Section 355(e) of the Code if there is a 50% or greater change in ownership of Starwood, directly or indirectly, as part of a plan or series of related transactions that includes the Vistana spin-off. For this purpose, any acquisitions of Starwood stock within the period beginning two years before the Vistana spin-off and ending two years after the Vistana spin-off are presumed to be part of such a plan, although Starwood may, depending on the facts and circumstances, be able to rebut that presumption. Because former holders of Starwood common stock as a group will receive shares in the Combination Transactions constituting less than 50% of the outstanding shares of Marriott common stock immediately after the completion of the Combination Transactions, it is possible that, if the Combination Transactions are consummated, the IRS may assert that the Combination Transactions are part of a plan or series of related transactions that includes the Vistana spin-off and that the Vistana spin-off is subject to the application of Section 355(e) of the Code. No opinion is being obtained with respect to the application of Section 355(e) of the Code to the Vistana spin-off. There can be no assurance that the IRS will not assert, or that a court would not sustain, that Section 355(e) of the Code applies to the Vistana spin-off. If the IRS were to determine that Section 355(e) of the Code applies to the Vistana spin-off, Starwood would recognize taxable gain on the Vistana spin-off, which could result in material tax liability for Starwood.

Risks Related to Starwood’s Business

You should read and consider risk factors specific to Starwood’s businesses that will also affect the combined company after the completion of the Combination Transactions. These risks are described in Part I, Item 1A of Starwood’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 190 for the location of information incorporated by reference in this joint proxy statement/prospectus.

Risks Related to Marriott’s Business

You should read and consider risk factors specific to Marriott’s businesses that will also affect the combined company after the completion of the Combination Transactions. These risks are described in Part II, Item 1A of Marriott’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, and in other documents that are incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 190 for the location of information incorporated by reference in this joint proxy statement/prospectus.

THE COMPANIES

Starwood

Starwood, a Maryland corporation, is one of the largest hotel and leisure companies in the world, with more than 1,270 properties providing approximately 363,000 rooms in approximately 100 countries and more than 180,000 employees under its management at its owned and managed properties, vacation ownership resorts and corporate offices. Starwood conducts its hotel and leisure business both directly and through its subsidiaries. On October 27, 2015, Starwood entered into definitive agreements with ILG and Vistana pursuant to which Starwood’s vacation ownership business will be spun-off to Starwood stockholders and immediately thereafter will merge with a wholly owned subsidiary of ILG. In connection with the Vistana-ILG transactions, Starwood, Vistana and ILG have entered or will enter into license, affiliation and certain other ancillary agreements.

Starwood’s executive offices are located at One StarPoint, Stamford, Connecticut 06902 and its telephone number is (203) 964-6000. Shares of Starwood common stock are listed on the NYSE and trade under the symbol “HOT.”

This joint proxy statement/prospectus incorporates important business and financial information about Starwood that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 190.

Solar Merger Sub 1, Inc. and Solar Merger Sub 2, Inc.

Solar Merger Sub 1, Inc. (“Holdco”) and Solar Merger Sub 2, Inc. (“Starwood Merger Sub”) are Maryland corporations. Holdco is a wholly owned direct subsidiary of Starwood and Starwood Merger Sub is a wholly owned direct subsidiary of Holdco. Holdco and Starwood Merger Sub were formed solely in contemplation of the Combination Transactions, have not commenced any operations, have only nominal assets and have no liabilities or contingent liabilities, and have not entered into any agreements or arrangements with any third parties other than the merger agreement. Their principal executive offices are located at One StarPoint, Stamford, Connecticut 06902 and their telephone number is (203) 964-6000.

Marriott

Marriott, a Delaware corporation, is one of the world’s leading lodging companies. Marriott is a worldwide operator, franchisor, and licensor of hotels and timeshare properties in 85 countries and territories under 19 brand names. Marriott also operates, markets, and develops residential properties and provides services to home/condominium owner associations. Marriott operated or franchised 4,364 properties (749,990 rooms) as of the end of the 2015 third quarter, including 41 home and condominium products (4,203 units) for which Marriott manages the related owners’ associations. Marriott believes that its portfolio of brands is the broadest of any lodging company in the world. Consistent with its focus on management, franchising, and licensing, Marriott owns very few of its lodging properties.

Marriott’s principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Marriott’s telephone number is (301) 380-3000. Shares of Marriott common stock are listed on NASDAQ and the Chicago Stock Exchange and trade under the symbol “MAR.”

This joint proxy statement/prospectus incorporates important business and financial information about Marriott from other documents that are incorporated by reference; see the section entitled “Where You Can Find More Information” beginning on page 190.

Mars Merger Sub, Inc. and Mars Merger Sub, LLC

Mars Merger Sub, Inc., a Maryland corporation, and Mars Merger Sub, LLC, a Delaware limited liability company, are direct wholly owned subsidiaries of Marriott that were formed solely in contemplation of the Combination Transactions, have not commenced any operations, have only nominal assets and have no liabilities or contingent liabilities, and have not entered into any agreements or arrangements with any third parties other than the merger agreement and their principal executive offices are located at 10400 Fernwood Road, Bethesda, Maryland 20817. Their telephone number is (301) 380-3000.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus, including information included or incorporated by reference, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You can typically identify forward-looking statements by the use of forward-looking words such as “expect,” “anticipate,” “target,” “goal,” “project,” “intend,” “plan,” “believe,” “budget,” “should,” “continue,” “could,” “forecast,” “may,” “might,” “potential,” “strategy,” “will,” “would,” “seek,” “estimate,” or variations of such words and similar expressions, although the absence of any such words or expressions does not mean that a particular statement is not a forward-looking statement. It is important to note that Starwood’s and Marriott’s goals and expectations are not predictions of actual performance. Any statements about the benefits of the Combination Transactions, or Starwood’s or Marriott’s future financial condition, results of operations and business are also forward-looking statements. Without limiting the generality of the preceding sentence, certain statements contained in the sections entitled “The Combination Transactions—Background of the Combination Transactions,” “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board,” “The Combination Transactions—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board,” “The Combination Transactions—Opinions of Starwood’s Financial Advisors” and “The Combination Transactions—Opinion of Marriott’s Financial Advisor” may also constitute forward-looking statements.

These forward-looking statements represent Starwood’s and Marriott’s intentions, plans, expectations, assumptions and beliefs about future events, including the completion of the Combination Transactions, and are subject to risks, uncertainties and other factors. Many of these factors are outside the control of Starwood and Marriott and could cause actual results to differ materially from the results expressed or implied by these forward-looking statements. In addition to the risk factors described in the section entitled “Risk Factors” beginning on page 31 of this joint proxy statement/prospectus, these factors include:

•	those identified and disclosed in public filings with the SEC made by Starwood and Marriott;

•	failing to obtain Starwood and Marriott stockholder approval of the Combination Transactions;

•	satisfying the conditions to the closing of the Combination Transactions;

•	the length of time necessary to complete the Combination Transactions;

•	Starwood’s ability to consummate the spin-off of Vistana and Vistana’s subsequent merger with a subsidiary of ILG or an alternative disposition of Vistana or to realize the anticipated benefits of the Vistana-ILG transactions or an alternative disposition of Vistana;

•	successfully integrating the Starwood and Marriott businesses, and avoiding problems which may result in Marriott not operating as effectively and efficiently as expected following the completion of the Combination Transactions;

•	the possibility that the expected benefits of the Combination Transactions will not be realized within the expected time frame or at all;

•	prevailing economic, market and business conditions;

•	the cost and availability of capital and any restrictions imposed by lenders or creditors;

•	changes in the industry in which Starwood and Marriott operate;

•	conditions beyond Starwood’s or Marriott’s control, such as disaster, acts of war or terrorism;

•	the weather and other natural phenomena, including the economic, operational and other effects of severe weather or climate events, such as tornadoes, hurricanes, ice, sleet, or snowstorms;

•	the failure to renew, or the revocation of, any license or other required permits;

•	unexpected charges or unexpected liabilities arising from a change in accounting policies, or the effects of acquisition accounting varying from the companies’ expectations;

•	the risk that the credit ratings of Marriott or its subsidiaries following the completion of the Combination Transactions may be different from what the companies expect, which may increase borrowing costs and/or make it more difficult for Marriott to pay or refinance the debts of Marriott and its subsidiaries and require Marriott to borrow or divert cash flow from operations in order to service debt payments;

•	the effects on the companies’ businesses resulting from uncertainty surrounding the Combination Transactions, including uncertainty for customers, employees, hotel owners, hotel franchisees, labor unions or suppliers, or the diversion of management’s time and attention;

•	adverse outcomes of pending or threatened litigation or governmental investigations;

•	the effects on the companies of future regulatory or legislative actions, including changes in laws and regulations to which Starwood, Marriott or their subsidiaries are subject;

•	the conduct of and changing circumstances related to third-party relationships on which Starwood and Marriott rely, including the level of creditworthiness of counterparties;

•	the volatility and unpredictability of stock market and credit market conditions;

•	fluctuations in interest rates;

•	variations between the stated assumptions on which forward-looking statements are based and Starwood’s and Marriott’s actual experience; and

•	other economic, business, and/or competitive factors.

For any forward-looking statements made in this joint proxy statement/prospectus or in any documents incorporated by reference, Starwood and Marriott claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. All subsequent written and oral forward-looking statements concerning the Combination Transactions or other matters addressed in this joint proxy statement/prospectus and attributable to Starwood, Marriott or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this joint proxy statement/prospectus.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this joint proxy statement/prospectus and should be read in conjunction with the risk factors and other disclosures contained or incorporated by reference into this joint proxy statement/prospectus. The areas of risk and uncertainty described above, which are not exhaustive, should be considered in connection with any written or oral forward-looking statements that may be made in this joint proxy statement/prospectus or on, before or after the date of this joint proxy statement/prospectus by Starwood or Marriott or anyone acting for any or both of them. Except as required by applicable law or regulation, neither Starwood nor Marriott undertake any obligation to release publicly or otherwise make any revisions to any forward-looking statements, to report events or circumstances after the date of this joint proxy statement/prospectus or to report the occurrence of unanticipated events.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Starwood and Marriott. For a list of the documents incorporated by reference, see the section entitled “Where You Can Find More Information” beginning on page 190.

STARWOOD SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Starwood stockholders as part of a solicitation of proxies by Starwood’s Board for use at the Starwood special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Starwood stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Starwood special meeting.

Date, Time and Place

The Starwood special meeting is scheduled to be held at                     , on                 , 2016 at                 , local time.

Purpose of the Starwood Special Meeting

At the Starwood special meeting, Starwood stockholders will be asked to consider and vote on:

•	the Starwood combination transactions proposal; and

•	the Starwood advisory compensation proposal.

Recommendation of Starwood’s Board

After careful consideration, Starwood’s Board, at a meeting held on November 15, 2015, unanimously approved and declared advisable the merger agreement, the Combination Transactions and all of the other transactions contemplated by the merger agreement, declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the merger agreement and consummate the Combination Transactions and all of the other transactions contemplated by the merger agreement, directed that the merger agreement be submitted to a vote at a meeting of Starwood stockholders and recommended that Starwood stockholders vote their shares in favor of the transactions contemplated by the merger agreement. Accordingly, Starwood’s Board unanimously recommends that Starwood stockholders vote “FOR” the Starwood combination transactions proposal and vote “FOR” the Starwood advisory compensation proposal.

In evaluating the Combination Transactions, Starwood’s Board consulted with and received the advice of Starwood’s outside legal and financial advisors, held discussions with Starwood’s management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, those listed in “The Combination Transactions—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board.”

Starwood Record Date; Stockholders Entitled to Vote

Only holders of record of Starwood common stock at the close of business on                 , 2016, the record date for the Starwood special meeting (the “Starwood record date”), will be entitled to notice of, and to vote at, the Starwood special meeting or any adjournments or postponements thereof. At the close of business on the Starwood record date,                 shares of Starwood common stock were issued and outstanding and held by                 holders of record.

Holders of record of Starwood common stock on the Starwood record date are entitled to one vote per share at the Starwood special meeting on each proposal. A list of stockholders of Starwood will be available at the special meeting for examination by any stockholder of record present at the special meeting.

Voting by Starwood’s Directors and Executive Officers

At the close of business on the Starwood record date, directors and executive officers of Starwood and their affiliates were entitled to vote                 shares of Starwood common stock, or approximately     % of the shares

of Starwood common stock outstanding on that date. Starwood currently expects that Starwood’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of Starwood stockholders at the Starwood special meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

No business may be transacted at the Starwood special meeting unless a quorum is present. Stockholders entitled to cast a majority of all the votes entitled to be cast at the Starwood special meeting must be present in person or represented by proxy to constitute a quorum for the transaction of business at the Starwood special meeting. If a quorum is not present, or if fewer shares of Starwood common stock are voted in favor of each proposal than the number required for its approval, the Starwood special meeting may be adjourned to allow additional time for obtaining additional proxies or votes. At any subsequent reconvening of the Starwood special meeting, all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the subsequent meeting.

Abstentions (shares of Starwood common stock for which proxies have been received but for which the holders have abstained from voting) will be included in the calculation of the number of shares of Starwood common stock represented at the Starwood special meeting for purposes of determining whether a quorum has been achieved. However, broker non-votes will not be included in the calculation of the number of shares of Starwood common stock represented at the Starwood special meeting for purposes of determining whether a quorum has been achieved.

Required Vote

The approval of the Starwood combination transactions proposal requires the affirmative vote of the holders of a majority of all shares of Starwood common stock outstanding and entitled to vote thereon. Failures to vote, votes to abstain and broker non-votes, if any, will have the same effect as votes against the Starwood combination transactions proposal.

The approval of the Starwood advisory compensation proposal requires the affirmative vote of a majority of all the votes cast, either in person or represented by proxy, at the Starwood special meeting, although such vote will not be binding on Starwood, Starwood’s Board or Marriott. Failures to vote and broker non-votes, if any, will have no effect on the proposal to approve the Starwood advisory compensation proposal. Votes to abstain will have the same effect as votes against the Starwood advisory compensation proposal.

Failure to Vote, Broker Non-Votes and Abstentions

Under the rules of the NYSE, banks, brokers or other nominees holding shares of record may vote those shares in their discretion on certain routine proposals when they do not receive timely voting instructions from the beneficial holders. A “broker non-vote” occurs under these NYSE rules when a bank, broker or other nominee holding shares of record is not permitted to vote on a non-routine matter without instructions from the beneficial owner of the shares and no instruction is given.

In accordance with these NYSE rules, banks, brokers and other nominees who hold shares of Starwood common stock in “street name” for their customers, but do not have discretionary authority to vote the shares, may not exercise their voting discretion for the Starwood combination transactions proposal. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares, they may not vote such shares for the Starwood combination transactions proposal or the Starwood advisory compensation proposal. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote shares of Starwood common stock held in street name by returning a proxy card directly to Starwood or by voting in person at the Starwood special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Failures to vote, votes to abstain and broker non-votes, if any, will have the same effect as votes against the Starwood combination transactions proposal. Failures to vote and broker non-votes, if any, will have no effect on the Starwood advisory compensation proposal. Votes to abstain will have the same effect as votes against the Starwood advisory compensation proposal.

Voting at the Special Meeting

Whether or not you plan to attend the Starwood special meeting, please vote your shares. If you are a registered or “record” holder, which means your shares are registered in your name with American Stock Transfer & Trust Company, Starwood’s transfer agent and registrar, you may vote in person at the special meeting or be represented by proxy. If your shares are held in “street name,” which means your shares are held of record in an account with a bank, broker or other nominee, you must follow the instructions from your bank, broker or other nominee in order to vote.

Voting in Person

If you are a Starwood stockholder of record, you may vote in person at the Starwood special meeting. If you hold shares in “street name” (through a bank, broker or other nominee), you may also vote in person at the Starwood special meeting provided you have a legal proxy from such bank, broker or other nominee to vote the shares held on your behalf. Please contact your bank, broker or other nominee for further information on such proxy. You will not be able to vote your shares at the Starwood special meeting without a legal proxy from your bank, broker or other nominee. You will need to bring the legal proxy with you to the Starwood special meeting and hand it in with a signed ballot that will be made available and distributed at the Starwood special meeting. If you do not plan to attend the Starwood special meeting or do not wish to vote in person, you may authorize proxies to vote your shares by written proxy, by telephone or over the Internet.

Voting by Proxy

If you are a Starwood stockholder of record, a proxy card is enclosed for your use. If you are a Starwood stockholder of record and wish to authorize proxies to vote your shares by telephone or over the Internet, you may use the toll-free telephone number or access the electronic link to the proxy voting site by following the instructions on the proxy card. If you hold shares in “street name,” you may authorize proxies to vote your shares by telephone or over the Internet if your bank, broker or other nominee makes these methods available, in which case you will receive instructions with the proxy materials. You should vote your proxy in advance of the meeting even if you plan to attend the Starwood special meeting. Stockholders of record of Starwood may submit their proxies through the mail by completing their proxy card, and signing, dating and returning it in the enclosed, pre-addressed, postage-paid envelope. To be valid, a returned proxy card must be signed and dated. If you hold your shares of Starwood common stock in street name, you will receive instructions from your bank, broker or other nominee that you must follow in order to vote your shares. If you vote by Internet or telephone, you need not return a proxy card by mail, but your vote must be received by                 , Eastern Time, on                 , 2016. Please note that voting instructions for shares in the Starwood Savings Plan or Starwood ESPP must be received by the earlier deadline of                 , Eastern Time, on                 , 2016. See the section entitled “—Shares Held in the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan or the Starwood Hotels & Resorts Worldwide, Inc. Employee Stock Purchase Plan” beginning on page 47.

YOUR VOTE IS IMPORTANT. ACCORDINGLY, PLEASE SUBMIT YOUR PROXY PROMPTLY, BY TELEPHONE, INTERNET OR MAIL WHETHER OR NOT YOU PLAN TO ATTEND THE STARWOOD SPECIAL MEETING IN PERSON.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the Starwood special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposals.

Only shares affirmatively voted for the proposal, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the Starwood combination transactions proposal. Failures to vote, votes to abstain and broker non-votes, if any, will have the same effect as votes “AGAINST” the Starwood combination transactions proposal. Failures to vote and broker non-votes, if any, will have no effect on the Starwood advisory compensation proposal. Votes to abstain will have the same effect as votes “AGAINST” the Starwood advisory compensation proposal.

Shares Held in the Starwood Hotels & Resorts Worldwide, Inc. Savings and Retirement Plan or the Starwood Hotels & Resorts Worldwide, Inc. Employee Stock Purchase Plan

If you hold shares through the Starwood Savings Plan or the Starwood ESPP, your proxy card or vote by telephone or over the Internet will serve as a voting instruction for the trustee of the Starwood Savings Plan and the transfer agent of the Starwood ESPP. Whether you authorize your vote by proxy card, telephone or over the Internet, you must transmit your vote to the tabulating agent on or before                 , Eastern Time on                 , 2016. If you participate in the Starwood Savings Plan and your vote is not received by the tabulating agent by that above date or if you sign and return your proxy card without specifying your voting instructions, the trustee for the Starwood Savings Plan will vote your shares in the same proportion as the other shares for which such trustee has received timely voting instructions unless contrary to the Employee Retirement Income Security Act of 1974, as amended. If you participate in the Starwood ESPP and your vote is not received by the tabulating agent of the Starwood ESPP by that above date, or if you sign and return your proxy card without specifying your voting instructions, the transfer agent of the Starwood ESPP will not vote your shares.

Revocation of Proxies

If you are a stockholder of record or hold shares in “street name” (through a bank, broker or other nominee), you may revoke your proxy and change your vote at any time before the final vote at the special meeting by:

•	signing and returning another proxy card with a later date;

•	sending a signed notice of revocation to the Corporate Secretary of Starwood at One StarPoint, Stamford, Connecticut 06902;

•	submitting a proxy on a later date by telephone or over the Internet (only your latest proxy will be counted); or

•	attending the Starwood special meeting and voting in person.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Please note that if your shares are held in “street name” through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the Starwood special meeting and voting in person, your vote in person at the Starwood special meeting will not be effective unless you have obtained and present a legal proxy issued in your name from the record holder (your bank, broker or nominee).

Tabulation of Votes

Starwood has appointed Broadridge Financial Solutions, Inc. (“Broadridge”) to tabulate the vote and The Carideo Group, Inc. (“Carideo”) to serve as the Inspector of Election for the Starwood special meeting.

Solicitation of Proxies

Starwood is soliciting proxies for its special meeting from its stockholders. Starwood will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of Starwood’s directors, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Starwood has retained the services of D.F. King & Co., Inc. to assist in the solicitation of proxies for an estimated fee not to exceed $25,000, plus reimbursement of out-of-pocket expenses. Starwood will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Starwood will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the Starwood special meeting may be made from time to time by the presiding officer at the Starwood special meeting to a date not more than 120 days after the original record date without notice other than announcement at the Starwood special meeting if the time and place thereof are announced at the Starwood special meeting. Any business which might have been transacted at the Starwood special meeting as originally called may be transacted at such reconvened meeting if a quorum is present in person or by proxy at such reconvened meeting.

MARRIOTT SPECIAL MEETING

This joint proxy statement/prospectus is being provided to Marriott stockholders as part of a solicitation of proxies by Marriott’s Board for use at the Marriott special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This joint proxy statement/prospectus provides Marriott stockholders with the information they need to know to be able to vote or instruct their vote to be cast at the Marriott special meeting.

Date, Time and Place

The Marriott special meeting is scheduled to be held at the JW Marriott Hotel, 1331 Pennsylvania Avenue, N.W., Washington, D.C. 20004, on                 , 2016 at                 , local time.

Purpose of the Marriott Special Meeting

At the Marriott special meeting, Marriott stockholders will be asked to consider and vote on:

•	the proposal to approve the issuance of shares of Marriott common stock to Starwood stockholders in connection with the Combination Transactions (the “Marriott stock issuance proposal”); and

•	the proposal to adjourn the Marriott special meeting, if necessary or appropriate, to solicit additional proxies if there are not sufficient votes to approve the foregoing proposal (the “Marriott adjournment proposal”).

Recommendation of Marriott’s Board

After careful consideration, Marriott’s Board, at a meeting held on November 15, 2015, determined that the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby are advisable, fair to and in the best interest of Marriott and its stockholders, authorized and approved the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated by the merger agreement by a unanimous vote of its directors and adopted resolutions directing that the Marriott stock issuance proposal be submitted to Marriott stockholders for their consideration. Accordingly, Marriott’s Board unanimously recommends that Marriott stockholders vote “FOR” the Marriott stock issuance proposal.

In evaluating the Combination Transactions, Marriott’s Board consulted with and received the advice of Marriott’s outside legal and financial advisors, held discussions with Marriott’s management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, those listed in “The Combination Transactions—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board.”

Marriott Record Date; Stockholders Entitled to Vote

Only stockholders of record of Marriott at the close of business on                 , 2016, the record date for the Marriott special meeting (the “Marriott record date”), are entitled to receive notice of and to vote at the Marriott special meeting, or any postponement or adjournment of the meeting. Each outstanding share of Marriott’s common stock entitles its holder to cast ten votes on each matter to be voted upon. At the close of business on the Marriott record date,                 shares of Marriott common stock were issued and outstanding and held by holders of record.

Voting by Marriott’s Directors and Executive Officers

At the close of business on the Marriott record date, directors and executive officers of Marriott and their affiliates were entitled to vote                 shares of Marriott common stock, or approximately     % of the shares of

Marriott common stock outstanding on that date. Marriott currently expects that Marriott’s directors and executive officers will vote their shares in favor of each proposal being submitted to a vote of Marriott stockholders at the Marriott special meeting, although none of them has entered into any agreement obligating them to do so.

Quorum

The presence at the Marriott special meeting, in person or by proxy, of the holders of a majority of the shares of Marriott common stock outstanding on the Marriott record date and entitled to vote will constitute a quorum. A quorum is required for business to be conducted at the Marriott special meeting. As of the close of business on the Marriott record date,                 shares of Marriott common stock were outstanding and entitled to vote. If you submit a properly executed proxy card, even if you abstain from voting, you will be considered part of the quorum. However, “broker non-votes” will not be counted in determining whether there is a quorum.

In the absence of a quorum, Marriott stockholders, by a majority of the votes cast at the meeting by Marriott stockholders present in person or represented by proxy and entitled to vote, will have the power to adjourn the Marriott special meeting to another time or place (subject to the conditions set forth in the merger agreement), without further notice other than announcement at the Marriott special meeting. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the Marriott special meeting as originally notified, and all proxies will be voted in the same manner as they would have been voted at the original convening of the special meeting, except for any proxies that have been effectively revoked or withdrawn before the subsequent meeting. If the adjournment is for more than 30 days, or, if after the adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Required Vote

Approval of the Marriott stock issuance proposal and approval of the Marriott adjournment proposal (if necessary or appropriate) each require the affirmative vote of the holders of a majority of the shares of Marriott common stock present in person or represented by proxy and entitled to vote. Shares held by Marriott stockholders who are not present in person or represented by proxy at the Marriott special meeting and broker non-votes, if any, will have no effect on the outcome of the proposals to approve the issuance of shares of Marriott common stock or to adjourn the Marriott special meeting. However, votes to abstain will have the same effect as votes against each of the proposals.

Treatment of Abstentions and Incomplete Proxies

Instructions to “ABSTAIN” for each proposal submitted by Marriott will be counted for purposes of determining the number of shares represented and entitled to vote. Accordingly, an abstention will have the effect of a vote “AGAINST” each of these proposals. Except as indicated below for shares held in the 401(k) Plan, if you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your shares will be voted “FOR” the proposal to approve the issuance of shares of Marriott common stock to Starwood stockholders and, if necessary or appropriate, “FOR” any proposal to adjourn the Marriott special meeting.

Treatment of Broker Non-Votes

If your shares of Marriott common stock are held in street name in a stock brokerage account or by another nominee, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by your bank, broker or other nominee. You may not vote shares of Marriott common stock held in street name by returning a proxy card directly to Marriott or by voting in person at the Marriott special meeting unless you provide a “legal proxy,” which you must obtain from your bank, broker or other nominee.

Banks, brokers or other nominees who hold shares of Marriott common stock in street name for a beneficial owner typically have the authority to vote in their discretion on “routine” proposals, even when they have not received instructions from beneficial owners. However, banks, brokers or other nominees are not allowed to exercise their voting discretion on matters that are determined to be “non-routine” without specific instructions from the beneficial owner. A “broker non-vote” is a vote that, in accordance with stock exchange rules, is not cast by a broker on a non-routine matter because the bank, broker or other nominee has not received instructions from the beneficial owner of such shares to vote on the particular proposal and the bank, broker or other nominee does not have discretionary voting power on such proposal.

Under the NASDAQ Stock Market Rules, banks, brokers or other nominees do not have discretionary authority to vote on the two proposals submitted by Marriott. Therefore, if you are a Marriott stockholder and you do not instruct your bank, broker or other nominee on how to vote your shares, your bank, broker or other nominee may not vote your shares on either of these proposals, and the resulting broker non-vote will have no effect on these proposals.

How to Vote

You may vote either by casting your vote in person at the Marriott special meeting, or by marking, signing, and dating each proxy card you receive and returning it in the prepaid envelope, by telephone, or electronically through the Internet by following the instructions included on your proxy card. Internet and telephone voting is available through 11:59 p.m. Eastern Time on                 , 2016. The telephone and Internet voting procedures are designed to authenticate votes cast by use of a personal identification number. The procedures, which are designed to comply with Delaware law, allow stockholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded.

If you hold your shares in “street name” through a bank, broker or other nominee, you may be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided by that institution. You must obtain a legal proxy from the bank, broker or other nominee that holds your shares if you wish to vote in person at the Marriott special meeting.

How Proxies are Counted

All shares represented by properly executed proxies received in time for the Marriott special meeting will be voted at the meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” each of the proposals submitted by Marriott.

Only shares affirmatively voted for the proposals, and properly executed proxies that do not contain voting instructions, will be counted as favorable votes for the proposals submitted by Marriott. Votes to abstain will have the same effect as votes “AGAINST” the proposals submitted by Marriott. Broker non-votes, if any, will have no effect on the proposals submitted by Marriott.

Shares Held in Marriott’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust

If you participate in Marriott’s Employees’ Profit Sharing, Retirement and Savings Plan and Trust (the “401(k) Plan”), you may give voting instructions as to the number of share equivalents allocated to your account as of the Marriott record date. You may provide voting instructions to the trustee under the 401(k) Plan by completing and returning the proxy card accompanying this joint proxy statement/prospectus. The trustee will vote your shares in accordance with your duly executed instructions if they are received by 11:59 p.m. Eastern Time,                 , 2016. If you do not send instructions by this deadline or if you do not vote by proxy, or return your proxy card with an unclear voting designation or no voting designation at all, the trustee will vote the number of shares equal to the share equivalents credited to your account in the same proportion that it votes shares for which it did receive timely instructions, unless contrary to the Employee Retirement Income Security Act of 1974, as amended.

Revocation of Proxies

If you are the record holder of stock, you can change your vote or revoke your proxy at any time before your proxy is voted at the Marriott special meeting. You can do this by:

•	returning a later-dated signed proxy card (only your latest proxy will be counted);

•	delivering a written notice of revocation to Computershare Investor Services, P.O. Box 43006, Providence, RI 02940-3078;

•	voting by telephone or the Internet until 11:59 p.m. Eastern Time on , 2016; or

•	attending the Marriott special meeting and voting in person, which will automatically cancel any proxy previously given. Simply attending the Marriott special meeting without voting will not revoke any proxy that you have previously given or change your vote.

A registered stockholder may revoke a proxy by any of these methods, regardless of the method used to deliver the stockholder’s previous proxy.

Please note that if your shares are held in “street name” through a bank, broker or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or nominee in accordance with its established procedures. If your shares are held in the name of a bank, broker or other nominee and you decide to change your vote by attending the Marriott special meeting and voting in person, your vote in person at the Marriott special meeting will not be effective unless you have obtained and present a legal proxy issued in your name from the record holder (your bank, broker or nominee).

Tabulation of Votes

Marriott has appointed Computershare Investor Services to serve as the Inspector of Election for the Marriott special meeting. Computershare Investor Services will independently tabulate affirmative and negative votes and abstentions.

Solicitation of Proxies

Marriott is soliciting proxies for the Marriott special meeting from its stockholders. Marriott will pay its own cost of soliciting proxies, including the cost of mailing this joint proxy statement/prospectus, from its stockholders. In addition to solicitation by use of the mails, proxies may be solicited by each of Marriott’s directors, each of whom is a participant in this solicitation, in person or by telephone or other means of communication. These persons will not receive additional compensation, but may be reimbursed for reasonable out-of-pocket expenses in connection with this solicitation.

Marriott has retained the services of MacKenzie Partners, Inc. to assist in the solicitation of proxies for an estimated fee not to exceed $75,000, plus reimbursement of out-of-pocket expenses. Marriott will make arrangements with brokerage houses, custodians, nominees and fiduciaries to forward proxy solicitation materials to beneficial owners of shares held of record by them. Marriott will also reimburse these brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding the proxy materials.

Adjournments

Any adjournment of the Marriott special meeting may be made from time to time by a majority of the votes cast on the Marriott adjournment proposal, present in person or represented by proxy, whether or not a quorum is present, without further notice other than by an announcement made at the Marriott special meeting. If a quorum is not present at the Marriott special meeting, or if a quorum is present at the Marriott special meeting but there are not sufficient votes at the time of the Marriott special meeting to approve the Marriott stock issuance proposal, then Marriott stockholders may be asked to vote on a proposal to adjourn the Marriott special meeting so as to permit the further solicitation of proxies.

THE COMBINATION TRANSACTIONS

The following is a discussion of the Combination Transactions and the material terms of the merger agreement between Starwood and Marriott. We urge you to carefully read the merger agreement in its entirety, a copy of which is attached as Annex A to this joint proxy statement/prospectus and is incorporated by reference herein.

Effect of the Combination Transactions

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL and the MGCL, Marriott will combine with Starwood in a series of transactions, which are the Combination Transactions.

Starwood has formed Holdco and Starwood Merger Sub for purposes of creating a holding company structure. In the first step, Starwood Merger Sub will be merged with and into Starwood, with Starwood surviving the merger as a wholly owned subsidiary of Holdco. As a result of the Starwood Merger, each share of Starwood common stock will be converted into the right to receive one share of Holdco common stock. Second, Starwood will be converted from a Maryland corporation to a Maryland limited liability company. Set forth below is a diagram depicting the structure of the steps described above:

After the Starwood LLC Conversion, Marriott Corporate Merger Sub will be merged with and into Holdco, with Holdco surviving the merger as a wholly owned subsidiary of Marriott. As a result of the Initial Holdco Merger, each of the former Starwood stockholders (who, pursuant to the Starwood Merger, will have previously received the right to receive Holdco common stock), will automatically receive the right to receive the merger consideration. Set forth below is a diagram depicting the structure of the steps described above:

Finally, Holdco will be merged with and into Marriott LLC Merger Sub, with Marriott LLC Merger Sub, surviving the merger as a wholly owned subsidiary of Marriott. As a result of the Combination Transactions, (a) Marriott LLC Merger Sub will remain a wholly owned subsidiary of Marriott, (b) Starwood LLC (formerly known as Starwood) will become a wholly owned direct subsidiary of Marriott LLC Merger Sub, (c) Starwood Merger Sub will cease to exist, (d) Marriott Corporate Merger Sub will cease to exist and (e) Holdco will cease to exist. Set forth below is a diagram depicting the structure of the steps described above and the structure of the combined entity after giving effect to the Combination Transactions:

Background of the Combination Transactions

Starwood’s Board, together with Starwood’s management and with the assistance of Starwood’s advisors, has periodically reviewed and considered various strategic opportunities available to Starwood and ways to enhance stockholder value and to enhance Starwood’s performance and prospects, including in light of competitive, macroeconomic and industry developments. These reviews have included discussions as to whether the continued execution of Starwood’s strategy as a stand-alone company or the possible sale of Starwood to, or combination of Starwood or certain of its businesses with, a third party offered the best avenue to enhance stockholder value, and the potential benefits and risks of any such transaction.

As part of those reviews, on February 10, 2015, concurrently with the release of its financial and operating results for the fiscal year ended December 31, 2014, and prior to and separate from Starwood’s Board’s decision to undertake the review of strategic alternatives which culminated with the entry into the Combination Transactions with Marriott, Starwood announced its intent to spin off its Vistana business into a separate publicly traded company. Starwood had engaged Citi and another investment bank to serve as financial advisors in connection with that spin-off. Shortly thereafter, effective February 13, 2015, Frits van Paasschen resigned his positions as President and Chief Executive Officer of Starwood and as a member of Starwood’s Board. Effective February 14, 2015, Starwood’s Board appointed Adam Aron, a member of Starwood’s Board, as the interim Chief Executive Officer. On February 17, 2015, Starwood announced the resignation of Mr. van Paasschen, the appointment of Mr. Aron and the launch of a search for a permanent Chief Executive Officer, which search would be conducted by Starwood’s Board and would evaluate both internal and external candidates.

During February and March 2015 and as part of Starwood’s regular consideration of its strategy and available strategic opportunities, members of Starwood’s management, at the direction of Starwood’s Board, began an enhanced outreach program to Starwood’s significant stockholders. As part of this outreach, members of Starwood’s management engaged in a series of discussions with significant Starwood stockholders to hear their views regarding Starwood’s strategic direction, including potential mergers and acquisitions options and other strategic opportunities.

By March 2015, while Starwood’s enhanced outreach to its stockholders was ongoing, a number of hedge funds had accumulated significant holdings of Starwood common stock. At that time, Starwood’s Board determined to continue Starwood’s process of outreach and dialogue with major Starwood stockholders and decided to engage Lazard, an investment bank with a longstanding relationship with Starwood and experience in the lodging sector, as Starwood’s financial advisor. Starwood and Lazard entered into an engagement letter on March 31, 2015.

During the stockholder engagement process, certain significant stockholders encouraged Starwood to undertake a full strategic review with a focus on potential strategic combinations, among other actions.

On April 14, 2015, the Starwood Corporate Governance and Nominating Committee met, along with representatives of Cravath, Swaine & Moore LLP (“Cravath”), Starwood’s legal counsel. During this meeting, the Starwood Corporate Governance and Nominating Committee discussed Starwood’s ongoing stockholder outreach program and the feedback that had been received to date from Starwood stockholders.

On April 15, 2015, Starwood Chairman Bruce W. Duncan and the Chairman and Chief Executive Officer of a U.S. lodging company (referred to as “Company A”) met, at Company A’s request, to discuss a potential combination of Company A and Starwood. Company A did not make any specific proposal at this initial meeting.

On April 20, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Lazard and Cravath participating, to discuss the feedback that Starwood’s management had received from Starwood’s significant stockholders as part of its stockholder outreach program. Lazard and Starwood’s management reported that Starwood’s significant stockholders were generally of the view that Starwood had strong brands and high levels of customer loyalty but that it was underperforming relative to its peers, were concerned about Starwood’s long-term growth prospects, and had conveyed that Starwood would benefit from a combination with another lodging company to achieve additional scale and diversity of brands in the value chain. Lazard and Starwood’s management reported that Starwood’s significant stockholders were generally of the view that Starwood should undertake a full strategic review, which review should focus on potential strategic combinations as a way to enhance stockholder value. During this meeting Starwood’s Board, together with members of Starwood’s management and representatives of Lazard, discussed the various strategic and financial alternatives which Starwood could consider pursuing as a means to increase stockholder value, including possible mergers and acquisitions alternatives as well as continuing to operate as a stand-alone company.

At this meeting, Starwood’s Board determined that Starwood should undertake a full review of strategic alternatives, including, among other alternatives, a potential sale of Starwood. Starwood’s Board determined that it would announce that it was conducting a review of strategic alternatives concurrently with Starwood’s upcoming earnings release on April 29, 2015.

To enhance efficiency, at the April 20, 2015 meeting, Starwood’s Board decided to create a special committee (the “Strategy Committee”) to manage and oversee Starwood’s strategic review. The Strategy Committee was tasked with evaluating potential strategic alternatives, including by reaching out to potential counterparties with respect to a potential strategic transaction between Starwood and those counterparties. The Strategy Committee decided that Starwood’s financial advisors should act as the primary communication channel with potential counterparties. The Strategy Committee was comprised of Clayton C. Daley, Jr., Mr. Duncan and Eric Hippeau. These directors were chosen for their extensive experience in corporate finance and strategic development, as well as their knowledge of Starwood and its industry.

Also during this meeting, Starwood’s Board authorized Lazard to set up preliminary meetings with the management of Marriott and another U.S. lodging company (referred to as “Company C”) to determine whether Marriott or Company C would potentially be interested in a combination with Starwood. Starwood’s Board decided to engage with Marriott and Company C at the outset of the strategic review process because Starwood’s Board, taking into account the views of Starwood’s management and financial advisors, believed that Marriott and Company C were the two possible counterparties with the potential to provide the most value to Starwood stockholders in a transaction with Starwood, given their size and business mix.

Between April 20, 2015 and the entry into the merger agreement with Marriott, the Strategy Committee held a number of meetings and discussions as part of the strategic review process. Members of Starwood’s management, along with Starwood’s financial and legal advisors, participated in many of these meetings and the Strategy Committee regularly updated the other Board members on the status of the strategic review.

In mid-April 2015, the Chairman of a U.S. lodging company (referred to as “Company B”) contacted Mr. Duncan to express Company B’s potential interest in a combination of Company B and Starwood. Company B did not make any specific proposals during this initial discussion. Following this initial discussion, Starwood’s management and financial advisors engaged in a series of preliminary discussions with Company B and its financial advisors regarding a possible combination of Company B and Starwood.

On April 23, 2015, at the direction of Starwood, representatives of Lazard met with the Chief Executive Officer of Company C to discuss whether Company C would potentially be interested in a combination with Starwood. There had also been preliminary discussions between representatives of Starwood and Company C regarding a possible combination of the two companies in 2013. Between April and June 2015 there were a series of preliminary discussions between representatives of Starwood’s financial advisors and Company C regarding whether Company C would be interested in pursuing a strategic transaction with Starwood. Company C never made a proposal for a combination with Starwood. In June 2015, Company C discontinued discussions without conducting due diligence on the basis that it had decided to continue pursuing its own stand-alone strategy.

In addition, on April 23, 2015, at the direction of Starwood, representatives of Lazard met with representatives of Marriott, including Chief Executive Officer Arne Sorenson, Chief Financial Officer Carl Berquist and other members of Marriott’s management, to discuss Marriott’s potential interest in a combination with Starwood. Following this meeting, Marriott’s management considered a possible transaction with Starwood, but did not engage in any further discussions or negotiations with Starwood at that time.

On April 27, 2015, at an industry event, the Chairman of a U.S. lodging company (referred to as “Company E”) spoke to a representative of Lazard and indicated that Company E may be interested in a potential transaction with Starwood and would like to continue discussions as Starwood’s strategic alternatives process continued.

On April 29, 2015, concurrently with Starwood’s release of its financial and operating results for the quarter ended March 31, 2015, Starwood announced that Starwood’s Board had determined to explore a full range of strategic and financial alternatives to increase stockholder value, and had retained Lazard to assist in the process.

On May 5, 2015, the Strategy Committee decided to engage Citi, an investment bank with a longstanding relationship with Starwood and experience in the lodging sector and which was serving as a financial advisor in connection with the spin-off of its Vistana business, as Starwood’s financial advisor, together with Lazard, in connection with the strategic alternatives process. Starwood and Citi subsequently entered into an engagement letter on August 26, 2015.

On May 6, 2015, the Chief Executive Officers of a foreign lodging company (referred to as “Company D”) and a foreign company with hotel investments (referred to as “Company F”) separately called a representative of Lazard. Each of these companies expressed that it might be interested in a potential transaction and would like to continue discussions as Starwood’s strategic alternatives process continued.

On May 7, 2015, a representative of a foreign company with hotel investments (referred to as “Company G”) called a representative of Lazard and expressed that Company G was interested in a potential transaction with Starwood. The representative of Lazard and a representative of Company G arranged for a meeting on May 12, 2015. At that meeting, the representative of Company G reiterated that Company G would be interested in a potential transaction, including the possibility of making a minority investment in Starwood.

On May 14, 2015, at the direction of Starwood, a representative of Lazard met with a representative of the financial advisor of Company E, who expressed that Company E might be interested in a potential acquisition of Starwood, with consideration to consist of substantially all cash.

On May 15, 2015, the Chief Executive Officer of a foreign lodging company (referred to as “Company H”) called a representative of Lazard and expressed that Company H might be interested in a potential transaction. Also on May 15, 2015, Mr. Duncan and a representative of Lazard met with the Chief Executive Officer of Company H.

From May through June 2015, members of Starwood’s management, with the assistance of Citi and Lazard, performed a review of Starwood, analyzed potential strategic alternatives and prepared materials on Starwood to provide to potential counterparties. During this time and thereafter, members of Starwood’s management, with the assistance of Citi and Lazard, reported on a regular basis to the Strategy Committee.

On May 18, 2015, members of Starwood’s management and representatives of Citi and Lazard presented a summary of their preliminary review of a range of potential strategic alternatives to the Strategy Committee, including various merger and acquisition alternatives involving both strategic and financial counterparties, brand dispositions, accelerated asset dispositions, a leveraged recapitalization, as well as continuing to operate on a stand-alone basis. At this meeting, representatives of Citi and Lazard reviewed with the Strategy Committee that a number of potential counterparties had expressed an interest in engaging with Starwood regarding a range of potential strategic transactions, including in certain instances a merger or sale.

On May 26, 2015, Mr. Duncan met with the Chairman of Company D. At that meeting, the Chairman of Company D discussed Company D’s strengths and the benefits of a potential transaction between Company D and Starwood. Specifics of a potential transaction were not discussed.

On May 27 and May 28, 2015, Starwood’s Board, with members of Starwood’s management and representatives of Citi and Lazard participating, met to discuss the work done to date by the Strategy Committee, with the assistance of Starwood’s financial advisors, with respect to the strategic review. At this meeting, Starwood’s Board discussed the Strategy Committee’s preliminary review of potential strategic alternatives to enhance stockholder value, which included alternatives such as a transformational merger with a strategic partner, a sale of Starwood for cash, potential acquisitions of other lodging companies and a variety of other alternatives. Starwood’s Board discussed Starwood’s strengths and weaknesses as compared to competitors in the lodging industry, the relative merits of various strategic alternatives, including continuing to operate as a stand-alone company and strategies for approaching a variety of potential counterparties, including strategic counterparties and cash acquirors. Also at this meeting, members of Starwood’s management discussed with Starwood’s Board management’s projections of Starwood’s future financial performance that formed the basis of the Starwood Forecasts—Base Case.

On June 4, 2015, a representative of a foreign hotel group (referred to as “Company I”) contacted a member of Starwood’s management to propose a meeting between the Chairman and the CEO of Starwood and the Chairman of Company I to discuss a potential partnership. The representative of Company I did not propose a specific transaction. Over the next several weeks, representatives of Starwood and Company I discussed the possibility of Starwood and Company I engaging in a strategic transaction. During these discussions, Company I expressed an interest in making a minority investment in Starwood as part of a strategic partnership and, in discussions with Lazard, Company I expressed that it was considering partnering with a number of financial parties to pursue a potential transaction.

On June 9, 2015, a representative of Lazard spoke with Mr. Sorenson and discussed a potential transaction with Starwood. Mr. Sorenson expressed that Marriott was unsure as to whether it would be interested in a transaction with Starwood at that time.

On June 15, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi and Lazard participating, to discuss the strategic alternatives review process, plans for contacting potential counterparties and an updated set of projections of Starwood’s future financial performance.

On June 16, 2015, a wholly owned subsidiary of Starwood filed an initial registration statement on Form 10 in connection with the spin off of Starwood’s Vistana business.

On June 17, 2015, at the direction of Starwood, a representative of Lazard met with Company D’s Chief Executive Officer to discuss a potential transaction between Company D and Starwood. Company D did not make a specific proposal for a transaction.

On June 18, 2015, at the direction of Starwood, a representative of Lazard met with a representative of Company G to discuss Company G’s potential interest in a cash acquisition of Starwood. The representative of Company G said that Company G was developing a proposal to acquire Starwood and had retained a financial advisor, but did not make a specific proposal for a transaction.

On June 22, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to further discuss the process for engaging with potential counterparties, including the finalization of confidentiality agreement drafts, which would be sent to potential counterparties. The Strategy Committee authorized and directed Citi and Lazard to begin reaching out to potential counterparties to evaluate their interest in a potential transaction with Starwood and to invite potential counterparties to perform diligence on Starwood, subject to the execution of confidentiality agreements.

In late June 2015, at the direction of the Strategy Committee, Citi and Lazard continued to reach out to representatives of potential counterparties to evaluate their potential interest in a transaction with Starwood. Over the course of the strategic alternatives process, more than 30 parties were contacted or made contact with

Starwood or its financial advisors, ten of which expressed interest in a potential sale or merger transaction and were sent draft confidentiality agreements and seven of which signed confidentiality agreements.

On July 1, 2015, at the direction of Starwood, a representative of Lazard sent Company C a draft confidentiality agreement and representatives of Citi and Lazard engaged in a series of follow-up discussions with Company C regarding potential interest in a transaction. On July 9, 2015, a representative of Company C notified Lazard that Company C would not participate in an evaluation process of Starwood and Company C never signed a confidentiality agreement.

Also on July 1, 2015, at the direction of Starwood, Lazard contacted and sent a draft confidentiality agreement to Company H. Company H never signed the confidentiality agreement and declined to participate in the process, stating that it believed it would not be competitive as compared to other potential counterparties because of challenges it believed it would face in obtaining financing and the value of its stock.

Between July 1, 2015 and July 23, 2015, representatives of Starwood’s financial advisors and members of Starwood’s management sent draft confidentiality agreements to each of Marriott, Company A, Company D, Company E, Company G and Company I. Between July 15, 2015 and July 24, 2015, Starwood entered into confidentiality agreements with each of Marriott, Company A, Company D, Company E, Company G and Company I. The confidentiality agreements with each of Marriott, Company D, Company E and Company G contained customary standstill provisions that would automatically terminate upon the entry by Starwood into a definitive acquisition agreement with a third party. The confidentiality agreements entered into in July with Company A and Company I did not contain such standstill provisions because Company A and Company I were not prepared to agree to a nondisclosure agreement that included all the provisions requested by Starwood until after they had further discussions with Starwood to determine whether they would move forward in evaluating a transaction with Starwood. Starwood informed Company A and Company I that if, after those discussions, Company A or Company I decided to move forward in evaluating a transaction with Starwood that they would have to amend their respective confidentiality agreements to include customary standstill provisions. Company I’s confidentiality agreement was amended on September 11, 2015 to include similar standstill provisions; Company A’s confidentiality agreement was never amended because the Strategy Committee, as further described below, decided not to pursue a transaction with Company A.

Beginning on July 15, 2015, a confidential information memorandum regarding Starwood was provided to each of the potential counterparties that had signed confidentiality agreements with Starwood other than Company A and Company I, until Company I’s confidentiality agreement was amended. In the weeks leading up to July 15, 2015, the Strategy Committee, including at a meeting on July 6, 2015, reviewed the contents of the confidential information memorandum, including the Starwood Forecasts—Base Case, which were based on the financial forecasts discussed by Starwood’s Board on May 27 and 28, 2015, with certain adjustments to reflect feedback from Starwood’s business divisions, and approved its use by Citi and Lazard.

On July 21, 2015, a representative of Lazard contacted a large stockholder of a U.S. lodging company (referred to as “Company J”) to determine whether Company J would be interested in a transaction between Company J and Starwood. The stockholder of Company J suggested that Lazard reach out to the Chief Executive Officer of Company J. A representative of Lazard called the Chief Executive Officer of Company J, but Company J did not engage with Starwood until Company J’s financial advisor called Mr. Aron on September 6, 2015.

On July 22, 2015, the Strategy Committee and representatives of Citi and Lazard met with Company A’s Chairman and Chief Executive officer, other members of management and financial advisor. Company A expressed its preliminary interest in a combination of Starwood and Company A, which transaction would include a leveraged recapitalization of Starwood that included an approximately $22.50 cash dividend per share of Starwood common stock, followed by an at-market stock-for-stock merger of Company A and Starwood that would result in Starwood’s existing stockholders owning 50% of the combined company and a subsequent separation of the combined company’s timeshare businesses.

On July 24, 2015, Starwood and Lazard entered into an engagement letter in connection with a potential sale or merger transaction.

On July 27, 2015, the Strategy Committee, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, met to discuss an update on potential strategic counterparties and acquirors who had executed confidentiality agreements.

On July 30, 2015, the Chairman of Company D informed Mr. Duncan that it had decided not to engage in discussions with Starwood at that time because legal requirements applicable to Company D restricted Company D from engaging with Starwood confidentially.

Also on July 30, 2015, Starwood released its financial and operating results for the quarter ended June 30, 2015.

On July 31, 2015, at the direction of Starwood, a representative of Citi sent a representative of Company B a draft confidentiality agreement. Upon review and receipt of discussion materials received from Company B on August 12, 2015, a determination was made not to proceed with Company B, including not to execute a confidentiality agreement with Company B or disclose confidential information about Starwood to Company B, given the value proposition reflected in Company B’s discussion materials as compared to other potential alternatives.

In the weeks leading up to the meeting of Starwood’s Board scheduled for August 12, 2015, representatives of Lazard, at the direction of the Strategy Committee, invited the potential counterparties which had expressed an interest in a transaction with Starwood to make presentations on a potential transaction with Starwood to the Strategy Committee prior to the August 12, 2015 meeting of Starwood’s Board. On August 10, 2015, Company E made its management presentation to the Strategy Committee, which included, among other things, an overview of Company E’s business and management philosophies and conceptual parameters under which Company E could envision a transaction, including views on synergies expectations and real estate ownership. Prior to this presentation, Company E informed a representative of Lazard that a potential transaction between Company E and Starwood would involve stock consideration but did not provide proposed economic terms. No other potential counterparties made management presentations at this time.

In late July and early August, Marriott’s management reviewed the information provided by Starwood. At Marriott’s Board’s regularly scheduled August 6, 2015 meeting, Mr. Sorenson briefed Marriott’s Board on a potential combination with Starwood. In mid-August, Marriott decided not to pursue a possible combination with Starwood in light of, among other things, the relative trading prices of the stock of the two companies at that time.

On August 12, 2015, Starwood’s Board met, with representatives of Citi and Lazard participating, to continue to review potential strategic alternatives, including potential transactions with Company E (which had indicated to Lazard that any transaction would involve largely stock consideration) and Company G, strategies for re-engaging Company D on a potential transaction and Company A’s proposal. At that time, nine potential counterparties had been sent a draft confidentiality agreement, three of those potential counterparties (Company B, Company C and Company H) had not signed a confidentiality agreement and six potential counterparties (Marriott, Company A, Company D, Company E, Company G and Company I) had signed a confidentiality agreement. Company D had informed Starwood that it had decided not to engage in discussions with Starwood. Marriott, Company E, Company G and Company I remained engaged in the process but had not made a proposal or an indication of interest for a potential transaction with Starwood, and Company A had made a proposal for a potential transaction with Starwood. On that date, a member of Marriott’s management informed Lazard that Marriott was no longer interested in a transaction with Starwood and was withdrawing from the process.

At this meeting, Starwood’s Board reviewed Starwood’s management’s five-year operating plan, including the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case. Starwood’s Board

approved those forecasts for use by Starwood’s financial advisors and discussed the relative merits and risks of Starwood continuing to operate as a stand-alone company and continuing to execute its five-year operating plan as contemplated in the Starwood Forecasts—Base Case as compared to pursuing one of the strategic alternatives under consideration. Starwood’s Board also discussed with Citi and Lazard preliminary financial analyses of Starwood as a stand-alone company.

During the August 12, 2015 Starwood Board meeting, Starwood’s Board also discussed an opportunity to bid for a foreign lodging company (referred to as “Company K”), which was exploring a potential sale process and had requested initial indications of interest by August 14, 2015. Representatives of Citi and Lazard reviewed with Starwood’s Board Citi’s and Lazard’s preliminary financial analyses related to this opportunity. Starwood’s Board authorized Lazard to make a non-binding indication of interest to Company K and following that meeting, a representative of Lazard contacted a representative of Company K’s financial advisor and indicated that Starwood would potentially be interested in acquiring Company K at a specified price range. Company K’s financial advisor told a representative of Lazard that Starwood’s price range was materially below Company K’s expectations. As a result of this feedback from Company K’s financial advisor, there were no further discussions regarding a potential transaction between Starwood or its financial advisors, on the one hand, and Company K or its financial advisors, on the other hand.

Also on August 12, 2015, Starwood’s Board discussed and evaluated Company A’s proposal. After that discussion and evaluation, Starwood’s Board determined not to pursue Company A’s proposal as a result of, among other things, Starwood’s Board’s opinion that the businesses of Company A and Starwood were not complementary, the difficulty and risk involved in executing such a transaction and the fact that such a transaction did not offer sufficient value to Starwood and its stockholders.

Also on August 12, 2015, the financial advisor for Company B sent discussion materials to Starwood’s financial advisors that contemplated a stock transaction in which Starwood would acquire Company B at a premium to Company B’s stock price and Company B’s management would run the combined company. Following receipt of this proposal, at a subsequent meeting, the Strategy Committee discussed the merits of Company B’s proposal, directed Citi and Lazard to conduct conversations with the financial advisors of Company B regarding a potential combination and ultimately determined not to pursue the opportunity further because it involved Starwood acquiring Company B at a premium which the Strategy Committee believed did not reflect the relative values of Starwood and Company B and also because of concerns regarding the future growth prospects of Company B and the strategic fit between Company B and Starwood.

On August 13, 2015, Starwood’s Board met, with members of Starwood’s management participating, to discuss Company D’s and Company E’s businesses and the merits and risks of potential combinations with each of Company D and Company E.

Beginning in early August 2015, Company G sent several preliminary indications of interest to Lazard in which Company G proposed acquiring Starwood in an all-cash transaction. The first letter, dated August 13, 2015, did not include any economic terms and provided little information regarding how Company G would finance a transaction and also provided little information regarding timing to complete a transaction. At the direction of Starwood, Lazard worked with Company G’s financial advisor to attempt to help Company G develop a proposal with specific terms. On August 24, 2015 and again on August 31, 2015, Company G sent preliminary non-binding indications of interest to Lazard proposing to acquire Starwood in an all-cash transaction at price range of $82.50 to $86 per share of Starwood common stock, excluding the Vistana business. Notwithstanding the fact that Starwood’s financial advisors had informed Company G’s financial advisor that certainty of financing would be an important part of Starwood’s evaluation of any proposal, these letters did not provide the requested amounts of detail on sources and availability of financing. At the direction of Starwood, Lazard continued to encourage Company G, through its financial advisor, to engage in the due diligence process to confirm the prices offered in its preliminary non-binding indications of interest, to set up calls between the companies’ respective chairmen and to provide assurances regarding financing. Company G never engaged in the due diligence process and did not provide requested amounts of detail on sources and availability of financing. In mid-September, Company G’s financial advisor notified Lazard that Company G was withdrawing from the process.

On August 19, 2015, a member of Starwood’s management met with a representative of Company I to discuss Starwood’s strategic alternatives process and to discuss if Company I was interested in a possible transaction with Starwood. The representative of Company I did not propose a specific transaction.

On August 24, 2015, representatives of Citi and Lazard briefed the Strategy Committee, with members of Starwood’s management and a representative of Cravath participating, on the status of discussions with several potential counterparties.

On August 26, 2015, Starwood and Citi entered into an engagement letter in connection with a potential sale or merger transaction.

On August 28, 2015, Company E’s financial advisors presented to Lazard a proposal from Company E for Starwood and Company E to combine. The terms of Company E’s proposal did not include economic terms. The terms of Company E’s proposal provided that the board of directors of the combined company would be comprised of eight members from Starwood’s Board and seven members from Company E’s board of directors. It contained certain other governance terms that would not provide Starwood stockholders with voting rights in the combined company equal to those provided to certain other stockholders of the combined company. Starwood’s Board and the Strategy Committee, with the assistance of Starwood’s management, Citi and Lazard, reviewed Company E’s proposal and discussed concerns around the potential governance issues raised by Company E’s proposal, and determined economic terms would be critical to evaluating a proposal.

On August 29, 2015, the Chairman of Company F, together with members of Company F’s management and a representative of Company F’s financial advisor, met with members of Starwood’s management and representatives of Citi and Lazard and made a preliminary non-binding verbal indication of interest to acquire Starwood in an all-cash transaction at a premium of approximately 20% to the trading price of Starwood common stock. Company F did not provide any information regarding its ability to finance such a transaction. In addition, Company F did not indicate whether its proposed premium included the Vistana business. At the direction of the Strategy Committee, representatives of Citi and Lazard relayed to Company F that the indication of interest would need to be made in an offer letter with additional detail, including financing plans, before Starwood could proceed further, and sent Company F a draft confidentiality agreement.

On August 31, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to discuss the status of discussions with several potential strategic partners or acquirors.

On September 2, 2015, Starwood entered into a confidentiality agreement with Company F, which contained customary standstill provisions that would automatically terminate upon the entry by Starwood into a definitive acquisition agreement with a third party.

On September 6, 2015, Mr. Aron received a call from a representative of Company J’s financial advisor proposing that Starwood buy Company’s J’s business, but with no specified price or other terms. Mr. Aron reported such proposal to the Strategy Committee and, at the direction of the Strategy Committee, a representative of Lazard spoke with the representative of Company J’s financial advisor to learn more specifics about the opportunity. The Strategy Committee discussed the opportunity and concluded that Starwood should consider pursuing this opportunity only in the event that more compelling strategic opportunities were not available.

On September 8, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to discuss financial and strategic aspects of a potential combination with Company D, who had previously withdrawn from the process. In particular, representatives of Citi and Lazard reviewed with the Strategy Committee preliminary financial analyses of such a potential combination and discussed certain considerations, including execution risk from a regulatory standpoint given Company D’s business, Company D’s prior exit from the process and challenges in realizing the potential benefits from a transaction with Company D. During mid to late September 2015, the Strategy Committee discussed re-approaching Company D with a business combination proposal.

On September 10, 2015, a representative of legal counsel to Starwood in the jurisdiction in which Company D was domiciled and listed met with a representative of Company D’s legal counsel to discuss the potential for Starwood and Company D to re-engage in discussions regarding a potential transaction.

On September 11, 2015, representatives of Company E’s financial advisors sent to representatives of Lazard a revised proposal from Company E for Starwood and Company E to combine. The terms of Company E’s proposal provided that (i) each of Starwood and Company E would declare and pay a pre-combination dividend of $7.95 per share of Starwood common stock and $7.00 per share of Company E common stock to their respective stockholders, (ii) Company E’s stockholders would receive 0.88 shares of stock in the combined company for each share of Company E common stock and Starwood stockholders would receive one share of stock in the combined company for each share of Starwood common stock, resulting in Company E’s stockholders receiving a premium of approximately 14% to the trading price of Company E’s common stock prior to the combination, (iii) the combined company’s Chief Executive Officer would be the current Chief Executive Officer of Company E and the combined company’s Chief Financial Officer would be the current Chief Financial Officer of Starwood and (iv) the board of directors of the combined company would be comprised of eight members from Starwood’s board of directors and seven members from Company E’s board of directors. The Company E proposal still contained governance terms that would not have provided Starwood stockholders with voting rights in the combined company commensurate with the proposed economic allocation among Starwood stockholders and Company E’s stockholders.

Also on September 11, 2015, in order to allow Company I to engage in due diligence on Starwood and receive the confidential information memorandum, the confidentiality agreement with Company I was amended to provide for customary standstill provisions that would automatically terminate upon the entry by Starwood into a definitive acquisition agreement with a third party. At the direction of the Strategy Committee, representatives of Lazard repeatedly contacted Company I, both before and after the amendment to the confidentiality agreement, to attempt to engage Company I in the diligence process, but Company I rescheduled meetings and expected deadlines for engagement. Company I ultimately performed little diligence and did not make any proposals for a transaction between Company I and Starwood.

On September 17, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to discuss financial and strategic aspects of a potential combination with Company E and to review the terms of Company E’s proposal from September 11, 2015. In particular, representatives of Citi and Lazard reviewed with the Strategy Committee Citi’s and Lazard’s preliminary financial analyses of that potential combination and discussed certain considerations with respect to a transaction with Company E, including the strategic rationale for that transaction, go-forward brand strategies, management team composition and exposure to owned real estate. The Strategy Committee also discussed that a combined company with the governance features proposed by Company E, in particular that Starwood stockholders would not receive voting rights in the combined company commensurate with the proposed economic allocation among Starwood stockholders and Company E’s stockholders, might result in the combined company stock to be held by Starwood stockholders trading at a discount. The Strategy Committee also received an update from Citi and Lazard on discussions with other potential buyers.

On September 20, 2015, the Strategy Committee met, with members of Starwood’s management participating, to discuss strategies for approaching Company D, including the possibility of sending Company D a letter, and to responding to Company E’s proposal.

On September 21, 2015, the Strategy Committee met, with representatives of Citi, Lazard and Cravath participating, to discuss strategies for approaching Company D to see if they would re-engage in discussions, and conducting due diligence of Company D. The Strategy Committee also discussed how to respond to Company E’s proposal. The Strategy Committee determined that Starwood should respond to Company E with a counterproposal that would involve either Starwood stockholders receiving (1) the stock with the same rights as all other Company E stockholders in a combination with Company E or (2) a control premium in a combination with Company E. The Strategy Committee authorized representatives of Lazard to communicate that response to representatives of Company E’s financial advisors, which representatives of Lazard did.

On September 22, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Citi and Lazard participating, to review the status of potential strategic transactions.

On September 23, 2015, the Chairman of Company E sent a letter to Mr. Duncan proposing to meet on September 24, 2015, which Mr. Duncan accepted after consultation with the Strategy Committee. At the September 24, 2015 meeting, the Chairman of Company E and Mr. Duncan discussed a possible combination of Company E and Starwood, including strategies for financing the pre-combination dividend.

On September 24, 2015, the Chairman of Company F met with Mr. Duncan and members of Starwood’s management and made a preliminary non-binding verbal indication of interest for a cash acquisition of Starwood at a price of $86 per share of Starwood common stock. That verbal indication of interest did not identify sources of financing and Company F did not specify whether its proposal contemplated a pre-closing spin-off of Vistana. Mr. Duncan and the members of Starwood’s management asked Company F to submit a formal offer letter.

On September 28, 2015, the Strategy Committee met, with representatives of Citi, Lazard and Cravath participating, to discuss the next steps on evaluating Company E’s proposal, including conducting further diligence on Company E. The Strategy Committee also discussed the strategy for approaching Company D to see if they would re-engage in discussions, and received an update on the discussions that had occurred with other potential parties.

On October 5, 2015, the Strategy Committee met, with representatives of Citi, Lazard and Cravath participating, to review a potential proposal to be sent to Company D for a combination transaction. At this meeting, the Strategy Committee also discussed and reviewed various brand separation options in the context of potential strategic alternatives.

On October 6, 2015, Mr. Aron, Mr. Mangas and a representative of Lazard attended a meeting with the CEO of Company J and a representative of Company J’s financial advisor to discuss a potential transaction involving Company J and Starwood. No specific terms regarding a transaction were discussed.

On October 7, 2015, Mr. Aron and Mr. Sorenson attended an industry conference. At this conference, Mr. Aron encouraged Mr. Sorenson to reconsider a possible transaction with Starwood.

Following the discussion between Mr. Aron and Mr. Sorenson, Marriott’s management prepared updated preliminary financial analyses for a potential business combination transaction between Marriott and Starwood reflecting, among other things, the changes in relative market valuations of Starwood and Marriott from August 2015 when Marriott previously considered a combination with Starwood. On October 13, 2015, these preliminary analyses were provided to Marriott’s Corporate Growth Committee, which is comprised of members of Marriott’s senior management, including Mr. Sorenson, Mr. Berquist, Marriott’s Global Chief Development Officer, Marriott’s General Counsel, Marriott’s Chief Marketing and Commercial Officer and the Presidents of each of Marriott’s continental divisions.

On October 9, 2015, at the direction of Starwood’s Board, Mr. Duncan sent a letter to the Chairman and to the CEO of Company D with a proposal for a combination of Starwood and Company D that provided that (i) Starwood stockholders would receive a premium, (ii) the board of directors of the combined company would be comprised of a majority of members from Starwood’s current board of directors, (iii) the Chairman of the combined company would be nominated by Starwood, (iv) the Chief Executive Officer would be from Company D, the Chief Financial Officer would be from Starwood and the balance of the senior management of the combined company would be comprised of members of existing senior management of Starwood and Company D and (v) the combined company would be primarily listed in the United States. The letter further proposed to meet over the weekend of October 17, 2015 with each company’s respective working teams to both discuss a potential transaction and to conduct mutual diligence. On October 12, 2015, Company D rejected Starwood’s proposal because it did not want to pay a premium in the transaction with Starwood, objected to Starwood receiving a majority of seats of the board of directors of the combined company and did not want the combined company to be primarily listed in the United States.

On October 13, 2015, at the direction of the Strategy Committee, Mr. Duncan sent a revised letter to the Chairman and to the CEO of Company D with a revised proposal for a combination of Starwood and Company D. This revised proposal expressed openness in discussing governance matters and the listing of the combined company and did not expressly contemplate that Starwood stockholders would receive a premium. Mr. Duncan again proposed to meet over the weekend of October 17, 2015. Company D responded by agreeing to a meeting.

On October 13, 2015, Marriott contacted Gibson, Dunn & Crutcher LLP (“Gibson Dunn”) in connection with a possible combination with Starwood and on October 22 formally engaged Gibson Dunn to act as Marriott’s legal counsel.

On October 14, 2015, the Strategy Committee met, with representatives of Citi, Lazard and Cravath participating, to discuss progress on a diligence review of Company E, which included meetings between management of Starwood and Company E, and to decide on the terms of a counterproposal to Company E. The Strategy Committee discussed that after receiving additional diligence information, a potential combination with Company E remained financially attractive but still posed concerns for Starwood stockholders as voting rights in the combined company were not commensurate with their economic ownership in the combined company. The Strategy Committee also planned for meetings over the upcoming weekend with Company D and representatives of Citi and Lazard reviewed with the Strategy Committee Citi’s and Lazard’s preliminary financial analyses of a potential combination with each of Company D and Company E.

Also on October 14, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Lazard and Citi participating, to discuss the status of potential transactions with Company D and Company E in advance of meetings with Company D scheduled for October 17 and October 18, 2015.

On October 15, 2015, at the direction of the Strategy Committee, a representative of Lazard sent a representative of the financial advisor of Company E a proposal for an all-stock combination of Starwood and Company E. The proposal provided that (i) Starwood stockholders would receive consideration at a premium of 15% based on the 20-day volume weighted average price of Starwood common stock and Company E common stock, with Starwood common stock valued after giving effect to the Vistana spin-off, (ii) Company E would declare and pay a pre-combination dividend of $6 per share to its stockholders, (iii) the board of directors of the combined company would be commensurate with ownership percentages, the result being that a majority its members would be from Starwood’s current board of directors and (iv) the combined company would commit to at least $3 billion in asset sales in addition to Starwood continuing to sell select assets under its current “asset-light” strategy. The proposal also contained a proposed framework for allocating certain director and management positions from individuals of Starwood and Company E. The proposal also provided that the combined company would have a share structure such that all stockholders of the combined company who maintain beneficial ownership of shares for five years after closing would receive 10 votes for each share held for that five-year period, and all other shares would have one vote. The proposal also provided that certain incumbent stockholders of Company E would be required to vote at the direction of the majority of independent directors during that five-year period.

On October 17 and October 18, 2015, the Strategy Committee, members of Starwood’s management and representatives of Citi, Lazard and Starwood’s legal counsel in the jurisdiction in which Company D was domiciled and listed performed in-person due diligence on Company D at the office of Company D’s outside legal counsel. On October 17, 2015, Company D’s management gave a management presentation to the members of the Strategy Committee. Following the diligence performed on October 17, 2015 and Company D’s management presentation, the Strategy Committee discussed with members of Starwood’s management and representatives of Starwood’s financial and legal advisors the concern that a transaction with Company D presented execution risk and the concern that potential difficulties in effectively integrating the two companies and realizing synergies presented the risk that Starwood stockholders would not realize the full potential of long-term value that would otherwise be achievable.

On October 18, 2015, at the direction of the Strategy Committee, Starwood made an all-stock combination proposal to Company D for a combination of Starwood and Company D that provided that (i) existing Starwood stockholders would own 58.5% of the combined company, (ii) the senior management of the combined company would be comprised of members of existing senior management of Starwood and Company D, (iii) the board of directors of the combined company would be comprised of an equal number of members from Starwood’s and Company D’s respective current boards of directors and (iv) the combined company would be domiciled and headquartered in, and listed on, Company D’s current domicile, headquarters and exchange. Starwood’s proposal implied a range of premiums of 10% to 15% to the trading price of Starwood common stock based on the 20-day volume weighted average price of Starwood common stock and Company D common stock as of October 16, 2015, with Starwood common stock valued after giving effect to the Vistana spin-off.

On October 18, 2015, Starwood received a counterproposal from Company D for an all-stock combination of Starwood and Company D that provided that (i) existing Starwood stockholders would own 56.5% of the combined company, (ii) the senior management of the combined company would be comprised of members of existing senior management of Company D, (iii) the board of directors of the combined company would be comprised of an equal number of members from Starwood’s and Company D’s respective current boards of directors and the Chairman of the combined company would be the Chairman of Company D and (iv) the combined company would be domiciled and headquartered in, and listed on, Company D’s current domicile, headquarters and exchange. Company D’s counterproposal implied a range of premiums of 0% to 5% to the trading price of Starwood common stock based on the 20-day volume weighted average price of Starwood common stock and Company D common stock as of October 16, 2015, with Starwood common stock valued after giving effect to the Vistana spin-off. The full Starwood Board held regular update calls over the weekend of October 17, 2015.

Starwood and Company D were not able to reach agreement on the terms of a transaction, and on October 18, 2015, Starwood’s legal counsel was informed by a representative of Company D that Company D would not make a new offer.

Also on October 17 and October 18, 2015, at the direction of Starwood’s Board, the Strategy Committee, members of Starwood’s management and representatives of Citi and Lazard discussed with Company E a potential combination of Starwood and Company E. On October 17, 2015, Starwood received a revised proposal from Company E for Starwood and Company E to combine. The terms of Company E’s revised proposal provided that (i) Starwood stockholders would receive consideration consisting of 70% in stock of the combined company and 30% in cash at a 10% premium based on the 20-day volume weighted average price as of October 16, 2015 of Starwood common stock and Company E common stock, (ii) the combined company would have common stock with one vote per share, increasing to 10 votes per share for shares held continuously by a holder from the date of execution of definitive documentation for the combination through the date that is four years thereafter, (iii) the combined company would have a classified board of directors comprised of four members from Starwood’s Board and 11 members from Company E’s board of directors, with the Chairman being Company E’s current Chairman, (iv) the Chief Executive Officer of the combined company would be Company E’s current Chief Executive Officer and the Chief Financial Officer would be Mr. Mangas, (v) the definitive documentation would not include a termination right on the part of Starwood or Company E to accept a superior proposal, and would include a termination fee of 4% of the equity value of the combination if either Starwood’s Board or Company E’s board of directors changed its recommendation for the transaction, would include a fee of 1% of the equity value of the combination upon failure to obtain stockholder approval and would include expense reimbursement of up to $35 million upon failure to obtain stockholder approval or termination due to the other party’s breach and (vi) the combined company would target several billion dollars in asset sales.

On October 18, 2015, following a meeting of Starwood’s Board, with members of Starwood’s management and representatives of Citi and Lazard participating, Starwood and Company E reached an understanding on non-binding preliminary terms for a combination of Starwood and Company E that provided that, among other things, (i) Starwood stockholders would receive consideration consisting of 80% in stock of the combined company and 20% in cash at a 10% premium based on the 20-day volume weighted average price as of October 16, 2015 of Starwood common stock and Company E common stock, which implied an exchange ratio of 1.097 shares of common stock of the combined company for each share of Starwood common stock, (ii) the combined company would have common stock with one vote per share, increasing to 10 votes per share for shares held continuously by a holder from the date of execution of definitive documentation for the combination through the date that is four years thereafter, (iii) the combined company would have a classified board of directors comprised of four members from Starwood’s Board and 11 members from Company E’s board of directors, with the Chairman being Company E’s current Chairman, (iv) the Chief Executive Officer of the combined company would be Company E’s current Chief Executive Officer and the Chief Financial Officer would be Mr. Mangas, (v) the definitive documentation would not include a termination right on the part of Starwood or Company E to accept a superior proposal, and would include a termination fee of 2.75% of the equity value of the combination if either Starwood’s Board or Company E’s board of directors changed its recommendation for the transaction, would not include a fee for failure to obtain stockholder approval and would include expense reimbursement of up to $20 million upon failure to obtain stockholder approval or termination due to the other party’s breach and (vi) the combined company would target an aggregate of $3 billion in asset sales in addition to Starwood continuing to sell select assets under its current “asset-light” strategy. Following October 18, 2015, each of Starwood and Company E began a mutual confirmatory diligence process and negotiation of definitive documentation.

On October 19, 2015, the Chairman of Marriott’s Board, J.W. Marriott, Jr., Mr. Sorenson and other senior members of Marriott’s management, including the Presidents of each of Marriott’s continental divisions, met to discuss a possible combination with Starwood and reviewed preliminary financial analyses and other preliminary strategic projections. In light of the relative trading prices of Marriott and Starwood common stock, Marriott’s management decided that a possible combination with Starwood merited further consideration and decided to inform Starwood that Marriott was interested in a potential combination transaction.

On October 21, 2015, a member of Marriott’s management called a representative of Lazard to discuss the potential for Marriott to re-engage in the process and, on October 22, 2015, Marriott’s management and representatives of Lazard held a preliminary discussion regarding Marriott re-engaging in discussions. On October 23, 2015, Mr. Sorenson called Mr. Duncan and proposed an all-stock acquisition of Starwood whereby each Starwood stockholder would receive one share of Marriott common stock for each share of Starwood common stock, which proposed exchange ratio would need to be adjusted downward to reflect any disposition of the Vistana business prior to a combination transaction. Mr. Duncan emphasized the importance of both price and speed to signing in pursuing a potential transaction with Marriott. On October 23, 2015, Marriott’s management confirmed to a representative of Lazard that Mr. Sorenson was referring to a valuation of Starwood including the Vistana business and, without the Vistana business, the exchange ratio implied an approximate nominal premium of 11% based on the trading prices of Marriott common stock and Starwood common stock as of market close on October 23, 2015, excluding an illustrative Vistana share price. The representative of Lazard expressed to Marriott that it needed to quickly conduct diligence of Starwood and submit a best and final offer, as Starwood was in advanced discussions with another party. Marriott then re-engaged on its due diligence review of Starwood.

From October 23 to October 30, 2015, multiple diligence sessions were held among Starwood, Company E and their respective advisors.

From October 26 to November 15, Marriott, with the assistance of its advisors, engaged in a due diligence investigation of Starwood’s business. Multiple diligence sessions were held among Starwood, Marriott and their respective advisors.

On October 27, 2015, The Wall Street Journal reported rumors of acquisition interest in Starwood by several foreign acquirors, which caused Starwood’s stock price to rise 9.1%, its largest single-day gain since 2009.

Also on October 27, 2015, Starwood entered into definitive agreements with ILG, Iris Merger Sub, Inc., a wholly owned subsidiary of ILG, and Vistana to effect the Vistana-ILG transactions.

On October 28, 2015, Starwood released its financial and operating results for the quarter ended September 30, 2015 and announced the execution of definitive agreements to effect the Vistana-ILG transactions. Also on October 28, 2015, on behalf of Starwood, Cravath distributed a draft merger agreement to Company E’s legal counsel. From early November until November 15, 2015, Starwood and representatives of Cravath, on the one hand, and Company E and Company E’s legal counsel, on the other hand, held numerous discussions and engaged in negotiations regarding the terms of a merger agreement between Company E and Starwood.

On October 29 and October 31, 2015, Company D’s financial advisors reached out to a representative of Lazard to express Company D’s interest in re-engaging with Starwood.

On November 1, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to discuss the implications of Starwood’s recent stock price increases. October 27, 2015’s The Wall Street Journal report and October 28, 2015 stories in multiple news outlets reporting rumors of other potential acquirors in talks to combine with Starwood had resulted in significant movement in the exchange ratios implied by current market trading such that the proposed exchange ratios no longer reflected a premium to the at-market exchange ratio.

On November 2, 2015, Marriott engaged Deutsche Bank as its financial advisor in connection with the possible combination with Starwood. Deutsche Bank began to prepare financial analyses of the proposed transaction.

On November 3, 2015, members of Starwood’s management and representatives of Citi and Lazard met with the Chairman of Company F, who again made a preliminary non-binding indication of interest for an all-cash acquisition of Starwood at a price of $83 to $86 per Starwood share. Company F, which had not performed a detailed diligence review of Starwood, withdrew its indication of interest before the meeting concluded after Company F was informed that it would not be practical for Starwood to let Company F proceed in the process without a written offer with specific financing plans.

On November 4 and November 5, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating, to discuss the status of the strategic alternatives process, primarily focusing on the preliminary offer from Marriott, the agreed-upon preliminary terms with Company E and the other options that the Strategy Committee had considered over the course of the strategic alternatives process.

On November 4, 2015 and November 5, 2015, Marriott’s Board held meetings at which members of Marriott’s management and representatives of Gibson Dunn and Deutsche Bank were present. Over the two days of meetings, members of Marriott’s management made presentations about the proposed combination with Starwood, including key financial metrics and models, the strategic rationale for the transaction and the potential benefits and value creation of combining the two companies, as well as the potential risks and operational challenges to such a combination. Members of Marriott’s internal legal team also provided an update on the due diligence process and findings to date. A representative of Gibson Dunn reviewed with Marriott’s Board its fiduciary duties in such a transaction and, together with a representative of Deutsche Bank, reviewed the potential terms of a transaction and strategies for completing the transaction. Following the discussion, after consideration of the benefits and risks presented by Marriott’s management and advisors, Marriott’s Board determined it was advisable to continue negotiations with Starwood. Marriott’s Board authorized Marriott’s management to take steps to further a combination with Starwood, including further due diligence and negotiation, beginning with a submission of a non-binding indication of interest to Starwood proposing an all-stock merger in which each share of Starwood common stock would be converted into the right to receive 0.885 shares of Marriott common stock (assuming a prior transaction to separately spin off Starwood’s Vistana business), and to continue to negotiate the terms of a proposed transaction within the parameters discussed at this meeting.

On November 5, 2015, a member of Marriott’s management sent a representative of Lazard a letter for delivery to Starwood’s Board confirming Marriott’s preliminary proposal for an all-stock combination of Starwood and Marriott, with each Starwood stockholder to receive 0.885 shares of Marriott common stock for each share of Starwood common stock, after adjusting for the Vistana-ILG transactions. Marriott noted that the price of Starwood’s common stock had increased 14% since acquisition rumors were reported in The Wall Street Journal. From November 5, 2015 until November 15, 2015, Starwood and its representatives conducted a due diligence review of Marriott and numerous diligence sessions were held among Starwood, Marriott and their respective advisors.

On November 5, 2015, the Chief Executive Officer of Company D called Lazard to express a desire to re-engage in the process and suggested that the Chief Executive Officer of Company D meet with the Strategy Committee on November 9, 2015 to see if there was a viable path for a combination of Starwood with Company D.

Starwood’s Board discussed with members of Starwood’s management and Starwood’s advisors the risks of a re-engagement with Company D at that time, including that, if engaging in discussions with Starwood would require Company D to make a public announcement, such an announcement would significantly jeopardize the continued engagement of Company E and Marriott. Starwood’s Board decided to authorize a meeting between Starwood and Company D on the condition that Company D agree that no public announcement would be required under legal requirements applicable to Company D. Company D agreed that a meeting between Starwood and Company D would not require a public announcement, and a meeting was arranged for November 9, 2015 between Company D and Messrs. Daley and Hippeau. Starwood’s Board also discussed what a potential proposal for a transaction with Company D might entail in light of the prior discussions with Company D and the other options available to Starwood, including the potential transactions with Marriott and Company E.

Also on November 5, 2015, members of Starwood’s management and representatives of Citi and Lazard attended a management presentation by Company J in connection with Company J’s sale process. The Strategy Committee considered the alternative of bidding for the assets to be sold by Company J, but decided that offers made by Company E and Marriott provided Starwood stockholders with greater value and decided that it would only pursue a transaction with Company J if it was unable to reach agreement with Company E or Marriott.

On November 6, 2015, following press reports of Company D’s interest in potential strategic transactions, Company D advised Starwood that a re-engagement of negotiations between Starwood and Company D would require a public announcement under legal requirements applicable to Company D. The Strategy Committee discussed with members of Starwood’s management and Starwood’s advisors the risks of such an announcement to the potential transactions with Company E and Marriott and directed a representative of Lazard to inform Company D’s financial advisors that if Company D intended to make a public announcement that Starwood would not meet with Company D. For this reason, the planned meeting between Starwood and Company D was canceled.

Also on November 6, 2015, on behalf of Starwood, Cravath distributed a draft merger agreement to Gibson Dunn. From that point until November 15, 2015, Starwood and representatives of Cravath, on the one hand, and Marriott and representatives of Gibson Dunn, on the other hand, held numerous discussions and engaged in negotiations regarding the terms of the merger agreement.

Throughout this period, members of Starwood’s management and Starwood’s advisors continued to discuss the proposed combination with Company E, and Cravath and Company E’s legal counsel negotiated the terms of a draft merger agreement.

On November 9, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi and Lazard participating. Representatives of Citi and Lazard reviewed with the Strategy Committee Citi’s and Lazard’s preliminary financial analyses of the proposed combinations with each of Marriott and Company E and the Strategy Committee discussed the terms of a counterproposal to Marriott.

Also on November 9, 2015, Starwood made a counterproposal to Marriott for an all-stock combination of Starwood and Marriott, with each Starwood stockholder to receive 0.950 shares of Marriott common stock for each share of Starwood common stock, after adjusting for the Vistana-ILG transactions.

On November 10 and November 11, 2015, the Strategy Committee met, with members of Starwood’s management and representatives of Citi, Lazard and Cravath participating. Representatives of Citi and Lazard reviewed with the Strategy Committee Citi’s and Lazard’s preliminary financial analyses of the potential transactions with each of Marriott and Company E.

On November 10, 2015, Marriott increased the exchange ratio for its proposed acquisition of Starwood from 0.885 shares of Marriott common stock for each share of Starwood common stock to 0.910 shares of Marriott common stock for each share of Starwood common stock, after adjusting for the Vistana-ILG transactions, and proposed a termination fee equal to 4% of the transaction value. In a draft of the merger agreement sent by Cravath to Gibson Dunn on the morning of November 11, 2015, Starwood proposed a termination fee equal to 2% of the transaction value. In addition, following the receipt of Marriott’s revised offer, the Strategy Committee, together with members of Starwood’s management and representatives of Citi and Lazard, discussed potential responses. The Strategy Committee authorized a representative of Lazard to inform Marriott that it should increase the consideration offered to Starwood stockholders. On November 11, 2015, a representative of Lazard called a member of Marriott’s management to encourage Marriott to increase the consideration offered by Marriott to Starwood stockholders. On November 11, 2015, Marriott proposed that, in addition to 0.910 shares of Marriott common stock, each Starwood stockholder would receive $2.00 in cash for each share of Starwood common stock. On November 12, 2015, Marriott increased the exchange ratio for its proposed acquisition of Starwood from 0.910 shares of Marriott common stock for each share of Starwood common stock to 0.920 shares of Marriott common stock for each share of Starwood common stock, after adjusting for the Vistana-ILG transactions, with the proposed transaction also including $2.00 per share in cash consideration. On November 13, 2015, Gibson Dunn sent Cravath a draft merger agreement that included a termination fee equal to $400 million, or approximately 3.3% of the transaction value.

On November 12, 2015, Marriott’s management gave a management presentation to the Strategy Committee and responded to questions from the Strategy Committee.

On November 13, 2015, Marriott’s Board held a meeting to discuss the potential combination with Starwood. Members of Marriott’s management and representatives of Gibson Dunn and Deutsche Bank were present. Members of Marriott’s management and Marriott’s advisors updated Marriott’s Board on the current status of the negotiations, including the proposed consideration of 0.920 shares of Marriott common stock, plus $2.00, for each share of Starwood common stock. Representatives of Gibson Dunn gave a presentation to Marriott’s Board on its fiduciary duties in such a transaction, on the status of the negotiations on the merger agreement, the material terms and provisions of the current draft merger agreement, and on certain antitrust related considerations. Marriott’s Board, members of Marriott’s management and Marriott’s advisors discussed key open points in the merger agreement, updated key due diligence findings, updated financial models, the strategic and financial rationale of the proposed transaction including the synergies expected to be realized in the transaction, potential risks and integration challenges, and other strategic, business and legal considerations relating to the potential transaction. Following the discussion, Marriott’s Board determined it was advisable to continue negotiations with Starwood toward entering into a definitive merger agreement within the parameters discussed at this meeting and directed Marriott’s management and Marriott’s advisors to do so.

On November 13, 2015, at the direction of the Strategy Committee, Mr. Duncan spoke with the Chairman of Company E and a representative of Lazard spoke with a representative of Company E’s financial advisor to inform Company E that its current proposal was not sufficient.

On November 14, 2015, Company E, through its financial advisors, communicated to representatives of Lazard a revised proposal to acquire Starwood for consideration of 1.120 shares of common stock of the combined company for each share of Starwood common stock, plus $17.74 in cash per share of Starwood common stock to be paid through a special dividend. Each Company E stockholder would receive one share of common stock of the combined company for each share of Company E common stock. Company E’s proposal also included an approximately $435 million termination fee if either Starwood’s Board or Company E’s board of directors changed its recommendation for the transaction and a provision pursuant to which Company E could require that Starwood stockholders vote on a proposed transaction even if Starwood’s Board changed its recommendation. Company E’s proposal also provided that (i) the combined company would have common stock with one vote per share, increasing to 10 votes per share for shares held continuously by a holder from the date of execution of definitive documentation for the combination through the date that is four years thereafter, and (ii) the combined company would have a classified board of directors comprised of four members from Starwood’s Board and 11 members from Company E’s board of directors.

At this time, Marriott’s proposal provided that (i) Starwood stockholders would receive consideration of 0.920 shares of Marriott common stock, plus $2.00, for each share of Starwood common stock, (ii) a $400 million termination fee would be payable if either Starwood’s Board or Marriott’s Board changed its recommendation for the transaction, (iii) the combined company would have a board of directors elected annually and comprised of three members from Starwood’s Board and 11 members from Marriott’s Board and (iv) the combined company would have common stock with equal voting rights. Marriott’s proposal did not include a provision pursuant to which Marriott could require that Starwood stockholders vote on a proposed transaction even if Starwood’s Board changed its recommendation.

On November 14 and November 15, 2015, Starwood’s Board met, with members of Starwood’s management and representatives of Lazard, Citi and Cravath participating, to discuss and consider the combination proposals made by Marriott and Company E.

Mr. Duncan and a representative of Lazard reviewed with Starwood’s Board the current status of negotiations with Marriott and Company E, and discussed the revised proposal received that day from Company E. Representatives of Cravath then reviewed with Starwood’s Board its fiduciary duties in considering a merger of Starwood with a third party and in connection with the evaluation of the offers from Marriott and Company E. Representatives of Cravath then reviewed with Starwood’s Board the terms of, and considerations with respect to, a forum selection bylaw. Representatives of Cravath then reviewed the material terms of the draft merger agreement between Starwood and Marriott.

Representatives of Citi and Lazard then reviewed with Starwood’s Board the strategic alternatives process that had led to the proposals from each of Marriott and Company E. The representatives of Citi and Lazard reviewed Citi’s and Lazard’s preliminary financial analyses of the proposed transactions with each of Marriott and Company E.

Starwood’s Board reviewed the proposals and, after discussion, concluded that Marriott’s proposal, together with the terms of the proposed merger agreement with Marriott, represented a transaction that offered superior long-term value than the proposal submitted by Company E, due to, among other things, the superior strategic benefits of a combination with Marriott because of the strong management team and lower risk of execution, greater scale of the resulting combined company, potential synergies that were more likely to be realized, more diversified chain scale mix and a more “asset-light” business model, as well as Company E’s complex proposed voting structure that could impair the trading value of the combined company’s stock, the fact that Company E’s cash consideration would reduce the combined company’s leverage capacity (which capacity could have been accessed by Starwood on a stand-alone basis) and concerns around the trading value of equity securities of the combined company. Starwood’s Board also considered a number of other differences between the bids, including that Company E’s proposed merger agreement provided for a higher termination fee than Marriott’s and included a provision pursuant to which Company E could require that Starwood stockholders vote on a proposed transaction even if Starwood’s Board changed its recommendation, each of which would provide greater obstacles for a competing bidder should one emerge after the execution of the merger agreement. See the section entitled “—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” beginning on page 73.

After considering these factors, Starwood’s Board concluded that entry into the Combination Transactions with Marriott on the terms of the proposed merger agreement was in the best interests of Starwood stockholders.

After discussion, Starwood’s Board also concluded that it would not be in the best interests of Starwood stockholders for Starwood to attempt to renegotiate with Marriott due to, among other things, the negotiations that had already occurred which had resulted in several improvements to Marriott’s offer, and the risk that Marriott would walk away from its current proposal, which was determined to be more favorable to Starwood stockholders than Company E’s proposal.

Later on November 15, 2015, following the finalization of the merger agreement, Starwood’s Board reconvened and requested that Citi and Lazard render to Starwood’s Board their respective opinions with respect to the proposed transaction with Marriott. Representatives of Citi and Lazard reviewed with Starwood’s Board Citi’s and Lazard’s financial analyses of the proposed transaction with Marriott and then each of Citi and Lazard rendered to Starwood’s Board an oral opinion, confirmed by delivery by each of Citi and Lazard of a written opinion dated November 15, 2015, that, as of that date and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations upon the review undertaken as set forth in their respective written opinions, the merger consideration to be paid to holders of Starwood common stock (other than excluded holders) was fair, from a financial point of view, to those holders. For more information about Citi’s and Lazard’s respective opinions, see the sections entitled “—Opinions of Starwood’s Financial Advisors—Opinion of Citi Global Markets Inc.” beginning on page 78 and “—Opinions of Starwood’s Financial Advisors—Opinion of Lazard Frères & Co. LLC” beginning on page 81.

After discussing potential reasons for and against the proposed Combination Transactions described above and in the section entitled “—Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board” beginning on page 73, Starwood’s Board unanimously approved and declared advisable the merger agreement, the combination transactions and all of the other transactions contemplated by the merger agreement; declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the merger agreement and consummate the combination transactions and all of the other transactions contemplated by the merger agreement; directed that the merger agreement be submitted to a vote at a meeting of Starwood stockholders; and recommended that Starwood stockholders vote their shares in favor of the transactions contemplated by the merger agreement. Starwood’s Board also approved an amendment of Starwood’s bylaws to provide that courts in Baltimore County, Maryland be the exclusive forum for derivative actions or proceedings brought on behalf of Starwood, actions asserting a claim of breach of any duty owed by any director, officer or other employee of Starwood to Starwood or its stockholders, actions asserting a claim arising pursuant to the MGCL, Starwood’s charter or Starwood’s bylaws and certain other types of actions.

On November 15, 2015, Marriott’s Board held a meeting at which members of Marriott’s management and representatives of Gibson Dunn and Deutsche Bank were present. Marriott’s management and Marriott’s advisors provided Marriott’s Board with information on changes to the merger agreement since the last meeting of Marriott’s Board. During the meeting, Deutsche Bank reviewed its financial analysis of the proposed transaction and delivered to Marriott’s Board its oral opinion, which Deutsche Bank confirmed by delivery of a written opinion dated November 15, 2015, to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions set forth in its opinion, the proposed merger consideration was fair, from a financial point of view, to Marriott, as more fully described below in the section entitled “—Opinion of Marriott’s Financial Advisor” beginning on page 100. Gibson Dunn reviewed with Marriott’s Board its fiduciary duties and the key provisions of the merger agreement. Marriott’s Board asked questions and discussed the merger agreement provisions and related matters. After discussion in which Marriott’s Board considered the factors discussed further in the section entitled “—Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board” beginning on page 97, the members of Marriott’s Board unanimously approved the merger agreement and the transactions contemplated by the merger agreement. Marriott’s Board also deemed it advisable, and in the best interests of Marriott and its stockholders, to consummate the Combination Transactions, on the terms and subject to the conditions set forth in the merger agreement, and to recommend that Marriott stockholders vote to approve the issuance of Marriott common stock to Starwood stockholders as contemplated by the merger agreement.

Marriott and Starwood then executed the merger agreement and related agreements in connection with the Combination Transactions.

Prior to the opening of markets in the United States on November 16, 2015, Starwood and Marriott jointly announced the Combination Transactions.

Starwood’s Reasons for the Combination Transactions; Recommendation of Starwood’s Board

Starwood’s Board, at a meeting held on November 15, 2015, unanimously:

•	approved and declared advisable the merger agreement, the Combination Transactions and all of the other transactions contemplated by the merger agreement;

•	declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the merger agreement and consummate the Combination Transactions and all of the other transactions contemplated by the merger agreement;

•	directed that the merger agreement be submitted to a vote at a meeting of Starwood stockholders; and

•	recommended that Starwood stockholders vote their shares in favor of the transactions contemplated by the merger agreement.

Accordingly, Starwood’s Board unanimously recommends a vote “FOR” the Starwood combination transactions proposal and a vote “FOR” all other proposals.

In evaluating the proposed Combination Transactions, Starwood’s Board consulted with and received the advice of Starwood’s outside legal and financial advisors, held discussions with Starwood’s management and considered a number of factors that it believed supported its decision to enter into the merger agreement. These factors included, but were not limited to, the following:

•	the per share merger consideration, having an implied value of $72.08 per share of Starwood common stock (comprised of (i) $2.00 in cash, without interest, plus (ii) 0.920 shares of Marriott common stock valued at $70.08 per share of Starwood common stock based on Marriott’s 20-day volume weighted average price ending November 13, 2015), representing a premium of approximately 6% over Starwood’s common stock price using the 20-day volume weighted average price ending November 13, 2015 and a premium of approximately 19% using the 20-day volume weighted average price ending October 26, 2015 (prior to acquisition rumors), in each case, after adjusting for an implied value of the Vistana business per share of Starwood common stock of $7.91, which will be separately received by Starwood stockholders in the Vistana-ILG transactions;

•	the relative valuation of Starwood based on the implied value of the per share merger consideration representing an equivalent EBITDA multiple to that of Marriott, which is the multiple leader in the sector and has a greater EBITDA growth profile over the next several years;

•	the relative growth profiles of Marriott and Starwood, including the expectation that Marriott’s fee-based revenue stream will benefit from its strong U.S. presence in select service and grow more rapidly than Starwood’s over the next several years, Marriott’s strong net rooms growth rate relative to Starwood’s over the next several years and Marriott’s track record of performance and growth;

•	Starwood’s Board’s understanding of the business operations, financial conditions, earnings and prospects of Starwood, including the prospects of Starwood on a standalone basis, Starwood’s Board’s views of market competition and the challenges and opportunities facing the lodging industry;

•	that Marriott is a best-in-class operator with a seasoned and stable management team and an industry-leading Chief Executive Officer that would lead the combined company;

•	the fact that the per share merger consideration to be paid to Starwood stockholders consisted of a high Marriott common stock component and that Starwood stockholders would own approximately 37% of the equity interests of Marriott’s common stock immediately following the completion of the Combination Transactions, which would give former Starwood stockholders the opportunity to participate in any future earnings and growth of Marriott and future appreciation in the value of Marriott’s common stock following the Combination Transactions should they decide to retain the Marriott common stock they would receive in the Combination Transactions;

•	the Starwood Board’s review of Marriott’s business operations, financial condition, investment grade balance sheet, earnings and prospects;

•	the combined Starwood and Marriott portfolio comprising approximately 30 brands, with Starwood’s leading luxury and lifestyle brands and international footprint and Marriott’s presence in luxury and select service and a leading franchise business;

•	the financial profile of a combined Starwood and Marriott relative to that of Starwood as a standalone company, with a greater free cash flow as well as the synergies anticipated to be achievable through the Combination Transactions and the anticipated market capitalization, liquidity and capital structure of the combined company;

•

the financial analyses reviewed and discussed with Starwood’s Board by representatives of Lazard and Citi as well as the oral opinion of each of Lazard and Citi rendered to Starwood’s Board on November 15, 2015 (which were subsequently confirmed by delivery of a written opinion of each of

Lazard and Citi dated the same date) to the effect that, as of November 15, 2015 and based on and subject to the qualifications, limitations and assumptions set forth in those opinions, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders;

•	other opportunities for the combined company to generate additional stockholder value, including:

•	the fact that the combined company will be the world’s largest branded hotel company with over one million rooms globally and leading positions in the luxury, upper upscale and upscale chain scales, and also a strong upper midscale presence;

•	the potential for the combined company to realize synergies following the Combination Transactions by utilizing operating efficiencies;

•	the fact that the combined company will have the largest room pipeline in the industry, which will be diversified across chain scales;

•	the strength of the loyalty programs of each of Starwood and Marriott, which drives significant occupancy demand and premium-related business;

•	the potential to drive greater value for hotel owners through operating efficiencies, which is expected to lead to accelerated unit growth;

•	management’s expectation that the Combination Transactions will be accretive to earnings as a result of increased efficiencies and accelerated unit growth;

•	the continuation of Starwood’s significant capital recycling program following the Combination Transactions;

•	the fact that, on a pro forma combined basis, Marriott and Starwood generated $2.7 billion in fee revenue in the twelve months ending September 30, 2015, which provides the combined company with the ability to continue to provide strong returns to stockholders;

•	the fact that the combined company will result in an asset-light entity with a larger franchise business segment and 70% of fees generated in North America;

•	the combined company’s broad global footprint and anticipated acceleration of global growth through the leveraging of Marriott’s worldwide development organization and franchisee relationships;

•	the position of the combined company as a leader in the lifestyle space of the lodging industry;

•	the combined company’s ability to realize increased efficiency by taking advantage of economies of scale in areas such as reservations, procurement and shared services, which should permit improved bottom line performance of the hotels, thereby enhancing the company’s appeal to third party owners and operators and increase the company’s unit growth prospects; and

•	both Marriott’s and Starwood’s strong track records in merger integration;

•	the fact that Marriott’s management indicated its belief that Marriott would be successful in reaching mutually beneficial arrangements with MVW and ILG for their use of Marriott’s and Starwood’s loyalty programs and distribution platforms after the closing under their respective timeshare license agreements;

•	the fact that three of the 14-member board of directors of the combined company will be comprised of three members from the existing Starwood Board as mutually agreed by all of the parties;

•	the fact that Starwood stockholders will be able to either retain the stock portion of the per share merger consideration or, given the expected liquidity of the combined company’s stock, at their option, dispose of the stock portion of the per share merger consideration;

•	the fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Marriott common stock which offers Starwood stockholders the opportunity to benefit from any increase in the trading price of Marriott common stock before the closing of the Combination Transactions;

•	the likelihood that the proposed Combination Transactions would be consummated based on, among other things:

•	the absence of a financing condition in the merger agreement;

•	the likelihood and anticipated timing of consummating the Combination Transactions in light of the limited scope of the conditions to closing;

•	the level of the commitments by the parties to obtain applicable regulatory approvals, which in the view of Starwood’s Board after considering the advice of counsel, made it highly likely that the Combination Transactions once announced would be completed; and

•	that Starwood is entitled to enforce specifically the terms of the merger agreement;

•	other terms of the merger agreement, including:

•	Starwood’s ability, at any time before obtaining Starwood stockholder approval and under certain circumstances, to consider and respond to an unsolicited acquisition proposal, to furnish non-public information to the person making such a proposal and to engage in discussions or negotiations with the person making such a proposal;

•	the Starwood Board’s ability, under certain circumstances, to withdraw, qualify or modify the Starwood Board’s recommendation to Starwood stockholders that they vote in favor of the approval of the transactions contemplated by the merger agreement or to approve or recommend an alternative acquisition proposal; and

•	Starwood’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Starwood concurrently with such termination pays to Marriott a termination fee of $400 million;

•	the Starwood Board’s strategic alternatives process, which included a review of a variety of possible strategic alternatives other than a sale of Starwood, including the acquisition of other companies, various leverage, recapitalization and return of capital scenarios as well as continuing to operate as a standalone company, and through which the parties (including both strategic and financial parties) that were believed to be the most able and willing to pay the highest price for Starwood were solicited, including being given an opportunity to make offers to acquire Starwood;

•	the assessment by Starwood’s Board, taking into account, among other things, its review of potential strategic alternatives with the assistance of Starwood’s management and Starwood’s advisors, that none of these strategic alternatives were reasonably likely to present superior opportunities for Starwood, or reasonably likely to create greater value for Starwood stockholders, than the Combination Transactions;

•	the risk that pursuing other potential strategic alternatives, including continuing to operate on a standalone basis, could have resulted in the loss of an opportunity to consummate a transaction with Marriott; and

•	the expected receipt by Starwood of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, regarding the qualification of the Combination Transactions as reorganizations within the meaning of Section 368(a) of the Code.

In the course of its deliberations, Starwood’s Board also considered a variety of risks and other countervailing factors related to entering into the merger agreement, the Combination Transactions and the other transactions contemplated thereby, including but not limited to:

•	the possibility that the Combination Transactions may be delayed or not occur at all, due to a failure of conditions to closing;

•	the risk that regulatory agencies may not approve the Combination Transactions or may impose terms and conditions on their approvals that would either materially impair the business operations of the combined company or adversely impact the ability of the combined company to realize the synergies that are expected to occur in connection with the Combination Transactions;

•	the risk that the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood, which is a condition to closing, may be delayed or not occur;

•	the risks and costs to Starwood if the Combination Transactions are delayed or do not occur at all, including the potential negative impact on Starwood’s ability to retain key employees, the diversion of Starwood’s management and employee attention and the potential disruptive effects on Starwood’s day-to-day operations and Starwood’s relationships with third parties, including its customers, vendors and partners;

•	the restrictions on the conduct of Starwood’s business prior to the consummation of the Combination Transactions, including restrictions on amending, modifying or waiving any of the agreements that will effect the Vistana-ILG transactions, which may delay or prevent Starwood from undertaking business opportunities that may arise or other actions it would otherwise take with respect to Starwood’s operations pending consummation of the Combination Transactions;

•	the challenges inherent in the combination of two businesses of the size and complexity of Starwood and Marriott, including potential risks associated with achieving anticipated synergies and successfully integrating Starwood’s business, operations and workforce with those of Marriott, the fact that the resulting portfolio of approximately 30 brands could be challenging to maintain and grow, the potential for brand saturation and overlap and the potential for revenue dis-synergies;

•	the fact that the exchange ratio included in the merger agreement provides for a fixed number of shares of Marriott common stock, meaning Starwood stockholders cannot be sure at the time they vote on the Combination Transactions of the market value of the merger consideration they will receive, and the possibility that Starwood stockholders could be adversely affected by a decrease in the market price of Marriott common stock before the closing of the Combination Transactions;

•	the risk of incurring substantial expenses related to the Combination Transactions, including in connection with any litigation resulting from the announcement or pendency of the Combination Transactions;

•	the provisions of the merger agreement that restrict Starwood’s ability to solicit or participate in discussions or negotiations regarding alternative acquisition proposals, subject to specified exceptions, and that require Starwood to give Marriott the opportunity to propose revisions to the terms of the transactions contemplated by the merger agreement before Starwood would be able to terminate the merger agreement to accept a superior proposal;

•	the possibility that, if the Combination Transactions are not consummated, under certain circumstances, Starwood may be required to pay to Marriott a termination fee of $400 million, as more fully described in the section entitled “The Merger Agreement—Termination of the Merger Agreement,” which could discourage other third parties from making an alternative acquisition proposal for Starwood, but which Starwood’s Board believed would not be a meaningful deterrent;

•	Marriott’s ability, under certain circumstances, to terminate the merger agreement in order to enter into an agreement providing for a superior proposal, provided that Marriott concurrently with such termination pays to Starwood a termination fee of $400 million; and

•	the risks of the type and nature described in the section entitled “Risk Factors.”

In addition, Starwood’s Board was aware of and considered the interests of its directors and executive officers that are different from, or in addition to, the interests of Starwood stockholders generally, including the treatment of Starwood stock options and other equity-based awards held by such directors and executive officers in the Combination Transactions described in the section entitled “—Interests of Starwood Directors and Executive Officers in the Combination Transactions,” Marriott’s agreement to indemnify Starwood directors and officers against certain claims and liabilities and the fact that certain of Starwood’s directors would continue to be directors on the board of directors of the combined company as described in the section entitled “The Merger Agreement—Governance.”

The foregoing discussion of the information and factors that Starwood’s Board considered is not intended to be exhaustive, but rather is meant to include the material factors that Starwood’s Board considered. Starwood’s Board collectively reached the conclusion to approve the merger agreement, the Combination Transactions and all of the other transactions contemplated by the merger agreement in light of the various factors described above and other factors that the members of Starwood’s Board believed were appropriate. In view of the complexity and wide variety of factors, both positive and negative, that Starwood’s Board considered in connection with its evaluation of the Combination Transactions, Starwood’s Board did not find it practical, and did not attempt, to quantify, rank or otherwise assign relative or specific weights or values to any of the factors it considered in reaching its decision and did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of Starwood’s Board. Rather, in considering the various factors, individual members of Starwood’s Board considered all of these factors as a whole and concluded, based on the totality of information presented to them and the investigation conducted by them, that, on balance, the positive factors outweighed the negative factors and that they supported a determination to approve the merger agreement, declare its advisability and recommend that Starwood stockholders vote to approve the Combination Transactions. In considering the factors discussed above, individual directors may have given different weights to different factors and the factors are not presented in any order of priority.

Opinions of Starwood’s Financial Advisors

Starwood retained each of Citi and Lazard as financial advisors to, among other things, advise Starwood’s Board in connection with a possible direct or indirect sale of Starwood and, if requested, render an opinion to Starwood’s Board as to the fairness, from a financial point of view, to Starwood stockholders of the consideration to be paid to such stockholders in a transaction within the scope, and in accordance with the terms, of their respective engagement letters.

Opinion of Citigroup Global Markets Inc.

On November 15, 2015, Citi rendered its oral opinion to Starwood’s Board, which was confirmed by delivery of a written opinion dated November 15, 2015, to the effect that, as of such date and based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications set forth in the written opinion, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Citi’s written opinion, dated November 15, 2015, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken by Citi in rendering its opinion, is attached to this joint proxy statement/prospectus as

Annex B and is incorporated into this joint proxy statement/prospectus by reference in its entirety. The summary of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of the opinion. We urge you to read the opinion carefully and in its entirety. Citi’s opinion, the issuance of which was authorized by Citi’s fairness opinion committee, was provided to Starwood’s Board (in its capacity as such) in connection with its evaluation of the Combination Transactions and was limited to the fairness, from a financial point of view, as of the date of the opinion, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement. Citi’s opinion does not address any other aspects or implications of the Combination Transactions and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the Combination Transactions. Citi’s opinion does not address the underlying business decision by Starwood to effect the Combination Transactions, the relative merits of the Combination Transactions as compared to any alternative business strategies that might exist for Starwood or the effect of any other transaction in which Starwood may engage. The following is a summary of Citi’s opinion.

In arriving at its opinion, Citi, among other things:

•	reviewed a draft of the merger agreement, dated November 14, 2015;

•	held discussions with certain senior officers, directors and other representatives and advisors of Starwood and certain senior officers and other representatives and advisors of Marriott concerning the businesses, operations and prospects of Starwood and Marriott;

•	examined certain publicly available business and financial information relating to Starwood and Marriott;

•	examined certain financial forecasts and other information and data relating to Starwood and Marriott which were provided to or discussed with Citi by the respective managements of Starwood and Marriott, including (a) the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” (b) the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts” and (c) information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Starwood and Marriott to result from the Combination Transactions;

•	reviewed the financial terms of the Combination Transactions as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of Starwood common stock and Marriott common stock, the historical and projected earnings and other operating data of Starwood and Marriott and the capitalization and financial condition of Starwood and Marriott;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the Combination Transactions;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Starwood and Marriott;

•	evaluated certain potential pro forma financial effects of the Combination Transactions on Marriott;

•	at the direction of Starwood, approached and held discussions with third parties to solicit indications of interest in the possible acquisition of Starwood; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of Starwood and Marriott that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. At the direction of Starwood, for purposes of Citi’s analysis of Marriott, Citi used the financial forecasts provided by Marriott’s management as adjusted and extrapolated by Starwood’s management. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with Citi, Citi was advised by the respective managements of Starwood and Marriott that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Starwood and Marriott as to the future financial performance of Starwood and Marriott, the potential strategic implications and operational benefits anticipated to result from the Combination Transactions and the other matters covered thereby, and assumed, with Starwood’s consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Combination Transactions) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

Citi also assumed, with Starwood’s consent, that the Combination Transactions will be consummated in accordance with their terms, without waiver, modification or amendment of any material term, condition or agreement, including that the Vistana spin-off will be consummated before the closing of the Combination Transactions. Citi further assumed, with Starwood’s consent, that the Vistana spin-off will be consummated on the terms set forth in the Vistana documents, without any waiver, modification or amendment of any material term, condition or agreement thereof or, if the Vistana-ILG transactions are not consummated, that the terms of the Vistana spin-off will not differ from the terms of the Vistana-ILG transactions in any respect material to Citi’s analysis. Citi also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Combination Transactions, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Starwood, Marriott or the contemplated benefits of the Combination Transactions. Representatives of Starwood advised Citi, and Citi assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi also assumed, with Starwood’s consent, that the Combination Transactions will be treated as tax-free reorganizations for U.S. federal income tax purposes. Citi’s opinion related to the relative values of Starwood and Marriott. Citi did not express any opinion as to what the value of Marriott common stock actually will be when issued pursuant to the Combination Transactions or the price at which shares of Marriott common stock will trade at any time. Citi did not make and it was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Starwood or Marriott and Citi did not make any physical inspection of the properties or assets of Starwood or Marriott. Citi’s opinion did not address the underlying business decision of Starwood to effect the Combination Transactions, the relative merits of the Combination Transactions as compared to any alternative business strategies that might exist for Starwood or the effect of any other transaction in which Starwood might engage. Citi expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the Combination Transactions or as to any terms or aspects of the Vistana-ILG transactions or the Vistana spin-off. Citi also expressed no view as to, and Citi’s opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Combination Transactions, or any class of such persons, relative to the merger consideration or otherwise. Citi’s opinion was necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing, as of November 15, 2015.

For a summary of the material financial analyses presented by Citi, together with Lazard, to Starwood’s Board in connection with delivery of Citi’s opinion, see the section entitled “—Summary of Joint Financial Analyses of Citi and Lazard” beginning on page 84.

Under the terms of Citi’s engagement, Starwood has agreed to pay Citi for its financial advisory services in connection with the Combination Transactions an aggregate fee of approximately $19 million, $5 million of which was payable upon delivery by Citi of its opinion and the remainder of which is payable upon completion of the Combination Transactions. Subject to certain limitations, Starwood also has agreed to reimburse Citi, subject to certain conditions, for reasonable and documented travel and other reasonable and documented out-of-pocket expenses incurred by Citi in performing its services, including reasonable and documented fees and expenses of its legal counsel, and to indemnify Citi and related persons against certain liabilities, including liabilities under the federal securities laws, arising out of its engagement.

Citi and its affiliates in the past have provided, and are currently providing, services to Starwood and Marriott unrelated to the Combination Transactions, for which services Citi and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period ending on November 15, 2015, having acted or acting (i) as financial advisor to Starwood in connection with the Vistana-ILG transactions, (ii) as joint book-runner in connection with Starwood’s $350 million and $300 million senior unsecured notes issuances in September 2014, (iii) as lender, co-syndication agent, joint lead arranger, joint book-runner and/or dealer, as applicable, in connection with a credit facility and commercial paper program of Starwood, (iv) as co-manager in connection with Marriott’s $600 million senior notes offering in September 2015 and $400 million senior notes offering in October 2014, (v) as lender in connection with a credit facility of Marriott and (vi) as global cash manager for Marriott providing various standby credit, clearing, settlement and foreign exchange services. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Starwood and Marriott for their own account or for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Starwood, Marriott and their respective affiliates. During the two-year period ending on November 15, 2015, Citi and its affiliates received fees of approximately $3 million in the aggregate for services rendered to Starwood and fees of approximately $7 million in the aggregate for services rendered to Marriott.

Opinion of Lazard Frères & Co. LLC

At a meeting of Starwood’s Board held to evaluate the Combination Transactions on November 15, 2015, Lazard rendered an oral opinion to Starwood’s Board, subsequently confirmed in writing, to the effect that, as of such date, and based upon and subject to the assumptions, procedures, factors, qualifications and limitations set forth in Lazard’s written opinion, the merger consideration to be paid to Starwood stockholders (other than excluded holders) in the Combination Transactions pursuant to the merger agreement was fair, from a financial point of view, to such stockholders.

The full text of Lazard’s written opinion, dated November 15, 2015, which sets forth the assumptions made, procedures followed, factors considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex C to this joint proxy statement/prospectus and is incorporated into this joint proxy statement/prospectus by reference.

Lazard’s opinion was directed to and for the benefit of Starwood’s Board (in its capacity as such) for the information and assistance of Starwood’s Board in connection with its evaluation of the Combination Transactions and only addressed the fairness, from a financial point of view, to Starwood stockholders (other than excluded holders) of the merger consideration to be paid to such stockholders in the Combination Transactions pursuant to the merger agreement as of the date of Lazard’s opinion, and Lazard’s opinion did not address any other aspect of the Combination Transactions. Lazard’s opinion did not address the relative merits of the Combination Transactions as compared to any other transaction or business strategy in which Starwood might engage or the merits of the underlying decision by Starwood to engage in the Combination Transactions. Lazard’s opinion was not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Combination Transactions or any matter relating thereto. Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of Lazard’s opinion. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date of Lazard’s opinion. Lazard’s opinion did not express any opinion as to the price at which shares of Starwood common stock or Marriott common stock may trade at any time after the announcement of the Combination Transactions.

The following is a summary of Lazard’s opinion. The description of Lazard’s opinion set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex C to this joint proxy statement/prospectus. We encourage you to read Lazard’s opinion and this section carefully and in their entirety.

In connection with its opinion, Lazard:

•	reviewed the financial terms and conditions of a draft, dated November 14, 2015, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to Starwood and Marriott;

•	reviewed various financial forecasts and other data provided to Lazard by Starwood relating to the business of Starwood (including the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts”), reviewed various financial forecasts and other data provided to Lazard by Marriott relating to the business of Marriott and adjustments thereto and extrapolations therefrom as provided to Lazard by Starwood (including the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts”), and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions;

•	held discussions with members of the senior managements of Starwood and Marriott with respect to the business and prospects of Starwood and Marriott, respectively, and held discussions with members of the senior managements of Starwood and Marriott with respect to the projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions;

•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be relevant in certain respects in evaluating the businesses of Starwood and Marriott, respectively;

•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Starwood;

•	reviewed historical stock prices and trading volumes of Starwood common stock and Marriott common stock;

•	reviewed the potential pro forma financial impact of the Combination Transactions on Marriott based on the financial forecasts referred to above relating to Starwood and Marriott; and

•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.

Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Starwood or Marriott or concerning the solvency or fair value of Starwood or Marriott, and Lazard was not furnished with any such valuation or appraisal. At the direction of Starwood, for purposes of its analysis of Marriott, Lazard utilized the financial forecasts provided by Marriott as adjusted and extrapolated by Starwood. Lazard assumed, with Starwood’s consent, that the financial forecasts utilized in its analyses, including those related to projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Combination Transactions, had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Starwood and Marriott, respectively, and such synergies and other benefits. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.

In rendering its opinion, Lazard assumed, with Starwood’s consent, that the Combination Transactions would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions, including that the Vistana spin-off will be consummated before the closing of the Combination Transactions. Lazard further assumed, with Starwood’s consent, that the Vistana spin-off will be consummated on the terms set forth in the Vistana documents, without any waiver or modification of any material terms or conditions thereof or, if the Vistana-ILG transactions are not consummated, that the terms of the Vistana spin-off will not differ from the terms of the Vistana-ILG transactions in any respect material to Lazard’s analysis. Representatives of Starwood advised Lazard, and Lazard assumed, that the merger agreement, when executed, would conform to the draft reviewed by Lazard in all material respects. Lazard also assumed, with Starwood’s consent, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Combination Transactions would not have an adverse effect on Starwood, Marriott or the Combination Transactions. Lazard further assumed, with Starwood’s consent, that the Combination Transactions would qualify for U.S. federal income tax purposes as reorganizations within the meaning of Section 368(a) of the Code. Lazard did not express any opinion as to any tax or other consequences that might result from the Combination Transactions, nor did Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Starwood obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the merger consideration to the extent expressly specified in its opinion) of the Combination Transactions or as to any terms or aspects of the Vistana-ILG transactions or the Vistana spin-off. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Combination Transactions, or class of such persons, relative to the merger consideration or otherwise.

For a summary of the material financial analyses presented by Lazard, together with Citi, to Starwood’s Board in connection with delivery of Lazard’s opinion, see “—Summary of Joint Financial Analyses of Citi and Lazard” below.

In connection with Lazard’s services as financial advisor, Starwood has agreed to pay Lazard an aggregate fee of approximately $29 million, $5 million of which was payable upon the rendering of Lazard’s opinion and the remainder of which is contingent upon the closing of the Combination Transactions. Starwood also agreed to reimburse Lazard for certain expenses incurred in connection with Lazard’s engagement and to indemnify Lazard and certain related persons under certain circumstances against certain liabilities that may arise from or relate to Lazard’s engagement.

Lazard has in the past provided certain investment banking services to Starwood for which Lazard has received compensation, including, during the two-year period ending on November 15, 2015, having provided advisory services to Starwood for which Lazard was paid certain quarterly fees. Lazard has received fees of approximately $500,000 in the aggregate during such two-year period for investment banking services rendered to Starwood.

In the ordinary course, Lazard and its affiliates and employees may trade securities of Starwood, Marriott and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Starwood, Marriott and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.

Summary of Joint Financial Analyses of Citi and Lazard

In preparing their respective opinions to Starwood’s Board, each of Citi and Lazard, which we refer to collectively in this section of this joint proxy statement/prospectus as the “Starwood financial advisors,” performed a variety of financial and comparative analyses. The following is a summary of the material financial and comparative analyses that the Starwood financial advisors performed and reviewed with Starwood’s Board and which analyses Citi and Lazard used in connection with rendering the opinions described above. The summary of the analyses of the Starwood financial advisors described below does not purport to be a complete description of the financial analyses performed by the Starwood financial advisors, nor does the order of analyses described represent the relative importance or weight given to those analyses by the Starwood financial advisors. The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial or summary description. In arriving at their respective opinions, the Starwood financial advisors considered the results of all of the analyses undertaken by them and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis considered by them. Rather, the Starwood financial advisors made their determination as to fairness on the basis of their experience and professional judgment after considering the results of all of the analyses. Accordingly, the Starwood financial advisors believe that their analyses must be considered as a whole and that selecting portions of their analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying their analyses and opinions.

For purposes of their analyses and reviews, the Starwood financial advisors considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Starwood or Marriott. No company, business or transaction used in the analyses of the Starwood financial advisors is identical to Starwood or Marriott or the Combination Transactions, and such analyses may not necessarily utilize all companies or businesses that could be deemed comparable to Starwood or Marriott. Accordingly, an evaluation of the results of those analyses is not entirely mathematical. Rather, the analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies, businesses or transactions used in the Starwood financial advisors’ analyses and reviews. The estimates contained in the Starwood financial advisors’ analyses and reviews and the ranges of valuations resulting from any particular analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the Starwood financial advisors’ analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the Starwood financial advisors’ analyses and reviews are inherently subject to substantial uncertainty.

The type and amount of the merger consideration was determined through negotiations between Starwood and Marriott and was approved by the Starwood and Marriott boards of directors. Neither of the Starwood financial advisors was requested to, and neither did, recommend the specific merger consideration payable in the Combination Transactions or advise that any given merger consideration constituted the only appropriate consideration for the Combination Transactions. The decision to enter into the merger agreement was solely that of the Starwood and Marriott boards of directors and each of the opinions of the Starwood financial advisors was only one of many factors taken into consideration by Starwood’s Board in its evaluation of the Combination Transactions. Consequently, the analyses described below should not be viewed as determinative of the views of Starwood’s Board or Starwood’s management with respect to the Combination Transactions or the merger consideration.

The summary of the analyses and reviews provided below includes information presented in tabular format. In order to fully understand the Starwood financial advisors’ analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of the Starwood financial advisors’ analyses and reviews. Considering the data in the tables below without considering the full description of the analyses and reviews, including the methodologies and assumptions underlying the analyses and reviews, could create a misleading or incomplete view of the Starwood financial advisors’ analyses and reviews.

For purposes of their analyses, the Starwood financial advisors assumed that the Vistana spin-off would be consummated before the closing of the Combination Transactions in accordance with the terms of the Vistana-ILG transactions. The Starwood financial advisors therefore excluded from their financial analyses of Starwood the implied value of the Vistana business. Throughout this section of this joint proxy statement/prospectus, we refer to the business of Starwood that excludes the Vistana business as “Starwood Ex-Vistana.”

In addition, throughout this section of this joint proxy statement/prospectus, (i) the EBITDA of a company for a given period refers to the earnings before income, taxes, depreciation and amortization of such company during such period, (ii) the estimated Adjusted EBITDA of Starwood Ex-Vistana for a given period refers to the estimated Adjusted EBITDA of Starwood Ex-Vistana for such period (which includes non-cash compensation as an expense and does not include amortization of deferred gains), as projected in the Starwood financial forecasts and further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts” beginning on page 93, (iii) the estimated Adjusted EBITDA of Marriott for a given period refers to the estimated Adjusted EBITDA of Marriott for such period (which includes non-cash compensation as an expense and does not include interest income), as projected in the Starwood-adjusted Marriott financial forecasts and further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” and (iv) references to the “net debt” of a company (including Starwood and Marriott), as used in this section, refer to (x) the consolidated net debt of such company, plus (y) the amount of net debt of any unconsolidated joint venture hotel in which such company has an interest, prorated based on such company’s ownership stake in such joint venture hotel.

Discounted Cash Flow Analysis

Starwood Ex-Vistana

The Starwood financial advisors performed a discounted cash flow analysis for the purpose of determining the implied per share equity value of Starwood Ex-Vistana on a standalone basis. In conducting the discounted cash flow analysis, the Starwood financial advisors utilized the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case. The Starwood financial advisors arithmetically derived the estimated standalone unlevered, after-tax free cash flows that Starwood Ex-Vistana was forecasted to generate from January 1, 2016 through December 31, 2019 based on the Starwood Forecasts—Base Case and Starwood Forecasts—Conservative Case prepared and provided to the Starwood financial advisors by Starwood’s management as further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts,” beginning on page 93. The Starwood financial advisors also calculated a range of terminal values for Starwood Ex-Vistana utilizing the EBITDA multiple method by applying a forward multiple, based on the Starwood financial advisors’ professional judgment given the nature of Starwood and its business and industry, of 12.0x to 13.0x, to the estimated Adjusted EBITDA of Starwood Ex-Vistana in the terminal year ending on December 31, 2020. The unlevered, after-tax free cash flows and the range of terminal values were then discounted to present value using a discount rate of 8.6% to 9.6%, based on an estimate of Starwood’s weighted average cost of capital, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in the Starwood financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $78.11 to $87.57 utilizing the Starwood Forecasts—Base Case and of $71.82 to $80.54 utilizing the Starwood Forecasts—Conservative Case.

Marriott

The Starwood financial advisors performed a discounted cash flow analysis for the purpose of determining the implied per share equity value of Marriott on a standalone basis. In conducting the discounted cash flow analysis, the Starwood financial advisors utilized the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case. The Starwood financial advisors arithmetically derived the estimated standalone unlevered, after-tax free cash flows that Marriott was forecasted to generate from January 1, 2016 through December 31, 2019 based on the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case prepared and provided to the Starwood financial advisors by Starwood’s management as further described in the section entitled “The Combination Transactions—Certain Starwood Financial Forecasts.” The Starwood financial advisors also calculated a range of terminal values for Marriott utilizing the EBITDA multiple method by applying a forward multiple, based on the Starwood financial advisors’ professional judgment given the nature of Marriott and its business and industry, and taking into account their observation that Marriott had generally traded at a premium to Starwood based on the companies’ respective long-term historical trading averages, of 12.5 x to 13.5x, to the estimated Adjusted EBITDA of Marriott in the terminal year ending on December 31, 2020. The unlevered, after-tax free cash flows and the range of terminal values were then discounted to present value using a discount rate of 8.4% to 9.4%, based on an estimate of Marriott’s weighted average cost of capital, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s projected net debt (calculated as debt less excess cash) and increasing the range of implied enterprise values by the projected amount of Marriott’s outstanding notes receivable, in each case as of December 31, 2015 and as provided in the Starwood-adjusted Marriott financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $101.17 to $113.36 utilizing the Starwood-adjusted Marriott Forecasts—Base Case and of $92.21 to $103.37 utilizing the Starwood-adjusted Marriott Forecasts—Conservative Case.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the per share cash consideration of $2.00 to be paid to Starwood stockholders in the Combination Transactions, which we refer to in this section of this joint proxy statement/prospectus as the “cash consideration,” by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the discounted cash flow analyses for Starwood Ex-Vistana and Marriott described above based on the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts. This analysis indicated the following implied exchange ratio reference ranges utilizing, on the one hand, the Starwood Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Base Case, and on the other hand, the Starwood Forecasts—Conservative Case and the Starwood-adjusted Marriott Forecasts—Conservative Case, as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio (Base Cases)	Implied Exchange Ratio (Conservative Cases)	Exchange Ratio in the Combination Transactions
0.67x – 0.85x	0.68x – 0.85x	0.92x

Selected Public Companies Analysis

The Starwood financial advisors reviewed and analyzed publicly available financial information, implied multiples and market trading data relating to certain companies, which we refer to in this section of this joint proxy statement/prospectus as the “selected public companies,” and compared that information to the corresponding information for Starwood Ex-Vistana and Marriott. Although none of the selected public companies are directly comparable to Starwood Ex-Vistana or Marriott, the selected public companies are publicly traded companies with operations and other criteria, such as lines of business, markets, financial characteristics, business risks and size and scale of business, which for purposes of this analysis the Starwood financial advisors considered most relevant to consider in relation to Starwood Ex-Vistana and Marriott. The selected public companies are listed below:

•	Hilton Worldwide Holdings Inc.

•	Marriott

•	Starwood Ex-Vistana

•	InterContinental Hotels Group PLC

•	Hyatt Hotels Corporation

•	Choice Hotels International, Inc.

The Starwood financial advisors calculated and reviewed, among other things, the total enterprise value of each selected public company as a multiple of the estimated EBITDA of such company for the calendar year ending on December 31, 2015, which we refer to in this section of this joint proxy statement/prospectus as the “TEV/2015E EBITDA multiple,” and for the calendar year ending on December 31, 2016, which we refer to in this section of this joint proxy statement/prospectus as the “TEV/2016E EBTIDA multiple.” Total enterprise values were generally calculated as equity value (based, except as set forth in the note to the table below, on the per share closing price of each selected public company on November 11, 2015 multiplied by such company’s outstanding equity securities, calculated on a fully diluted basis, on such date), plus debt (including the pro rata share of unconsolidated joint venture debt), plus minority interests, less cash and cash equivalents (in the case of debt, minority interests, cash and cash equivalents, as set forth on the most recent publicly available balance sheet of such company, and in the case of minority interests, where applicable). The estimated financial data of the selected public companies (including, for this purpose, Starwood Ex-Vistana and Marriott) used by the Starwood financial advisors for this analysis were based on selected publicly available equity research analysts’ consensus estimates, as adjusted by the Starwood financial advisors to provide a like-for-like comparison across companies (for example, to consistently exclude amortization of gains and to consistently treat stock-based compensation as an expense). The TEV/2015E EBITDA multiple and the TEV/2016E EBITDA multiple for each of the selected public companies, as well as the median and mean of such metrics for the selected public companies, are set forth in the table below:

Selected Public Company	TEV / 2015E EBITDA	TEV / 2016E EBITDA
Hilton Worldwide Holdings Inc.	13.2x	11.8x
Marriott	14.8x	13.4x
Starwood Ex-Vistana (1)	13.6x	12.9x
InterContinental Hotels Group PLC (2)	13.6x	12.8x
Hyatt Hotels Corporation	11.0x	10.0x
Choice Hotels International, Inc.	15.4x	14.4x
Median	13.6x	12.9x
Mean	13.6x	12.5x

(1)

In calculating the equity value of Starwood Ex-Vistana, the Starwood financial advisors subtracted from the per share closing price of Starwood common stock on November 11, 2015 an amount equal to $7.91, representing the implied value of the Vistana business per share of Starwood common stock, and multiplied the resulting difference by the number of Starwood’s fully diluted outstanding equity securities as of such date. The Starwood financial advisors calculated the $7.91 per share implied value of the Vistana business based on (i) the percentage of outstanding equity securities of ILG that Starwood stockholders were expected to own following consummation of the Vistana-ILG transactions based on the publicly disclosed terms of such transactions and (ii) the volume weighted average price for the common stock of ILG for the twenty consecutive trading days ending on November 11, 2015.

In calculating the estimated EBITDA of Starwood Ex-Vistana for purposes of deriving the TEV/EBITDA multiples above, the Starwood financial advisors utilized selected publicly available equity research analysts’ consensus estimates for Starwood and subtracted, at the direction of Starwood’s management, $134 million from estimated EBITDA for the calendar year ending on December 31, 2015 and $165 million from estimated EBITDA for the calendar year ending on December 31, 2016, in each case to exclude the implied value of the Vistana business as estimated by Starwood’s management.

(2)	The TEV/EBITDA multiples for InterContinental Hotels Group PLC reflect an adjustment for the publicly announced sale of InterContinental Hong Kong to a consortium of investors managed by Gaw Capital Partners, with expected approximate proceeds of $929 million being included as an addition to cash.

Starwood Ex-Vistana

The Starwood financial advisors then applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 13.1x to 14.1x (the midpoint of which corresponds to the median of the estimated TEV/2015E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Starwood Ex-Vistana for the calendar year ending on December 31, 2015 based on the Starwood financial forecasts, which projected the same amount of Adjusted EBITDA for Starwood Ex-Vistana in both the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case for the calendar year ending on December 31, 2015, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in the Starwood financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $62.72 to $68.12.

The Starwood financial advisors also applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 12.4x to 13.4x (the midpoint of which corresponds to the median of the estimated TEV/2016E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Starwood Ex-Vistana for the calendar year ending on December 31, 2016 based on the Starwood financial forecasts, which projected the same amount of Adjusted EBITDA for Starwood Ex-Vistana in both the Starwood Forecasts—Base Case and the Starwood Forecasts—Conservative Case for the calendar year ending on December 31, 2016, to derive a range of implied enterprise values for Starwood Ex-Vistana. A range of implied equity values for Starwood Ex-Vistana was then calculated by reducing the range of implied enterprise values by the amount of Starwood Ex-Vistana’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in the Starwood financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $66.67 to $72.72.

Marriott

The Starwood financial advisors applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 13.1x to 14.1x (the midpoint of which corresponds to the median of the estimated TEV/2015E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Marriott for the calendar year ending on December 31, 2015 based on the Starwood-adjusted Marriott financial forecasts, which projected the same amount of Adjusted EBITDA for Marriott in both the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case for the calendar year ending on December 31, 2015, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s projected net debt (calculated as debt less excess cash) and increasing the range of implied enterprise values by the projected amount of Marriott’s outstanding notes receivable, in each case as of December 31, 2015 and as provided in the Starwood-adjusted Marriott financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $65.99 to $72.14.

The Starwood financial advisors also applied, based on their review of the selected public companies and their experience and professional judgment, a reference range of multiples of 12.4x to 13.4x (the midpoint of which corresponds to the median of the estimated TEV/2016E EBITDA multiples for the selected public companies) to the estimated Adjusted EBITDA of Marriott for the calendar year ending on December 31, 2016 based on the Starwood-adjusted Marriott financial forecasts, which projected the same amount of Adjusted EBITDA for Marriott in both the Starwood-adjusted Marriott Forecasts—Base Case and the Starwood-adjusted Marriott Forecasts—Conservative Case for the calendar year ending on December 31, 2016, to derive a range of implied enterprise values for Marriott. A range of implied equity values for Marriott was then calculated by reducing the range of implied enterprise values by the amount of Marriott’s projected net debt (calculated as debt less excess cash) and increasing the range of implied enterprise values by the projected amount of Marriott’s outstanding notes receivable, in each case as of December 31, 2015 and as provided in the Starwood-adjusted Marriott financial forecasts. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $71.09 to $78.02.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the selected public companies analyses described above based on the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts. This analysis indicated the following implied exchange ratio reference ranges utilizing, on the one hand, estimated Adjusted EBITDA of each of Starwood Ex-Vistana and Marriott for the calendar year ending on December 31, 2015, and on the other hand, estimated Adjusted EBITDA of Starwood Ex-Vistana and Marriott for the calendar year ending on December 31, 2016, in each case as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio (2015E EBITDA)	Implied Exchange Ratio (2016E EBITDA)	Exchange Ratio in the Combination Transactions
0.84x – 1.00x	0.83x – 0.99x	0.92x

Sum-of-the-Parts Analysis

The Starwood financial advisors also conducted a sum-of-the-parts analysis to derive an implied per share equity value reference range for each of Starwood Ex-Vistana and Marriott and ultimately an implied adjusted exchange ratio reference range. In carrying out this analysis, each of Starwood Ex-Vistana’s and Marriott’s sources of revenue was divided into various segments, as set forth in the table below:

Starwood Ex-Vistana
Owned Hotels (incl. Consolidated Joint Venture Hotels)
Leased Hotels
Unconsolidated Joint Venture Hotels
Fees from Managed Properties
Fees from Franchised Properties
Starwood Vacation Ownership License Fees
Other Income

Marriott
Owned and Leased Hotels
Unconsolidated Joint Venture Hotels
Fees from Managed Properties
Fees from Franchised Properties
Marriott Vacations Worldwide Royalty Fees
Other Income

In performing the sum of the parts analysis, the Starwood financial advisors reviewed and analyzed publicly available information, implied multiples and market trading data relating to: (i) the selected public companies described above in the section entitled “—Selected Public Companies Analysis” beginning on page 86, which for purposes of such analysis the Starwood financial advisors considered similar, due to their being more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties, to the operations of the “Fees from Managed Properties,” “Fees from Franchised Properties” and “Starwood Vacation Ownership License Fees” segments of Starwood Ex-Vistana, and to the operations of the “Fees from Managed Properties,” “Fees from Franchised Properties” and “Marriott Vacations Worldwide Royalty Fees” segments of Marriott; and (ii) certain other companies, which we refer to in this section of this joint proxy statement/prospectus as the “ownership/leasing selected companies” as further described below, with operations that for purposes of such analysis the Starwood financial advisors considered similar to the operations of the “Owned Hotels (including Consolidated Joint Venture Hotels),” “Leased Hotels” and “Unconsolidated Joint Venture Hotels” segments of Starwood Ex-Vistana and to the operations of the “Owned and Leased Hotels (including Consolidated Joint Venture Hotels)” and “Unconsolidated Joint Venture Hotels” segments of Marriott.

The Starwood financial advisors divided the ownership/leasing selected companies into two categories, “REIT/Owned Hotels,” comprised of companies that generate revenues primarily through the ownership of hotels, and “Leased Hotels,” comprised of companies that generate revenues primarily through the leasing of hotels. The ownership/leasing selected companies are set forth below, divided by category:

REIT/Owned Hotels:

•	Host Hotels & Resorts, Inc.

•	Sunstone Hotel Investors, Inc.

•	Chesapeake Lodging Trust

•	DiamondRock Hospitality Company

Leased Hotels:

•	Accor SA

•	Hospitality Properties Trust

The Starwood financial advisors calculated the TEV/2016E EBITDA multiples for each ownership/leasing selected company using the same methodology used to calculate the TEV/2016E EBITDA multiples for the selected public companies described above (including by making certain adjustments to provide a like-for-like comparison across companies). The median TEV/2016E EBITDA multiple for the REIT/Owned Hotels ownership/leasing selected companies and the median TEV/2016E EBITDA multiple for the Leased Hotels ownership/leasing selected companies are set forth in the table below:

TEV/2016E EBITDA
REIT/Owned Hotels (median)	11.6x
Leased Hotels (median)	9.9x

Starwood Ex-Vistana

In carrying out the sum-of-the-parts analysis for Starwood Ex-Vistana, the Starwood financial advisors applied, based on their review of the selected public companies (which are more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties), their review of the ownership/leasing selected companies and their experience and professional judgment, a particular reference range of multiples to the estimated Adjusted EBITDA attributable to each segment of the Starwood Ex-Vistana business for the calendar year ending on December 31, 2016 as projected in the Starwood financial forecasts. The reference ranges of multiples applied to the estimated Adjusted EBITDA of each segment of Starwood Ex-Vistana are set forth in the table below:

TEV/2016E EBITDA Multiple Reference Range
Owned Hotels (incl. Consolidated Joint Venture Hotels)	11.0x – 12.0x
Leased Hotels	9.5x – 10.5x
Unconsolidated Joint Venture Hotels	10.0x – 11.0x
Fees from Managed Properties	12.0x – 13.0x
Fees from Franchised Properties	13.5x – 14.5x
Starwood Vacation Ownership License Fees	12.5x – 13.5x
Other Income (1)	11.8x – 12.8x

(1)	Selected range of multiples applied to the “Other Income” component reflects a blended range of multiples based on the weighted average of the ranges of multiples the Starwood financial advisors applied to the other components of Adjusted EBITDA of Starwood Ex-Vistana.

The Starwood financial advisors then subtracted, from the aggregate value implied by applying the applicable multiples to the various components of estimated Adjusted EBITDA described above, (i) the amount of estimated corporate overhead expenses projected in the Starwood financial forecasts for the calendar year ending on December 31, 2016 (which were not reflected in the amount of Adjusted EBITDA for any of the segments included in the table above), capitalized at a range of 11.8x to 12.8x (based on a blended range of multiples calculated in the same manner as the reference range of multiples applied to the “Other Income” component of Adjusted EBITDA of Starwood Ex-Vistana as set forth in the table above), (ii) the amount of Starwood Ex-Vistana’s projected net debt (calculated as debt less cash and cash equivalents) as of December 31, 2015 as provided in the Starwood financial forecasts and (iii) the amount of cash taxes estimated in the Starwood financial forecasts to be paid by Starwood Ex-Vistana in the calendar year ending on December 31, 2016 as a result of certain asset dispositions in calendar year

2015, discounted to December 31, 2015 at a rate of 9.1% based on the midpoint of an estimated range of Starwood Ex-Vistana’s weighted average cost of capital. This analysis indicated an implied per share equity value reference range for Starwood Ex-Vistana on a standalone basis of $63.15 to $69.09.

Marriott

In carrying out the sum-of-the-parts analysis for Marriott, the Starwood financial advisors applied, based on their review of the selected public companies (which are more heavily weighted toward revenue generated from managed and franchised properties than toward revenue generated from owned and leased properties), their review of the ownership/leasing selected companies and their experience and professional judgment, a particular reference range of multiples to the estimated Adjusted EBITDA attributable to each segment of Marriott’s business for the calendar year ending on December 31, 2016 as projected in the Starwood-adjusted Marriott financial forecasts. The reference ranges of multiples applied to the estimated Adjusted EBITDA of each segment of Marriott are set forth in the table below:

TEV/2016E EBITDA Multiple Reference Range
Owned and Leased Hotels	12.0x – 13.0x
Unconsolidated Joint Venture Hotels	10.0x – 11.0x
Fees from Managed Properties	12.5x – 13.5x
Fees from Franchised Properties	14.0x – 15.0x
Marriott Vacations Worldwide Royalty Fees	12.5x – 13.5x
Other Income (1)	13.0x – 14.0x

(1)	Selected range of multiples applied to the “Other Income” component reflects a blended range of multiples based on the weighted average of the ranges of multiples the Starwood financial advisors applied to the other components of Adjusted EBITDA of Marriott.

The Starwood financial advisors then subtracted, from the aggregate value implied by applying the applicable multiples to the various components of estimated Adjusted EBITDA as described above, the estimated amount of corporate overhead expenses projected in the Starwood-adjusted Marriott financial forecasts for the calendar year ending on December 31, 2016 (which were not reflected in the amount of Adjusted EBITDA for any of the segments included in the table above), capitalized at a range of 13.0x to 14.0x (based on a blended range of multiples calculated in the same manner as the reference range of multiples applied to the “Other Income” component of Adjusted EBITDA of Marriott as set forth in the table above). The Starwood financial advisors then subtracted from the resulting difference the amount of Marriott’s estimated net debt (calculated as debt less excess cash) as of December 31, 2015 as projected in the Starwood-adjusted Marriott financial forecasts and added (i) the amount of Marriott’s outstanding notes receivable as of December 31, 2015 as projected in the Starwood-adjusted Marriott financial forecasts and (ii) the amount of net proceeds from certain asset sales estimated in the Starwood-adjusted Marriott financial forecasts to be received by Marriott in the calendar year ending on December 31, 2016, discounted to December 31, 2015 at a rate of 8.9% based on the midpoint of an estimated range of Marriott’s weighted average cost of capital. The Starwood financial advisors’ analysis indicated an implied per share equity value reference range for Marriott on a standalone basis of $76.08 to $82.97.

Implied Adjusted Exchange Ratio Analysis

The Starwood financial advisors then calculated an implied adjusted exchange ratio reference range by dividing the low end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the high end of the implied per share equity value reference range for Marriott, and by dividing the high end of the implied per share equity value reference range for Starwood Ex-Vistana, less the cash consideration, by the low end of the implied per share equity value reference range for Marriott, in each case as indicated by the sum-of-the-parts analyses described above based on the Starwood financial forecasts and the

Starwood-adjusted Marriott financial forecasts. This analysis indicated the following implied exchange ratio reference range, as compared to the exchange ratio provided for in the Combination Transactions:

Implied Exchange Ratio	Exchange Ratio in the Combination Transactions
0.74x – 0.88x	0.92x

Certain Starwood Financial Forecasts

Starwood does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates. However, Starwood has included below certain financial forecasts of Starwood that, as described below, were furnished to Starwood’s Board, Starwood’s financial advisors, Marriott and Marriott’s financial advisor in connection with discussions concerning the Combination Transactions. In addition, Starwood’s management provided to Starwood’s Board and Starwood’s financial advisors financial forecasts of Marriott, which were based on financial forecasts for Marriott provided to Starwood’s management by Marriott’s management.

The estimates of Starwood’s future financial performance set forth below entitled “Starwood Forecasts—Base Case” were prepared by Starwood’s management based on management’s reasonable best estimates and assumptions with respect to Starwood’s future financial performance at the time such estimates were prepared and speak only as of that time. Starwood’s management furnished the Starwood Forecasts—Base Case to Starwood’s Board, Starwood’s financial advisors, Marriott and Marriott’s financial advisor. The estimates of Starwood’s future financial performance set forth below entitled “Starwood Forecasts—Conservative Case” were prepared by Starwood’s management, and reflect more conservative assumptions regarding Starwood’s future results, driven by more conservative assumptions regarding the growth rate of revenue per available room. Starwood’s management furnished the Starwood Forecasts—Conservative Case to Starwood’s Board and Starwood’s financial advisors. We refer to the Starwood Forecasts—Base Case and Starwood Forecasts—Conservative Case in this joint proxy statement/prospectus as the “Starwood financial forecasts.” The Starwood financial forecasts exclude the revenue and earnings from the assets that were sold in the fiscal year ended December 31, 2015 and assume no future asset sales from the fiscal year ended December 31, 2016 to the fiscal year ended December 31, 2020. Additionally, the Starwood financial forecasts include the impact of the Vistana-ILG transactions as if the closing of such transactions had occurred on January 1, 2015.

In addition, Starwood’s management provided to Starwood’s Board and Starwood’s financial advisors financial forecasts of Marriott which were based on estimates of Marriott’s future financial performance provided to Starwood’s management by Marriott’s management, with adjustments made by Starwood’s management to those forecasts as a result of Starwood’s due diligence with respect to Marriott. Marriott’s management provided to Starwood’s management estimates of Marriott’s future financial performance for the fiscal years ended December 31, 2015, 2016, 2017 and 2018 that reflect assumptions regarding the growth rate of revenue per available room that are similar to the assumptions regarding the growth rate of revenue per available room underlying the Starwood Forecasts—Conservative Case. The financial forecasts of Marriott’s future financial performance set forth below entitled “Starwood-adjusted Marriott Forecasts—Conservative Case” were based on the estimates of Marriott’s future financial performance for the fiscal years ended December 31, 2015, 2016, 2017 and 2018 or, in the case of the fiscal years ended December 31, 2019 and 2020, extrapolations thereof. The estimates of Marriott’s future financial performance set forth below entitled “Starwood-adjusted Marriott Forecasts—Base Case” were based on the Starwood-adjusted Marriott Forecasts—Conservative Case and reflect more optimistic assumptions regarding Marriott’s future results, including more optimistic assumptions regarding the growth rate of revenue per available room that are similar to the assumptions regarding the growth rate of revenue per available room underlying the Starwood Forecasts—Base Case. We refer to the Starwood-adjusted Marriott Forecasts—Base Case and Starwood-adjusted Marriott Forecasts—Conservative Case in this joint proxy statement/prospectus as the “Starwood-adjusted Marriott financial forecasts.” Starwood’s management furnished the Starwood-adjusted Marriott financial forecasts to Starwood’s Board and Starwood’s financial advisors. The Starwood-adjusted Marriott financial forecasts assume approximately $300 million in proceeds from asset sales from the fiscal year ended December 31, 2016 to the fiscal year ended December 31, 2020.

Based on instructions from Starwood’s management, Lazard and Citi utilized the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts for their analyses and for purposes of their opinions. These financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or GAAP. A summary of this information is presented below.

While the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts were prepared in good faith, no assurance can be made regarding future events. The estimates and assumptions underlying these financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which Starwood and Marriott operate, and the risks and uncertainties described under “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Starwood and Marriott and will be beyond the control of the combined company. Starwood stockholders and Marriott stockholders are urged to review Starwood’s SEC filings for a description of risk factors with respect to Starwood’s business and Marriott’s SEC filings for a description of risk factors with respect to Marriott’s business, as well as, in each case, the section entitled “Risk Factors.” There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts, whether or not the Combination Transactions are completed. The inclusion in this joint proxy statement/prospectus of the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts below should not be regarded as an indication that Starwood, Marriott, their respective boards of directors or their respective financial advisors considered, or now considers, these forecasts to be a reliable predictor of future results. The Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on this information. The Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts assume that each of Starwood and Marriott would continue to operate as standalone companies and do not reflect any impact of the Combination Transactions.

The Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts include certain non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as presented in this joint proxy statement/prospectus may not be comparable to similarly titled amounts used by Starwood, Marriott or other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures. All of the financial forecasts summarized in this section were prepared by Starwood’s management. Neither Ernst & Young LLP (Starwood’s and Marriott’s independent registered public accounting firm) nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Starwood and Marriott. Those reports do not extend to the financial forecasts and should not be read to do so.

By including in this joint proxy statement/prospectus the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts below, none of Starwood, Marriott or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Starwood or Marriott compared to the information contained in the financial forecasts. Further, the inclusion of the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts in this joint proxy statement/prospectus does not constitute an admission or representation by Starwood or Marriott that this information is material. The financial forecasts summarized in this section reflected the estimates and judgments available to Starwood’s management at the time they were prepared and have not been updated to reflect any changes since the dates the financial forecasts were prepared. Neither Starwood, Marriott, nor, after completion of the Combination Transactions, the combined company undertakes any obligation, except as required by law, to update or otherwise revise the Starwood financial forecasts or the Starwood-adjusted Marriott financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the financial forecasts is not included in this joint proxy statement/prospectus in order to induce any stockholder to vote in favor of the Starwood combination transactions proposal or any of the other proposals to be voted on at the Starwood and Marriott special meetings, but because the Starwood financial forecasts and the Starwood-adjusted Marriott financial forecasts were made available to Starwood’s Board and Starwood’s financial advisors and, in the case of the Starwood Forecasts—Base Case, to Marriott and Marriott’s financial advisor.

Starwood Forecasts—Base Case

The following table presents select financial forecasts of Starwood for the fiscal years ending 2015 through 2020 prepared by Starwood’s management.

	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenues from Owned, Leased and Consolidated Hotels	$1,061	$1,108	$1,160	$1,217	$1,273	$1,335
Total Fees (1)	876	950	1,044	1,145	1,252	1,373
Adjusted EBITDA (2)	917	1,026	1,127	1,240	1,370	1,525
Capital Expenditures (3)	347	322	295	312	330	349
Unlevered Free Cash Flow (4)	$1,153	$462	$563	$622	$705	$800

Starwood Forecasts—Conservative Case

The following table presents select financial forecasts of Starwood for the fiscal years ending 2015 through 2020 prepared by Starwood’s management.

	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Revenues from Owned, Leased and Consolidated Hotels	$1,061	$1,108	$1,151	$1,194	$1,233	$1,278
Total Fees (1)	876	950	1,034	1,121	1,210	1,304
Adjusted EBITDA (2)	917	1,026	1,109	1,196	1,292	1,405
Capital Expenditures (3)	347	322	294	310	326	345
Unlevered Free Cash Flow (4)	$1,153	$462	$551	$591	$652	$717

(1)	Total fees includes management fees and franchise fees from hotels and license fees from Starwood’s vacation ownership business, assuming the consummation of the Vistana-ILG transactions.
(2)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the

Starwood financial forecasts, Adjusted EBITDA is defined as net income, plus income tax (expense)/benefit, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA and less the non-cash amortization deferred gains resulting from the historical sales of hotels subject to long-term management contracts. Adjusted EBITDA for purposes of the Starwood financial forecasts differs from Adjusted EBITDA as historically reported by Starwood in its earnings releases in that amortization of deferred gains was excluded from Adjusted EBITDA for purposes of the Starwood financial forecasts. The amount of amortization of deferred gains excluded from Adjusted EBITDA in the Starwood financial forecasts was estimated to be $96 million in 2015 and $84 million for each of 2016, 2017, 2018, 2019 and 2020.
(3)	Capital expenditures includes contract acquisition investment costs for each period presented.
(4)	Starwood unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less capital expenditures. Unlevered free cash flows for Starwood were arithmetically derived by Lazard and Citi based on the Starwood financial forecasts prepared and provided to Lazard and Citi by Starwood’s management.

Starwood-adjusted Marriott Forecasts—Base Case

The following table presents select financial forecasts of Marriott for the fiscal years ending 2015 through 2020, which were derived from financial forecasts prepared by Marriott’s management, as adjusted and extrapolated by Starwood’s management.

	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Total Fees (1)	$1,897	$2,080	$2,320	$2,626	$2,906	$3,218
Adjusted EBITDA (2)	1,610	1,814	2,051	2,348	2,634	2,961
Capital Expenditures (3)	466	260	390	398	398	398
Unlevered Free Cash Flow (4)	$1,429	$1,279	$1,158	$1,400	$1,525	$1,747

Starwood-adjusted Marriott Forecasts—Conservative Case

The following table presents select financial forecasts of Marriott for the fiscal years ending 2015 through 2020, which were derived from financial forecasts prepared by Marriott’s management, as adjusted and extrapolated by Starwood’s management.

	Fiscal Year Ending December 31,
	2015E	2016E	2017E	2018E	2019E	2020E
	($ in millions)
Total Fees (1)	$1,897	$2,080	$2,303	$2,552	$2,779	$2,997
Adjusted EBITDA (2)	1,610	1,814	2,030	2,263	2,489	2,707
Capital Expenditures (3)	466	260	390	398	398	398
Unlevered Free Cash Flow (4)	$1,429	$1,279	$1,144	$1,342	$1,426	$1,574

(1)	Total fees includes management fees, and franchise fees from hotels and license fees from Marriott Vacations Worldwide fees.
(2)

Adjusted EBITDA is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Starwood-adjusted Marriott financial forecasts, Adjusted EBITDA is defined as net income, plus income taxes, less equity in (earnings) / losses in UJVs, less interest income, plus interest expense, less gain and other income, plus depreciation and amortization, plus UJV EBITDA and plus or minus certain other adjustments that are de minimis in the aggregate. For purposes of the Starwood-adjusted Marriott financial forecasts, Adjusted EBITDA includes non-cash compensation as an expense.

The amount of non-cash compensation included in Adjusted EBITDA as an expense in the Starwood-adjusted Marriott financial forecasts was estimated to be $111 million for each of 2015, 2016, 2017, 2018, 2019 and 2020.
(3)	Capital expenditures includes contract acquisition investment costs for each period presented.
(4)	Marriott unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less capital expenditures and contract acquisition costs. Unlevered free cash flows for Marriott were arithmetically derived by Lazard and Citi based on the Starwood-adjusted Marriott financial forecasts provided to Lazard and Citi, and prepared by Marriott’s management as adjusted and extrapolated by Starwood’s management.

Marriott’s Reasons for the Combination Transactions; Recommendation of Marriott’s Board

After careful consideration, Marriott’s Board, at a meeting held on November 15, 2015, determined that the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated by the merger agreement are advisable, fair to and in the best interest of Marriott and its stockholders; authorized and approved the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby by a unanimous vote of its directors; and adopted resolutions directing that the Marriott stock issuance proposal be submitted to Marriott stockholders for their consideration. Accordingly, Marriott’s Board unanimously recommends that Marriott stockholders vote “FOR” the Marriott stock issuance proposal.

Marriott’s Board considered many reasons in making its decision to recommend the adoption of the merger agreement and the approval of the transactions contemplated by the merger agreement. In arriving at its decision, Marriott’s Board consulted with Marriott’s senior management, legal advisors, financial advisors and other advisors, reviewed a significant amount of information, considered a number of reasons and concluded in its business judgment that the proposed Combination Transactions are likely to result in significant strategic and financial benefits to Marriott and its stockholders, including the following anticipated benefits (which are not listed in any relative order of importance):

Strategic and Financial Benefits of the Combination Transactions

•	Combining Starwood and Marriott would create a more globally diversified company, with the combined company operating or franchising more than 5,500 hotels with 1.1 million rooms worldwide, creating the world’s largest hotel company;

•	The greater scale and combined platform resulting from a combination of Starwood and Marriott should enhance the combined company’s ability to compete in a quickly evolving global marketplace, with new forms of competition and emerging players seeking to capture a share of the lodging market, enhancing the combined company’s ability to realize its goal of providing the right product, in the right place at the right price for more potential customers;

•	With greater distribution, the combined company is expected to be able to realize higher guest satisfaction, guest loyalty, property-level revenue, property-level profitability and owner and franchisee preference by leveraging economies of scale in areas such as reservations, procurement, and shared services; increasing sales efficiency and account coverage for group business; and offering enhanced choice and location selections for all guests;

•	By conducting Starwood’s and Marriott’s business as part of a single enterprise, Marriott expects to deliver on a stabilized basis at least $200 million in annual cost savings by leveraging operational and general and administrative cost efficiencies;

•	Combining Starwood’s well-known and respected lifestyle brands and international footprint with Marriott’s strong presence in the luxury and limited-service tiers, as well as Marriott’s convention and resort segment, will create a more comprehensive and desirable portfolio for guests, meeting planners and hotel developers;

•	The Combination Transactions are expected to be accretive to Marriott’s earnings by the second full year following the closing, excluding one-time transaction and transition costs, through realization of synergies, accelerated unit growth on certain of Starwood’s under-penetrated brands, and utilization of free cash flow, including proceeds from asset sales, to return capital to stockholders;

•	The combined company will retain Marriott’s asset-light business model through the expected continuation of Starwood’s capital recycling program, generating an estimated $1.5 billion to $2.0 billion of after-tax proceeds from the sales of owned hotels over the next two years, including the period before the closing of the Combination Transactions, which are expected to be sold subject to long-term operating agreements;

•	Marriott Rewards, with 54 million members, and Starwood Preferred Guest, with 21 million members, are among the industry’s most-awarded loyalty programs and should continue to drive significant repeat business when the companies are combined;

•	Based on outstanding shares of both companies as of November 15, 2015, Marriott stockholders would own approximately 63% of the combined company on a fully diluted basis immediately following the closing of the Combination Transactions and, therefore, will continue to participate in potential appreciation in equity value of the combined company;

•	The combination of Starwood and Marriott will enable the combined company to integrate the skill sets and capabilities of each of the companies’ management and associate teams and to take advantage of strategic opportunities through a greater pool of talented associates working with an enhanced platform;

•	All 11 of Marriott’s current directors will continue to serve on Marriott’s Board with the expected addition of three members of Starwood’s current board, ensuring continuity of Marriott’s Board and the addition of directors with a deep knowledge of Starwood, enhancing the Marriott’s Board’s understanding of the integration process;

•	The oral and written opinion of Deutsche Bank to Marriott’s Board, dated November 15, 2015, and related financial analysis by Deutsche Bank to Marriott’s Board on such date, to the effect that, as of the date of such written opinion and based on and subject to the assumptions, limitations, qualifications and conditions described therein, the merger consideration in the proposed Combination Transactions was fair, from a financial point of view, to Marriott. A copy of that written opinion is included as Annex D to this joint proxy statement/prospectus and described under “—Opinion of Marriott’s Financial Advisor,” beginning on page 100;

•	Given Marriott’s Board’s knowledge of Marriott’s business, operations, financial condition, earnings and prospects and Marriott’s Boards’ knowledge of Starwood’s business, operations, financial condition, earnings and prospects, taking into account Starwood’s publicly filed information and the results of Marriott’s due diligence review of Starwood, the prospects for the combined company are favorable;

•	The combination of Marriott and Starwood will be able to serve guests, hotel owners and hotel franchisees more effectively, and be more competitive in the global hotel industry, which remains highly competitive and fragmented and subject to the emergence of new players fueled by technology;

•	The terms and conditions of the merger agreement reflect Starwood’s and Marriott’s commitment to closing. In addition, Marriott will be given the opportunity to match the terms of any potentially superior offer that Starwood may receive, further supporting the likelihood of completing the Combination Transactions;

•

While the merger agreement does not preclude a third party from making an unsolicited offer for a takeover proposal with Starwood or Marriott, under certain circumstances, Starwood or Marriott may furnish non-public information to and enter into discussions with such a third party about the takeover proposal. Should Starwood’s Board or Marriott’s Board, as applicable, withdraw or modify in a manner adverse to the other party its recommendations to Starwood or Marriott stockholders on the Combination Transactions, the changing party must pay the other party a termination fee of $400 million if the other party elects to terminate the merger agreement as a result; and

•	After closing of the Combination Transactions, Marriott expects to continue to have a strong financial profile, enhancing its ability to maintain its investment-grade credit rating and enhancing its ability to return capital to its stockholders through dividends and share repurchases.

Uncertainties, Risks and Potentially Negative Considerations

In the course of its deliberations, Marriott’s Board also considered a variety of uncertainties, risks and other potentially negative considerations relevant to the transaction, including the following:

•	The restrictions on the conduct of Marriott’s business during the period between the execution of the merger agreement and the completion of the Combination Transactions;

•	The costs associated with completing the Combination Transactions and realizing the benefits Marriott expects to obtain in connection with the Combination Transactions, including management’s time and energy and potential opportunity cost;

•	The challenges in absorbing the effect of any failure to complete the Combination Transactions, including potential termination fees and stockholder and market reactions;

•	The potential earnings dilution to Marriott stockholders following the closing of the Combination Transactions;

•	The challenges inherent in combining two businesses of the size and complexity of Starwood and Marriott, including the possible diversion of management and employee attention for an extended period of time;

•	The potential for diversion of management and employee attention during the period before completion of the Combination Transactions, and the potential negative effects on Marriott’s and the combined company’s business;

•	The risk that certain provisions in certain of Starwood’s and Marriott’s contracts may constrain or delay the timing for realizing, operational and development plans, synergies, cost savings and other anticipated benefits expected to result from a combination of Starwood and Marriott;

•	The difficulties of combining the businesses and workforces of Starwood and Marriott based on, among other things, differences in the cultures of the two companies, union and collective bargaining agreements, and other factors;

•	The risk that regulatory agencies may object to and challenge the Combination Transactions or may impose terms and conditions in order to resolve those objections that adversely affect the financial results of the combined company; see the section entitled “—Regulatory Clearances Required for the Combination Transactions” beginning on page 117;

•	The risk that hotel owners and hotel franchisees with whom Starwood and Marriott have contractual relationships may not view the Combination Transactions favorably and those relationships may be negatively impacted as a result;

•	Starwood’s right, subject to certain conditions, to respond to and negotiate on certain alternative takeover proposals made before the time Starwood stockholders approve the Starwood combination transactions proposal and the right of Starwood’s Board to withdraw or modify in a manner adverse to Marriott its recommendation to Starwood stockholders with respect to the Starwood combination transactions proposal, subject to Starwood paying Marriott a termination fee of $400 million if Starwood elects to terminate the merger agreement as a result;

•	The risk that Starwood stockholders or Marriott stockholders may object to and challenge the Combination Transactions and take actions that may prevent or delay the consummation of the Combination Transactions, including voting down the proposals at the Starwood or Marriott special meetings; and

•	The potential that the fixed exchange ratio under the merger agreement could result in Marriott delivering greater value to Starwood stockholders than had been anticipated by Marriott should the value of the shares of Marriott common stock increase from the date of the execution of the merger agreement.

Further, Marriott’s Board considered that some members of Marriott’s Board and certain Marriott executive officers may have interests in the proposed Combination Transactions as individuals that are in addition to, and that may be different from, the interest of Marriott stockholders generally, as described under “—Interests of Marriott Directors and Executive Officers in the Combination Transactions” beginning on page 117.

After considering these potentially positive and potentially negative reasons, Marriott’s Board unanimously concluded, in its business judgment, that the potentially positive reasons relating to the merger agreement and the transactions contemplated thereby (including the issuance of shares of Marriott common stock to Starwood stockholders) outweighed the potentially negative reasons.

The foregoing discussion of the information and reasons considered by Marriott’s Board is not exhaustive but is intended to reflect the material reasons considered by Marriott’s Board in its evaluation of the Combination Transactions. In view of the complexity, and the large number, of the reasons considered, Marriott’s Board, both individually and collectively, did not find it practicable to, and did not attempt to, quantify or assign any relative or specific weight to the various reasons. Rather, Marriott’s Board based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of Marriott’s Board may have given different weight to different reasons.

The foregoing discussion of the information and reasons considered by Marriott’s Board is forward-looking in nature. This information should be read in light of the reasons described under “Special Note About Forward-Looking Statements” beginning on page 42.

Opinion of Marriott’s Financial Advisor

Opinion of Deutsche Bank

Deutsche Bank has acted as financial advisor to Marriott in connection with the Combination Transactions. At the November 15, 2015 meeting of Marriott’s Board, Deutsche Bank rendered its oral opinion to Marriott’s Board, subsequently confirmed by delivery of a written opinion dated November 15, 2015, to the effect that, as of the date of such opinion, and based upon and subject to the assumptions, limitations, qualifications and conditions described in Deutsche Bank’s opinion, the merger consideration was fair, from a financial point of view, to Marriott.

The full text of Deutsche Bank’s written opinion, dated November 15, 2015, which sets forth the assumptions made, procedures followed, matters considered and limitations, qualifications and conditions on the review undertaken by Deutsche Bank in connection with the opinion, is included in this document as Annex D and is incorporated herein by reference. The summary of Deutsche Bank’s opinion in this document is qualified in its entirety by reference to the full text of the opinion. Deutsche Bank’s opinion was approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and was addressed to, and was for the use and benefit of, Marriott’s Board in connection with and for the purpose of its evaluation of the Combination Transactions. Deutsche Bank’s opinion was limited to the fairness of the merger consideration, from a financial point of view, to Marriott as of the date of the opinion. Deutsche Bank’s opinion did not address any other terms of the Combination Transactions or the merger agreement. Nor did it address the terms of any other agreement entered into in connection with the Combination Transactions. Marriott did not ask Deutsche Bank to, and Deutsche Bank’s opinion did not, address the fairness of the Combination Transactions, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Marriott, nor did it address the fairness of the contemplated benefits of the Combination Transactions. Deutsche Bank expressed no opinion as to the merits of the underlying decision by Marriott to engage in the Combination Transactions or the relative merits of the Combination Transactions as compared to any alternative transactions or business strategies. Nor did Deutsche Bank express any opinion, and Deutsche Bank’s opinion does not constitute a recommendation, as to how any holder of shares of Marriott common stock should vote on the Combination Transactions. In addition, Deutsche Bank did not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Combination Transactions, or any class of such persons, in connection with the Combination Transactions relative to the merger consideration. Deutsche Bank’s opinion does not in any manner address the prices at which Marriott common stock or other Marriott securities will trade following the announcement or consummation of the Combination Transactions.

In connection with its role as financial advisor to Marriott, and in arriving at its opinion, Deutsche Bank reviewed certain publicly available financial and other information concerning Starwood and Marriott, and certain internal analyses, financial forecasts and other information relating to Starwood, Marriott and the combined company prepared by Marriott’s management. Deutsche Bank also held discussions with certain senior officers and other representatives and advisors of Marriott on the businesses and prospects of Starwood and Marriott, respectively, and the combined company. In addition, Deutsche Bank:

•	reviewed the reported prices and trading activity for Starwood common stock and Marriott common stock;

•	compared certain financial and stock market information for Starwood and Marriott with, to the extent publicly available, similar information for certain other companies Deutsche Bank considered relevant whose securities are publicly traded;

•	reviewed, to the extent publicly available, the financial terms of certain recent business combinations which Deutsche Bank deemed relevant;

•	reviewed the Merger Agreement; and

•	performed such other studies and analyses and considered such other factors as Deutsche Bank deemed appropriate.

Deutsche Bank did not assume responsibility for independent verification of, and did not independently verify, any information, whether publicly available or furnished to it, concerning Starwood or Marriott, including, without limitation, any financial information considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, Deutsche Bank has, with the knowledge and permission of Marriott’s Board, assumed and relied upon the accuracy and completeness of all such information. Deutsche Bank did not conduct a physical inspection of any of the properties or assets, and did not prepare, obtain or review any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Starwood or Marriott or any of their respective subsidiaries, nor did Deutsche Bank evaluate the solvency or fair value of Starwood, Marriott or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Marriott to be achieved as a result of the Combination Transactions (collectively, the “Synergies”), made available to Deutsche Bank and used in its analyses, Deutsche Bank assumed, with the knowledge and permission of Marriott’s Board, that such forecasts, including the Synergies, had been reasonably prepared on bases reflecting the best currently available estimates and judgments of

Marriott’s management as to the matters covered thereby. In rendering its opinion, Deutsche Bank expressed no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Deutsche Bank’s opinion was necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Deutsche Bank expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it becomes aware after the date of its opinion.

For purposes of rendering its opinion, Deutsche Bank assumed with the knowledge and permission of Marriott’s Board that, in all respects material to its analysis, the Combination Transactions would be consummated in accordance with the terms of the merger agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to its analysis. Deutsche Bank also assumed, with the knowledge and permission of Marriott’s Board, that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Combination Transactions will be obtained and that, in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to its analysis. Deutsche Bank is not a legal, regulatory, tax or accounting expert and has relied on the assessments made by Marriott and its other advisors on such issues.

Marriott selected Deutsche Bank as its financial advisor in connection with the Combination Transactions based on Deutsche Bank’s qualifications, expertise, reputation and experience in mergers and acquisitions. Under an engagement letter between Marriott and Deutsche Bank, Marriott has agreed to pay Deutsche Bank a transaction fee of $15 million for its services as financial advisor to Marriott, of which $1 million became payable upon delivery of its opinion (or would have become payable if Deutsche Bank had advised Marriott’s Board that it was unable to render its opinion) and the remainder of which is contingent upon consummation of the Combination Transactions. Marriott has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement.

Deutsche Bank is an internationally recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions. Deutsche Bank is an affiliate of Deutsche Bank AG (together with its affiliates the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Marriott or its affiliates for which the DB Group has received compensation, and in the future may receive, compensation, including (i) a member of the DB Group served as the lead arranger for, and is a lender under, Marriott’s senior revolving credit facility, (ii) a member of the DB Group served as a co-manager for Marriott’s offering of $450 million principal amount of 2.875% Series O senior unsecured notes due March 1, 2021, (iii) a member of the DB Group served as a co-manager for Marriott’s offering of $350 million principal amount of 3.750% Series P senior unsecured notes due October 1, 2025, (iv) a member of the DB Group served as a joint bookrunner for Marriott’s offering of $400 million principal amount of 3.125% Series N senior unsecured notes due October 15, 2021 and (v) a member of the DB Group acted as lead manager for Marriott’s share buyback program for Marriott common stock within the past two years. During the two years preceding the date of its opinion, the DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Starwood or its affiliates. The DB Group may also provide investment and commercial banking services to Marriott and Starwood in the future, for which the DB Group would expect to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Marriott, Starwood and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations. During the two-year period ending on November 15, 2015 (excluding any fees payable upon delivery of Deutsche Bank’s opinion), members of the DB Group received fees of approximately $2.1 million in the aggregate for services rendered to Marriott.

Summary of Material Financial Analyses of Deutsche Bank

The following is a summary of the material financial analyses presented by Deutsche Bank to Marriott’s Board at its meeting held on November 15, 2015, and that were used in connection with rendering its opinion described above.

The following summary, however, does not purport to be a complete description of the financial analyses performed by Deutsche Bank, nor does the order in which the analyses are described represent the relative importance or weight given to the analyses by Deutsche Bank. Some of the summaries of financial analyses below include information presented in tabular format. In order to fully understand the analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Deutsche Bank’s analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 13, 2015, and is not necessarily indicative of current market conditions.

Standalone Valuation of Starwood

Historical Trading Analysis

Deutsche Bank reviewed the historical closing prices for Starwood common stock during the 52-week period ended November 13, 2015, the last trading day before the public announcement of the Combination Transactions, which ranged from a low of $56.66 per share on September 29, 2015 to a high of $80.66 per share on April 29, 2015, in each case, net of the $7.33 per share consideration representing the value per share of Starwood common stock of Starwood’s vacation timeshare business (the “Vistana Value” and Starwood’s vacation timeshare business, the “Vistana business”), the sale of which is a condition to the closing of the Combination Transactions. Deutsche Bank calculated the Vistana Value of the Vistana business by dividing (x) the product of (A) the number of shares of common stock of ILG, to be issued to Starwood stockholders in the related pending acquisition of the Vistana business by ILG multiplied by (B) the volume weighted average price (the “VWAP”) of the common stock of ILG from October 28, 2015 to November 13, 2015, divided by (y) the number of fully diluted shares of Starwood common stock outstanding on September 30, 2015 (as provided by Starwood’s management and agreed upon by Marriott’s management).

Deutsche Bank noted that the implied value of the merger consideration, excluding the Vistana Value, is $68.95 per share of Starwood common stock, based on the cash portion of the merger consideration of $2.00 per share and the exchange ratio of 0.920 shares of Marriott common stock per share of Starwood common stock taking into account the closing price of Marriott common stock of $72.74 per share on November 13, 2015.

Analyst Price Targets

Deutsche Bank reviewed the stock price targets for Starwood common stock in 22 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets (for the five reports with sum of the parts analysis, the “Sum of the Parts Reports”) ranging from $71.02 to $82.28 per share, in each case, net of the value that each respective Sum of the Parts Report attributed to the Vistana business.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Starwood with corresponding financial information and valuation measurements for the following five publicly traded companies in the lodging industry:

•	Hilton Worldwide Holdings, Inc.

•	InterContinental Hotels Group Plc

•	Wyndham Worldwide Corporation

•	Hyatt Hotels Corporation (Class A shares)

•	Choice Hotels International, Inc.

Although none of the above selected companies is directly comparable to Starwood, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Starwood. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based on the closing prices of the common stock of the selected companies on November 13, 2015, information contained in the most recent public filings of the selected companies and earnings before interest, taxes, depreciation and amortization, which is referred to in this section of this joint proxy statement/prospectus as “EBITDA,” Deutsche Bank calculated for each of the selected companies the total enterprise value as a multiple of estimated 2016 EBITDA, which is referred to in this section of this joint proxy statement/prospectus as “TEV/2016E EBITDA” multiples.

The following table presents the TEV/2016E EBITDA multiples for the selected companies and the mean and median of such multiples for the selected companies:

Selected Companies	TEV/2016E EBITDA
Hilton Worldwide Holdings, Inc.	10.9x
InterContinental Hotels Group Plc	13.0x
Wyndham Worldwide Corporation	8.6x
Hyatt Hotels Corporation (Class A shares)	10.5x
Choice Hotels International, Inc.	14.6x
Mean	11.5x
Median	10.9x

Based in part upon the TEV/2016E EBITDA trading multiples of the selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Starwood common stock by applying TEV/2016E EBITDA multiples of 10.5x to 12.5x to the estimate of 2016 EBITDA for Starwood, excluding the Vistana business, provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $57.26 to $69.40 per share of Starwood common stock.

Selected Transactions Analysis

Deutsche Bank reviewed publicly available information relating to the transactions described in the table below involving publicly traded companies in the lodging industry announced since November 2005. Although none of the selected transactions is directly comparable to the proposed Combination Transactions, the companies that participated in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed Combination Transactions.

For each selected transaction and based on publicly available information, Deutsche Bank calculated the multiples of the target’s total enterprise value to its EBITDA for the twelve-month period before the announcement of the applicable transaction, which is referred to in this section of this joint proxy statement/prospectus as “TEV/LTM EBITDA,” and, for the one-year forward estimated EBITDA after the announcement of the transaction, which is referred to herein as “TEV/FY+1 EBITDA.” The following table presents the TEV/LTM EBITDA and the TEV/FY+1 EBITDA multiples for the selected transactions, and the mean and median of such multiples for the selected transactions:

Date Announced	Target	Acquirer	TEV/LTM EBITDA	TEV/FY+1 EBITDA
December 2014	Kimpton Hotels & Restaurants	InterContinental Hotels Group	21.5x	N/A
November 2014	Louvre Hotels Group	Jin Jiang International Holdings	12.2x	N/A
August 2014	Brazilian Hotel Group	GTIS Partners and GP Investments	13.7x	N/A
June 2011	Rosewood Hotels	New World Hospitality	N/A	22.0x
January 2010	Extended Stay Hotels	Centerbridge, Paulson & Co., Blackstone	N/A	11.5x
July 2007	Hilton Hotels Corp.	Blackstone Group	15.7x	13.9x
November 2006	Four Seasons	Cascade Inv/Kingdom Holdings	52.9x	40.1x
January 2006	Fairmont Hotels & Resorts	Colony Capital and HRH	20.9x	18.6x
December 2005	Hilton International	Hilton	14.4x	11.3x
November 2005	La Quinta	Blackstone Group	14.2x	12.6x
Mean (1)			15.8x	16.0x
Median (1)			14.4x	15.4x

(1)	Excludes the Cascade Investments/Kingdom Holdings acquisition of Four Seasons.

Based in part upon the multiples of the selected transactions described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Starwood common stock by applying multiples of 12.5x-14.0x to the estimate of 2016 EBITDA for Starwood, excluding the Vistana business, provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $69.40-$78.52 per share of Starwood common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Starwood using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Starwood common stock as of November 13, 2015 on a standalone basis without giving effect to any Synergies, and after giving effect to the low end of the $200 million to $250 million of Synergies estimated by Marriott’s management.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to the sum of (i) Marriott’s management estimates of Starwood’s after-tax free cash flows for the period from January 1, 2016 through December 31, 2018, excluding the Vistana business, (ii) estimates of Starwood’s after-tax free cash flows for the period from January 1, 2019 through December 31, 2020, excluding the Vistana business, as extrapolated from the estimates in clause (i) and approved by Marriott’s management and (iii) a range of terminal values of Starwood at the end of such period.

The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of Starwood. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 11.0x to 13.0x to Starwood’s estimated EBITDA for calendar year 2020.

This analysis resulted in a range of implied present values, in each case excluding the Vistana business, of approximately $62.81 to $77.62 per share of Starwood common stock on a standalone basis, and $73.82 to $91.20 per share of Starwood common stock after giving effect to the low end of the $200 million to $250 million of Synergies estimated by Marriott’s management.

Standalone Valuation of Marriott

Historical Trading Analysis

Deutsche Bank reviewed the historical closing prices for Marriott common stock during the 52-week period ended November 13, 2015, the last trading day before the public announcement of the Combination Transactions, which ranged from a low of $63.95 per share on August 24, 2015 to a high of $85.00 per share on March 20, 2015.

Deutsche Bank noted that the closing price of Marriott common stock on November 13, 2015, the last trading day before the public announcement of the Combination Transactions, was $72.74.

Analyst Price Targets

Deutsche Bank reviewed the stock price targets for Marriott common stock in 17 recently published, publicly available research analysts’ reports, which indicated low and high stock price targets ranging from $61.00 to $100.00 per share.

Selected Public Companies Analysis

Deutsche Bank reviewed and compared certain financial information and commonly used valuation measurements for Marriott with corresponding financial information and valuation measurements for the other selected companies in the lodging industry described under “—Standalone Valuation of Starwood—Selected Public Companies Analysis” above.

Although none of the selected companies is directly comparable to Marriott, the companies included were chosen because they are publicly traded companies with financial and operating characteristics that, for purposes of analysis, may be considered similar to those of Marriott. Accordingly, the analysis of publicly traded companies was not simply mathematical. Rather, it involved complex considerations and qualitative judgments, reflected in the opinion of Deutsche Bank, concerning differences in financial and operating characteristics of the selected companies and other factors that could affect the public trading value of such companies.

Based in part upon the TEV/2016E EBITDA trading multiples of the selected companies described under “—Standalone Valuation of Starwood—Selected Public Companies Analysis” and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Marriott common stock by applying TEV/2016E EBITDA multiples of 11.5x to 13.5x to the estimate of 2016 EBITDA for Marriott provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $69.17 to $83.96 per share of Marriott common stock.

Based on the closing prices of the common stock of the selected companies on November 13, 2015, information contained in the most recent public filings of the selected companies and earnings per share, which is referred to herein as “EPS,” Deutsche Bank also calculated with respect to each of the selected companies the closing price of the common stock of the selected companies on November 13, 2015 as a multiple of estimated 2016 EPS, which is referred to herein as “Price/2016E EPS” multiples.

The following table presents the Price/2016E EPS multiples for the selected companies and the mean and median of such multiples for the selected companies:

Selected Companies	Price/2016E EPS
Hilton Worldwide Holdings, Inc.	24.4x
InterContinental Hotels Group Plc	19.8x
Wyndham Worldwide Corporation	13.8x
Hyatt Hotels Corporation (Class A shares)	33.5x
Choice Hotels International, Inc.	20.5x
Mean	22.4x
Median	20.5x

Based in part upon the Price/2016E EPS trading multiples of the selected companies described above, and taking into account its professional judgment and experience, Deutsche Bank calculated a range of implied values per share of Marriott common stock by applying Price/2016E EPS multiples of 18.0x to 21.0x to the estimate of 2016 EPS for Marriott provided to Deutsche Bank by Marriott’s management, resulting in a range of implied values of approximately $68.58 to $80.01 per share of Marriott common stock.

Discounted Cash Flow Analysis

Deutsche Bank performed a discounted cash flow analysis of Marriott using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Marriott common stock as of November 13, 2015.

In performing the discounted cash flow analysis, Deutsche Bank applied a range of discount rates of 8.0% to 10.0% to the sum of (i) Marriott’s management estimates of after-tax free cash flows for the period from January 1, 2016 through December 31, 2020 and (ii) a range of terminal values of Marriott at the end of such period.

The discount rate ranges were selected based upon Deutsche Bank’s professional judgment and experience after performing a weighted average cost of capital analysis of Marriott. The range of estimated terminal values was calculated by applying terminal value multiples ranging from 11.0x to 13.0x to Marriott’s estimated EBITDA for calendar year 2020.

This analysis resulted in a range of implied present values of approximately $74.74 to $96.43 per share of Marriott common stock.

Relative Value Analysis

Based upon a comparison of the range of implied equity values for each of Marriott and Starwood calculated in the historical trading analysis, analyst price targets analysis, selected public companies analysis and discounted cash flow analysis described above, Deutsche Bank calculated ranges of implied exchange ratios for the Combination Transactions. For any given range of exchange ratios, the higher ratio assumes the maximum implied value per share of Starwood common stock divided by the minimum implied value per share of Marriott common stock and the lower ratio assumes the minimum implied value per share of Starwood common stock divided by the maximum implied value per share of Marriott common stock. This analysis indicated the following implied ranges of exchange ratios:

Range of Implied Exchange Ratios
Historical Trading	0.667x-1.261x
Analyst Price Targets	0.710x-1.349x
Selected Companies	0.682x-1.003x
Discounted Cash Flow
Standalone	0.651x-1.039x
Including at least $200 million of Synergies	0.766x-1.220x

Deutsche Bank noted that the exchange ratio for the equity portion of the merger consideration is 0.920 shares of Marriott common stock and the implied exchange ratio for the Combination Transactions including the $2.00 per share in cash, without interest, to be paid to Starwood stockholders is 0.948x.

Deutsche Bank also noted that the implied total value to be paid per share of Starwood common stock would be $79.44 based on the application of the 0.920 exchange ratio for the equity portion of the merger consideration to the VWAP of Marriott common stock from October 28, 2015 through November 13, 2015 and the addition of (i) the $2.00 per share consideration in cash, without interest, to be paid to Starwood stockholders and (ii) the Vistana Value.

Miscellaneous

This summary is not a complete description of Deutsche Bank’s opinion or the underlying analyses and factors considered in connection with Deutsche Bank’s opinion. The preparation of a fairness opinion is a complex process involving the application of subjective business and financial judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Deutsche Bank believes that its analyses described above must be considered as a whole and that considering any portion of such analyses and of the factors considered without considering all analyses and factors could create a misleading view of the process underlying its opinion. Selecting portions of the analyses or summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying the Deutsche Bank opinion. In arriving at its fairness determination, Deutsche Bank considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Rather, it made its fairness determination on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction in the analyses described above is identical to Marriott, Starwood or the Combination Transactions.

In conducting its analyses and arriving at its opinion, Deutsche Bank utilized a variety of generally accepted valuation methods. The analyses were prepared solely for the purpose of enabling Deutsche Bank to provide its opinion to Marriott’s Board as to the fairness of the merger consideration, from a financial point of view, to Marriott as of the date of the opinion and do not purport to be an appraisal or necessarily reflect the prices at which businesses or securities actually may be sold, which are inherently subject to uncertainty. As described above, in connection with its analyses, Deutsche Bank made, and was provided by Marriott’s management with, numerous assumptions about industry performance, general business and economic conditions and other matters, many of which are beyond the control of Deutsche Bank, Marriott or Starwood. Analyses based on estimates or forecasts of future results are not necessarily indicative of actual past or future values or results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of Marriott or Starwood or their respective advisors, Deutsche Bank does not assume responsibility if future results or actual values are materially different from these forecasts or assumptions.

The terms of the Combination Transactions, including the merger consideration, were determined through arm’s-length negotiations between Marriott and Starwood and were approved by Marriott’s Board. Although Deutsche Bank provided advice to Marriott’s Board during the course of these negotiations, the decision to enter into the merger agreement was solely that of Marriott’s Board. Deutsche Bank did not recommend any specific consideration to Marriott or Marriott’s Board, or that any specific amount or type of consideration constituted the only appropriate consideration for the Combination Transactions. As described above, the opinion of Deutsche Bank and its presentation to Marriott’s Board were among a number of factors taken into consideration by Marriott’s Board in making its determination to approve the merger agreement, the Combination Transactions and the other transactions contemplated by the merger agreement.

Certain Prospective Financial Information Used by Marriott

Marriott Prospective Financial Information

Marriott does not as a matter of course publicly disclose forecasts as to future earnings and other financial performance beyond the current fiscal year, due to the unpredictability of the underlying assumptions and estimates. However, in connection with the due diligence review of Marriott related to the Combination Transactions, Marriott’s management provided to Starwood and Starwood’s financial advisors, as well as to Deutsche Bank in connection with Deutsche Bank’s evaluation of the fairness of the merger consideration from a financial point of view, non-public, internal financial forecasts regarding Marriott’s anticipated future operations for the 2015 through 2018 fiscal years. Marriott’s Board considered these internal forecasts for purposes of evaluating the Combination Transactions, and Marriott has included a summary of these internal forecasts below to give Marriott stockholders and investors access to certain non-public information that was furnished to third parties.

Marriott did not prepare these internal financial forecasts with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts, or generally accepted accounting principles in the United States. Marriott is not including the summary of these internal financial forecasts below to influence your decision whether to vote for the Marriott stock issuance proposal or any other proposal and these internal forecasts do not give effect to the Combination Transactions. Neither Ernst & Young LLP (Starwood’s and Marriott’s independent registered public accounting firm) nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information. The Ernst & Young LLP reports incorporated by reference in this joint proxy statement/prospectus relate to the historical financial information of Starwood and Marriott. Those reports do not extend to the financial forecasts and should not be read to do so.

Marriott based these internal financial forecasts on numerous variables and assumptions (including, but not limited to, those related to industry performance and competition and general business, economic, market and financial conditions) that are inherently subjective and uncertain and are beyond the control of Marriott’s management. Important factors that may affect actual results and cause these internal financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to Marriott’s business (including its ability to achieve strategic goals, objectives and targets over applicable periods), industry performance, general business and economic conditions and other factors described in the “Risk Factors” section of Marriott’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015 which is filed with the SEC and incorporated by reference into this joint proxy statement/prospectus as well as factors described in the “Risk Factors” section of this joint proxy statement/prospectus. These internal financial forecasts also reflect assumptions as to certain business assumptions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial forecasts. Accordingly, there can be no assurance that the forecasted results summarized below will be realized.

You should not regard the inclusion of a summary of these internal financial forecasts in this joint proxy statement/prospectus as an indication that any of Marriott, Starwood or their respective affiliates, advisors or representatives considered these internal financial forecasts to be predictive of actual future events, and these internal financial forecasts should not be relied upon as such. Marriott, Starwood and their respective affiliates, advisors, officers, directors, partners and representatives can give you no assurance that projected results will be achieved and actual results could differ materially. Further, the inclusion of the Marriott financial forecasts and the Marriott-adjusted Starwood financial forecasts in this joint proxy statement/prospectus does not constitute an admission or representation by Starwood or Marriott that this information is material. Marriott, Starwood and their respective affiliates, advisors, officers, directors, partners and representatives undertake no obligation to update or otherwise revise or reconcile these internal financial forecasts. Marriott, its affiliates, advisors, officers, directors, partners or representatives make no representation regarding Marriott’s ultimate performance compared to the information contained in these internal financial forecasts or that the forecasted results will be achieved. Further, Marriott has made no representation to Starwood, in the merger agreement or otherwise, concerning these internal financial forecasts. These forecasts do not give effect to the Combination Transactions. Marriott urges all stockholders to review Marriott’s SEC filings for a description of Marriott’s reported financial results.

	Fiscal Year
Marriott Prospective Financial Information	2016	2017	2018
	($ in Millions)
Total Franchise, Base Management and Incentive Management Fee Revenue (1)	$2,081	$2,302	$2,552
Total Owned, Leased Hotel Revenues (2)	$834	$837	$874
Adjusted EBITDA (3)	$1,962	$2,192	$2,436
Maintenance and Investments Capex (4)	$261	$390	$398
Unlevered Free Cash Flow (5)	$1,217	$1,265	$1,403

(1)	Total franchise, base management and incentive management fee revenue forecast assumes comparable worldwide RevPAR growth on a constant dollar basis of 5.0%, 4.3% and 3.4%, and worldwide net rooms growth of 7.4% , 8.8%, and 8.7% for 2016, 2017 and 2018 respectively.
(2)	Reflects 7, 6 and 5 owned hotels and 42, 42 and 42 leased hotels at year end 2016, 2017 and 2018 respectively. Does not include credit card branding fees, termination fees, property and brand revenue or other revenue.
(3)	Adjusted EBITDA defined as adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Marriott Prospective Financial Information, Adjusted EBITDA is defined as net income, plus tax provision, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA and Share Based Compensation Expense (Gross). This presentation of Adjusted EBITDA is consistent with Marriott’s presentation in its quarterly earnings releases.
(4)	Maintenance and Investment Capex includes maintenance capital spending on hotels and systems, and contract acquisition costs (key money). This amount does not include capital spending to build or buy hotels, expand hotels, loan advances or equity investments. This amount also does not reflect expected asset sales and loan repayments.
(5)	Marriott’s unlevered free cash flow is defined as earnings before interest and taxes, less cash taxes, plus depreciation and amortization, plus working capital and other balance sheet adjustments, and less Maintenance and Investment Capex.

As described under the section entitled “—Opinion of Marriott’s Financial Advisor” beginning on page 100, Deutsche Bank performed a discounted cash flow analysis of Marriott using financial forecasts and data provided by Marriott’s management and publicly available information to calculate a range of implied equity values per share of Marriott common stock as of November 13, 2015. While Marriott’s management provided specific projections relevant to Deutsche Bank’s valuation for the fiscal years 2016 through 2018, Marriott’s management did not provide the equivalent information for the fiscal years 2019 and 2020, or for the terminal year. Information related to fiscal years 2019 and 2020, and terminal year operating performance was neither prepared nor utilized by Marriott’s management in its presentations to Marriott’s Board for purposes of evaluating the Combination Transactions. Rather, for its analysis, Deutsche Bank supplemented the Marriott forecast for the fiscal years 2016 through 2018 with publicly available information, including industry performance, long-term general macro-economic forecasts, as well as certain operating performance trends (e.g., operating margins) to derive information for fiscal years 2019 and 2020, as well as the terminal year and such information was approved by Marriott’s management for use in the discounted cash flow analysis for fiscal years 2019 and 2020, as well as the terminal year.

Marriott-Adjusted Starwood Prospective Financial Information

In connection with its due diligence process, Marriott’s management, Deutsche Bank, and Starwood’s financial advisors received from Starwood’s management non-public, internal financial forecasts regarding Starwood’s anticipated future operations for the 2015 through 2020 fiscal years. While these forecasts were the basis of Marriott’s forecast of Starwood’s future results, the prospective financial information Marriott’s management provided to Marriott’s Board and Deutsche Bank reflected Marriott’s own business assumptions with respect to Starwood. Based on instructions from Marriott’s management, Deutsche Bank utilized the Starwood prospective financial information, as modified by Marriott’s assumptions, which is presented below for their analyses and support for their opinion.

Marriott’s management adjusted prospective financial information that Starwood provided to Marriott to reflect assumptions about capital allocations and asset sales that would be consistent with Marriott’s asset-light operating model. The Marriott-Adjusted Starwood Prospective Financial Information assumes the sale of 19 hotels from 2016 to 2018 which were not assumed in the prospective financial information that Starwood provided to Marriott. As a result of these assumed asset sales, as compared to the prospective financial information that Starwood provided to Marriott, the Marriott-Adjusted Starwood Financial Prospective Information assumes (a) lower owned revenue of approximately $920 million for 2017 and $970 million for 2018 and expenses related to owned properties of $686 million for 2017 and $714 million for 2018, respectively, (b) higher management fees for the retained management contracts relating to the sold assets of approximately $36 million for 2017 and $38 million for 2018, (c) net lower EBITDA of $199 million for 2017 and $218 million for 2018 and (d) higher after-tax proceeds from asset sales of $49 million for 2016, $1,717 million for 2017 and $91 million 2018. The Marriott-Adjusted Starwood Prospective Financial Information also reflects other less significant changes.

	Fiscal Year
Marriott-Adjusted Starwood Prospective Financial Information	2016	2017	2018
	($ in Millions)
Total Franchise, Base Management and Incentive Management Fee Revenue	$969	$1,108	$1,181
Total Owned, Leased and Consolidated Hotels Revenues (1)	$1,162	$311	$323
Adjusted EBITDA (2)	$1,034	$962	$1,040
Maintenance and Investments Capex (3)	$360	$280	$266
Unlevered Free Cash Flow (4)	$514	$2,187	$626

(1)	Reflects 19, 2 and 1owned hotels and 8, 8 and 8 leased hotels at year end 2016, 2017 and 2018 respectively. Does not include credit card branding fees, termination fees, property and brand revenue or other revenue.
(2)	Marriott-adjusted Starwood Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP financial measure and should not be considered as an alternative to operating income or net income as a measure of operating performance or cash flows or as a measure of liquidity. For purposes of the Starwood Financial Prospective Information, Adjusted EBITDA is defined as net income, plus tax provision, plus interest expense, net, less equity (earnings) / losses in unconsolidated joint ventures (“UJVs”), plus depreciation and amortization, plus UJV EBITDA and less the non-cash amortization of deferred gains resulting from the historical sales of hotels subject to long-term management contracts. Adjusted EBITDA for purposes of the Starwood Forecasts differs from Adjusted EBITDA as historically reported by Starwood in its earnings releases in that amortization of deferred gains was excluded from Adjusted EBITDA for purposes of the Starwood Forecasts. The amount of amortization of deferred gains excluded from Adjusted EBITDA in both the Starwood Forecasts was estimated to be $81 million for each of 2016, 2017, and 2018.
(3)	Maintenance and Investment Capex includes maintenance capital spending on hotels and systems, and contract acquisition costs (key money). This amount does not include capital spending to build or buy hotels, expand hotels, loan advances or equity investments. This amount also does not reflect expected asset sales and loan repayments.

(4)	Marriott-adjusted Starwood unlevered free cash flows are defined as Adjusted EBITDA, less cash taxes, plus net proceeds from asset sales and less Maintenance and Investment Capex. Unlevered free cash flows for Starwood were arithmetically derived and adjusted by Marriott based on the Starwood Forecasts.

Interests of Starwood Directors and Executive Officers in the Combination Transactions

In considering the recommendation of Starwood’s Board that Starwood stockholders vote to approve the Starwood combination transactions proposal and the Starwood advisory compensation proposal, Starwood stockholders should be aware that Starwood’s directors and executive officers (and certain of Starwood’s former executive officers) have financial interests in the Combination Transactions that may be different from, or in addition to those of Starwood stockholders generally. Starwood’s Board was aware of and considered these potential interests, among other matters, in evaluating and negotiating the merger agreement and the Combination Transactions as well as in recommending to Starwood stockholders that they vote to approve the Starwood combination transactions proposal and the Starwood advisory compensation proposal.

Starwood’s current and former executive officers for purposes of the discussion below are: Adam M. Aron (Chief Executive Officer on an interim basis); Thomas B. Mangas (Executive Vice President and Chief Financial Officer); Sergio D. Rivera (President, The Americas); Simon M. Turner (President, Global Development); Martha C. Poulter (Executive Vice President and Chief Information Officer); Alan M. Schnaid (Senior Vice President, Corporate Controller and Principal Accounting Officer); Jeffrey M. Cava (Executive Vice President and Chief Human Resources Officer); Kenneth S. Siegel (Chief Administrative Officer, General Counsel and Secretary); Philip P. McAveety (Executive Vice President and Chief Brand Officer); and Frits van Paasschen (Former President and Chief Executive Officer). Christie N. Hicks is also a former executive officer of Starwood, but she does not have any interests in the Combination Transactions (except those that she otherwise may have as a holder of shares of Starwood common stock), or any rights to compensation that are based on or otherwise related to the Combination Transactions, so she is not included in the disclosure below.

On December 15, 2015, Starwood announced that Thomas B. Mangas has been named Chief Executive Officer of Starwood, effective as of December 31, 2015. The appointment follows the resignation of Adam M. Aron, who is leaving Starwood on December 30, 2015 to pursue another professional opportunity. Starwood also announced that Alan M. Schnaid has been appointed Chief Financial Officer, effective as of December 31, 2015. Due to his departure, Mr. Aron is not currently expected to have any interests in the Combination Transactions (except those that he may have as a holder of shares of Starwood common stock), or any rights to compensation that are based on or otherwise related to the Combination Transactions, so he is not included in the disclosure below. In addition, because the promotions of Messrs. Mangas and Schnaid and corresponding compensation changes, are not yet effective, the disclosure below is based on their positions, compensation levels and rights prior to the promotions and will be updated in an amendment to this filing.

Treatment of Starwood Stock Options and Other Equity-Based Awards

In connection with the completion of the Combination Transactions, all outstanding Starwood equity-based awards, including awards held by Starwood directors and current or former executive officers, will automatically convert into corresponding equity-based awards for Marriott common stock on substantially the same terms and conditions, except that (1) any performance share awards will be converted to time-based restricted stock unit awards based on the performance criteria applicable to the performance shares deemed satisfied at the greater of target and actual performance as of immediately before the completion of the Combination Transactions, and (2) any unvested equity-based awards held by Starwood directors who do not join Marriott’s Board will become fully vested and will be settled in Starwood shares entitled to receive the merger consideration. For more details about the treatment of Starwood equity-based awards, including awards held by Starwood directors and current and former executive officers, please see the section entitled “The Merger Agreement—Treatment of Starwood Stock Options and Other Equity-Based Awards” below.

Starwood equity-based awards (including following the conversion described above) held by current Starwood executive officers are generally subject to “double-trigger” accelerated vesting upon termination without “cause” or resignation for “good reason” in connection with or following the Combination Transactions, as described in more detail below. The definitions of “cause” and “good reason” applicable to each current Starwood executive officer are those under the executive officer’s employment or severance agreement or the applicable award agreement. Certain legacy Starwood equity-based awards provide for “single-trigger” accelerated vesting upon the completion of the Combination Transactions, although all such awards are expected to vest in the ordinary course before the completion of the Combination Transactions so that no such “single-trigger” accelerated vesting is expected to occur.

In the case of Mr. van Paasschen, because he is no longer a current employee of Starwood, upon the consummation of the Combination Transactions, his outstanding performance share awards will vest following the determination of the applicable performance criteria as provided for in the merger agreement, except that such performance share awards will be prorated as provided for in Mr. van Paasschen’s separation agreement with Starwood.

The following table shows, for each Starwood director and current or former executive officer, as applicable: (1) the number of shares of Starwood common stock subject to unvested restricted stock awards, restricted stock units and performance share awards (assuming target level performance) held by such individual and (2) the value of such awards. The values in the table below have been determined assuming a share price of $72.26, which is the average closing price of a share of Starwood common stock over the first five trading days following the first public announcement of the merger agreement on November 16, 2015, and are based on applicable holdings as of December 17, 2015 (and without regard to any grants that may be made after such date), after taking into account any equity-based awards that are expected to vest in the ordinary course between such date and June 30, 2016 (which date is the assumed date of the consummation of the Combination Transactions solely for purposes of this compensation-related disclosure). Although certain of Starwood’s executive officers hold unvested options as of December 17, 2015, all such options are currently expected to vest in the ordinary course before June 30, 2016, and are therefore not shown in the table below. The values in the table below do not reflect any adjustments to the equity-based awards that will be made in connection with the Vistana spin-off in order to preserve the value of such awards.

Name	Restricted Stock or Restricted Stock Units (#)	Value ($)	Performance Shares (#)	Value ($)
Directors
Ambassador Charlene Barshefsky	—	—	—	—
Thomas E. Clarke Ph.D.	—	—	—	—
Clayton C. Daley, Jr.	—	—	—	—
Bruce W. Duncan	4,389	317,149	—	—
Lizanne Galbreath	—	—	—	—
Eric Hippeau	—	—	—	—
Aylwin B. Lewis	—	—	—	—
Stephen R. Quazzo	—	—	—	—
Thomas O. Ryder	—	—	—	—
Executive Officers
Thomas B. Mangas	25,607	1,850,362	14,375	1,038,738
Sergio D. Rivera	36,742	2,654,977	16,327	1,179,789
Simon M. Turner	15,281	1,104,205	31,471	2,274,094
Martha C. Poulter	44,620	3,224,241	11,250	812,925
Alan M. Schnaid	3,773	272,637	1,830	132,236
Jeffrey M. Cava	8,997	650,123	17,618	1,273,077
Kenneth S. Siegel	11,579	836,699	22,865	1,652,225
Philip P. McAveety	—	—	—	—
Frits van Paasschen	—	—	18,317	1,323,586

Individual Agreements with Starwood Executive Officers

Severance Arrangements with Messrs. Mangas, Rivera, Turner, Schnaid, Cava and Siegel and Ms. Poulter

Messrs. Mangas, Rivera, Turner, Schnaid, Cava and Siegel and Ms. Poulter are each a party to a severance agreement with Starwood that provides for certain payments and benefits if the executive officer is terminated without “cause” or the executive officer resigns for “good reason” (each as defined in the applicable severance agreement) during the two-year period beginning on a “change in control” of Starwood (which will occur upon consummation of the Combination Transactions). Upon any such termination, the executive officer will have the right to receive, in addition to accrued benefits (1) a lump sum cash payment equal to two times (one times for Mr. Schnaid) the sum of the executive officer’s base salary and his or her average annual incentive during the three fiscal years ending immediately before the fiscal year in which the termination occurs (for Mr. Mangas, this average annual incentive will include a non-prorated target amount for 2014 rather than his actual prorated payment for such year); (2) a prorated target annual incentive amount; (3) two years (one year for Mr. Schnaid) of continued health and welfare benefits; (4) up to two years of outplacement services (with a value of up to 20% of the executive officer’s base salary); (5) an amount equal to the executive officer’s forfeited 401(k) account balances; and (6) acceleration and payment of any outstanding Starwood, or, following completion of the Combination Transactions, converted Starwood equity-based awards.

Under the severance agreements, each of the executive officers will also have the right to receive the payments and benefits described above if they experience a termination without cause or for good reason before a change in control of Starwood, if such termination is at the request of a third party that has entered into an agreement with Starwood that would result in a change in control of Starwood or is otherwise in connection with or in anticipation of the change in control, as applicable.

For purposes of the severance agreements, “cause” generally means, upon clear and convincing evidence: (1) the willful and continued failure by the executive officer to substantially perform his or her duties after a written demand for substantial performance is delivered by Starwood’s Board and the executive officer does not cure such failure; or (2) the willful engaging by the executive officer in conduct which is demonstrably and materially injurious to Starwood. “Good reason” for purposes of the severance agreements generally means, without the executive officer’s express written consent: (1) certain changes in the executive officer’s duties or responsibilities; (2) a reduction in the executive officer’s annual base salary; (3) relocation of the executive officer’s principal place of employment by more than 35 miles or requiring the executive officer to be based anywhere other than such principal place of employment (or permitted relocation); (4) failure to pay the executive officer his or her current or deferred compensation; (5) failure to continue any compensation plan in which the executive officer participates or the executive officer’s participation in such plan, in each case which is material to the executive officer’s total compensation without an equitable replacement arrangement; (6) the failure to continue to provide the executive officer with substantially similar benefits or directly or indirectly materially reducing or depriving the executive officer of any material benefits; or (7) any purported termination of the executive officer’s employment absent a required notice of termination. If an allegation is made that good reason exists, Starwood will be required to prove by clear and convincing evidence that good reason does not exist. If an event constituting good reason is alleged to exist under clauses (1), (5), (6) or (7) of the above definition of good reason, Starwood will be provided the opportunity to cure such alleged event.

If the payments and benefits provided to an executive officer, other than Mr. Siegel, under his or her severance agreement or employment agreement, as applicable, together with any other payments or benefits provided to such executive officer, would subject such executive officer to the excise tax imposed under Section 4999 of the Code, then the payments and benefits will be reduced if doing so would be more favorable to him or her on a net after-tax basis. In the case of Mr. Siegel, if he is subject to the excise tax, he will have the right to receive a reimbursement for such excise tax and any income taxes imposed as a result of income imputed in connection with such reimbursement.

Other Agreements

In addition to the agreements described above, Mr. McAveety is party to a transition and separation agreement with Starwood that provides for payments and benefits in connection with certain terminations of Mr. McAveety’s employment. However, such payments and benefits are not based on, enhanced by or otherwise related to the Combination Transactions.

Further Actions

Marriott and Starwood have agreed that Starwood may implement a cash or equity-based retention program for the benefit of Starwood employees in an aggregate amount not to exceed $40 million. As of the date of this joint proxy statement/prospectus, Mr. Schnaid has received a retention award of $200,000. Additionally, Marriott may enter into employment arrangements with certain members of Starwood senior management for continuing roles with Marriott for periods following the completion of the Combination Transactions, including compensation arrangements for such roles; however, no such employment or compensation arrangements have yet been concluded.

Benefit Arrangements of the Surviving Corporation

As described under “The Merger Agreement—Employee Benefits Matters,” the merger agreement requires the combined company to continue to provide certain compensation and benefits following the completion of the Combination Transactions to all Starwood employees, including Starwood’s executive officers, who remain employed by Marriott following completion of the Combination Transactions.

Indemnification of Starwood Directors and Executive Officers

Upon consummation of the Combination Transactions, Marriott will indemnify directors and officers of Starwood and its subsidiaries against liability and expenses in connection with any claims relating to (1) the fact that such person was an officer or director of Starwood or its subsidiaries or serving at the request of Starwood, as applicable, or any of its subsidiaries as a director or officer of another person at the request of Starwood or (2) matters relating to acts or omissions of such directors and officers occurring before the consummation of the Combination Transactions to the same extent such directors and officers are indemnified under Starwood’s charter and bylaws or the organizational documents of Starwood’s subsidiaries, as applicable.

For a period of six years from and after the consummation of the Combination Transactions, Marriott will either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Starwood or any of its subsidiaries, or provide substitute policies for not less than the existing coverage and have other terms no less favorable to the insured persons for claims arising from facts or events that occurred on or before the consummation of the Combination Transactions, except that in no event will Marriott be required to pay for such insurance policies (or substitute insurance policies) for any one policy year more than 300% of the annual premium payable by Starwood for such insurance for the year ending December 31, 2015. Alternatively, Starwood may obtain equivalent “tail” insurance policies before the consummation of the Combination Transactions, in which case Marriott will not be required to pay in excess of 300% of the annual premium payable by Starwood for the year ending December 31, 2015 in any policy year.

Quantification of Payments to Starwood’s Named Executive Officers

The Starwood “named executive officers” for purposes of the disclosure in this joint proxy statement/prospectus are: Thomas B. Mangas (Executive Vice President and Chief Financial Officer); Sergio D. Rivera (President, The Americas); Simon M. Turner (President, Global Development); Martha C. Poulter (Executive Vice President and Chief Information Officer); Adam M. Aron (Chief Executive Officer on an interim basis) and Frits van Paasschen (former President and Chief Executive Officer).

The table below sets forth the estimated amounts of compensation that each named executive officer could receive that is based on or otherwise related to the Combination Transactions. These amounts have been calculated assuming the completion of the Combination Transactions occurs on June 30, 2016, and, where applicable, assuming that each named executive officer’s employment is terminated without “cause” or that each named executive officer resigns for “good reason” (either, a “qualifying termination”) immediately following the completion of the Combination Transactions. The amounts indicated below are estimates of amounts that would be payable to the named executive officers, and the estimates are based on multiple assumptions that may not prove correct, including assumptions described in this joint proxy statement/prospectus. Accordingly, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation (1)

Named Executive Officer	Cash ($) (2)	Equity ($) (3)	Perquisites / Benefits ($) (4)	Total ($)
Thomas B. Mangas	3,147,123	2,889,100	177,290	6,123,536
Sergio D. Rivera	3,357,727	3,834,766	183,351	7,375,844
Simon M. Turner	3,465,401	3,378,300	190,972	7,034,672
Martha C. Poulter	4,647,123	4,037,166	177,290	8,861,579

(1)	Mr. van Paasschen resigned from his role of President and Chief Executive Officer on February 13, 2015. In connection with his resignation, Mr. van Paasschen’s then-existing performance share awards will be treated in accordance with certain provisions of Mr. van Paasschen’s separation agreement and he will not receive any severance or enhanced benefits as an executive officer in connection with the Combination Transactions. Mr. Aron will resign from his role as Chief Executive Officer on an interim basis effective as of December 30, 2015. In connection with his resignation, Mr. Aron is not expected to receive any severance or enhanced benefits as an executive officer in connection with the Combination Transactions. As a result, Messrs. van Paasschen and Aron have been omitted from the table above.
(2)	Cash. Amounts reflect the value of cash severance payments payable under the named executive officer’s severance agreement, as applicable, as described under the section entitled “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions.” The severance amounts in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment.
(3)	Equity. Amounts reflect the value of the Starwood equity-based awards held by the named executive officers that are outstanding and unvested as of December 17, 2015, excluding any unvested Starwood equity-based awards, including unvested stock options, that are expected to vest in the ordinary course before June 30, 2016, the assumed date of the completion of the Combination Transactions solely for purposes of this compensation-related disclosure. As described in greater detail in the sections entitled “The Combination Transactions–Interests of Starwood Directors and Executive Officers in the Combination Transactions” and “The Combination Transactions–Treatment of Starwood Stock Options and Other Equity-Based Awards,” in connection with the completion of the Combination Transactions, these awards will convert into equity-based awards for Marriott common stock of the same type and on the same terms and conditions, except that any performance criteria will be deemed satisfied at the greater of target or actual performance as of immediately before the completion of the Combination Transactions. These amounts have been calculated assuming that the fair market value of a share of Starwood common stock is equal to $72.26, which is the average closing price of a share of Starwood common stock on the NYSE over the first five trading days following the first public announcement of the Combination Transactions on November 16, 2015. These amounts do not reflect any adjustments to the equity-based awards that will be made in connection with the Vistana spin-off in order to preserve the value of such awards.

Amounts included in this column are all “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment.

(4)	Perquisites/Benefits. Amounts reflect, as applicable, the value of perquisites and benefits payable under the applicable named executive officer’s severance agreement as described under the section entitled “The Combination Transactions-Interests of Starwood Directors and Executive Officers in the Combination Transactions” and include the following: the estimated value of two years continued health and welfare benefits Mr. Mangas, $37,290; Mr. Rivera, $33,412; Mr. Turner, $37,615; and Ms. Poulter, $37,290; and up to two years of outplacement services with a value of up to 20% of the named executive officer’s base salary Mr. Mangas, $140,000; Mr. Rivera, $149,939; Mr. Turner, $153,357; and Ms. Poulter, $140,000. Each named executive officer also has the right to receive an amount equal to any 401(k) account balances that are forfeited in connection with such termination; however, none of the named executive officers currently have any unvested 401(k) account balances. These benefits are all “double-trigger” in nature, which means that payment of these amounts is conditioned on both the completion of the Combination Transactions and a qualifying termination of employment.

Interests of Marriott Directors and Executive Officers in the Combination Transactions

In considering the recommendation of Marriott’s Board to vote “FOR” the Marriott stock issuance proposal, Marriott stockholders should be aware that certain members of Marriott’s Board and certain executive officers of Marriott may have interests in the Combination Transactions that may be in addition to, or different from, their interests as Marriott stockholders. These interests may create the appearance of conflicts of interest. Marriott’s Board was aware of these potential conflicts of interest during its deliberations on the merits of the Combination Transactions and in making its decisions to approve the merger agreement and the Combination Transactions.

Each of the current members of Marriott’s Board will continue as a director of Marriott following the completion of the Combination Transactions and will hold office from and after the completion of the Combination Transactions until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement or removal.

Additionally, all of Marriott’s current executive officers will continue to serve in their current positions following the completion of the Combination Transactions.

The Combination Transactions will not result in a “change in control” for purposes of any Marriott equity-based awards or employment-related agreements, and so no payments, accelerated vesting or benefit enhancements will be triggered by the Combination Transactions.

Board of Directors of Marriott Following the Combination Transactions

Upon the effective time of the Initial Holdco Merger, Marriott’s Board will be expanded from its current size of 11 members to 14 members. All 11 members of the pre-Combination Transactions Marriott board of directors will remain on the post-Combination Transactions Marriott board of directors, and three members of the pre-Combination Transactions Starwood Board as mutually agreed by all of the parties will be appointed to the post-Combination Transactions Marriott board of directors upon the effective time of the Initial Holdco Merger.

Regulatory Clearances Required for the Combination Transactions

Starwood and Marriott have agreed to use their reasonable best efforts to obtain all governmental and regulatory clearances and approvals required to complete the transactions contemplated by the merger agreement.

United States Antitrust. Under the HSR Act, certain transactions, including the Combination Transactions, may not be completed until notifications have been given and information furnished to the Antitrust Division of the Department of Justice and the Federal Trade Commission and all statutory waiting period requirements have been satisfied. Starwood and Marriott are in the process of preparing the Notification and Report Forms to be filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission. Once Starwood and Marriott have filed the Notification and Report Forms, if early termination is not granted and if Starwood and Marriott do not receive from the Department of Justice or Federal Trade Commission a Second Request, the waiting period under the HSR Act for the proposed Combination Transactions will expire at 11:59 p.m., Eastern Time, on the 30th day after Starwood and Marriott have filed the Notification and Report Forms. If Starwood and Marriott receive a Second Request, the waiting period under the HSR Act will be extended until 11:59 p.m., eastern time, on the 30th day after both Starwood and Marriott have substantially complied with the Second Request and all related information requests, unless earlier terminated by the Department of Justice or Federal Trade Commission or extended by agreement among the parties and the Department of Justice or Federal Trade Commission. At any time before or after the effective time of the Combination Transactions, the Department of Justice, Federal Trade Commission or others (including states and private parties) could take action under the antitrust laws, including but not limited to seeking to prevent the Combination Transactions in court, to rescind the Combination Transactions or to conditionally approve the Combination Transactions upon the divestiture of assets of Starwood or Marriott. There can be no assurance that a challenge to the Combination Transactions on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.

Europe Antitrust. Both Starwood and Marriott conduct business in member states of the European Union. Council Regulation (EC) No. 139/2004, as amended, and accompanying regulations require notification to and approval by the European Commission of specific mergers or acquisitions involving parties with worldwide sales and individual European Union sales exceeding specified thresholds before these mergers and acquisitions can be implemented. Marriott, with the assistance of Starwood, is in the process of preparing a formal notification to the European Commission of the Combination Transactions. Under European Union regulations, the European Commission has 25 business days from the day following the date of such notification, which period may be extended to 35 business days after the date of notification under certain circumstances, in which to consider whether the merger would significantly impede effective competition in the common market (as prescribed by European Union regulations) or a substantial part of it, in particular as a result of the creation or strengthening of a dominant position. By the end of that period, the European Commission must issue a decision either clearing the Combination Transactions, which may be conditional upon satisfaction of commitments, or open an in-depth “Phase II” investigation. A Phase II investigation may last a maximum of an additional 125 business days. It is possible, although Marriott and Starwood consider it unlikely, that any Phase II investigation could result in a prohibition of the Combination Transactions. Marriott and Starwood are targeting a Phase I unconditional clearance.

China Antitrust. The approval of the Combination Transactions by the Ministry of Commerce of the People’s Republic of China (referred to as “MOFCOM”) under the Chinese Anti-Monopoly Law of 2008 is required to consummate the Combination Transactions. Under the Chinese Anti-Monopoly Law of 2008, transactions involving parties with sales above certain revenue levels cannot be completed until they are reviewed and approved by MOFCOM. Marriott, with the assistance of Starwood, is in the process of preparing formal notifications to MOFCOM of the Combination Transactions.

Other Jurisdictions. In addition, Starwood and Marriott intend to make further competition and regulatory notifications and seek approvals pursuant to the other applicable laws of various jurisdictions outside the United States in which Starwood and/or Marriott currently operate, including, but not limited to, Canada, Columbia, India, Mexico, South Africa and Turkey. In addition, the possibility of pre-closing filings in other countries is under review, Marriott will likely be required to make post-closing filing in certain other countries, and Marriott will likely engage with competition authorities in other jurisdictions in which a formal regulatory filing is not required.

The merger agreement provides that neither Starwood nor Marriott will be required to make any divestitures or agree to any restrictions required by regulatory authorities if such action would reasonably be expected to cause greater than $700 million in lost value to Starwood and its subsidiaries, taken as a whole, and Marriott and its subsidiaries, taken as a whole, after taking into account the proceeds received, or reasonably expected to be received, by Starwood and its subsidiaries and Marriott and its subsidiaries in connection with any such divestiture or other disposition. For a description of certain of Starwood’s and Marriott’s specific obligations in the merger agreement related to regulatory clearances, see the section entitled “The Merger Agreement—Efforts to Complete the Combination Transactions” beginning on page 132.

While Starwood and Marriott expect to obtain all required regulatory clearances, we cannot assure you that these regulatory clearances will be obtained, or that all required clearances will not involve the imposition of additional conditions on the completion of the Combination Transactions, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the Combination Transactions not being satisfied. We cannot assure you that a challenge to the Combination Transactions will not be made or that, if a challenge is made, it will not succeed.

Exchange of Shares in the Combination Transactions

No later than five business days before the mailing of this joint proxy statement/prospectus, Marriott will have designated a bank, trust company or nationally recognized stockholder services provider acceptable to Starwood to serve as exchange agent in connection with the Combination Transactions. At the effective time of the Initial Holdco Merger, shares of Starwood common stock which have been converted into the right to receive shares of Holdco common stock will convert into the right to receive the merger consideration automatically. Marriott will deposit (or cause to be deposited) with the exchange agent sufficient cash and book-entry shares or certificates representing sufficient shares of Marriott common stock to be delivered as the merger consideration.

As soon as reasonably practicable after the effective time of the Initial Holdco Merger, Marriott will cause the exchange agent to mail a letter of transmittal to each holder of record of a certificate that immediately before the effective time of the Starwood Merger represented outstanding shares of Starwood common stock. The letter will specify, among other things, that delivery will be effected, and risk of loss and title to any certificates representing shares of Starwood common stock will pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering any such certificates in exchange for the merger consideration. Upon surrender of such certificate for cancellation to the exchange agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Marriott or the exchange agent, the holder of such certificate will be entitled to receive the merger consideration, and such certificate will be cancelled. Promptly after the effective time of the Initial Holdco Merger, Marriott will cause the exchange agent to issue and send to each holder of uncertificated shares of Starwood common stock represented by book-entry immediately before the effective time of the Starwood Merger, the merger consideration that such holder has the right to receive under the merger agreement, without such holder being required to deliver a certificate or an executed letter of transmittal, and such uncertificated shares of Starwood common stock will be cancelled.

For shares of Marriott common stock deliverable upon the surrender of Starwood stock certificates or cancellation of Starwood book entry shares, until holders of such Starwood stock certificates have surrendered such stock certificates to the exchange agent for exchange or until the Starwood book-entry shares have been cancelled, those holders will not receive dividends or distributions on such shares of Marriott common stock with a record date after the effective time of the Initial Holdco Merger.

If any certificates of Starwood common stock have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Marriott or the exchange agent, the posting by such person of a bond in such reasonable amount as Marriott or the exchange agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate, the merger consideration and any unpaid dividends and other distributions on shares of Marriott common stock deliverable in respect thereof.

Each of the parties to the merger agreement and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement those amounts that it is required to deduct and withhold from such payments under applicable tax law.

Treatment of Starwood Stock Options and Equity-Based Awards

Each Starwood stock option and other equity-based award that is outstanding as of the effective time of the Starwood Merger will first be converted into Holdco stock options and other equity-based awards on a one-for-one basis at the effective time of the Starwood Merger and will then be converted into Marriott stock options and other equity-based awards at the effective time of the Initial Holdco Merger with the end result as set forth below:

•	Each Starwood stock option will be converted into a Marriott stock option, with generally the same terms and conditions that applied to the Starwood stock options before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted stock option will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood stock option by the equity award exchange ratio, rounded down to the nearest whole share. The exercise price of each converted stock option will be determined by dividing the exercise price of the original Starwood stock option by the equity award exchange ratio, rounded up to the nearest whole cent. The “equity award exchange ratio” means (1) the exchange ratio (0.920) plus (2) the quotient obtained by dividing $2.00 by the average of the volume weighted average price of a share of Marriott common stock on each of the five consecutive trading days ending with the second complete trading day immediately before the Closing Date of the Combination Transactions.

•	Each Starwood restricted stock award will be converted into a Marriott restricted stock award, with generally the same terms and conditions that applied to the Starwood restricted stock award before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood restricted stock unit award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood restricted stock unit award before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•

Each Starwood performance share award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood performance share award before conversion (excluding performance conditions but including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each such restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood performance share award that each holder would be eligible to receive based on deemed achievement of performance targets at the greater of target or actual performance as of the effective time of the Initial Holdco Merger by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood deferred stock unit award will be converted into a Marriott deferred stock unit award, with generally the same terms and conditions that applied to the Starwood deferred stock unit award before conversion. The number of shares of Marriott common stock subject to each converted deferred stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood deferred stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

Dividend Policy and Share Repurchases

Marriott most recently paid a quarterly cash dividend of $0.25 per share to its stockholders. Under the merger agreement, Marriott may, without Starwood’s consent, declare and pay any regular quarterly cash dividend made by Marriott in accordance with its existing dividend policy in an amount up to $0.25 per share, subject to periodic increases in such amount as determined by Marriott’s Board consistent with past practices. In addition, under the merger agreement, Marriott may, without Starwood’s consent, repurchase shares of capital stock of Marriott as determined by Marriott’s Board consistent with past practices or in connection with a structured Accelerated Share Repurchase program.

Starwood most recently paid a quarterly cash dividend of $0.375 per share to its stockholders. Under the merger agreement, Starwood may, without Marriott’s consent, declare and pay any regular quarterly cash dividend made by Starwood in accordance with its existing dividend policy in an amount up to $0.375 per share. The merger agreement prohibits Starwood from purchasing shares of its capital stock without Marriott’s consent.

The merger agreement also requires coordination between Starwood and Marriott for the record and payment dates for their regular quarterly dividends to ensure that (a) for the calendar quarter immediately preceding the calendar quarter that includes the closing of the Combination Transactions, (i) Starwood stockholders receive a regular quarterly dividend from Starwood and (ii) Marriott stockholders receive a regular quarterly dividend from Marriott, and (b) for the calendar quarter that includes the closing of the Combination Transactions, (i) Starwood does not declare or pay a regular quarterly dividend for such quarter and (ii) Marriott stockholders after the Initial Holdco Merger (including the former Starwood stockholders who receive shares of Marriott common stock in connection with the Initial Holdco Merger) receive a regular quarterly dividend from Marriott for such quarter.

NASDAQ Market Listing of Marriott Common Stock

Marriott has agreed to use reasonable best efforts to cause the Marriott common stock issued in connection with the Initial Holdco Merger to be approved for listing on NASDAQ. The listing of the common shares of Marriott is also a condition to completion of the Initial Holdco Merger.

Delisting and Deregistration of Starwood Common Stock

Starwood common stock will be delisted from the NYSE and there will no longer be a trading market for such stock. In addition, Starwood common stock will be deregistered under the Exchange Act, and Starwood will no longer file periodic reports with the SEC.

No Appraisal Rights

Neither Starwood stockholders, under Maryland law, nor Marriott stockholders, under Delaware law, are entitled to appraisal rights in connection with the Combination Transactions.

Litigation Relating to the Combination Transactions

Starwood’s Board has received two demand letters from purported stockholders alleging that Starwood’s Board breached its fiduciary duties in connection with its approval of the Combination Transactions and demanding that Starwood’s Board conduct an investigation and take other actions. Starwood’s Board has established a demand review committee, which is reviewing and investigating the allegations with the assistance of independent counsel.

Between November 18, 2015 and December 18, 2015, seven lawsuits challenging the Combination Transactions were filed on behalf of purported stockholders of Starwood in the Circuit Court for Baltimore City, Maryland, captioned Smukler v. Marriott International, Inc., et al., Case No. 24-C-15-005744; Standen v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006019; Joshua G. Kohnstamm Trust v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006783; Himstreet v. Aron, et al., Case No. 24-C-15-006855; Christner v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006959; French v. Starwood Hotels & Resorts Worldwide, Inc., et al., Case No. 24-C-15-006962; and Daftary v. Aron, et al., Case No. 24-C-15-006988. The complaints name some combination of Starwood’s directors, Starwood, Holdco, Starwood Merger Sub, Marriott, Marriott Corporate Merger Sub, Marriott LLC Merger Sub, and others, as defendants. The complaints allege that (i) Starwood’s directors breached their fiduciary duties in connection with the Combination Transactions by, among other things, agreeing to an allegedly unfair price and allegedly unreasonable deal protection devices; and (ii) the other defendants aided and abetted these alleged breaches of fiduciary duty. The complaints each seek an injunction preventing the defendants from consummating the Combination Transactions, as well as other remedies, including, in certain cases, compensatory damages. On December 18, 2015, the Starwood and Marriott defendants each filed a motion to dismiss the four actions that were then appearing on the court’s docket: Smukler, Standen, Joshua G. Kohnstamm Trust and Himstreet.

Starwood and Marriott believe that each of these seven lawsuits is without merit and intend to defend them vigorously.

Starwood and Marriott expect that similar lawsuits may be filed, and that similar demand letters may be received by Starwood, Marriott and their respective boards of directors, in the future.

THE MERGER AGREEMENT

The following section summarizes material provisions of the merger agreement, which is included in this joint proxy statement/prospectus as Annex A and is incorporated herein by reference in its entirety. The rights and obligations of Starwood and Marriott are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this joint proxy statement/prospectus. Starwood and Marriott stockholders are urged to read the merger agreement carefully and in its entirety as well as this joint proxy statement/prospectus before making any decisions about the Combination Transactions, including the approval of the Starwood combination transactions proposal or the Marriott stock issuance proposal, as applicable.

The merger agreement is included in this joint proxy statement/prospectus to provide you with information on its terms and is not intended to provide any factual information about Starwood or Marriott. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may not be intended as statements of fact, but rather as a way of allocating the risk between the parties if the statements therein prove to be inaccurate;

•	have been qualified by certain disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other investors.

Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this joint proxy statement/prospectus and in the documents incorporated by reference into this joint proxy statement/prospectus. See the section entitled “Where You Can Find More Information” beginning on page 190.

This summary is qualified in its entirety by reference to the merger agreement.

Terms of the Combination Transactions; Merger Consideration

The merger agreement provides that, on the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL and the MGCL, Marriott will combine with Starwood in a series of business combinations:

•	first, Starwood Merger Sub will be merged with and into Starwood, with Starwood surviving the merger as a wholly owned subsidiary of Holdco;

•	second, Starwood will be converted from a Maryland corporation to a Maryland limited liability company;

•	third, Marriott Corporate Merger Sub will be merged with and into Holdco, after which Holdco will survive the merger as a wholly owned subsidiary of Marriott; and

•	fourth, Holdco will be merged with and into Marriott LLC Merger Sub, with Marriott LLC Merger Sub surviving the merger as a wholly owned subsidiary of Marriott.

As a result of the Combination Transactions, (a) Marriott LLC Merger Sub will remain a wholly owned subsidiary of Marriott, (b) Starwood LLC (formerly known as Starwood) will become a wholly owned direct subsidiary of Marriott LLC Merger Sub, (c) Starwood Merger Sub will cease to exist, (d) Marriott Corporate Merger Sub will cease to exist and (e) Holdco will cease to exist.

Subject to the terms and conditions of the merger agreement, (a) as a result of the Starwood Merger, each share of Starwood common stock will be converted into the right to receive one share of Holdco common stock and (b) as a result of the Initial Holdco Merger, each share of Holdco common stock (including any right to receive shares of Holdco common stock as a result of the Starwood Merger) will be converted into the right to receive (i) 0.920 shares of Marriott common stock (the “stock merger consideration”) and (ii) $2.00 in cash without interest (the “cash merger consideration”). No fractional shares of Marriott common stock will be issued to former Starwood stockholders in connection with the Combination Transactions. Instead, each former holder of Starwood common stock will receive cash in lieu of any fractional shares of Marriott common stock that they would otherwise have been entitled to receive.

The rights of Starwood stockholders who receive shares of Marriott common stock as merger consideration after the merger will be governed by Marriott’s certificate of incorporation and bylaws. The rights of Marriott stockholders will continue to be governed by Marriott’s certificate of incorporation and bylaws. See the section entitled “Comparison of Stockholder Rights” beginning on page 163.

Completion of the Combination Transactions

The closing of the Combination Transactions will take place on the third business day after all conditions to the completion of the Combination Transactions have been satisfied or waived, unless the parties to the merger agreement agree to a different date (the “Closing Date”). The Starwood Merger will become effective at 11:58 p.m. New York City time on the Closing Date or at such later time as the parties agree and specify in the articles of merger for the Starwood Merger filed with the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”); provided that such date and time must be before the effective time of the Starwood LLC Conversion. The Starwood LLC Conversion will become effective at 11:59 p.m. New York City time on the Closing Date or at such later time as the parties agree and specify in the articles of conversion for the Starwood LLC Conversion filed with the SDAT; provided that such date and time must be after the effective time of the Starwood Merger and before the effective time of the Initial Holdco Merger. The Initial Holdco Merger will become effective at 12:01 a.m. New York City time on the day immediately following the Closing Date or at such later time as the parties agree and specify in the articles of merger for the Initial Holdco Merger filed with the SDAT; provided that such date and time must be after the effective time of the Starwood LLC Conversion and before the effective time of the Final Holdco Merger. The Final Holdco Merger will become effective at 12:02 a.m. New York City time on the day immediately following the Closing Date or at such later time as the parties agree and specify in the certificate of merger for the Final Holdco Merger filed with the Secretary of State of the State of Delaware and the articles of merger filed with SDAT; provided that such date and time must be after the effective time of the Initial Holdco Merger.

Upon completion of the Combination Transactions, Starwood stockholders will own approximately     % of Marriott on a fully diluted basis, and Marriott stockholders will own approximately     % of Marriott on a fully diluted basis.

Marriott and Starwood currently expect the closing of the Combination Transactions will occur in mid-2016. However, as the Combination Transactions are subject to the satisfaction or waiver of conditions described in the merger agreement, it is possible that factors outside the control of Starwood and Marriott could result in the Combination Transactions being completed at an earlier time, a later time or not at all.

Conversion of Shares; Exchange of Shares in the Combination Transaction

At the effective time of the Initial Holdco Merger, shares of Starwood common stock which have been converted into the right to receive shares of Holdco common stock will convert into the right to receive merger consideration automatically. Marriott will deposit (or cause to be deposited) with the exchange agent, book-entry shares or certificates representing sufficient shares of Marriott common stock to be delivered as the stock merger consideration and to be sold by the exchange agent to make payments of cash in lieu of fractional shares of Marriott common stock and cash sufficient to make payments of the cash merger consideration.

As soon as reasonably practicable after the effective time of the Initial Holdco Merger, Marriott will cause the exchange agent to send a letter of transmittal to each holder of record of a certificate that immediately before the effective time of the Starwood Merger represented outstanding shares of Starwood common stock. The letter will specify, among other things, that delivery will be effected, and risk of loss and title to any certificates representing Starwood shares will pass, only upon proper delivery of such certificates to the exchange agent. The letter will also include instructions explaining the procedure for surrendering any such certificates in exchange for the merger consideration. Promptly after the effective time of the Initial Holdco Merger, Marriott will cause the exchange agent to issue and send to each holder of uncertificated Starwood common stock represented by book-entry immediately before the effective time of the Starwood Merger, the merger consideration that such holder has the right to receive under the merger agreement, without such holder being required to deliver a certificate or an executed letter of transmittal.

For such shares of Marriott common stock deliverable upon the surrender of Starwood stock certificates or cancellation of Starwood book-entry shares, until holders of such Starwood stock certificates have surrendered such stock certificates to the exchange agent for exchange or until such Starwood book-entry shares have been cancelled, dividends or distributions on such shares of Marriott common stock with a record date after the effective time of the Initial Holdco Merger will accrue (without interest) but will not be paid to those holders.

If any certificates representing Starwood common stock have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by Marriott or the exchange agent, the posting by such person of a bond in such reasonable amount as Marriott or the exchange agent, as applicable, may direct as indemnity against any claim that may be made against with respect to such certificate, the exchange agent will deliver in exchange for such lost, stolen or destroyed certificate, the merger consideration and any unpaid dividends and other distributions on shares of Marriott common stock deliverable in respect thereof.

Each of the parties to the merger agreement and the exchange agent will be entitled to deduct and withhold from amounts otherwise payable pursuant to the merger agreement those amounts that it is required to deduct and withhold from such payments under applicable tax law.

Representations and Warranties

The merger agreement contains the following representations and warranties by Starwood and Marriott, which are generally reciprocal, subject in some cases to specified exceptions and qualifications, relating to a number of matters, including the following:

•	organization, standing and power;

•	authority with respect to the execution and delivery of the merger agreement, and the due and valid execution and delivery and enforceability of the merger agreement;

•	absence of conflicts with, or violations of, organizational documents, other contracts and applicable laws;

•	required regulatory filings and consents and approvals of governmental entities;

•	ownership of subsidiaries;

•	capital structure;

•	SEC documents and financial statements;

•	internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities and off-balance-sheet arrangements;

•	accuracy of information supplied or to be supplied for use in this joint proxy statement/prospectus;

•	absence of certain changes and events from September 30, 2015 to the date of execution of the merger agreement;

•	compliance with applicable laws and permits;

•	litigation;

•	employee benefits matters, ERISA compliance and employment and labor matters;

•	tax matters;

•	inapplicability of state takeover statutes and anti-takeover devices;

•	intellectual property;

•	material contracts;

•	environmental matters;

•	compliance with applicable anti-corruption and trade sanctions laws;

•	real property;

•	opinions from financial advisors;

•	broker’s fees payable in connection with the Combination Transactions; and

•	affiliate transactions.

The merger agreement also contains certain representations and warranties of Starwood about:

•	the agreements and other documents entered into, or to be entered into, in connection with the proposed disposition of Vistana; and

•	its wholly owned subsidiaries Solar Merger Sub 1, Inc. and Solar Merger Sub 2, Inc., including their organization, standing and power, lack of prior business activities or liabilities, authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement and capital structure.

The merger agreement also contains certain representations and warranties of Marriott about its wholly owned subsidiaries Mars Merger Sub, Inc. and Mars Merger Sub, LLC, including their organization, standing and power, lack of prior business activities or liabilities, authority with respect to the execution and delivery of the merger agreement and the due and valid execution and delivery and enforceability of the merger agreement and capital structure.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true or correct, individually or in the aggregate, would, as the case may be, be material or have a material adverse effect). For purposes of the merger agreement, a “material adverse effect” means, with respect to either party, any fact, circumstance, effect, change, event or development that (i) materially adversely affects the business, properties, financial condition or results of operations of such party and its subsidiaries, taken as a whole, or (ii) prevents or materially impairs or delays the consummation of any of the transactions contemplated by the merger agreement, other than, in the case of clause (i) only, any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of:

•	any failure, in and of itself, by such party to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (provided that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a material adverse effect on such party);

•	the execution and delivery of the merger agreement or the public announcement of the Combination Transactions or any of the other transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of such party and its subsidiaries with employees, customers, suppliers or partners;

•	any change, in and of itself, in the market price or trading volume of such party’s securities (provided that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a material adverse effect on such party);

•	any hurricane, tornado, flood, earthquake or other natural disaster;

•	any litigation brought by stockholders of such party alleging breach of fiduciary duty or inadequate disclosure in connection with the merger agreement or any of the transactions contemplated thereby; and

•	except to the extent that the following affect a party and its subsidiaries in a disproportionate manner as compared to other companies that participate in the businesses that such party and its subsidiaries operate:

•	general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction;

•	any change in applicable law, regulation or U.S. GAAP (or authoritative interpretation thereof) first proposed after the date of the merger agreement; and

•	geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement.

Conduct of Business

Each of Starwood and Marriott has undertaken certain covenants in the merger agreement restricting the conduct of their respective businesses between the date of the merger agreement and the effective time of the Initial Holdco Merger. In general, each of Starwood and Marriott has agreed to, and to cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them.

Each of Starwood and Marriott has also agreed to various specific restrictions relating to the conduct of its business, including with respect to the following (subject in each case to certain exceptions, including those specified below or in the merger agreement or previously disclosed in writing to the other party as provided in the merger agreement):

•	declaring, setting aside or paying any dividends on, making any distributions in respect of, or entering into any agreement with respect to the voting stock of, any of its capital stock, except that Starwood and Marriott may continue to pay their regular quarterly dividend, which, in the case of Marriott, may be periodically increased consistent with past practices;

•	splitting, combining or reclassifying any of its capital stock or issuing or authorizing the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

•	purchasing, redeeming or otherwise acquiring any shares of its capital stock or the capital stock of any of its subsidiaries or any other of its or their securities or any rights, warrants or options to acquire such shares or other securities, other than, in the case of Marriott, for repurchases of shares of Marriott capital stock consistent with past practice or in connection with an accelerated share repurchase program;

•	issuing, delivering, selling, pledging or otherwise encumbering or subjecting to any lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

•	other than in the ordinary course of business consistent with past practice, amending, renewing, terminating or waiving in any material respect certain specified contracts except for any amendments or renewals of, such contracts without adverse changes, additions or deletions of terms;

•	entering into any new agreement or contract or other binding obligation containing any non-competition agreement, any agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the businesses of it and its subsidiaries, taken as a whole, is or would be conducted;

•	entering into or renewing, or amending in any material respect, any material outsourcing agreement;

•	(i) acquiring any hotel or any real property, whether through purchase, lease or otherwise, (ii) entering into any joint venture, joint development or analogous transaction, (iii) merging with or entering into a consolidation with or otherwise acquiring any interest in any person, or acquiring a substantial portion of the assets or business of any person (or any division or line of business thereof), (iv) authorizing, recommending, proposing or announcing an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (v) otherwise acquiring an interest in or investing to secure new management or franchise agreements with respect to any assets (except for certain ordinary course acquisitions of tangible assets, capital expenditures, and office leases), or (vi) entering into any new line of business, subject to certain exceptions, including in the case of (i), (ii), (iii) (but excluding any merger or consolidation of parties to the merger agreement with any person) and (v), one or more transactions with respect to which the aggregate key money does not exceed $150,000,000 and all other aggregate consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $100,000,000;

•	(i) transferring, selling, leasing, subleasing, licensing, sublicensing or otherwise disposing of any material assets or material properties of it or any of its subsidiaries or (ii) mortgaging or pledging any material assets or material properties of it or any of its subsidiaries, or subjecting any such assets or properties to any other lien not otherwise permitted by the merger agreement, subject to certain exceptions, including sales or other disposition transactions in the ordinary course of business consistent with past practice and one or more such transactions with respect to which the aggregate consideration does not exceed $300,000,000; provided in the case of each exception that such transactions contain certain required provisions;

•	creating, incurring or assuming any indebtedness for borrowed money, or issuing any debt securities or any right to acquire debt securities, assuming, guaranteeing, endorsing or otherwise becoming liable or responsible for the indebtedness of another person, entering into any agreement to maintain any financial statement condition of another person or entering into any arrangement having the economic effect of any of the foregoing, subject to certain exceptions, including debt incurred in the ordinary course of business and consistent with past practice under current borrowing agreements or refinancings thereof or incurred for borrowed money not to exceed $200,000,000 in aggregate principal amount outstanding at any time;

•	waiving, releasing, assigning, settling or compromising any pending or threatened action which (i) is material to its and its subsidiaries’ business, taken as a whole, (ii) otherwise involves the payment by such party of an amount in excess of $20 million (excluding any amounts that may be paid under existing insurance policies) other than settlements or compromises of any pending or threatened action for an amount not materially in excess of the amount reflected or reserved against in its balance sheet, or (iii) involves any admission of criminal wrongdoing;

•	except as required by any benefit plan in effect on the date of the merger agreement or as required by applicable law:

•	increasing any compensation or benefit to, or entering into or amending any employment, change-in-control or severance agreement with, any director, officer or other employee, other than increases in the ordinary course of business consistent with past practice for employees below the level of Senior Vice President;

•	granting any bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice to any director, officer or other employee;

•	entering into or adopting any new material benefit plan, amending or modifying, in a manner that would materially increase costs to such party, any existing benefit plan or accelerating the vesting of any compensation for the benefit of any officer, director or other employee;

•	granting to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein; or

•	taking any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee;

•	changing any of its financial or tax accounting policies or procedures currently in effect, except as required by U.S. GAAP, Regulation S-X of the Exchange Act, or a governmental entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization), or as required by applicable law;

•	other than foreign exchange rate swaps with respect to intercompany debt in the ordinary course of business consistent with past practice, entering into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements;

•	other than as necessary to maintain value and functionality of its facilities, making aggregate capital expenditures that are greater than 120% of the aggregate amount of its budgeted capital expenditures as disclosed to the other party before the date of the merger agreement;

•	amending its organizational documents or adopting any stockholder rights plan, “poison pill” anti-takeover plan or similar device that would apply to the Combination Transactions;

•	entering into any transaction, contract, agreement, arrangement or understanding between it or any of its subsidiaries, on the one hand, and any of its affiliates (other than its wholly owned subsidiaries), on the other hand, that would be required to be disclosed by it under Item 404 of Regulation S-K under the Securities Act;

•	in the case of Starwood, entering into, or amending or modifying in any material respect, any collective bargaining agreement, card check neutrality/labor peace agreement or accretion provisions with any labor union; and

•	authorizing, or committing or agreeing to take, any of the foregoing actions.

No Solicitation of Alternative Proposals

Each of Starwood and Marriott has agreed that it will not and will not permit or authorize any of its controlled affiliates or any of its or their officers, directors or employees to, and to use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its controlled affiliates not to, directly or indirectly:

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solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which would involve (1) a transaction or series of transactions pursuant to which a third party acquires or would acquire, directly or indirectly, beneficial ownership of more than 25% of the outstanding shares of common stock of such party or securities representing 25% or more of the voting power of such party, including pursuant to a stock purchase, merger, consolidation, share exchange or similar transaction involving such party or any of its subsidiaries, (2) any transaction pursuant to which a third party acquires or would acquire, directly or indirectly, control of assets of such party or its subsidiaries representing 25% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, or (3) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of such party and its subsidiaries, taken as a whole, such a transaction being referred to in this document as an “alternative transaction”; or

•	participate in any discussions or negotiations with any person, with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute an alternative transaction.

Notwithstanding these restrictions, the merger agreement provides that, if at any time before obtaining approval of its stockholders, Starwood or Marriott receives a proposal that its board of directors determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a “superior proposal” (as defined below) and that did not result from a breach of the non-solicitation obligations set forth in the merger agreement, then Starwood or Marriott, as applicable, may (i) furnish information with respect to itself and its subsidiaries to the person making such proposal and its representatives and financing sources under a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the confidentiality agreement entered into between Starwood and Marriott (provided that any such information that is non-public must have been previously provided to the other party or must be provided to the other party before or substantially concurrently with the time it is provided to such person) and (ii) participate in discussions or negotiations with the person making such proposal and its representatives and financing sources.

The merger agreement also requires each party to (i) notify the other party promptly, and in any event within 24 hours of receipt, of any proposal relating to an alternative transaction, which notice must include a copy of such proposal and the identity of the person making such proposal and (ii) keep the other party reasonably informed of any such proposal (including any material changes, modifications or amendments thereto).

For purposes of the merger agreement, “superior proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a third party to enter into an alternative transaction (with all references to 25% in the definition of “alternative transaction” above being treated as references to 50%) that (i) did not result from a breach of the applicable non-solicitation obligations set forth in the merger agreement, (ii) is on terms that the board of directors of such party determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to the party’s stockholders than the transactions contemplated by the merger agreement, taking into account all relevant factors (including any changes to the merger agreement that may be proposed by the other party) and (iii) the board of directors of such party determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal.

Changes in Board Recommendations

Starwood and Marriott have agreed under the merger agreement to, through their respective boards of directors, recommend to their respective stockholders, that, in the case of Starwood, they approve the Starwood Merger and the Initial Holdco Merger and, in the case of Marriott, they approve the issuance of shares of Marriott common stock as consideration for the Initial Holdco Merger, and to include such recommendations in this joint proxy statement/prospectus.

The merger agreement provides that, subject to the exceptions described below, neither Starwood’s Board nor Marriott’s Board will (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in any manner adverse to the other party, its approval or recommendation of the Starwood Merger, the Initial Holdco Merger or the merger agreement or the issuance of the shares of Marriott common stock in connection with the Initial Holdco Merger, as applicable, (ii) approve or recommend, or propose publicly to approve or recommend, any alternative transaction (any action referred to in clause (i) or this clause (ii) is referred to as an “adverse recommendation change”) or (iii) cause or permit Starwood or Marriott, as applicable, or any of Starwood’s or Marriott’s controlled affiliates, as applicable, to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement providing for any alternative transaction (other than a confidentiality agreement permitted by the merger agreement).

Notwithstanding the foregoing restrictions, at any time before obtaining the applicable stockholder approval, Starwood’s Board or Marriott’s Board, as applicable, may, if it determines in good faith, after it has received a superior proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable law, effect an adverse recommendation change or terminate the merger agreement to enter into a definitive agreement providing for such superior proposal (subject to its obligation to pay a termination fee as described below under “—Expenses and Termination Fees”). However, such board of directors may take any such action only (i) at a time that is after (x) it has given the other party at least five business days written notice specifying the material terms and conditions of such proposal, identifying the person making such proposal and stating that it intends to take such action and (y) it has negotiated in good faith with the other party during such five-day period (to the extent such other party desires to negotiate) with respect to any revisions of the terms of the transactions contemplated by the merger agreement proposed by such other party in response to such superior proposal and (ii) following Starwood’s Board or Marriott’s Board, as applicable, having taken into account any changes to the terms of the merger agreement proposed by the other party and any other information provided by the other party in response to such notice; provided that if there is a subsequent modification to the material terms and conditions of such superior proposal, a new notice must be delivered and a three-business-day period of negotiation commenced.

In addition, at any time before obtaining the applicable stockholder approval, Starwood’s Board or Marriott’s Board, as applicable, may, if it determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under applicable law, effect an adverse recommendation change in response to any material event or circumstance that was not known by Starwood’s Board or Marriott’s Board, as applicable, on the date of the merger agreement (or if known, the consequences of which were not known by such board as of the date of the merger agreement), which event or circumstance, or any consequence thereof, (1) becomes known by the board of directors of such party before the time such party receives the applicable stockholder approval and (2) does not relate to a proposal, the consummation of which would constitute an alternative transaction. However, such board of directors may take any such action only (i) at a time that is after (x) it has given the other party at least five business days written notice advising the other party of all material information with respect to such event or circumstance, or any consequence thereof, and stating that it intends to make an adverse recommendation change and providing a full description of its rationale therefor and (y) it has negotiated in good faith with the other party during such five-day period (to the extent such other party desires to negotiate) with respect to any revisions of the terms of the transactions contemplated by the merger agreement proposed by such other party in response to such event or circumstance, or any consequence thereof, and (ii) following Starwood’s Board or Marriott’s Board, as applicable, having taking into account any changes to the terms of the merger agreement proposed by the other party and any other information provided by the other party in response to such notice.

If the board of directors of Starwood or Marriott effects an adverse recommendation change, such party will nonetheless continue to be obligated to hold its stockholder meeting and submit the proposals described in this joint proxy statement/prospectus to its stockholders, as applicable, unless the merger agreement has been terminated in accordance with its terms before such stockholder meeting.

Efforts to Obtain Required Stockholder Votes

Starwood has agreed to hold a special meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining Starwood stockholder approval of the Starwood combination transactions proposal. Subject to the ability of Starwood’s Board to make an adverse recommendation change, Starwood must, through Starwood’s Board, recommend to its stockholders the approval of the Starwood combination transactions proposal. Starwood’s Board has approved and declared advisable the merger agreement and the Combination Transactions; declared that it is in the best interests of Starwood and its stockholders that Starwood enter into the merger agreement and consummate the Combination Transactions and all of the other transactions contemplated by the merger agreement and the other transactions contemplated thereby by a unanimous vote of its directors; and adopted resolutions directing that the Starwood combination transactions proposal be submitted to Starwood stockholders for their consideration.

Marriott has agreed to hold a special meeting of its stockholders as soon as is reasonably practicable for the purpose of obtaining Marriott stockholder approval of the Marriott stock issuance proposal. Subject to the ability of Marriott’s Board to make an adverse recommendation change, Marriott must, through Marriott’s Board, recommend to its stockholders the approval of the Marriott stock issuance proposal. Marriott’s Board has determined that the merger agreement, the Combination Transactions, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby are advisable, fair to and in the best interest of Marriott and its stockholders; authorized and approved the merger agreement, the issuance of shares of Marriott common stock in the Initial Holdco Merger and the other transactions contemplated thereby by a unanimous vote of its directors; and adopted resolutions directing that the Marriott stock issuance proposal be submitted to Marriott stockholders for their consideration.

Both Starwood and Marriott are required to use their reasonable best efforts to hold the Starwood special meeting and the Marriott special meeting on the same date.

Efforts to Complete the Combination Transactions

Subject to the terms and conditions of the merger agreement, Starwood and Marriott have each agreed to use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with each other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the combination and the other transactions contemplated by the merger agreement, including using reasonable best efforts for:

•	the obtaining of all necessary actions or notifications, waivers, consents and approvals from governmental entities, including any action or non-action under antitrust laws before the effective time of the Initial Holdco Merger, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain any required consents from, or to avoid an action or proceeding by, any governmental entity;

•	the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties;

•	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

•	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

The foregoing obligations are subject to certain exceptions and limitations, including that neither Starwood nor Marriott will be required pursuant to any antitrust laws to hold separate (including by trust or otherwise) or divest any of its businesses or assets or enter into any consent decree or other agreement that would restrict it in the conduct of its business as previously conducted if such actions, either by themselves or taken together, would reasonably be expected to cause greater than $700 million in lost value to Marriott and its subsidiaries and Starwood and its subsidiaries, taken as a whole, after taking into account the proceeds received, or reasonably expected to be received, by Starwood and its subsidiaries and Marriott and its subsidiaries in connection with any such divestiture or other disposition.

Indemnification, Exculpation and Insurance

The merger agreement requires Marriott to indemnify and hold harmless each former and present director and officer of Starwood and any of its subsidiaries, and each person who was serving as a director or officer of another entity at the request of Starwood or any of its subsidiaries, each referred to as an indemnified party, against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding arising out of or pertaining to the fact that the indemnified party is or was such an officer or director or for any acts or omission in the indemnified party’s capacity as such an officer or director before the effective time of the Initial Holdco Merger, to the same extent as such indemnified parties were indemnified as of the date of the merger agreement under the organizational documents of Starwood or any of its subsidiaries, or any indemnification agreements in existence as of the date of the merger agreement.

The merger agreement also requires Marriott to maintain for six years following the Closing Date either the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance currently maintained by Starwood and any of its subsidiaries or provide substitute policies for not less than the existing coverage and having other terms not less favorable to the insured persons, except that in no event will Marriott be required to pay with respect to such insurance policies (or substitute insurance policies) for any one policy year more than 300% of the annual premium payable by Starwood for the fiscal year ending December 31, 2015. Starwood may obtain a six-year “tail” policy under its existing directors and officers insurance policy in lieu of the foregoing if and to the extent it may be obtained for an amount not to exceed the maximum aggregate amount otherwise payable for such six-year period pursuant to the previous sentence.

Employee Benefits Matters

The merger agreement requires that, from and after the effective time of the Initial Holdco Merger, Marriott will honor all Starwood compensation and benefit plans in accordance with their terms and Marriott has agreed that, from and after the effective time of the Initial Holdco Merger and subject to applicable law and collective bargaining agreements:

•	For a period of one year following the Combination Transactions, Marriott will provide, or cause to be provided, to each employee of Starwood and its subsidiaries who continues to be employed by Marriott and its subsidiaries, compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to each such employee before the effective time of the Initial Holdco Merger;

•	Marriott will provide, or cause to be provided, to each employee of Starwood and its subsidiaries who is terminated on or before the first anniversary of the closing of the Combination Transactions with severance benefits that are no less favorable than the severance benefits provided to each such employee before the effective time of the Initial Holdco Merger;

•	Marriott will recognize each Starwood employee’s credited service with Starwood for all purposes to the same extent such employee was entitled to credited service in Starwood compensation and benefit plans except to the extent such recognition would result in a duplication of benefits;

•	Each Starwood employee will be eligible for participation in Marriott welfare plans without any waiting time to the extent coverage under the Marriott welfare plan replaces coverage under Starwood welfare plans of the same type in which such employee participated immediately before the effective time of the Initial Holdco Merger;

•	Marriott will cause to be waived for each Starwood employee all preexisting condition exclusions and actively-at-work requirements of Marriott’s medical, dental, pharmaceutical and/or vision benefit plans to the extent such conditions were satisfied under the corresponding Starwood plan before the effective time of the Initial Holdco Merger; and

•	Marriott will cause credit for any copayments and deductibles paid by Starwood employees (or their covered dependents) before the effective time of the Initial Holdco Merger to be taken into account in satisfying any similar deductible or out-of-pocket requirements under any Marriott compensation or benefit plan to the extent they were credited under the applicable Starwood benefit plan.

Starwood and Marriott acknowledge that a “change of control” will occur at or before the effective time of the Initial Holdco Merger under the Starwood compensation and benefit plans.

Treatment of Starwood Stock Options and Other Equity-Based Awards

Each Starwood stock option and other equity-based award that is outstanding as of the effective time of the Starwood Merger will first be converted into Holdco stock options and other equity-based awards on a one-for-one basis at the effective time of the Starwood Merger and will then be converted into Marriott stock options and other equity-based awards at the effective time of the Initial Holdco Merger with the end result as set forth below:

•	Each Starwood stock option will be converted into a Marriott stock option, with generally the same terms and conditions that applied to the Starwood stock options before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted stock option will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood stock option by the equity award exchange ratio, rounded down to the nearest whole share. The exercise price of each converted stock option will be determined by dividing the exercise price of the original Starwood stock option by the equity award exchange ratio, rounded up to the nearest whole cent. The “equity award exchange ratio” means (1) the exchange ratio (0.920) plus (2) the quotient obtained by dividing $2.00 by the average of the volume weighted average price of a share of Marriott common stock on each of the five consecutive trading days ending with the second complete trading day immediately before the Closing Date of the Combination Transactions.

•	Each Starwood restricted stock award will be converted into a Marriott restricted stock award, with generally the same terms and conditions as were applicable to the Starwood restricted stock award prior to conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood restricted stock unit award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood restricted stock unit award before conversion (including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each converted restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood restricted stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

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Each Starwood performance share award will be converted into a Marriott restricted stock unit award, with generally the same terms and conditions that applied to the Starwood performance share award before conversion (excluding performance conditions but including accelerated vesting of unvested awards upon a qualifying termination following the effective time of the Initial Holdco Merger). The number of shares of Marriott common stock subject to each such restricted stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood performance share award that each holder would be eligible to receive based on deemed achievement of performance targets at the greater of target or actual performance as of the effective time of the Initial Holdco Merger by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

•	Each Starwood deferred stock unit award will be converted into a Marriott deferred stock unit award, with generally the same terms and conditions that applied to the Starwood deferred stock unit award before conversion. The number of shares of Marriott common stock subject to each converted deferred stock unit award will be determined by multiplying the number of shares of Starwood common stock subject to the original Starwood deferred stock unit award by the equity award exchange ratio, rounded up or down to the nearest whole share as applicable.

Governance

Upon the effective time of the Initial Holdco Merger, Marriott’s Board will expand from its current size of 11 members to 14 members. All 11 members of the pre-Combination Transactions Marriott board of directors will remain on the post-Combination Transactions Marriott board of directors, and three members of the pre-Combination Transactions Starwood board of directors as mutually agreed upon by all of the parties will be appointed to the post-Combination Transactions Marriott board of directors at the effective time of the Initial Holdco Merger.

Vacation Ownership Business Spin-Off

Subject to certain exceptions, Starwood is not permitted without Marriott’s consent to amend, replace, modify, or waive any of its rights under the agreements and other documents governing the proposed spin-off of its vacation ownership business, Vistana, and Vistana’s subsequent merger with a wholly owned subsidiary of ILG. Starwood must use its reasonable best efforts to take or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate the Vistana-ILG transactions as promptly as practicable on the terms and conditions described in the Vistana documents. If Starwood fails to consummate the Vistana-ILG transactions for any reason, Starwood must use its reasonable best efforts to take or cause to be taken, all actions, and to do or cause to be done, all things necessary, proper or advisable to consummate and make effective an alternative disposition of Vistana in the most expeditious manner practicable, whether pursuant to a transaction with another third party or otherwise in a distribution or exchange of capital stock of Vistana to Starwood stockholders. Subject to certain exceptions, Marriott has the right to consent to the terms of such an alternate disposition of Vistana that do not relate solely to the differing structural nature of such alternate transaction as compared to the proposed Vistana-ILG transactions.

The completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood is a condition to the closing of the Combination Transactions, as described in the section entitled “—Conditions to Completion of the Combination Transactions” beginning on page 136. For more information about the Vistana-ILG transactions, the Vistana business and the consideration to be received by Starwood stockholders see the Registration Statement on Form S-4 (registration number 333-208567), as amended or supplemented from time to time, filed with the SEC by ILG on December  15, 2015.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Starwood and Marriott in the preparation of this joint proxy statement/prospectus;

•	confidentiality and access by each party to certain information about the other party during the period before the effective time of the Initial Holdco Merger;

•	the payment of certain costs and expenses incurred in connection with the filing, printing and mailing of this joint proxy statement/prospectus (including filing fees) and the filings of the pre-merger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees);

•	taking all action necessary to eliminate or minimize the effect of takeover laws on the Combination Transactions and the transactions contemplated thereby;

•	notification to the other party of any notices from governmental entities or any actions commenced or threatened in connection with the Combination Transactions;

•	the use of Marriott’s reasonable best efforts to cause the shares of Marriott common stock issuable in connection with the Initial Holdco Merger to be approved for listing on NASDAQ (subject to official notice of issuance);

•	cooperation between Starwood and Marriott in the defense or settlement of any stockholder litigation relating to the Combination Transactions;

•	the use of each party’s reasonable best efforts to cause the Combination Transactions to qualify as reorganizations within the meaning of Section 368(a) the Code;

•	cooperation between Starwood and Marriott in connection with public announcements;

•	causing any dispositions of Starwood common stock resulting from the Combination Transactions and any acquisitions of Marriott common stock resulting from the Combination Transactions by each individual who may become subject to reporting requirements of Section 16(a) of the Exchange Act to be exempt under Rule 16b-3 promulgated under of the Exchange Act; and

•	coordination between Starwood and Marriott for the record and payment dates for their regular quarterly dividends to ensure that (a) Starwood stockholders receive a regular quarterly dividend from Starwood and Marriott stockholders receive a regular quarterly dividend from Marriott for the calendar quarter immediately preceding the calendar quarter in which the Closing Date occurs, and (b) for the calendar quarter in which the Closing Date occurs, (i) Starwood does not declare or pay a regular quarterly dividend for such quarter, and (ii) Marriott stockholders after the Initial Holdco Merger (including the former Starwood stockholders who receive shares of Marriott common stock in connection with the Initial Holdco Merger) receive a regular quarterly dividend from Marriott.

Conditions to Completion of the Combination Transactions

The respective obligations of Marriott and Starwood to complete the Combination Transactions are subject to the satisfaction or waiver of the following conditions:

•	the approval of the Starwood combination transactions proposal by the holders of a majority of all outstanding shares of Starwood common stock;

•	the approval of the Marriott stock issuance proposal by a majority of the votes cast at the Marriott special meeting;

•	the termination or expiration of any applicable waiting period under the HSR Act;

•	the receipt of all authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any governmental entity necessary under any antitrust law;

•	the absence of any judgment, order, law or other legal restraint by a court or other governmental entity of competent jurisdiction that prevents the consummation of the Combination Transactions;

•	the SEC having declared effective the registration statement of which this joint proxy statement/prospectus forms a part;

•	the approval for listing by NASDAQ of the shares of Marriott common stock issuable in the Initial Holdco Merger; and

•	the completion of the Vistana spin-off or, if the Vistana-ILG transactions are not consummated, the completion of another spin-off, split-off or analogous distribution of Vistana or the sale of Vistana by Starwood.

Each of Marriott’s and Starwood’s obligations to complete the Combination Transactions is subject to the satisfaction or waiver of the following additional conditions:

•	the representations and warranties of the other party related to its capital structure being true and correct in all respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties must be true and correct as of such date), except, in each case, for de minimis inaccuracies (which are defined in the merger agreement as inaccuracies in the representations and warranties that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Starwood or Marriott, as applicable);

•	certain representations and warranties of the other party relating to organization, standing, corporate power, authority, inapplicability of state anti-takeover statutes and its wholly owned subsidiaries party to the merger agreement being true and correct in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties must be true and correct as of such date);

•	the representation and warranty of the other party relating to there having been no facts, circumstances, effects, changes, events or developments that, individually or in the aggregate, have had or would reasonably be expected to have a material adverse effect of the other party being true and correct as of the Closing Date;

•	each other representation and warranty of the other party (without giving effect to any limitation as to materiality or material adverse effect or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated by the merger agreement) being true and correct as of the Closing Date (except to the extent such representations and warranties relate to a specific date in which case such representations and warranties must be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a material adverse effect on such party;

•	the other party having performed in all material respects all obligations required to be performed by it under the merger agreement;

•	the receipt of an officer’s certificate executed by an authorized officer of the other party certifying that conditions in the five preceding bullet points have been satisfied; and

•	for Starwood, Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before the effective time of the Initial Holdco Merger, even after the receipt of the required stockholder approvals, under the following circumstances:

•	by mutual written consent of Starwood and Marriott;

•	by either Starwood or Marriott if:

•	the Initial Holdco Merger is not consummated by December 31, 2016; provided that this right to terminate the merger agreement will not be available to a party whose failure to perform any of its obligations under the merger agreement in any material respect has been the primary cause of, or primarily resulted in, the failure of the Initial Holdco Merger to be consummated by such time;

•	the approval of the Starwood combination transactions proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened Starwood stockholders meeting or any adjournment or postponement thereof;

•	the approval of the Marriott stock issuance proposal will not have been obtained by reason of the failure to obtain the required vote at a duly convened Marriott stockholders meeting or any adjournment or postponement thereof;

•	any legal restraint is in effect preventing the consummation of the Combination Transactions, and such restraint has become final and nonappealable, or if any governmental entity that must grant regulatory approval of the Combination Transactions pursuant to the terms of the merger agreement has denied approval of Combinations Transactions and such denial has become final and nonappealable; or

•	the other party has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in the merger agreement, which breach or failure to perform (i) would give rise to the failure of the applicable condition to consummate the Combination Transactions and (ii) is incapable of being cured by such party or is not cured within 30 days after receiving written notice; provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement.

In addition, the merger agreement may be terminated under the following circumstances:

•	by Starwood, at any time before the Marriott special meeting, if (i) Marriott’s Board will have failed to include in this joint proxy statement/prospectus its recommendation to Marriott stockholders, without modification or qualification in a manner adverse to Starwood, that its stockholders approve the Marriott stock issuance proposal; (ii) Marriott’s Board will have failed to publicly reaffirm its recommendation of the Marriott stock issuance proposal within 10 business days after the date any alternative transaction with respect to Marriott or any material modification thereto is first commenced, published or sent or given to Marriott stockholders, upon a request to do so by Starwood at least five business days before the expiration of any such 10-business-day period; or (iii) Marriott’s Board has effected an adverse recommendation change;

•	by Marriott, at any time before the Starwood special meeting, if (i) Starwood’s Board will have failed to include in this joint proxy statement/prospectus its recommendation to Starwood stockholders, without modification or qualification in a manner adverse to Marriott, that its stockholders approve the Starwood combination transactions proposal; (ii) Starwood’s Board will have failed to publicly reaffirm its recommendation of the Starwood combination transactions proposal within 10 business days after the date any alternative transaction with respect to Starwood or any material modification thereto is first commenced, published or sent or given to Starwood stockholders, upon a request to do so by Marriott at least five business days before the expiration of any such 10-business-day period; or (iii) Starwood’s Board has effected an adverse recommendation change;

•	by Starwood, at any time before obtaining the requisite approval from its stockholders, pursuant to the provisions of the merger agreement governing entry into a binding agreement providing for a superior proposal described under “—Changes in Board Recommendations”; and

•	by Marriott, at any time before obtaining the requisite approval from its stockholders, pursuant to the provisions of the merger agreement governing entry into a binding agreement providing for a superior proposal described under “—Changes in Board Recommendations.”

If the merger agreement is terminated, the agreement will become void, without liability or obligation on the part of any of the parties, except in the case of a material pre-termination breach of the merger agreement or fraud. The provisions of the merger agreement relating to fees and expenses, effects of termination, confidentiality, governing law, jurisdiction, waiver of jury trial and specific performance, as well as the confidentiality agreement entered into between Starwood and Marriott and certain other provisions of the merger agreement will continue in effect notwithstanding termination of the merger agreement.

Expenses and Termination Fees

Generally, each party must pay all fees and expenses incurred by it in connection with the Combination Transactions and the other transactions contemplated by the merger agreement. However, upon a termination of the merger agreement, a party will become obligated to pay to the other party a termination fee in the following circumstances:

Starwood will be obligated to pay a termination fee of $400 million to Marriott if:

•	the merger agreement is terminated (a) by Marriott because Starwood’s Board, before obtaining requisite stockholder approval, (i) failed to include in this joint proxy statement/prospectus its recommendation to Starwood stockholders, without modification or qualification in a manner adverse to Marriott that its stockholders approve the Starwood Merger and the Initial Holdco Merger; (ii) failed to publicly reaffirm its recommendation of the Starwood Merger and the Initial Holdco Merger; or (iii) has effected an adverse recommendation change; or (b) by either Starwood or Marriott, at a time when Marriott is entitled to terminate the merger agreement under any of the circumstances described in clause (a), because the Initial Holdco Merger failed to be consummated on or before December 31, 2016 or because Starwood stockholders failed to approve the Starwood Merger or the Initial Holdco Merger at the Starwood special meeting;

•	the merger agreement is terminated by Starwood in order to enter into a binding agreement providing for a superior proposal; or

•	all of the following circumstances occur:

•	the merger agreement is terminated by either Starwood or Marriott as a result of Starwood stockholders having failed to approve the Starwood Merger and the Initial Holdco Merger at the Starwood special meeting;

•	before the date of the Starwood special meeting, a proposal for a transaction that would constitute an alternative transaction (substituting 50% for all 25% thresholds in the definition of alternative transaction) (such a transaction, a “qualifying transaction”) with respect to Starwood has been made to Starwood or Starwood stockholders or has otherwise become publicly known or any person has publicly announced an intention to make a proposal for a qualifying transaction with respect to Starwood; and

•	within twelve months of the date of the termination of the merger agreement, Starwood enters into a definitive agreement with respect to such a qualifying transaction which is subsequently consummated (even if after such twelve-month period), or any qualifying transaction with respect to Starwood is consummated.

Marriott will be obligated to pay a termination fee of $400 million to Starwood if:

•

the merger agreement is terminated (a) by Starwood because Marriott’s Board, before obtaining requisite stockholder approval, (i) failed to include in this joint proxy statement/prospectus its recommendation to Marriott stockholders, without modification or qualification in a manner adverse to Starwood that its stockholders approve the issuance of the Marriott common stock in the Initial Holdco Merger; (ii) failed to publicly reaffirm its recommendation of the issuance of the Marriott common stock in the Initial Holdco Merger; or (iii) has effected an adverse recommendation change; or (b) by either Starwood or Marriott, at a time when Starwood is entitled to terminate the merger agreement pursuant to any of the circumstances described in clause (a), because the Initial Holdco Merger failed to be consummated on or before December 31, 2016 or because Marriott stockholders failed to approve the issuance of the Marriott common stock in the Initial Holdco Merger at the Marriott special meeting;

•	the merger agreement is terminated by Marriott in order to enter into a binding agreement providing for a superior proposal; or

•	all of the following circumstances occur:

•	the merger agreement is terminated by either Starwood or Marriott as a result of Marriott stockholders having failed to approve the issuance of the Marriott common stock in the Initial Holdco Merger at the Marriott special meeting;

•	before the date of the Marriott special meeting, a proposal for a qualifying transaction with respect to Marriott has been made to Marriott or Marriott stockholders or has otherwise become publicly known or any person has publicly announced an intention to make a proposal for a qualifying transaction with respect to Marriott; and

•	within twelve months of the date of the termination of the merger agreement or Marriott enters into a definitive agreement for such a qualifying transaction which is subsequently consummated (even if after such twelve-month period) or any qualifying transaction with respect to Marriott is consummated.

Amendments, Extensions and Waivers

Amendment. Subject to compliance with applicable law, the merger agreement may be amended by the parties at any time before or after receipt of the requisite stockholder approvals; provided that (i) after such stockholder approvals have been received, there may not be, without further approval of Starwood stockholders or Marriott stockholders, as applicable, any amendment that changes the amount or the form of the consideration to be delivered to the holders of Starwood common stock or Holdco common stock or that by law otherwise expressly requires the further approval of Starwood stockholders or Marriott stockholders, as the case may be, and (ii) except as provided in clause (i), no amendment of the merger agreement may be submitted to be approved by Starwood stockholders or Marriott stockholders unless required by applicable law.

Extension; Waiver. At any time before the effective time, a party may, in writing, (i) extend the time for performance of any obligation or act of the other party, (ii) waive any inaccuracy in a representation or warranty of the other party, (iii) waive compliance by the other party with any of the agreements or conditions contained in the merger agreement or (iv) waive the satisfaction of any of the conditions contained in the merger agreement, and no such extension or waiver will require approval of Starwood stockholders or Marriott stockholders unless required by applicable law.

No Third-Party Beneficiaries

The merger agreement is not intended to confer any rights or remedies upon any person other than the parties thereto and, with respect to the provisions described in the section entitled “—Indemnification, Exculpation and Insurance” beginning on page 133, the indemnified parties.

Specific Performance

The parties have agreed in the merger agreement that irreparable damage would occur and that monetary damages, even if available, would not be an adequate remedy if any of the provisions of the merger agreement are not performed in accordance with their specific terms or are otherwise breached. The parties have agreed that they will be entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the performance of its terms and provisions, without proof of actual damages, in addition to any other remedy to which they are entitled at law or in equity. The parties have further agreed not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any breach.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a discussion of the material U.S. federal income tax consequences of the Combination Transactions to Starwood U.S. holders. For purposes of this discussion, the term “Starwood U.S. holder” means a beneficial owner of shares of Starwood common stock (and, from and after the Starwood Merger, a former beneficial owner of Starwood common stock whose shares are converted into the right to receive Holdco common stock) that for U.S. federal income tax purposes is:

•	a citizen or individual resident of the United States;

•	a corporation or other entity or arrangement treated as a corporation for U.S. federal income tax purposes created in or organized under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income tax without regard to its source; or

•	a trust if (1) its administration is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

Holders of Starwood common stock who are not Starwood U.S. holders may have different tax consequences than those described below and are urged to consult their own tax advisors about the tax treatment to them under U.S. and non-U.S. laws.

The discussion applies only to Starwood U.S. holders who hold Starwood common stock as a capital asset within the meaning of Section 1221 of the Code (generally, for investment purposes). The discussion assumes that the Combination Transactions and the other transactions contemplated by the merger agreement will be completed in accordance with the merger agreement and as further described in this joint proxy statement/prospectus. This discussion is not a complete description of all of the tax consequences of the Combination Transactions relevant to a particular holder and, in particular, may not address U.S. federal income tax considerations applicable to Starwood U.S. holders subject to special treatment under U.S. federal income tax law, including, without limitation:

•	financial institutions or insurance companies;

•	mutual funds;

•	tax-exempt organizations;

•	pass-through entities or investors in such entities;

•	dealers or brokers in securities or foreign currencies;

•	stockholders whose functional currency is not the U.S. dollar;

•	stockholders who hold individual retirement or other tax-deferred accounts;

•	traders in securities who elect to apply a mark-to-market method of accounting;

•	stockholders who hold Starwood common stock as part of a hedge, appreciated financial position, straddle, constructive sale or conversion transaction; and

•	stockholders who acquired their shares of Starwood common stock through the exercise of employee stock options or otherwise as compensation.

In addition, tax consequences arising under U.S. state, local and foreign laws, the alternative minimum tax or under U.S. federal laws other than U.S. federal income tax laws, are not addressed in this joint proxy statement/prospectus.

If a partnership, or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds shares of Starwood common stock, the tax treatment of a partner in the partnership will depend upon the status of that partner and the activities of the partnership. Partnerships holding shares of Starwood common stock and partners in such partnerships are strongly urged to consult with their own tax advisors about the tax consequences of the Combination Transactions to them.

This discussion is based, and the tax opinions referred to in the following paragraphs will be based, upon the provisions of the Code, applicable U.S. Treasury regulations, published positions of the IRS, judicial decisions and other applicable authorities, as in effect on the date of the registration statement on Form S-4, of which this joint proxy statement/prospectus is a part, or the date of the tax opinion filed with the registration statement on Form S-4, as the case may be. There can be no assurance that future legislative, administrative or judicial changes or interpretations, which changes or interpretations could apply retroactively, will not affect the accuracy of this discussion or the statements or conclusions set forth in the tax opinions referred to in the following paragraphs. No rulings have been or will be sought from the IRS concerning the tax consequences of the Combination Transactions, and the tax opinions of counsel to be received in connection with the Combination Transactions will not be binding on the IRS or any court. As such, there can be no assurance that the IRS will not take a contrary position on the tax consequences of the Combination Transactions described in this discussion or the tax opinions of counsel, or that any such contrary position would not be sustained.

Tax matters are complicated, and the tax consequences of the Combination Transactions to Starwood stockholders will depend on each stockholder’s particular tax situation.

Starwood stockholders are strongly urged to consult with their own tax advisors about the tax consequences of the Combination Transactions to them, including the effects of U.S. federal, state and local, foreign and other tax laws.

U.S. Federal Income Tax Consequences to Starwood U.S. Holders

The obligation of Starwood to effect the Combination Transactions is conditioned on Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

Starwood does not currently intend to waive this opinion condition to its obligation to complete the Combination Transactions. If Starwood waives this opinion condition after this registration statement of which this joint proxy statement/prospectus forms a part is declared effective by the SEC, and if the U.S. federal income tax consequences of the Combination Transactions have materially changed, Starwood will recirculate this joint proxy statement/prospectus and resolicit the votes of Starwood stockholders.

This opinion of counsel does not address any state, local or foreign tax consequences of the Combination Transactions. It is based on certain assumptions and representations as to factual matters from Starwood, Marriott, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, as well as certain covenants by those parties. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding upon the IRS or the courts, and there is no assurance that the IRS or a court will not take a contrary position. Starwood and Marriott do not intend to request a ruling from the IRS about any aspects of the U.S. federal income tax consequences of the Combination Transactions.

Subject to qualifications and limitations set forth herein, Cravath, Swaine & Moore LLP, counsel to Starwood, is of the opinion that, for U.S. federal income tax purposes:

•	Starwood U.S. holders will not recognize any gain or loss as a result of the Starwood Merger. Starwood U.S. holders will be deemed to receive shares of Holdco common stock in exchange for their shares of Starwood common stock. Each Starwood U.S. holder’s tax bases in the shares of Holdco common stock deemed received in the Starwood Merger will be the same as his or her tax bases in the shares of Starwood common stock converted in the Starwood Merger. The holding period of the shares of Holdco common stock deemed received in the Starwood Merger by the Starwood U.S. holder will include the holding period of the shares of Starwood common stock converted in the Starwood Merger. A Starwood U.S. holder who exchanges his or her right to receive shares of Holdco common stock in the Initial Holdco Merger, as described below, will be deemed to surrender shares of Holdco common stock in the Initial Holdco Merger.

•	Each Starwood U.S. holder will recognize gain, but not loss, in the Initial Holdco Merger, equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional share of Marriott common stock) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional share of Marriott common stock) and the fair market value of the Marriott common stock received in the Initial Holdco Merger (determined at the effective time of the Initial Holdco Merger) over (y) the Starwood U.S. holder’s tax basis in the shares of Holdco common stock deemed surrendered in the Initial Holdco Merger.

•	Each Starwood U.S. holder’s aggregate tax basis in the shares of Marriott common stock received in the Initial Holdco Merger (including any fractional share of Marriott common stock for which cash is received) will be the same as his or her aggregate tax basis in the Holdco common stock deemed surrendered in the Initial Holdco Merger, increased by the amount of gain recognized (excluding any gain attributable to the receipt of cash in lieu of a fractional share of Marriott common stock) and decreased by the amount of cash received (other than cash received in lieu of a fractional share of Marriott common stock).

•	The holding period of the shares of Marriott common stock received in the Initial Holdco Merger (including any fractional share of Marriott common stock for which cash is received) by a Starwood U.S. holder will include the holding period of the shares of Holdco common stock that he or she is deemed to surrender in the Initial Holdco Merger.

Subject to the discussion below under “—Potential Treatment of Cash as a Dividend,” any gain recognized in the Initial Holdco Merger generally will be long-term capital gain if the Starwood U.S. holder’s holding period for the shares of Holdco common stock deemed surrendered is more than one year at the effective time of the Initial Holdco Merger.

Each Starwood U.S. holder should consult his or her tax advisor about the application of these rules. The amount of gain (or non-recognized loss) must be computed separately for each block of Starwood common stock if those blocks were purchased at different prices or at different times, and a loss realized on one block of stock may not be used to offset a gain realized on another block of stock. If a Starwood U.S. holder acquired different blocks of shares of Starwood common stock at different prices or at different times, the Starwood U.S. holder should consult his or her tax advisor about the calculation of gain (or non-recognized loss) for different blocks of Holdco common stock deemed surrendered in the Initial Holdco Merger and the identification of the tax bases and holding periods of the particular shares of Marriott common stock received in the Initial Holdco Merger.

Cash Received in Lieu of Fractional Shares

A cash payment received by a Starwood U.S. holder in lieu of a fractional share of Marriott common stock will be treated as if the Starwood U.S. holder received a fractional share of Marriott common stock in the Initial Holdco Merger and then received the cash in exchange for that fractional share. As a result, the Starwood U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Holdco common stock deemed surrendered that is allocable to the fractional share. Any gain or loss should generally be long-term capital gain or loss if the Starwood U.S. holder’s holding period for the shares of Holdco common stock deemed surrendered is more than one year at the effective time of the Initial Holdco Merger. The deductibility of capital losses is subject to limitations.

Potential Treatment of Cash as a Dividend

It is possible that all or part of the gain that a Starwood U.S. holder recognizes in the Initial Holdco Merger (other than any gain attributable to the receipt of cash in lieu of a fractional share of Marriott common stock) could be treated as dividend income rather than capital gain if (1) the Starwood U.S. holder is a significant stockholder of Marriott or (2) the Starwood U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Marriott after the Initial Holdco Merger is not meaningfully reduced from what its percentage ownership would have been if it had received solely shares of Marriott common stock rather than a combination of cash and shares in the Initial Holdco Merger. This could happen, for example, because of ownership of additional shares of Marriott common stock by such holder, ownership of Marriott common stock by a person related to such holder or a share repurchase by Marriott from other Marriott stockholders. The IRS has indicated in rulings that any reduction in the interest of a stockholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a Starwood U.S. holder, including the application of certain constructive ownership rules, Starwood U.S. holders are urged to consult their own tax advisors as to the potential tax consequences of the Combination Transactions to them.

Medicare Tax on Certain Investment Income

Certain non-corporate Starwood U.S. holders whose income exceeds certain thresholds may also be subject to a 3.8 % tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the Combination Transactions will be includable in a Starwood U.S. holder’s net investment income for purposes of this tax. Non-corporate Starwood U.S. holders should consult their own tax advisors regarding the possible effect of this tax.

Information Reporting and Backup Withholding

Starwood U.S. holders may be subject to information reporting and backup withholding on any cash payments they receive in the Initial Holdco Merger, including cash in lieu of fractional shares of Marriott common stock. Payments will not be subject to backup withholding if the Starwood U.S. holder (i) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact or (ii) provides Marriott or the exchange agent, as appropriate, with a properly completed IRS Form W-9 (or its successor form) certifying that such Starwood U.S. holder is a U.S. person, the taxpayer identification number provided is correct and such Starwood U.S. holder is not subject to backup withholding. The taxpayer identification number of an individual is his or her Social Security number.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against a Starwood U.S. holder’s U.S. federal income tax liability, provided that the Starwood U.S. holder timely furnishes the required information to the IRS.

The discussion of the material U.S. federal income tax consequences set forth above is intended to provide only a general summary and is not intended to be a complete analysis or description of all potential U.S. federal income tax consequences of the Combination Transactions. Moreover, the discussion set forth above does not address tax consequences that may vary with, or are dependent on, individual circumstances. In addition, the discussion set forth above does not address any non-income tax or any foreign, state or local tax consequences of the Combination Transactions and does not address the tax consequences of any transaction other than the Combination Transactions.

ACCOUNTING TREATMENT

The Combination Transactions will be accounted for under the acquisition method of accounting for business combinations in accordance with GAAP. This means that Marriott will allocate the purchase price to the fair value of Starwood’s tangible and intangible assets and liabilities at the acquisition date, with the excess purchase price being recorded as goodwill.

STARWOOD AND MARRIOTT UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On November 15, 2015, Marriott and Starwood entered into the merger agreement, under which Marriott will combine with Starwood through the Combination Transactions. After the completion of the Combination Transactions Starwood will be an indirect wholly owned subsidiary of Marriott. On October 27, 2015, Starwood entered into definitive agreements with Vistana and ILG providing for the spin-off of Vistana from Starwood and Vistana’s subsequent merger with ILG. For purposes of this section, the Combination Transactions and Vistana-ILG transactions are referred to collectively as the “Transactions.”

These unaudited pro forma condensed combined financial statements give effect to the proposed Transactions (the “Pro Forma Combined”). Specifically, Marriott presents the pro forma consolidated balance sheet as if the Transactions had occurred on September 30, 2015. Marriott presents the pro forma consolidated statements of income for the nine months ended September 30, 2015 and the year ended December 31, 2014 as if the Transactions had occurred on January 1, 2014. For the purposes of presentation, Marriott adjusted Starwood’s historical consolidated financial statements assuming the Vistana-ILG transactions has occurred to arrive at Starwood historical adjusted financial statements (the “Starwood Historical Adjusted”). See Note 7, “Starwood Historical Adjusted” to these unaudited pro forma condensed combined financial statements for further information.

In order to make these unaudited pro forma condensed combined financial statements easier to read, Marriott refers throughout to unaudited pro forma condensed combined financial statements, associated adjustments and related information as the “pro forma financial statements” throughout this joint proxy statement/prospectus. All such statements and information are condensed and unaudited, and also combined, except where such information by its presentation or context applies only to Marriott or Starwood.

The pro forma financial statements are based on, and should be read in conjunction with, the following separate historical consolidated financial statements and accompanying notes of Marriott and Starwood for the applicable periods, which are incorporated by reference in this joint proxy statement/prospectus:

•	Starwood financial statements as of and for (1) the year ended December 31, 2014 in its Annual Report on Form 10-K and (2) the nine months ended September 30, 2015 in its Quarterly Report on Form 10-Q; and

•	Marriott financial statements as of and for (1) the year ended December 31, 2014 in its Annual Report on Form 10-K and (2) the nine months ended September 30, 2015 in its Quarterly Report on Form 10-Q.

MARRIOTT INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

AS OF SEPTEMBER 30, 2015

(Millions of U.S. Dollars)

	Marriott Historical	Starwood Historical Adjusted (Note 7)	Reclassifications (Note 6)	Pro Forma Adjustments (Note 5)	Notes (Note 5)		Pro Forma Combined
ASSETS
Current assets
Cash and equivalents	$95	$1,179	$—	$(337)	(b	)	$937
Restricted cash	—	7	(7)	—			—
Accounts and notes receivable, net	1,144	574	18	—			1,736
Inventories	—	15	(15)	—			—
Current deferred taxes, net	257	133	—	—			390
Prepaid expenses and other	88	124	4	(15)	(c	)	201
Assets held for sale	139	—	—	—			139

	1,723	2,032	—	(352)			3,403
Investments	—	174	(174)	—			—
Property and equipment, net	985	1,721	—	1,171	(d	)	3,877
Goodwill and intangible assets	2,420	1,726	—	(1,726)	(a	)
				9,136	(e	)
				4,747	(f	)	16,303
Equity and cost method investments	174	—	174	399	(g	)	747
Notes receivable, net	154	—	—	—			154
Deferred taxes, net	450	579	—	—			1,029
Other noncurrent assets	247	428	—	(238)	(c	)
				(16)	(j	)
	—	—	—	61	(l	)	482

	$6,153	$6,660	$—	$13,182			$25,995

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Current portion of long-term debt	$615	$299	$—	$—			914
Accounts payable	577	85	85	—			747
Accrued payroll and benefits	779	362	—	—			1,141
Liability for guest loyalty programs	930	—	465	—			1,395
Accrued expenses and other	608	—	945	(87)	(h	)
				100	(i	)
				15	(n	)	1,581
Accrued expenses	—	1,214	(1,214)	—			—
Accrued taxes and other	—	281	(281)	—			—

	3,509	2,241	—	28			5,778
Long-term debt	3,689	1,873	—	29	(j	)	5,591
Liability for guest loyalty programs	1,531	—	689	—			2,220
Deferred income taxes	—	39	—	3,161	(l	)	3,200
Other non-current liabilities	1,013	2,373	(689)	(1,362)	(h	)
				(27)	(k	)
				61	(l	)	1,369
Shareholders’ equity (deficit)	(3,589)	131	—	(131)	(a	)
				11,541	(b	)
				(100)	(i	)
				(15)	(n	)	7,837
Noncontrolling interest	—	3	—	(3)	(a	)	—

Total equity	(3,589)	134	—	11,292			7,837

Total liabilities and equity	$6,153	$6,660	$—	$13,182			$25,995

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

MARRIOTT INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

NINE MONTHS ENDED SEPTEMBER 30, 2015

(Millions of U.S. Dollars, except per share amounts)

	Marriott Historical	Starwood Historical Adjusted (Note 7)	Reclassifications (Note 6)	Pro Forma Adjustments (Note 5)	Notes (Note 5)		Pro Forma Combined
REVENUES
Base management fees	$526	$—	$273	$—			$799
Franchise fees	652	—	221	—			873
Incentive management fees	238	—	141	—			379
Management fees, franchise fees and other income	—	787	(787)	—			—
Owned, leased, and other revenue	729	910	48	—			1,687
Vacation ownership and residential sales and services	—	6	(6)	—			—
Cost reimbursements	8,635	1,950	50	—			10,635

	10,780	3,653	(60)	—			14,373
OPERATING COSTS AND EXPENSES
Owned, leased, and other-direct	552	712	—	(1)	(k	)	1,263
Vacation ownership and residential	—	5	(5)	—			—
Depreciation, amortization and other	107	182	(50)	(22)	(a	)
				12	(d	)
				37	(e	)	266
General, administrative, and other	446	292	12	—			750
Restructuring and other special charges (credits), net	—	45	—	—			45
Reimbursed costs	8,635	1,950	50	—			10,635

	9,740	3,186	7	26			12,959

OPERATING INCOME	1,040	467	(67)	(26)			1,414
Gains and other income	20	—	49	(67)	(h	)	2
Interest expense, net of interest income	(102)	(84)	—	2	(j	)	(184)
Equity in earnings (losses)	13	30	17	—			60
Loss on asset dispositions and impairments, net	—	(1)	1	—			—

INCOME (LOSS) BEFORE INCOME TAXES	971	412	—	(91)			1,292
Provision for income taxes	(314)	(119)	—	8	(c	)
				29	(l	)	(396)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$657	$293	$—	$(54)			$896

EARNINGS PER SHARE-Basic
Earnings per share	$2.43				(m	)	$2.10

EARNINGS PER SHARE-Diluted
Earnings per share	$2.38				(m	)	$2.07

Weighted average shares outstanding—basic (in millions)	270.7				(m	)	425.9
Weighted average shares outstanding—diluted (in millions)	276.1				(m	)	432.3

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

MARRIOTT INTERNATIONAL, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF INCOME

YEAR ENDED DECEMBER 31, 2014

(Millions of U.S. Dollars, except per share amounts)

	Marriott Historical	Starwood Historical Adjusted (Note 7)	Reclassifications (Note 6)	Pro Forma Adjustments (Note 5)	Notes (Note 5)		Pro Forma Combined
REVENUES
Base management fees	$672	$—	$377	$—			$1,049
Franchise fees	745	—	273	—			1,018
Incentive management fees	302	—	214	—			516
Management fees, franchise fees and other income	—	1,094	(1,094)	—			—
Owned, leased, and other revenue	1,022	1,441	112	—			2,575
Vacation ownership and residential sales and services	—	32	(32)	—			—
Cost reimbursements	11,055	2,573	53	—			13,681

	13,796	5,140	(97)	—			18,839
OPERATING COSTS AND EXPENSES
Owned, leased, and other-direct	775	1,130	—	(2)	(k	)	1,903
Vacation ownership and residential	—	17	(17)	—			—
Depreciation, amortization and other	148	245	(40)	(29)	(a	)
				16	(d	)
				49	(e	)	389
General, administrative, and other	659	400	17	—			1,076
Restructuring and other special charges (credits), net	—	(3)	—	—			(3)
Reimbursed costs	11,055	2,573	53	—			13,681

	12,637	4,362	13	34			17,046

OPERATING INCOME	1,159	778	(110)	(34)			1,793
Gains and other income	8	—	74	(86)	(h	)	(4)
Interest expense, net of interest income of	(85)	(83)	—	2	(j	)	(166)
Equity in earnings (losses)	6	26	3	—			35
Loss on early extinguishment of debt, net	—	(1)	—	—			(1)
Loss on asset dispositions and impairments, net	—	(33)	33	—			—

INCOME (LOSS) BEFORE INCOME TAXES	1,088	687	—	(118)			1,657
Provision for income taxes	(335)	(101)	—	8	(c	)
				38	(l	)	(390)

NET INCOME (LOSS) FROM CONTINUING OPERATIONS	$753	$586	$—	$(72)			$1,267

EARNINGS PER SHARE-Basic
Earnings per share	$2.60				(m	)	$2.85

EARNINGS PER SHARE-Diluted
Earnings per share	$2.54				(m	)	$2.80

Weighted average shares outstanding—basic (in millions)	289.9				(m	)	445.1
Weighted average shares outstanding—diluted (in millions)	296.8				(m	)	453.0

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements.

NOTES TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS GIVING EFFECT TO THE TRANSACTIONS

Note 1. Basis of Presentation

The accompanying pro forma financial statements reflect the impact of the Transactions on Marriott’s consolidated financial statements. The pro forma consolidated balance sheet and pro forma consolidated statements of income are based on the historical financial statements and accounting records of Marriott and Starwood, giving effect to the Combination Transactions-related reclassifications and pro forma adjustments as described in these notes. Marriott presents the effect of the Vistana-ILG transactions, which includes the effects of the License, Service and Development Agreement to be entered into upon consummation of the Vistana-ILG transactions (the “Vistana Agreement”) on the historical consolidated financial statements of Starwood in Note 7, “Starwood Historical Adjusted.”

Marriott presents the pro forma consolidated balance sheet as if the Transactions had occurred on September 30, 2015. Marriott presents the pro forma consolidated statements of income for the nine months ended September 30, 2015 and the year ended December 31, 2014 as if the Transactions occurred on January 1, 2014.

Marriott has adjusted historical consolidated financial statements of Marriott and Starwood to give effect to pro forma events that are (1) directly attributable to the Transactions, (2) factually supportable, and (3) for the pro forma statements of income, expected to have a continuing impact on the combined results.

Marriott has prepared the pro forma financial statements for the Combination Transactions using the acquisition method of accounting under existing U.S. GAAP, with Marriott as the acquirer in the Combination Transactions for accounting purposes. Under the acquisition method of accounting, Marriott will measure the total estimated purchase price (consideration transferred) as described in Note 3, “Estimate of Consideration Expected to be Transferred,” at the Closing Date of the Combination Transactions using the market price of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards at that time. Therefore, this may result in a per share equity value that is different from that assumed for the purposes of preparing these pro forma financial statements. Marriott has based the underlying tangible and intangible assets acquired and liabilities assumed on their respective fair market values, with any excess purchase price allocated to goodwill. Marriott has measured the assets and liabilities of Starwood Historical Adjusted based on various preliminary estimates and will revise them at the effective time of the Combination Transactions as additional information becomes available and as Marriott performs additional valuation work.

The proposed Combination Transactions have not yet received the necessary approvals from governmental authorities. For example, under the HSR Act and other relevant laws and regulations, there are significant limitations on what Marriott can learn about Starwood before the Combination Transactions close. Accordingly, the pro forma adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements prepared in accordance with the rules and regulations of the SEC. Once the Combination Transactions have closed, Marriott will complete the purchase price allocation after performing a valuation of Starwood’s assets and liabilities at the level of detail necessary to finalize the purchase price allocation. Differences between these preliminary estimates and the final acquisition accounting will occur and these differences could have a material impact on the pro forma financial statements and the combined company’s future results of operation and financial position.

Acquisition related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) and certain acquisition restructuring and related charges have not been included as a component of consideration transferred, but instead must be expensed as incurred. The pro forma balance sheet reflects the $100 million of anticipated combination related transaction costs of both companies as Accrued expenses with a corresponding decrease in Shareholders’ equity (deficit). Marriott has not presented these costs in the pro forma statements of income because they will not have a continuing impact on the results of the combined company. The costs that Starwood and Marriott may ultimately incur could differ materially from this amount.

In order to prepare the pro forma financial statements, Marriott performed a preliminary review of Starwood’s accounting policies to identify significant differences. After the Combination Transactions are completed, Marriott will conduct an additional review of Starwood’s accounting policies to determine if differences in accounting policies require further adjustment or reclassification of Starwood’s results of operations, assets or liabilities to conform to Marriott’s accounting policies and classifications. As a result of that review, Marriott may identify additional differences between the accounting policies of the two companies that, when conformed, could have a material impact on the pro forma financial statements.

Marriott presents the pro forma financial statements for informational purposes only and the pro forma financial statements are not necessarily indicative of what the combined company’s financial position or results of operations would actually have been had the Transactions been completed on the dates indicated. In addition, the pro forma financial statements do not purport to project the future financial position or operating results of the combined company. There were no material transactions between Marriott and Starwood during the periods presented in the pro forma financial statements that would need to be eliminated.

The pro forma financial statements do not reflect any cost savings that Marriott expects to realize. Marriott expects to deliver at least $200 million in annual cost savings in the second full year after closing of the Combination Transactions, which Marriott expects to accomplish by leveraging operating and general and administrative efficiencies. Although Marriott’s management expects that costs savings will result from the Combination Transactions, Marriott cannot assure you these cost savings will be achieved.

The pro forma financial statements also do not include any adjustment for liabilities or related costs that may result from integration activities, since management has not completed the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities.

The pro forma financial statements also do not reflect any adjustments for Starwood Historical Adjusted pensions or liabilities for the Starwood guest loyalty program, as Marriott lacks sufficient information to estimate the fair value of these items as of September 30, 2015. The Starwood Historical Adjusted guest loyalty program liability was calculated by Starwood using an actuarial valuation as of December 31, 2014. Therefore, Marriott has assumed the fair values approximate the book values as of September 30, 2015.

Note 2. The Combination Transactions

Upon completion of the Combination Transactions, Starwood stockholders will receive 0.920 shares of Marriott common stock and $2.00 in cash for each share of Starwood common stock. Additionally, Marriott will assume Starwood equity-based awards outstanding at the time of the closing. Starwood equity-based awards will be converted into equity-based awards for Marriott common stock, after giving effect to the equity award exchange ratio (this term, along with other terms discussed below, is defined in the merger agreement, a copy of which is included as Annex A to this joint proxy statement/prospectus). For more details about the treatment of Starwood equity-based awards, including awards held by Starwood directors and current and former executive officers, please see the section entitled “The Merger Agreement—Treatment of Starwood Stock Options and Other Equity-Based Awards beginning on page 134.

The exchange ratio is fixed and will not be adjusted for changes in the market value of shares of Starwood or Marriott common stock. Based on the $73.72 per share closing price of Marriott common stock on November 16, 2015, the consideration Starwood stockholders will receive in the Combination Transactions has a value of approximately $69.82 per Starwood share, or approximately $11,878 million in the aggregate. The market values of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards will continue to fluctuate until the Combination Transactions are completed. As a result, the consideration assumed for purposes of these pro forma financial statements will differ, and that difference may be material.

Note 3. Estimate of Consideration Expected to be Transferred

In estimating the fair value of the merger consideration, or purchase price, Marriott has assumed a price per share of Marriott common stock of $73.72, which represents the per share closing price of Marriott common stock on November 16, 2015.

The following is a preliminary estimate of the purchase price:

Preliminary Purchase Price

(in millions, except per share data)

Equivalent shares of Marriott common stock to be issued (a)	155.20
Marriott common stock price as of November 16, 2015	$73.72

Estimated stock consideration to be transferred	11,441
Cash consideration to Starwood stockholders	337
Fair value of Marriott equity-based awards issued in exchange for vested Starwood equity-based awards (b)	100

Estimate of consideration expected to be transferred	$11,878

(a)	Represents 168.7 million outstanding shares of Starwood common stock as of November 16, 2015 multiplied by the exchange ratio. The actual number of shares of Marriott common stock that Marriott will issue to Starwood stockholders upon closing of the Combination Transactions will be based on the actual number of shares of Starwood common stock outstanding when the Combination Transactions close, and the valuation of those shares will be based on the trading price of Marriott common stock at that time.
(b)	Represents the fair value of Starwood equity-based awards for pre-Combination Transactions services. Under acquisition accounting, the fair value of replacement awards attributable to pre-Combination Transactions services are to be included in the consideration transferred.

Note 4. Preliminary Allocation of Consideration Transferred to Net Assets Assumed

The following table shows a preliminary allocation of the estimated consideration that Marriott will transfer to Starwood stockholders to the Starwood Historical Adjusted net assets that Marriott will assume in the Combination Transactions based on their estimated fair values as of September 30, 2015:

(in millions)
Estimated consideration to be transferred	$11,878
Working capital	494
Property and equipment	2,892
Identifiable intangible assets	9,136
Equity and cost method investments	573
Other noncurrent assets	174
Deferred income taxes, net	(2,488)
Guest loyalty program	(1,154)
Debt	(2,201)
Other noncurrent liabilities	(295)

Net assets assumed	7,131

Goodwill	$4,747

The purchase price will be computed using the value of Marriott common stock and number of outstanding shares of Starwood common stock and equity-based awards on the Closing Date. Therefore the actual purchase price and resulting goodwill will fluctuate with the market price of Marriott common stock and the number of outstanding shares of Starwood common stock and equity-based awards until the Combination Transactions are consummated. As a result, the final purchase price and goodwill could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table shows sensitivities to changes in purchase price and goodwill due to changes in the per share price of Marriott common stock (in millions, other than per share amounts). Marriott performed these calculations using constant valuation inputs, which may change based on the final purchase price allocation.

	Price of Marriott Common Stock	Calculated Value of Stock Consideration	Cash Consideration Transferred	Equity Awards Issued	Total Purchase Price	Goodwill
As of November 16, 2015	$73.72	$11,441	$337	$100	$11,878	$4,747
Decrease of 10%	66.35	10,297	337	91	10,725	3,594
Increase of 10%	81.09	12,585	337	109	13,031	5,900

Note 5. Pro Forma Adjustments

(a)	Reflects the elimination of Starwood’s Historical Adjusted goodwill and intangible assets and equity (including non-controlling interest). The elimination of intangible assets results in the reversal of amortization expense of $22 million and $29 million for the nine months ended September 30, 2015 and the year ended December 31, 2014, respectively.

(b)	Reflects the estimated consideration of $11,541 million in Marriott common stock and $337 million in cash that Marriott will transfer to Starwood stockholders. The actual number of shares of Marriott common stock issued to Starwood stockholders upon closing of the Combination Transactions will be based on the actual number of shares of Starwood common stock outstanding when the Combination Transactions close, and the fair value of those shares will be based on the trading price of Marriott common stock at that time.

(c)	Reflects elimination of Starwood Historical Adjusted prepaid income taxes related to intercompany sales of intangible assets and related provision of $8 million for each of the nine months ended September 30, 2015 and the year ended December 31, 2014.

(d)	The $1,171 million increase in Starwood Historical Adjusted property and equipment reflects an adjustment to record the assets acquired from Starwood at their estimated fair value. Adjustments to Starwood Historical Adjusted depreciation expense for property and equipment were based on comparing the historical depreciation recorded during the periods presented to the revised depreciation. Marriott calculated incremental depreciation expense of $12 million for the nine months ended September 30, 2015 and $16 million for the year ended December 31, 2014 related to the step up in the fair values of the acquired property and equipment by dividing, on a straight line basis, the fair value assigned to these assets by the estimated remaining useful lives.

Marriott determined the fair value of Starwood’s owned and leased properties by considering a combination of the income and market approaches. The owned properties include land, buildings & improvements and furniture, fixtures and equipment at hotels owned by Starwood. This also includes Starwood’s Stamford, Connecticut headquarters capital lease location. The leased properties include buildings & improvements and furniture, fixtures and equipment at Starwood’s leased hotels and office locations.

(e)	Reflects the estimated fair value of Starwood Historical Adjusted intangible assets. The following table shows a preliminary estimate of the fair value of those intangible assets and their related average estimated useful lives:

	Estimated Fair Value (in millions)	Average Estimated Useful Life (in years)
Brands	$7,550	Indefinite
Management Agreements	963	30
Franchise Agreements	243	30
SPG Marketing Rights	130	25
Vistana Agreement	250	80

	$9,136

For Starwood’s finite lived intangible assets, the pro forma financial statements reflect an adjustment to Starwood Historical Adjusted amortization expense of $37 million for the nine months ended September 30, 2015 and $49 million for the year ended December 31, 2014.

Starwood’s identifiable intangible assets include brands, management agreements, franchise agreements, Starwood Preferred Guest (“SPG”) marketing rights and the Vistana Agreement. Starwood owns, operates, and in some cases franchises hotels under the St. Regis, The Luxury Collection, W, Westin, Le Méridien, Sheraton, Four Points, Aloft, Tribute and Element brand names. Marriott is still evaluating whether or not certain of these assets will be indefinite lived. Management and franchise agreements, including the associated pipelines, represent contract based intangible assets. SPG Marketing Rights represent a contract-based asset associated with fees Starwood receives from affiliation partnerships. The Vistana Agreement represents a contract-based asset associated with the Vistana-ILG transactions.

Marriott determined the fair value of Starwood Historical Adjusted identifiable intangible assets primarily using the income approach which requires an estimate or forecast of all the expected future cash flows, either through the use of the relief-from-royalty method or the multi-period excess earnings method. Marriott will record amortization expense assuming a straight-line basis over the expected life of the finite lived intangible assets, which approximates expected future cash flows.

(f)	Reflects the recognized goodwill, which represents the amount by which the estimated consideration transferred exceeds the fair value of the Starwood Historical Adjusted assets Marriott acquires and the liabilities Marriott assumes. Marriott will not amortize the goodwill, but will instead test the goodwill for impairment at least annually and whenever events or circumstances have occurred that may indicate a possible impairment.

(g)	Reflects an adjustment to record Starwood Historical Adjusted investments in joint ventures accounted for under the equity method to fair value as of September 30, 2015. Marriott estimated the fair value of those investments using a combination of the income and market approaches based on Starwood’s pro-rata share of the equity of the venture, less any outstanding mortgage debt on the properties.

(h)	Reflects elimination of Starwood Historical Adjusted deferred gains of $87 million of Accrued expenses and $1,362 million of Other non-current liabilities. Marriott has eliminated amortization of $67 million of deferred gains for the nine months ended September 30, 2015, and $86 million of deferred gains for statements of income the year ended December 31, 2014. Starwood deferred gains arose from historical asset sales.

(i)

Marriott estimates the transaction expenses for the Combination Transactions will be approximately $100 million. The costs that Starwood and Marriott may ultimately incur could differ materially from this amount. Transaction expenses include fees for investment banker, advisory, legal, valuation, and other professional fees. Marriott reflects transaction expenses in the pro forma balance sheet as of September 30,

2015 as an increase to Accrued expenses and a charge to Shareholders’ equity (deficit). As the transaction expenses will not have a continuing impact, Marriott has not shown the transaction expenses in the pro forma statements of income.

(j)	Reflects the adjustment to fair value of the assumed Starwood Historical Adjusted debt, and related net decrease in interest expense.

(k)	Elimination of Starwood Historical Adjusted deferred rent and related amortization related to properties leased by Starwood.

(l)	Reflects the estimated deferred taxes and income tax expense for the adjustments shown in the pro forma financial statements. Marriott calculated a decrease in tax expense of $29 million for the nine months ended September 30, 2015 and $38 million for the year ended December 31, 2014, using an estimated statutory tax rate of 32%. Marriott calculated a deferred tax liability of $3,161 million using the estimated statutory rate of 32% based on the preliminary step up in fair values of the net assets acquired. The estimated statutory rate of 32% neither reflects Marriott’s nor the combined company’s effective tax rate, which includes the impact of nondeductible expenses, tax audits and other permanent items as well as other tax charges and benefits, and does not take into account any historical or possible future tax events that may impact the combined company. Additionally, the $61 million adjustment to Other noncurrent assets and liabilities reflects an estimate of an uncertain tax position.

(m)	The following table shows our calculation of pro forma combined basic and diluted earnings per share for the nine months ended September 30, 2015 and the year ended December 31, 2014:

Earnings per share

(in millions, except per share data)	Nine Months Ended September 30, 2015	Year Ended December 31, 2014
Pro forma net income	$896	$1,267
Basic weighted average Marriott shares outstanding	270.7	289.9
Starwood shares converted to Marriott shares (i)	155.2	155.2

Pro forma basic weighted average shares outstanding	425.9	445.1
Dilutive effect of securities:
Employee stock option and appreciation right plans	2.3	3.1
Deferred stock incentive plans	0.6	0.7
Restricted stock units	2.5	3.1

Marriott equity-based awards	5.4	6.9
Starwood equity-based awards converted to Marriott equity-based awards (i)	1.0	1.0

Pro forma diluted weighted average shares outstanding	432.3	453.0

Pro forma basic earnings per share	$2.10	$2.85
Pro forma diluted earnings per share	$2.07	$2.80

(i)	Represents the estimated number of shares of Marriott Class A common stock to be issued to Starwood stockholders based on the number of shares of Starwood common stock outstanding as of November 16, 2015 and after giving effect to the exchange ratio as determined in the merger agreement. Starwood Historical Adjusted weighted average diluted shares outstanding for both the nine months ended September 30, 2015 and for the year ended December 31, 2014 were 170 million and 186 million, respectively.

(n)	Marriott expects to incur $15 million of compensation expense related to terms in existing Starwood employment contracts. As these expenses will not have a continuing impact, they are not reflected in the pro forma statements of income.

Note 6. Reclassifications

Balance sheet reclassifications—Marriott has made certain reclassifications to the Starwood Historical Adjusted balance sheet to conform to Marriott’s presentation.

Statements of income reclassifications—Marriott has also made the following reclassifications to the Starwood Historical Adjusted statements of income to conform to Marriott’s presentation.

(i) To adjust Starwood Historical Adjusted management fees, franchise fees and other income:

(in millions)	September 30, 2015	December 31, 2014
Starwood management fees, franchise fees and other income	$(787)	$(1,094)

REVENUES
Base management fees	273	377
Franchise fees	221	273
Incentive management fees	141	214
Owned, leased, and other revenue	42	100
Cost reimbursements	50	53
OPERATING COSTS AND EXPENSES
Depreciation, amortization and other	50	53
General, administrative, and other	(7)	(9)
Reimbursed costs	(50)	(53)
Gains (losses) and other income (deferred gains)	67	86

	$787	$1,094

(ii) For the nine months ended September 30, 2015, to reclassify Starwood Historical Adjusted residential sales and services revenues of $6 million to Owned, leased, and other and Starwood Historical Adjusted residential expenses of $5 million to General, administrative, and other. For the year ended December 31, 2014, to reclassify Starwood Historical Adjusted residential sales and services revenues of $32 million and Starwood Historical Adjusted residential expenses of $17 million, for a net addition to revenues of $12 million to Owned, leased, and other revenue, $11 million to Gains and other income, and $8 million to General, administrative, and other.

(iii) To adjust Starwood Historical Adjusted Loss on asset dispositions and impairments, net:

(in millions)	September 30, 2015	December 31, 2014
Starwood loss on asset dispositions and impairments, net	$(1)	$(33)

OPERATING COSTS AND EXPENSES
Depreciation, amortization and other	—	(13)
OPERATING INCOME
Gains (losses) and other income	(18)	(23)
Equity in earnings (losses)	17	3

	$(1)	$(33)

Note 7. Starwood Historical Adjusted

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

GIVING EFFECT TO THE VISTANA-ILG TRANSACTIONS

AS OF SEPTEMBER 30, 2015

(Millions of U.S. Dollars)

	Starwood Historical	Vistana-ILG Transactions (a)	Transaction- Related Adjustments	Notes		Starwood Historical Adjusted
ASSETS
Current assets:
Cash and cash equivalents	$1,066	$(17)	$130	(b	)	$1,179
Restricted cash	27	(20)	—			7
Accounts receivable, net of allowance for doubtful accounts	660	(86)	—			574
Inventories	256	(241)	—			15
Securitized vacation ownership notes receivable, net of allowance for doubtful accounts	33	(33)	—			—
Deferred income taxes	178	(45)	—			133
Prepaid expenses and other	148	(24)	—			124

Total current assets	2,368	(466)	130			2,032
Investments	187	(13)	—			174
Plant, property and equipment, net	2,185	(464)	—			1,721
Goodwill and intangible assets, net	1,894	(168)	—			1,726
Deferred income taxes	592	(6)	(7)	(c	)	579
Other assets	805	(377)	—			428
Securitized vacation ownership notes receivable, net	154	(154)	—			—

	$8,185	$(1,648)	$123			$6,660

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$299	$—	$—			$299
Accounts payable	102	(17)	—			85
Current maturities of long-term securitized vacation ownership debt	51	(51)	—			—
Accrued expenses	1,331	(123)	6	(d	)	1,214
Accrued salaries, wages and benefits	397	(35)	—			362
Accrued taxes and other	299	(18)	—			281

Total current liabilities	2,479	(244)	6			2,241
Long-term debt	1,874	(1)	—			1,873
Long-term securitized vacation ownership debt	137	(137)	—			—
Deferred income taxes	41	(2)	—			39
Other liabilities	2,400	(27)	—			2,373

Total liabilities	6,931	(411)	6			6,526

Commitments and contingencies
Stockholders’ equity	1,251	(1,237)	117	(b	)(c)(d)	131
Noncontrolling interest	3	—	—			3

Total equity	1,254	(1,237)	117			134

Total liabilities and equity	$8,185	$(1,648)	$123			$6,660

See accompanying notes which follow.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

GIVING EFFECT TO THE VISTANA-ILG TRANSACTIONS

NINE MONTHS ENDED SEPTEMBER 30, 2015

(Millions of U.S. Dollars)

	Starwood Historical	Vistana-ILG Transactions (a)	Transaction- Related Adjustments	Notes		Starwood Historical Adjusted
Revenues
Owned, leased and consolidated joint venture hotels	$984	$(74)	$—			$910
Vacation ownership and residential sales and services	530	(524)	—			6
Management fees, franchise fees and other income	759	—	28	(e	)	787
Other revenues from managed and franchised properties	2,057	(136)	29	(f	)	1,950

	4,330	(734)	57			3,653
Costs and Expenses
Owned, leased and consolidated joint venture hotels	768	(56)	—			712
Vacation ownership and residential	390	(385)	—			5
Selling, general, administrative and other	292	—	—			292
Restructuring and other special charges (credits), net	63	(18)	—			45
Depreciation	189	(29)	—			160
Amortization	22	—	—			22
Other expenses from managed and franchise properties	2,057	(136)	29	(f	)	1,950

	3,781	(624)	29			3,186
Operating income	549	(110)	28			467
Equity earnings and gains from unconsolidated ventures, net	31	(1)	—			30
Interest expense, net of interest income	(87)	6	(3)	(g	)	(84)
Loss on early extinguishment of debt, net	—	—	—			—
Loss on asset dispositions and impairments, net	(32)	31	—			(1)

Income from continuing operations before taxes and noncontrolling interests	461	(74)	25			412
Income tax expense	(138)	29	(10)	(c	)	(119)

Income (loss) from continuing operations	$323	$(45)	$15			$293

See accompanying notes which follow.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

GIVING EFFECT TO THE VISTANA-ILG TRANSACTIONS

YEAR ENDED DECEMBER 31, 2014

(Millions of U.S. Dollars)

	Starwood Historical	Vistana-ILG Transactions (a)	Transaction- Related Adjustments	Notes		Starwood Historical Adjusted
Revenues
Owned, leased and consolidated joint venture hotels	$1,541	$(100)	$—			$1,441
Vacation ownership and residential sales and services	674	(642)	—			32
Management fees, franchise fees and other income	1,057	—	37	(e	)	1,094
Other revenues from managed and franchised properties	2,711	(175)	37	(f	)	2,573

	5,983	(917)	74			5,140
Costs and Expenses
Owned, leased and consolidated joint venture hotels	1,211	(81)	—			1,130
Vacation ownership and residential	497	(480)	—			17
Selling, general, administrative and other	402	(2)	—			400
Restructuring and other special charges (credits), net	(4)	1	—			(3)
Depreciation	254	(38)	—			216
Amortization	29	—	—			29
Other expenses from managed and franchise properties	2,711	(175)	37	(f	)	2,573

	5,100	(775)	37			4,362
Operating income	883	(142)	37			778
Equity earnings and gains from unconsolidated ventures, net	27	(1)	—			26
Interest expense, net of interest income	(94)	12	(1)	(g	)	(83)
Loss on early extinguishment of debt, net	(1)	—	—			(1)
Loss on asset dispositions and impairments, net	(33)	—	—			(33)

Income from continuing operations before taxes and noncontrolling interests	782	(131)	36			687
Income tax expense	(139)	52	(14)	(c	)	(101)

Income (loss) from continuing operations	$643	$(79)	$22			$586

See accompanying notes which follow.

Basis of Presentation

Marriott has derived Starwood Historical Adjusted pro forma financial statements from Starwood’s historical accounting records assuming the Vistana-ILG transactions have occurred. The pro forma balance sheet and statements of income include pro forma adjustments to remove the historical assets and liabilities and results of operations encompassed in the Vistana-ILG transactions as recorded by Starwood, including the related tax impacts. In addition, Marriott reflects the effects of the Vistana Agreement as those amounts that are factually supportable, directly attributable to the transaction and expected to have a continuing effect on the combined statements of income. The form of Vistana Agreement has been agreed to by Starwood and ILG. Under the

Vistana Agreement, Starwood will grant an exclusive long-term license to Vistana to use the Westin and Sheraton brands in the vacation ownership business, and to use the St. Regis and The Luxury Collection brands in connection with the existing St. Regis and The Luxury Collection fractional residence properties, in exchange for a license fee consisting of a fixed $30 million annual payment (adjusted every five years by an inflation factor) and certain variable fees based on sales volumes.

The pro forma balance sheet gives effect to the Vistana-ILG transactions as if they had occurred on September 30, 2015, and the pro forma statements of income for the nine months ended September 30, 2015 and the year ended December 31, 2014 give effect to the Vistana-ILG transactions as if they had occurred on January 1, 2014.

Marriott has presented the pro forma financial information for informational purposes only and the pro forma financial statements are not necessarily indicative of what the Starwood Adjusted Historical financial position or results of operation would actually have been had the Vistana-ILG transactions been completed on the dates indicated.

The pro forma financial statements reflect the following adjustments for the Vistana-ILG transactions:

(a)	Adjustment to remove the historical assets and liabilities and results of operations of Vistana as well as operations and accounts of the five hotels encompassed in the Vistana-ILG transactions as recorded by Starwood, including the related tax impacts.

(b)	Adjustment to reflect the estimated $132 million cash Starwood expects to receive from the Vistana-ILG transactions, offset, in part, by Starwood’s expected $2 million payment to ILG related to an employee deferred compensation plan.

(c)	Adjustments to Deferred income taxes and Income tax expense to record the tax impact of divestiture accounting adjustments for the Vistana-ILG transactions. Marriott determined the income tax impact of the Vistana-ILG transactions pro forma adjustments by applying an estimated statutory tax rate of 38.5% to the pre-tax amount of the Vistana-ILG transactions related pro forma adjustments.

(d)	Adjustment to reflect an accrual for additional transaction costs that Starwood has not yet incurred for the Vistana-ILG transactions.

(e)	Adjustments of $28 million for the nine months ended September 30, 2015 and $37 million for the year ended December 31, 2014 primarily to reflect fixed and variable components of the royalty fees Starwood expects to receive from ILG under the Vistana Agreement.

(f)	Includes cost reimbursements of $29 million for the nine months ended September 30, 2015 and $37 million for the year ended December 31, 2014 for salaries, wages, and benefits and reservations, marketing, and other centralized services related to the five hotels and the Vistana vacation ownership properties included in the Vistana-ILG transactions. ILG has agreed to reimburse Starwood for those expenses at cost with no added margin.

(g)	Adjustment to reverse capitalized interest expense of $3 million for the nine months ended September 30, 2015 and $1 million for the year ended December 31, 2014 related to construction of vacation ownership inventory.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND DIRECTORS OF STARWOOD

The table below shows the number of shares of Starwood common stock beneficially owned by principal stockholders who beneficially own more than five percent of Starwood’s outstanding shares as of December 18, 2015. The information in this table is based upon the latest filings of either a Schedule 13D, Schedule 13G or Form 13F (or amendments thereto) as filed by the respective stockholder with the SEC as of the date stated in the footnotes below.

The stockholder’s percentage of ownership was calculated assuming the stockholder beneficially owned that number of shares on December 18, 2015. Unless otherwise indicated, the stockholder had sole voting and dispositive power over the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
OZ Management LP (1) 9 West 57th Street, 39th Floor New York, NY 10019	10,171,523	6.03%
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	9,836,624	5.83%
The Vanguard Group Inc. (3) 100 Vanguard Blvd. Malvern, PA 19355	9,467,139	5.61%

(1)	Based on information contained in a Schedule 13G/A, dated August 10, 2015 (the “OZ 13G”) filed by OZ Management LP (“OZ”) with the SEC, with respect to Starwood, reporting beneficial ownership as of July 31, 2015. The OZ 13G reports that OZ has shared voting and dispositive power over 10,171,523 such shares, Och-Ziff Holding Corporation (“OZHC”) has shared voting and dispositive power over 10,171,523 such shares, Och-Ziff Capital Management Group LLC (“OZM”) has shared voting and dispositive power over 10,171,523 such shares, Daniel S. Och has shared voting and dispositive power over 10,171,523 such shares and OZ Master Fund, Ltd. (“OZMD”) has shared voting and dispositive power over 8,750,000 such shares.
(2)	Based on information contained in a Schedule 13G/A, dated January 12, 2015 (the “BlackRock 13G/A”) filed by BlackRock, Inc. (“BlackRock”) with the SEC, with respect to Starwood, reporting beneficial ownership as of December 31, 2014. The BlackRock 13G/A reports that BlackRock has sole voting power over 8,253,337 shares, sole dispositive power over 9,776,002 shares, shared voting power over 60,622 shares and shared dispositive power over 60,622 shares.
(3)	Based on information contained in a Schedule 13G/A, dated February 9, 2015 (the “Vanguard 13G/A”) filed by The Vanguard Group Inc. (“Vanguard”) with the SEC, with respect to Starwood, reporting beneficial ownership as of December 31, 2014. The Vanguard 13G/A reports that Vanguard has sole voting power over 312,042 shares, sole dispositive power over 9,173,599 shares and shared dispositive power over 293,540 shares. Vanguard Fiduciary Trust Company, a wholly owned subsidiary of Vanguard, holds 241,143 shares. Vanguard Investments Australia, Ltd., a wholly owned subsidiary of Vanguard, holds 123,296 shares.

The beneficial ownership of shares of Starwood common stock by (i) each director, (ii) each nominee for director, (iii) each named executive officer and (iv) all directors and executive officers as a group included in the proxy statement for Starwood’s 2015 annual stockholders meeting is provided in Starwood’s Proxy Statement on Schedule 14A filed with the SEC on April 17, 2015 and is incorporated herein by reference. For a more detailed description of the information incorporated by reference in this joint proxy statement/prospectus and how you may obtain it, see the section entitled “Where You Can Find More Information” beginning on page 190.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Starwood stockholders and the relative powers of Starwood’s Board are governed by the laws of the State of Maryland, including the MGCL, and Starwood’s charter and bylaws. As a result of the Combination Transactions, each issued and outstanding share of Starwood common stock will be converted into the right to receive the merger consideration, consisting of 0.920 shares of Marriott common stock and $2.00 in cash, without interest. Each share of Marriott’s common stock issued to Starwood stockholders in connection with the Combination Transactions will be issued in accordance with, and will carry with it the rights and obligations set forth in, the certificate of incorporation and bylaws of Marriott, which are incorporated by reference herein. Marriott is a corporation governed by the laws of the State of Delaware. The rights of Marriott stockholders are governed by applicable Delaware law, including the DGCL, and by Marriott’s certificate of incorporation and bylaws.

Many of the principal attributes of Starwood common stock are similar to those of Marriott common stock. However, there are differences between the rights of Starwood stockholders under the laws of the State of Maryland and under Starwood’s charter and bylaws and the rights of Marriott stockholders under the laws of the State of Delaware and under Marriott’s certificate of incorporation and bylaws.

The following is a summary comparison of the material differences between the current rights of Starwood stockholders under the MGCL and under Starwood’s charter and bylaws and the current rights of Marriott stockholders under the DGCL and under Marriott’s certificate of incorporation and bylaws. The discussion in this section does not include a description of rights or obligations under the U.S. federal securities laws or NYSE or NASDAQ listing requirements, and is not intended to provide a comprehensive summary of Maryland law or Delaware law.

The statements in this section are qualified in their entirety by reference to, and are subject to, the detailed provisions of Starwood’s charter and bylaws and Marriott’s certificate of incorporation and bylaws, all of which are incorporated by reference herein. See the section entitled “Where You Can Find More Information” beginning on page 190 of this joint proxy statement/prospectus. Starwood’s charter and bylaws have been filed by Starwood with the SEC. Marriott’s certificate of incorporation and bylaws have been filed by Marriott with the SEC. We also urge you to carefully read the relevant provisions of the MGCL and the DGCL for a more complete understanding of the differences between being a Starwood stockholder and being a Marriott stockholder.

	Starwood	Marriott
Authorized and Outstanding Capital Stock	The authorized capital stock of Starwood currently consists of 1,000,000,000 shares of common stock, par value $0.01 per share, and 200,000,000 shares of preferred stock, par value $0.01 per share, of which 1,000,000 shares have been classified as Series A Junior Participating Preferred Stock.	The authorized capital stock of Marriott currently consists of 800,000,000 shares of Class A Common Stock (“common stock”), par value $0.01 per share, and 10,000,000 shares of preferred stock, without par value, of which 800,000 shares have been designated as Series A Junior Participating Preferred Stock.

	As of , 2016, the record date for the Starwood special meeting, Starwood had shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.	As of , 2016, the record date for the Marriott special meeting, Marriott had shares of common stock and no shares of preferred stock issued and outstanding.

	The number of authorized shares of common stock may be increased or reduced (but not below the number of issued shares of common stock) through an amendment of	The number of authorized shares of common stock or preferred stock may be increased or reduced (but not below the number of issued shares of common stock or preferred stock,

	Starwood	Marriott

	Starwood’s charter. Starwood may amend its charter as described under “—Amendments of Governing Documents” beginning on page 179 of this joint proxy statement/ prospectus. The number of authorized shares of Series A Junior Participating Preferred stock may be increased or reduced (but not below the number of shares of Series A Junior Participating Preferred Stock then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, warrants or rights or upon conversion of any outstanding securities convertible into shares of such preferred stock) by resolution of the board of directors and filing articles supplementary in accordance with the MGCL.	as applicable) through an amendment of Marriott’s certificate of incorporation. Marriott may amend its certificate of incorporation as described under “—Amendments of Governing Documents” beginning on page 179 of this joint proxy statement/prospectus.

Consolidation and Division; Subdivision	Under the MGCL, the issued shares of a corporation with a class of equity securities registered under the Exchange Act may be combined into a smaller number of shares, without stockholder action, at a ratio of not more than 10 shares into one share in any twelve-month period. Under Maryland law, a reverse stock split is defined as a combination of outstanding shares of stock of a corporation into a lesser number of shares of stock of the same class without any change in the aggregate amount of stated capital of the corporation, except for a change resulting from an elimination of fractional shares. Also under Maryland law, a division of issued shares into a greater number of shares of the same class without any change in the aggregate amount of stated capital may be accomplished without stockholder action.	Under the DGCL, the issued shares of a corporation may be combined into a smaller number of shares or split into a greater number of shares through an amendment to its certificate of incorporation. Marriott may amend its certificate of incorporation as described under “—Amendments of Governing Documents” beginning on page 179 of this joint proxy statement/prospectus.

Reduction of Share Capital	Under the MGCL, Starwood, by an affirmative vote of a majority of the board of directors, may reduce its stated capital by reducing the capital associated with shares of capital stock that have been retired. A reduction of stated capital to be effected in any other manner must be authorized by the corporation’s board of directors and approved by the affirmative vote of at least two-thirds of all of the votes entitled be cast on the matter.	Under the DGCL, Marriott, by an affirmative vote of a majority of the board of directors, may reduce its capital by reducing or eliminating the capital associated with shares of capital stock that have been retired, by applying some or all of the capital represented by shares purchased, redeemed, converted or exchanged or by transferring to surplus the capital associated with certain shares of its stock. No reduction of capital may be made unless the assets of the corporation remaining after the reduction are sufficient to pay any debts for which payment has not otherwise been provided.

	Starwood	Marriott
Preemption Rights, Share Warrants and Options	Starwood stockholders do not have preemptive rights to acquire newly issued shares.	Marriott stockholders do not have preemptive rights to acquire newly issued shares, but Marriott’s certificate of incorporation states that the board of directors may provide for such rights in the future in its discretion.

	Under the MGCL, capital stock issued by Starwood may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or other benefit to the corporation, such as services actually performed, a promissory note or a contract for future labor or services; however, Starwood may issue shares of its capital stock without receiving consideration of any kind as a gift or contribution to a governmental unit or charitable organization.	Under the DGCL, capital stock issued by Marriott may be paid for in such form and manner as the board of directors determines, such payment to consist of cash, any tangible or intangible property or any benefit to the corporation, in each case, having a value not less than the par value or stated capital of the shares so issued, as determined by the board of directors.

Distributions, Dividends, Repurchases and Redemptions

Distributions / Dividends

Under the MGCL, Starwood’s Board may declare and pay a dividend to the holders of Starwood capital stock out of surplus or any other funds legally available for such payments, so long as following a dividend, Starwood is able to pay its debts as they become due in the ordinary course and its assets exceed the sum of its liabilities plus any senior liquidation preference. Additionally, Starwood may pay a dividend even if its assets would not exceed the sum of its liabilities plus any senior liquidation preference if the dividend is paid from (i) the net earnings of the corporation for the fiscal year in which the dividend is paid; (ii) Starwood’s net earnings for the preceding fiscal year; or (iii) the sum of its net earnings for the preceding eight fiscal quarters. A dividend may be paid in cash, in shares of Starwood’s capital stock or in other property.

Distributions / Dividends

Under the DGCL, Marriott’s Board may declare and pay a dividend to the holders of Marriott capital stock out of surplus or, if there is no surplus, out of net profits for the year in which the dividend is declared or the immediately preceding fiscal year, or both, provided that such payment would not reduce capital below the amount of capital represented by all classes of outstanding stock having a preference as to the distribution of assets upon liquidation. A dividend may be paid in cash, in shares of Marriott capital stock or in other property.

	Repurchases / Redemptions	Repurchases / Redemptions

	Under the MGCL, Starwood may repurchase its own shares if authorized by its board of directors, so long as following a repurchase, Starwood is able to pay its debts as they become due in the ordinary course and its assets exceed the sum of its liabilities plus any senior liquidation preference. Repurchased shares can be retired or held as	Under the DGCL, Marriott may redeem or repurchase its own shares, except that generally it may not redeem or repurchase those shares if the capital of the corporation is impaired at the time or would become impaired as a result of the redemption or repurchase of such shares. If Marriott were to designate and issue shares of a series of

	Starwood	Marriott

	authorized but unissued shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the board of directors may determine in its discretion.	preferred stock that is redeemable in accordance with its terms, such terms would govern the redemption of such shares. Repurchased and redeemed shares may be retired or held as treasury shares. Shares that have been repurchased but have not been retired may be resold by a corporation for such consideration as the board of directors may determine in its discretion.

	Under the MGCL, a corporation may provide for redemption of its stock in its articles of incorporation. Under Starwood’s charter, Starwood has provided for redemption of its stock in certain situations related to gaming licenses. See the discussion of gaming licenses under “—Gaming Licenses” beginning on page 182 of this joint proxy statement/prospectus. Starwood’s preferred stock, 1,000,000 shares of which have been designated Series A Junior Participating Preferred Stock, generally may not be redeemed.	Marriott’s preferred stock, 800,000 shares of which have been designated Series A Junior Participating Preferred Stock, may not be redeemed.

	Purchases by Subsidiaries of Starwood	Purchases by Subsidiaries of Marriott

	Under the MGCL, shares of Starwood capital stock may be acquired by subsidiaries of Starwood without stockholder approval. Shares of such capital stock owned by a subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.	Under the DGCL, shares of Marriott capital stock may be acquired by subsidiaries of Marriott without stockholder approval. Shares of such capital stock owned by a majority-owned subsidiary are neither entitled to vote nor counted as outstanding for quorum purposes.

Dividends in Shares / Bonus Issues	Starwood may make distributions to its stockholders in the form of a stock dividend. See the discussion of dividends and distributions under “—Distributions, Dividends, Repurchases and Redemptions” beginning on page 165 of this joint proxy statement/prospectus.	Marriott may make distributions to its stockholders in the form of a stock dividend. See the discussion of dividends and distributions under “—Distributions, Dividends, Repurchases and Redemptions” beginning on page 165 of this joint proxy statement/prospectus.

Lien on Shares, Calls on Shares and Forfeiture of Shares	Not applicable.	Not applicable.

Number and Election of Directors	Starwood’s bylaws provide that the number of directors will be fixed by resolution of a majority of Starwood’s Board, but will be not less than three and not more than 20 directors, and no such resolution may affect the tenure of office of any director. As of the	Marriott’s certificate of incorporation provides that, subject to the rights, if any, of preferred shares, the number of directors on Marriott’s Board will be fixed by, or in the manner provided in, Marriott’s bylaws. Marriott’s bylaws provide that the number of

	Starwood	Marriott

	date of this joint proxy statement/prospectus, Starwood’s Board consisted of 10 directors.	directors will be fixed by resolution of Marriott’s Board, but may not be less than three. As of the date of this joint proxy statement/prospectus, Marriott’s Board consisted of 11 directors. If the Combination Transactions are completed, Marriott’s Board will be expanded to 14 directors following such completion.

	The members of Starwood’s Board are elected annually.	The members of Marriott’s Board are elected annually.

	Starwood’s bylaws provide that an election of directors in an uncontested election requires a majority of votes cast. An election of directors in a contested election requires a plurality of votes cast.	Marriott’s bylaws provide that, subject to the rights, if any, of preferred shares, an election of directors in an uncontested election requires a majority of the votes cast, unless as of five business days in advance of the date Marriott files its definitive proxy statement with the SEC, the election is a contested election, in which case the election requires a plurality of votes cast.

Removal of Directors

Starwood’s charter provides that directors may be removed by the stockholders, but only for cause, by the affirmative vote of at least two-thirds of all of the votes entitled to be cast for the election of directors.

Marriott’s certificate of incorporation provides that, subject to the rights, if any, of preferred shares, directors may be removed with or without cause by the affirmative vote of at least two-thirds of all of the votes entitled to be cast for the election of directors.

Vacancies	Starwood’s bylaws provide that except as otherwise required by law or otherwise determined by the board of directors, any vacancies on Starwood’s Board resulting from newly created directorships may be filled only by a majority vote of the entire board of directors, and any vacancies resulting from any other cause may be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum.	Marriott’s certificate of incorporation and bylaws provide that, subject to the rights, if any, of preferred shares, any vacancies on Marriott’s Board which result from any cause or newly created directorships may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum.

Duties of Directors	Maryland law requires a director to perform his or her duties in good faith with a reasonable belief that the director’s actions are in the best interests of the corporation and with the care of an ordinarily prudent person in a like position under similar circumstances. Maryland law provides that a director is presumed to satisfy this standard of conduct. A director who complies with this standard of conduct ordinarily is	Under Delaware law, a company’s directors are charged with fiduciary duties of care and loyalty. The duty of care requires that directors act in an informed and deliberate manner and inform themselves, before making a business decision, of all relevant material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate

	Starwood	Marriott

	immune from liability. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the protection afforded to directors by the “business judgment rule,” which is a presumption that the director acted in accordance with the duties of care and loyalty. Under Maryland law, an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director. The Court of Appeals of Maryland, the highest court in the State, has held that, when a corporation is being sold in a cash-out transaction, the immunity from liability described above does not apply, and the director has a common law duty of candor and to maximize value.	employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the corporation and its stockholders. A party challenging the propriety of a decision of a board of directors typically bears the burden of rebutting the applicability of the presumptions afforded to directors by the “business judgment rule,” which presumes that the director acted in accordance with the duties of care and loyalty. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny of, among other matters, defensive actions taken in response to a threat to corporate control and approval of a transaction resulting in a sale of control of the corporation.

	Under Maryland law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying upon information, opinions, reports, statements, including financial statements or other financial data, prepared by the corporation’s officers or employees, or committees of the board of directors on which such director does not serve, or by a lawyer, certified public accountant or other similar expert that the director reasonably believes to be within the person’s professional or expert competence.	Under Delaware law, a member of the board of directors, or a member of any committee designated by the board of directors, must, in the performance of such member’s duties, be fully protected in relying in good faith upon the records of the corporation and upon such information, opinions, reports or statements presented to the corporation by any of the corporation’s officers or employees, or committees of the board of directors, or by any other person as to matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the corporation.

Conflicts of Interest of Directors	Under Maryland law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the facts about such interested director’s relationship or interest are disclosed or are known to the board of directors or a committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the facts about such interested director’s relationship or interest are disclosed or are known to the	Under Delaware law, a contract or transaction in which a director has an interest will not be voidable solely for this reason if (i) the material facts about such interested director’s relationship or interest are disclosed or are known to the board of directors or an informed and properly functioning independent committee thereof, and a majority of disinterested directors or such committee in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) the material facts about such interested

	Starwood	Marriott

	stockholders entitled to vote on such transaction, and the transaction is approved by vote of the majority of shares held by disinterested stockholders entitled to vote thereon or (iii) the transaction is fair and reasonable to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.	director’s relationship or interest are disclosed or are known to the stockholders entitled to vote on such transaction, and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair to the corporation as of the time it is authorized, approved or ratified. The mere fact that an interested director is present and voting on a transaction in which he or she is interested will not itself make the transaction void. Interested directors may be counted in determining the presence of a quorum at a meeting of the board of directors or of a committee that authorizes the contract or transaction.

Under Delaware law, an interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Indemnification of Officers and Directors	Under the MGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, limited liability company or other enterprise, or employee benefit plan, against judgments, penalties, fines, settlements and reasonable expenses (including attorneys’ fees) actually incurred by the person in connection with such proceeding unless it is established that (i) the act or omission of the person was material to the matter giving rise to the proceeding and was committed in bad faith, or was the result of active and deliberate dishonesty, or (ii) the person actually received an improper personal benefit in money, property or services, or (iii) in the case of a criminal proceeding, the person had no reasonable cause to believe that the person’s act or omission was unlawful.	Under the DGCL, a corporation has the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such proceeding if the person acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, for any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

	Starwood	Marriott
	The MGCL provides that, unless limited by the corporation’s articles of incorporation, a Maryland corporation must indemnify a director or officer against reasonable expenses (including attorneys’ fees) incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Maryland corporation. Maryland law requires, as a prerequisite to advancement of fees, submission by the officer or director of a good faith affirmation that he/she meets the statutory standard of conduct for indemnification and a written undertaking by or on behalf of the director to repay the amount if it is ultimately determined that the standard of conduct has not been met. The MGCL further provides that a Maryland corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.	The DGCL provides that a Delaware corporation must indemnify a director or officer against expenses (including attorneys’ fees) actually and reasonably incurred if such person successfully defends himself or herself in a proceeding to which such person was a party because he or she was a director or officer of the Delaware corporation. The DGCL further provides that a Delaware corporation may purchase and maintain insurance on behalf of any director, officer, employee or agent of such corporation against any liability asserted against such person and incurred by such person in any such capacity, whether or not such corporation would have the power to indemnify such person against such liability.

	Starwood’s charter provides that Starwood will indemnify and advance expenses to its directors and officers to the fullest extent permitted by the MGCL and employees and agents to the extent as may be authorized by the board of directors or Starwood’s bylaws.	Marriott’s certificate of incorporation provides that Marriott will indemnify its directors, officers, employees and agents to the fullest extent permitted by the DGCL, provided that it will only indemnify proceedings to enforce rights to indemnification initiated by an indemnitee if such proceeding was authorized by the board of directors.

	Starwood has also entered into separate indemnification agreements with certain of its directors and officers.	Marriott has not entered into separate indemnification agreements with its directors and officers.

Limitation on Director Liability	Under the MGCL, a corporation may include in its articles of incorporation a provision that limits or eliminates the personal liability of directors and officers to the corporation and its stockholders for monetary damages, subject to the exceptions described in the following paragraph. Starwood’s charter includes such a provision.	Under the DGCL, a corporation may include in its certificate of incorporation a provision that limits or eliminates the personal liability of directors to the corporation and its stockholders for monetary damages for a breach of fiduciary duty as a director, subject to the exceptions described in the following paragraph. Marriott’s certificate of incorporation includes such a provision.

	Starwood	Marriott
	However, a corporation may not limit or eliminate the personal liability of a director or officer for: actual receipt of an improper benefit or profit in money, property or services or active and deliberate dishonesty established by a final judgment as material to the cause of action.	However, a corporation may not limit or eliminate the personal liability of a director for: any breach of the director’s duty of loyalty to the corporation or its stockholders; acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; intentional or negligent payments of unlawful dividends or unlawful stock purchases or redemptions; or any transaction in which the director derives an improper personal benefit.

Annual Meetings of Stockholders	Under the MGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The failure to hold an annual meeting does not invalidate the corporation’s existence or affect any otherwise valid corporate acts.	Under the DGCL, an annual meeting of stockholders is required for the election of directors and for such other proper business as may be conducted thereat. The Delaware Court of Chancery may order a corporation to hold an annual meeting if the corporation has failed to hold an annual meeting for a period of 13 months after its last annual meeting.

	Starwood’s bylaws provide that the annual meeting of stockholders will be held on such date and at such time and at such place as is determined by Starwood’s Board.	Marriott’s bylaws provide that the annual meeting of stockholders will be held at the time and place determined by Marriott’s Board, and that meetings of the stockholders may be within or without the State of Delaware.

Advance Notice Provisions	Starwood’s bylaws provide that nominations of persons for election to Starwood’s Board and the proposal of business to be considered by stockholders may be made only (i) in Starwood’s notice of meeting, (ii) by or at the direction of the directors or (iii) by a stockholder of record who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in Starwood’s bylaws.	Marriott’s bylaws provide that the proposal of business to be considered by stockholders (other than nominations for the election of directors) may be made only (i) in Marriott’s notice of meeting, (ii) by or at the direction of the directors or (iii) by a stockholder of record who is entitled to vote and who has complied with the advance notice procedures set forth in Marriott’s bylaws. The bylaws also provide that, subject to the rights, if any, of preferred shares, nominations for the election of directors may be made by (i) the board of directors, (ii) a proxy committee appointed by the board of directors, or (iii) any stockholder entitled to vote in such election and who has complied with the advance notice procedures set forth in Marriott’s bylaws.

	In general, a Starwood stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Starwood in writing	In general, a Marriott stockholder wishing to raise a proposal (other than for election of directors) at an annual meeting of stockholders must provide written notice

Starwood	Marriott

no later than the 75th day, nor earlier than the 100th day, before the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which case notice must be delivered no earlier than the 100th day before the annual meeting and no later than the 75th day before the annual meeting or the tenth day following the date on which the date of the annual meeting is publicly announced by Starwood, regardless of any public announcement of postponements or adjournments of such annual meeting to a later date.	delivered to the secretary at Marriott’s principal executive offices no later than the 90th day nor earlier than the 120th day before the first anniversary of the prior year’s annual meeting, unless the annual meeting is more than 30 days before or more than 70 days after such anniversary date, in which case the notice must be delivered not earlier than the 120th day before such annual meeting and not later than the later of the 90th day before such annual meeting or the tenth day following the date on which the date of such meeting is first publicly announced by Marriott, regardless of any postponements, deferrals or adjournments of such annual meeting to a later date. A Marriott stockholder wishing to make a nomination for the election of directors must notify Marriott of its intent to make such nomination either by personal delivery or by U.S. mail, postage prepaid, to Marriott’s secretary no later than (i) for an election of directors at an annual meeting, 90 days before the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is advanced more than 30 days or delayed by more than 60 days from such anniversary date, in which case notice must be delivered not later than the close of business day on the seventh day following the day on which notice of such meeting is first given to stockholders, and (ii) for an election of directors at a special meeting, the seventh day following the date on which notice of such meeting is first given to stockholders.

The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.	The notice must contain specific information concerning the person to be nominated or the matters to be brought before the meeting as well as specific information concerning the stockholder submitting the proposal or making the nomination.

The chairman of the annual meeting will determine whether any such stockholder proposal was made in accordance with the terms of Starwood’s bylaws. If the chairman determines that such proposal was not made in accordance with the terms of Starwood’s bylaws, such proposal will be disregarded.	The chairman of the board of directors or the secretary may determine that a notice received by Marriott relating to an item of business proposed to be introduced at an annual meeting does not satisfy the notice requirements set forth in the bylaws, and if so determined, such item will not be introduced at the meeting. The chairman of a

	Starwood	Marriott

meeting of stockholders may determine that business raised at the meeting was not properly brought before the meeting in accordance with the procedures set forth in the bylaws, and if so determined, such business will not be transacted. The chairman of the meeting may also refuse to acknowledge the nomination of any person not made in compliance with the stockholder nomination procedures set forth in the bylaws.

Calling Special Meetings of Stockholders	Under Maryland law, special meetings of stockholders may be called by the president, board of directors and by such other person authorized to do so by the corporation’s articles of incorporation or bylaws.	Under Delaware law, special meetings of stockholders may be called by the board of directors and by such other person or persons authorized to do so by the corporation’s certificate of incorporation or bylaws.

	Starwood’s bylaws provide that special meetings of the stockholders may be called at any time by the chief executive officer, the president, the board of directors, the chairman of the board, or any two or more of Starwood’s directors at any time in the interval between annual meetings.	Marriott’s certificate of incorporation provides that, subject to the rights, if any, of preferred shares, special meetings of the stockholders may be called only by the board of directors in a resolution approved by a majority of the board.

	In addition, Starwood’s secretary must call a special meeting upon the written request of the stockholders entitled to cast at least a majority of the votes at such meeting. Such request must be made in accordance with the procedures set forth in Starwood’s bylaws, and must state the purpose of, and the matters proposed to be acted on, with reasonable specificity.	Under Marriott’s bylaws, meetings of the stockholders will be held at such place either within or without the State of Delaware as is designated from time to time by the board of directors.

Notice Provisions	Under the MGCL and Starwood’s bylaws, written notice of annual and special meetings of Starwood stockholders must be given not less than 10 nor more than 90 days before the date of the meeting to each stockholder entitled to vote at such meeting and each other stockholder entitled to notice of the meeting.	Under the DGCL and Marriott’s bylaws, written notice of annual and special meetings of Marriott stockholders must be given not less than 10 nor more than 60 days before the date of the meeting to each stockholder entitled to vote at such meeting as of the record date for determining the stockholders entitled to notice of the meeting.

	Starwood’s bylaws provide that written notice of an annual and special meeting may be served personally, by mail, by leaving it at the stockholder’s residence or usual place of business, or by any other means permitted under Maryland law. No business may be transacted at a special meeting except as specifically designated in the notice.	Marriott’s bylaws provide that notice of an annual and special meeting of stockholders may be given in writing, by any means not prohibited by the provisions of Delaware statutes, including by mail, electronic delivery (including through the Internet or similar systems) or other means. Notice of a special meeting must also state the purpose for which the special meeting is called.

	Starwood	Marriott
Quorum at Stockholder Meetings	Starwood’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting on any matter constitutes a quorum at any annual or special meeting of stockholders.	Marriott’s bylaws provide that the presence in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the meeting constitutes a quorum at any annual or special meeting of stockholders.

Adjournment of Stockholder Meetings	Starwood’s bylaws provide that, whether or not a quorum is present, the presiding officer of the meeting may adjourn the meeting to a date not more than 120 days after the original record date without notice other than announcement at the meeting, if the time and place thereof are announced at the meeting at which the adjournment is taken.	Marriott’s bylaws provide that, whether or not a quorum is present, a majority of the stockholders present in person or by proxy may adjourn the meeting. No notice of an adjourned meeting need be given unless the adjournment is for more than 30 days or a new record date is fixed for the adjourned meeting.

Voting Rights	Under Starwood’s charter and bylaws, each holder of Starwood common stock is entitled to one vote for each share of Starwood common stock that he or she holds as of the record date for the meeting, and each holder of Series A Junior Participating Preferred Stock is entitled to 1,000 votes for each share of such preferred stock that he or she holds as of the record date for the meeting. As of the date of this joint proxy statement/prospectus, there are no shares of Series A Junior Participating Preferred Stock outstanding.	Under Marriott’s certificate of incorporation, each holder of Marriott common stock is entitled to ten votes for each share of Marriott common stock that he or she holds as of the record date for the meeting and each holder of Series A Junior Participating Preferred Stock is entitled to 1,000 votes for each share of such preferred stock that he or she holds as of the record date for the meeting. As of the date of this joint proxy statement/prospectus, there are no shares of Series A Junior Participating Preferred Stock outstanding.

	Under Starwood’s bylaws, at any meeting of stockholders at which a quorum is present, all matters (other than the election of directors) will be decided by the majority of all votes cast unless more than a majority of the votes cast is required by statute or by Starwood’s charter. Under Maryland law, approval of a merger requires the affirmative vote of two-thirds of all votes entitled to be cast on the merger, unless a different proportion is provided in the articles of incorporation of the corporation (which will be no less than a majority of all of the votes entitled to be cast).	Under Marriott’s bylaws, at any meeting of stockholders at which a quorum is present, all matters (other than the election of directors) will be decided by a vote of the holders of a majority of the stock having voting power present in person or represented by proxy, unless the question is one upon which by express provision of the DGCL or of the certificate of incorporation a different vote is required, in which case such express provision will govern and control the decision of such question.

	Starwood’s charter provides that Starwood may not consummate a consolidation, merger, exchange or sale, lease, exchange or other transfer of substantially all of its assets, the stockholder approval of which is required by applicable law, unless such transaction is approved by the affirmative vote of a	Marriott’s certificate of incorporation provides that approval of any proposal for Marriott to reorganize, merge, consolidate, or sell, lease or exchange substantially all of its assets or business requires the affirmative vote of two-thirds of all votes entitled to be cast on the proposal.

	Starwood	Marriott

majority of all of the votes entitled to be cast on the matter.

Stockholder Action by Written Consent	Under the MGCL and Starwood’s bylaws, any action to be taken at a meeting of the stockholders may be taken by unanimous written consent of each stockholder entitled to vote on the matter.	Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the actions so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted.

	Under Starwood’s bylaws, a unanimous written consent must set forth the action, be signed by each of the stockholders entitled to vote on the matter, and must include a written waiver of any right to dissent signed by each stockholder entitled to notice of the meeting but not entitled to vote at it.	Under Marriott’s certificate of incorporation, stockholders cannot act by written consent.

Inspection of Books and Records	Under the MGCL, a stockholder of a Maryland corporation, on written request, has the right to inspect the corporation’s bylaws, minutes, annual reports or voting trust agreement and may request a statement showing all stock and securities issued and consideration received by the corporation within the preceding 12 months (which statement will be prepared within 20 days of the request). Additionally, one or more persons who together are, and for at least six months have been, stockholders of record of at least five percent of the outstanding stock of any class of a Maryland corporation may inspect the corporation’s books of account, stock ledger and a statement of the corporation’s affairs.	Under the DGCL, a stockholder of a Delaware corporation has the right to inspect and copy the corporation’s and, in certain circumstances, any subsidiary’s, stock ledger, stockholder lists and other books and records upon written demand under oath stating a purpose reasonably related to the person’s interest as a stockholder.

If Marriott does not grant the inspection right or does not reply to such request, the stockholder can seek an order to compel inspection from the Delaware Court of Chancery.

Marriott’s bylaws provide that stockholders shall not have any right to inspect the books and records of the corporation, except as

	Starwood	Marriott

conferred by law or by resolution of the stockholders or directors.

Disclosure of Interests in Shares	Neither the MGCL nor Starwood’s governing documents impose any obligation with respect to disclosure by stockholders of their interests in Starwood shares, except as part of a stockholders’ request for a special meeting, nomination of a director, stockholder proposals to be made at an annual meeting or in connection with requesting certain of Starwood’s books and records.	Neither the DGCL nor Marriott’s governing documents impose any obligation with respect to disclosure by stockholders of their interests in Marriott’s shares, except as part of a stockholders’ nomination of a director or stockholder proposals to be made at an annual meeting.

Rights of Dissenting Stockholders	The MGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers, consolidations, share exchanges, transfers of assets, amendments to the corporation’s articles of incorporation, business combinations and conversions. However, the MGCL does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange, the stock is that of a successor in a merger (unless the merger alters the contract rights of the stock or converts it into something other than stock, cash or other interests), the stock is not entitled to be voted on the transaction or the stockholder did not hold the stock as of the applicable record date or the articles of incorporation provide that holders of the stock are not entitled to exercise appraisal rights. As Starwood common stock is listed on the NYSE, Starwood stockholders do not have appraisal rights with respect to the Combination Transactions.	The DGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers or consolidations. However, unless a corporation’s certificate of incorporation otherwise provides (which Marriott’s certificate of incorporation does not), the DGCL does not provide for appraisal rights if: (i) the shares of the corporation are (1) listed on a national securities exchange or (2) held of record by more than 2,000 stockholders; or (ii) the corporation is the surviving corporation and no vote of its stockholders is required for the merger. However, notwithstanding the foregoing, the DGCL provides that appraisal rights will be available to the stockholders of a corporation if the stockholders are required by the terms of a merger agreement to accept for such stock anything except: (i) shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof; (ii) shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders; (iii) cash in lieu of fractional shares or fractional depository receipts; or (iv) any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts as described above. The DGCL does not provide appraisal rights to stockholders with respect to the sale of all or substantially all of a

	Starwood	Marriott

corporation’s assets or an amendment to a corporation’s certificate of incorporation, although a corporation’s certificate of incorporation may so provide (which Marriott’s certificate of incorporation does not).

	The MGCL provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder file with the corporation a written objection to the proposed transaction, may not vote in favor of the transaction, and must make a written demand on the successor for payment of the stockholder’s stock.	Delaware law provides, among other procedural requirements for the exercise of the appraisal rights, that a stockholder’s written demand for appraisal of shares must be received before the taking of the vote on the matter giving rise to appraisal rights, when the matter is voted on at a meeting of stockholders and that the stockholder not vote in favor of the merger or consolidation. As Marriott common stock is listed on NASDAQ, Marriott stockholders do not have appraisal rights with respect to the Combination Transactions.

Anti-Takeover Measures

Under the MGCL, certain anti-takeover provisions may have the effect of making it more difficult for a third party to acquire Starwood. Maryland law prohibits certain “business combinations” with interested stockholders, including mergers, consolidations, share exchanges, and asset transfers. An interested stockholder is anyone who beneficially owns 10% or more of the voting power of the corporation’s shares or is an affiliate of the corporation who was a beneficial owner of 10% or more of the voting power of the corporation’s outstanding shares within the two-year period immediately before the date in question.

Business combinations with an interested stockholder or an affiliate of the interested stockholder are prohibited for five years after the most recent date on which the interested stockholder became an interested stockholder; thereafter, except in certain circumstances, any business combination with the interested stockholder must be recommended by the board of directors of the corporation and approved by at least 80% of the shares entitled to be voted and two-thirds of the shares entitled to be voted other than those held by the interested stockholder. The business combination statute does not

Under the DGCL, certain anti-takeover provisions apply to Marriott as a publicly traded company that may have the effect of making it more difficult for a third party to acquire Marriott. In particular, Section 203 of the DGCL generally prohibits a Delaware corporation from engaging in any of a broad range of business combinations with an “interested stockholder” for a period of three years following the time that such stockholder became an interested stockholder, unless, among other exceptions, before such time, the board of directors of the corporation approved either the relevant business combination or the transaction that resulted in such stockholder becoming an interested stockholder. An interested stockholder is defined as either (i) the owner of 15% or more of the outstanding voting stock or (ii) an affiliate or associate of the corporation who was the owner of 15% or more of the outstanding voting stock at any time within the three-year period immediately before the date that such person became an interested stockholder.

	Starwood	Marriott

apply to business combinations that are approved by the corporation’s board of directors before the time that the interested stockholder becomes an interested stockholder. It also does not apply to stockholders that became interested stockholders in transactions approved by the corporation’s board of directors.

A corporation may “opt out” of the business combination statute under the MGCL, but Starwood has not opted out.

The MGCL provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights with respect to the control shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquirer, by officers of the corporation or by employees who are also directors of the corporation. “Control shares” are shares of stock of the corporation which, if aggregated with other shares controlled by the acquirer, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: one-tenth or more but less than one-third, one-third or more but less than a majority, or a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. Generally, a “control share acquisition” means the acquisition of outstanding control shares. A control share acquisition does not include shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the articles of incorporation or bylaws of the corporation. A corporation may “opt out” of the control share statute under the MGCL. Starwood has opted out of the “control share acquisition” statute under the MGCL.

A corporation may “opt out” of Section 203 of the DGCL. Marriott has not opted out of Section 203 of the DGCL.

Rights Agreement	Starwood adopted a stockholder rights plan in 1999 that expired on April 5, 2009. To date, no replacement plan has been adopted.	Marriott adopted a stockholder rights plan in 1998 that expired on March 26, 2008. To date, no replacement plan has been adopted.

	Starwood	Marriott
Variation of Rights Attaching to a Class or Series of Shares	Under Starwood’s charter, the board of directors may issue preferred stock in one or more series without stockholder approval.	Under Marriott’s certificate of incorporation, the board of directors may issue preferred stock in one or more series without stockholder approval.

	Such preferred stock may be issued with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, if any, as fixed by the board. A variation of the rights attached to issued shares of Starwood would be effected through articles supplementary to Starwood’s charter, as described under “—Amendments of Governing Documents” beginning on page 179 of this joint proxy statement/prospectus.	Such preferred stock may be issued with such voting power, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or other restrictions as fixed by the board. A variation of the rights attached to issued shares of Marriott would be effected through an amendment to Marriott’s certificate of incorporation, as described under “—Amendments of Governing Documents” beginning on page 179 of this joint proxy statement/prospectus.

Amendments of Governing Documents	Under the MGCL, unless otherwise provided in the articles of incorporation, a corporation’s articles of incorporation may be amended only if the board of directors adopts a resolution approving the amendment and declaring its advisability and the holders of two-thirds of the outstanding stock entitled to vote approve the amendment, provided that stockholder approval is not required to change the name of the corporation or to change the par value of any class or series of stock of the corporation.	Under the DGCL, a corporation’s certificate of incorporation may be amended only if the board of directors adopts a resolution approving the amendment and declaring its advisability and the holders of a majority of the outstanding stock entitled to vote approve the amendment; provided that unless expressly required by the certificate of incorporation, stockholder approval is not required for an amendment to change the name of the corporation, to change the nature of a corporation’s business or its powers or purposes, to change the authorized capital of the corporation including reclassification of outstanding shares, to cancel or otherwise alter the rights of stockholders to receive accrued but undeclared dividends, to create new classes of stock, to change the duration of the corporation, or to delete historical provisions in the certificate of incorporation relating to the corporation’s incorporator, initial board of directors, the initial share subscribers, or previously effected changes to stock. If the proposed amendment would adversely affect the rights, powers, par value or preferences of the holders of a class of stock (or one or more series of a class), then the holders of the class of stock (or, if not all series are affected, just the shares of the series affected) shall be entitled to vote as a class on the amendment.

Starwood	Marriott
Under certain provisions of the MGCL relating to unsolicited takeovers, a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors may elect to be subject, by provision in its articles of incorporation or bylaws or by resolutions of its board of directors and notwithstanding any contrary provision in the articles of incorporation or bylaws, to any or all of five provisions: (i) a classified board, (ii) a two-thirds vote requirement for removing a director, (iii) a requirement that the number of directors be fixed only by vote of the directors, (iv) any and all vacancies on the board of directors may be filled by the remaining directors, even if the remaining directors do not constitute a quorum, and for the remainder of the full term of the class of directors in which the vacancy occurred and until a successor is elected and qualified, and (v) a majority requirement for the calling of a special meeting of stockholders.

Marriott’s certificate of incorporation provides that Marriott may amend, alter, change or repeal any provision in the certificate of incorporation as provided therein, or in the absence of a specific provision therein, in the manner prescribed by the DGCL. The certificate of incorporation requires a vote of two-thirds of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, in order to alter, amend or adopt any provision inconsistent with or repeal certain provisions of the certificate of incorporation relating to (i) the removal of a director (ii) the approval of a proposal for Marriott to reorganize, merge, or consolidate or sell, lease or exchange substantially all of its assets or business, (iii) the authority to call a special meeting of stockholders, (iv) the authority to make, alter, amend and repeal the bylaws, and (v) certain provisions related to transactions with interested directors.

The certificate of incorporation also provides that it may not be further amended in any manner that would materially alter or change the powers, preferences or special rights of the holders of Series A Junior Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding series of such preferred stock, voting separately as a class.

Under Starwood’s charter, any amendment to the charter must be approved by Starwood stockholders by the affirmative vote of a majority of all votes entitled to be cast on the matter, except that an amendment to the charter that would materially alter or change the powers, preferences or special rights of the holders of Series A Junior Participating Preferred Stock, so as to affect them adversely, requires the affirmative vote of at least two-thirds of the outstanding shares of such preferred stock, voting separately as a class.	Under Marriott’s certificate of incorporation and bylaws, the board of directors may make, alter, amend and repeal bylaws of the corporation (except those that provide otherwise), and any bylaws made by the directors may be altered, amended or repealed by the directors or the stockholders, except that the affirmative vote of at least 66 2/3% of the voting power of all shares entitled to vote generally in the election of directors, voting together as a single class, is required to alter, amend or repeal or adopt a provision inconsistent with certain provisions of the bylaws relating to (i) the removal of a director, (ii) director nominations, (iii) bylaw amendments, and (iv) stockholder action.

	Starwood	Marriott
Starwood’s bylaws provide that the bylaws may be amended or repealed and new or additional bylaws may be adopted by a vote or written consent of the directors, and the stockholders shall not have any power to amend or repeal the bylaws, or to adopt new or additional bylaws.

Rights Upon Liquidation	Under the MGCL, stockholders entitled to cast at least 25% of all the votes which may be cast in the election of directors may petition a court of equity for an involuntary dissolution of a corporation on the ground that (i) the directors are so divided about the management of the corporation’s affairs that the votes required for action by the board cannot be obtained or (ii) the stockholders are so divided that the directors cannot be elected. Any stockholder entitled to vote in the election of directors of a corporation may petition a court of equity to dissolve the corporation on grounds that, among other circumstances, the acts of the directors or those in control of the corporation are illegal, oppressive or fraudulent. Any stockholder or creditor of a corporation may petition a court of equity to dissolve the corporation on the grounds that the corporation is unable to meet its debts in the ordinary course of business. A voluntary dissolution must first be approved by the board of directors and then be approved by the holders of two-thirds of the outstanding shares entitled to vote thereon.	Under the DGCL, unless the board of directors approves a proposal to dissolve, a dissolution must be approved by the written consent of stockholders holding 100% of the total voting power of the corporation. If a dissolution is initially approved by the board of directors, it may be approved by the holders of a majority of the outstanding shares entitled to vote thereon.

	Upon dissolution, after satisfaction of the claims of creditors, the assets of Starwood would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.	Upon dissolution, after satisfaction of the claims of creditors, the assets of Marriott would be distributed to stockholders in accordance with their respective interests, including any rights a holder of shares of preferred stock may have to preferred distributions upon dissolution or liquidation of the corporation.

Enforcement of Civil Liabilities Against Foreign Persons	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.	A judgment for the payment of money rendered by a court in the United States based on civil liability generally would be enforceable elsewhere in the United States.

Forum Selection	Starwood’s bylaws provide that, unless Starwood consents in writing, the Circuit Court for Baltimore City, Maryland (or, if such court lacks jurisdiction, the	Marriott’s bylaws do not contain an exclusive forum provision.

	Starwood	Marriott

United States District Court for the District of Maryland, Baltimore Division) will be the sole and exclusive forum for any stockholder to bring any derivative action, any action asserting a claim of breach of fiduciary duties, any action asserting a claim arising from a provision of the MGCL, Starwood’s charter, or Starwood’s bylaws, or any action asserting a claim governed by the internal affairs doctrine. If any such action or proceeding is pending in the Circuit Court for Baltimore City, Maryland, Starwood’s bylaws provide that the parties must cooperate in seeking to have the action or proceeding assigned to the Business & Technology Case Management System.

Gaming Licenses	Starwood’s charter restricts the ability of a person to hold Starwood’s securities if such person is found by a gaming authority to be disqualified or unsuitable under any gaming law. Starwood has the right to redeem shares held by a disqualified person if the person does not dispose of them within 120 days of Starwood being notified by a gaming authority that such person is disqualified.	Marriott’s certificate of incorporation includes no corresponding provision.

NO APPRAISAL RIGHTS

Appraisal rights are statutory rights that, if applicable under law, enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the extraordinary transaction.

The MGCL provides that appraisal rights are available to dissenting stockholders in connection with certain mergers, consolidations, share exchanges, transfers of assets, amendments to the articles of incorporation, business combinations and conversions. However, the MGCL does not provide for appraisal rights if the shares of the corporation are listed on a national securities exchange, the stock is that of a successor in a merger (unless the merger alters the contract rights of the stock or converts it into something other than stock, cash or other interests), the stock is not entitled to be voted on the transaction or the stockholder did not hold the stock as of the applicable record date, or the articles of incorporation provide that holders of the stock are not entitled to exercise appraisal rights. As Starwood common stock is listed on the NYSE, Starwood stockholders do not have appraisal rights with respect to the Combination Transactions.

Marriott stockholders will not have any appraisal or dissenters’ rights as a result of the Combination Transactions.

LEGAL MATTERS

The validity of the shares of Marriott common stock will be passed upon for Marriott by Gibson, Dunn & Crutcher LLP. The obligation of Starwood to effect the Combination Transactions is conditioned on Starwood’s receipt of an opinion from Cravath, Swaine & Moore LLP, tax counsel to Starwood, to the effect that, for U.S. federal income tax purposes, (a) the Starwood Merger and the Starwood LLC Conversion, taken together, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code and (b) the Initial Holdco Merger and the Final Holdco Merger, taken together, will constitute an integrated plan that will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. See the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 142.

EXPERTS

The consolidated financial statements of Starwood appearing in Starwood’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Starwood’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Starwood management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Marriott appearing in Marriott’s Annual Report (Form 10-K) for the year ended December 31, 2014, and the effectiveness of Marriott’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and Marriott’s management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE STOCKHOLDER PROPOSALS

Starwood

If the Combination Transactions are completed in 2016, Starwood does not expect there will be a Starwood annual meeting of stockholders for 2016.

In case the Combination Transactions are not completed, a Starwood stockholder wishing to nominate a director or raise another proposal at an annual meeting of stockholders must notify Starwood in writing no later than the 75th day, nor earlier than the 100th day, before the first anniversary of the preceding year’s annual meeting, unless the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from the anniversary date, in which case notice must be delivered no earlier than the 100th day before the annual meeting and no later than the 75th day before the annual meeting or the tenth day following the date on which the date of the annual meeting is publicly announced by Starwood, regardless of any public announcement of postponements or adjournments of such annual meeting to a later date. The chairman of the annual meeting will determine whether any such stockholder proposal was made in accordance with the terms of Starwood’s bylaws. If the chairman determines that such proposal was not made in accordance with the terms of Starwood’s bylaws, such proposal will be disregarded.

Marriott

To be considered for inclusion in Marriott’s proxy statement for the 2016 annual meeting of stockholders, stockholder proposals must have been received at Marriott’s offices no later than the close of business December 9, 2015. Proposals must comply with Rule 14a-8 under the Exchange Act, and must be submitted in writing to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817.

In addition, Marriott’s bylaws require that, if a stockholder desires to introduce a stockholder proposal, other than a nomination for the election of directors, from the floor of the 2016 annual meeting of stockholders, notice of such proposal must be delivered in writing to Marriott’s Secretary at the above address no earlier than January 9, 2016 and no later than February 8, 2016. However, if the 2016 annual meeting of stockholders is more than thirty days before or more than seventy days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be delivered no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the 90th day before such meeting or the 10th day following the date on which public announcement of the meeting date is first made. If a stockholder desires to nominate a director from the floor of the 2016 annual meeting of stockholders, Marriott’s bylaws require that notice of such nomination be delivered in writing to Marriott’s Secretary at the above address no later than February 8, 2016. However, if the 2016 annual meeting of stockholders is more than thirty days before or more than sixty days after the anniversary date of this year’s annual meeting, the stockholder’s notice must be so delivered no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The notice of such written proposal or nomination must comply with Marriott’s bylaws. The Chairman of the meeting may refuse to acknowledge or introduce any stockholder proposal or nomination if notice thereof is not received within the applicable deadlines or does not comply with Marriott’s bylaws. If a stockholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Exchange Act, the proxies Marriott solicits allow Marriott to vote on such proposals as Marriott deems appropriate. You can find a copy of Marriott’s bylaws in the Investor Relations section of Marriott’s website (www.marriott.com/investor) by clicking on “Corporate Governance” and then “Governance Documents,” or you may obtain a copy by submitting a request to the Corporate Secretary, Marriott International, Inc., Department 52/862, 10400 Fernwood Road, Bethesda, Maryland, 20817.

STARWOOD PROPOSAL NO.1—APPROVAL OF COMBINATION TRANSACTIONS

As discussed throughout this joint proxy statement/prospectus, Starwood is asking its stockholders to approve the Combination Transactions and the other transactions contemplated by the merger agreement. Holders of shares of Starwood common stock should read carefully this joint proxy statement/prospectus in its entirety, including the Annexes, for more detailed information concerning the merger agreement and the Combination Transactions. In particular, holders of shares of Starwood common stock are directed to the merger agreement, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

The affirmative vote of the holders of a majority of all shares of Starwood common stock outstanding and entitled to vote is required for Starwood to complete the Combination Transactions. Starwood’s Board recommends a vote “FOR” the Starwood combination transactions proposal.

STARWOOD PROPOSAL NO.2—ADVISORY VOTE ON SPECIFIED COMPENSATORY ARRANGEMENTS RELATING TO THE COMBINATION TRANSACTIONS

In accordance with Section 14(A)(b) of the Exchange Act, Starwood is providing its stockholders with the opportunity to cast a non-binding, advisory vote at the Starwood special meeting to approve the compensation that may be paid or become payable to Starwood’s named executive officers in connection with the Combination Transactions, as disclosed under “The Combination Transactions—Interests of Starwood Directors and Executive Officers in the Combination Transactions” beginning on page 112. This non-binding, advisory proposal relates only to the existing contractual obligations of Starwood (including arrangements that may only become effective if the Combination Transactions are consummated) that may result in a payment to Starwood’s named executive officers in connection with the consummation of the Combination Transactions (regardless of the timing of payment) and does not relate to any new compensation or other arrangements entered into in connection with or following the Combination Transactions.

As a non-binding, advisory vote, this proposal is not binding upon Starwood, Starwood’s Board or Marriott, and approval of this proposal is not a condition to completion of the Combination Transactions. The vote on named executive officer compensation payable in connection with the Combination Transactions is a vote separate and apart from the vote to approve the Combination Transactions. Accordingly, Starwood stockholders may vote to approve the compensation that may be paid or become payable to Starwood’s named executive officers in connection with the Combination Transactions and vote to not approve the Combination Transactions and vice versa. Accordingly, if the Combination Transactions are consummated, Starwood and/or Marriott will be contractually obligated to pay the compensation payable under such arrangements, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote.

The affirmative vote of a majority of all the votes cast, either in person or represented by proxy, at the Starwood special meeting is required to approve the non-binding, advisory proposal. Starwood’s Board recommends a vote “FOR” the Starwood advisory compensation proposal.

MARRIOTT PROPOSAL NO.1—APPROVAL OF ISSUANCE OF MARRIOTT COMMON STOCK

If the Combination Transactions are completed, Starwood stockholders will receive 0.920 shares of Marriott common stock and $2.00 in cash, without interest, for each share of Starwood common stock that they own immediately before the Combination Transactions. Under the NASDAQ Marketplace Rules, a company listed on NASDAQ is required to obtain stockholder approval before the issuance of common stock, or of securities convertible into or exercisable for common stock, in connection with the acquisition of another company if the number of shares of common stock to be issued is, or will be upon issuance, equal to or exceed 20% of the number of shares of common stock outstanding before such issuance in connection with such proposed acquisition.

The aggregate number of shares of Marriott common stock to be issued in connection with the Combination Transactions will exceed 20% of the shares of Marriott common stock outstanding before such issuance. For this reason, Marriott must obtain the approval of Marriott stockholders, in accordance with the NASDAQ Marketplace Rules, for the issuance of shares of Marriott common stock to Starwood stockholders for the Combination Transactions. Accordingly, Marriott is asking its stockholders to approve the issuance of Marriott common stock for the Combination Transactions.

The affirmative vote of the holders of a majority of the shares of Marriott common stock present in person or represented by proxy and entitled to vote at the Marriott special meeting is required to issue the shares of Marriott common stock to Starwood stockholders.

Marriott’s Board recommends a vote “FOR” the approval of the Marriott stock issuance proposal.

MARRIOTT PROPOSAL NO.2—ADJOURNMENT

The Marriott special meeting may be adjourned to another time or place, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the Marriott stock issuance proposal.

If, at the Marriott special meeting, the number of shares of Marriott common stock present or represented and voting in favor of any proposal is insufficient to approve such proposal, Marriott intends to move to adjourn the Marriott special meeting in order to enable Marriott’s Board to solicit additional proxies for approval of the Marriott proposal for the issuance of Marriott common stock.

In the Marriott adjournment proposal, Marriott is asking its stockholders to authorize the holder of any proxy solicited by Marriott’s Board to vote in favor of granting discretionary authority to the proxy holders, and each of them individually, to vote to adjourn the Marriott special meeting to another time and place for the purpose of soliciting additional proxies. If Marriott stockholders approve the proposal to adjourn the special meeting, Marriott could adjourn the Marriott special meeting and any adjourned session of the Marriott special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from Marriott stockholders who have previously voted.

The affirmative vote of the holders of a majority of the shares of Marriott common stock present in person or represented by proxy and entitled to vote at the Marriott special meeting is required to approve the adjournment of the Marriott special meeting, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the Marriott proposal for the issuance of Marriott common stock.

Marriott’s Board recommends a vote “FOR” the Marriott adjournment proposal.

OTHER MATTERS

As of the date of this joint proxy statement/prospectus, neither Marriott’s Board nor Starwood’s Board knows of any matters that will be presented for consideration at either the Marriott special meeting or the Starwood special meeting other than as described in this joint proxy statement/prospectus. If any other matters come before either of the special meetings or any adjournments or postponements of the special meetings and are voted upon, the enclosed proxies will confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxies as to any other matters. The individuals named as proxies intend to vote in accordance with their best judgment as to any other matters.

HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Starwood and banks and brokerage firms that hold shares of Starwood stockholders have delivered only one joint proxy statement/prospectus to multiple stockholders who share an address unless one or more of the stockholders has provided contrary instructions. Starwood will deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to any stockholder at a shared address to which a single copy of the documents was delivered. A Starwood stockholder who wishes to receive a separate copy of the joint proxy statement/prospectus, now or in the future, may obtain one, without charge, by addressing a request to Investor Relations, Starwood Hotels & Resorts Worldwide, Inc., One StarPoint, Stamford, Connecticut 06902 or by calling (203) 351-3500. You may also obtain a copy of the joint proxy statement/prospectus from the investor relations page on Starwood’s website (www.starwoodhotels.com/corporate/about/investor/index.html). Starwood stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting Starwood in the same manner. If you are the beneficial owner, but not the record holder, of Starwood shares and wish to receive only one copy of the proxy materials and annual reports or notices in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all Starwood stockholders at the shared address in the future.

Marriott and banks and brokerage firms that hold shares of Marriott stockholders have delivered only one joint proxy statement/prospectus to multiple stockholders who share an address unless one or more of Marriott stockholders has provided contrary instructions. Marriott will deliver promptly, upon written or oral request, a separate copy of the joint proxy statement/prospectus to a Marriott stockholder at a shared address to which a single copy of the documents was delivered. A Marriott stockholder who wishes to receive a separate copy of the joint proxy statement/prospectus, now or in the future, may obtain one, without charge, by addressing a request to the Corporate Secretary, Marriott International, Inc., Dept. 52/862, 10400 Fernwood Road, Bethesda, Maryland 20817 or by calling (301) 380-6601. You may also obtain a copy of the joint proxy statement/prospectus from Marriott’s website (www.marriott.com/investor) by clicking on “SEC Filings.” Marriott stockholders of record sharing an address who are receiving multiple copies of proxy materials and annual reports or notices and wish to receive a single copy of such materials in the future should submit their request by contacting Marriott in the same manner. If you are the beneficial owner, but not the record holder, of Marriott shares and wish to receive only one copy of the proxy statement and annual report in the future, you will need to contact your bank, broker or other nominee to request that only a single copy of each document be mailed to all stockholders at the shared address in the future.

WHERE YOU CAN FIND MORE INFORMATION

Marriott and Starwood each file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy any of this information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information about issuers, including Starwood and Marriott, who file electronically with the SEC. The address of that site is www.sec.gov.

Investors may also consult Starwood’s or Marriott’s website for more information about Starwood or Marriott, respectively. Starwood’s website is www.starwoodhotels.com. Marriott’s website is www.marriott.com. Information included on these websites is not incorporated by reference into this joint proxy statement/prospectus. Marriott has filed with the SEC a registration statement of which this joint proxy statement/prospectus is a part. The registration statement registers the shares of Marriott common stock to be issued to Starwood stockholders in the Combination Transactions. The registration statement, including the attached exhibits, contains additional relevant information about Marriott and Marriott common stock. The rules and regulations of the SEC allow Starwood and Marriott to omit certain information included in the registration statement from this joint proxy statement/prospectus.

In addition, the SEC allows Starwood and Marriott to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this joint proxy statement/prospectus.

This joint proxy statement/prospectus incorporates by reference the documents listed below that Starwood has previously filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Starwood, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of Starwood’s Proxy Statement on Schedule 14A, filed on April 17, 2015, incorporated by reference therein).

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015.

•	Current Reports on Form 8-K or 8-K/A, filed on February 10, 2015, February 18, 2015, April 29, 2015, June 2, 2015, June 23, 2015, October 28, 2015, November 3, 2015, November 16, 2015 and December 15, 2015.

In addition, Starwood incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Starwood special meeting (other than information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Starwood will provide you with copies of these documents, without charge, upon written or oral request to:

Corporate Secretary

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

(203) 964-6000

This joint proxy statement/prospectus also incorporates by reference the documents listed below that Marriott has previously filed with the SEC (other than information furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). These documents contain important information about Marriott, its financial condition or other matters.

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (including the portions of Marriott’s Proxy Statement on Schedule 14A, filed on April 7, 2015, incorporated by reference therein).

•	Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2015, June 30, 2015 and September 30, 2015.

•	Current Reports on Form 8-K filed on May 12, 2015, September 14, 2015, November 16, 2015 and December 7, 2015.

•	The description of Marriott’s Class A Common Stock set forth under the caption “Description of the New Marriott Common Stock” in Marriott’s Registration Statement on Form 10, filed on February 13, 1998, including any amendment or report filed with the SEC for the purpose of updating such description.

In addition, Marriott incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and before the date of the Marriott special meeting (other than information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K, unless expressly stated otherwise therein). Such documents are considered to be a part of this joint proxy statement/prospectus, effective as of the date such documents are filed.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above, or Marriott will provide you with copies of these documents, without charge, upon written or oral request to:

Corporate Secretary

Marriott International, Inc.

10400 Fernwood Road

Department 52/862

Bethesda, Maryland 20817

(301) 380-3000

In the event of conflicting information in this joint proxy statement/prospectus in comparison to any document incorporated by reference into this joint proxy statement/prospectus, or among documents incorporated by reference, the information in the latest filed document controls.

You should rely only on the information contained or incorporated by reference into this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated                 , 2016. You should not assume that the information contained in this joint proxy statement/prospectus is accurate as of any date other than that date. You should not assume that the information incorporated by reference into this joint proxy statement/prospectus is accurate as of any date other than the date of such incorporated document. Neither the mailing of this joint proxy statement/prospectus to Starwood stockholders or Marriott stockholders nor the issuance by Marriott of shares of common stock in the Combination Transactions will create any implication to the contrary.

This document contains a description of the representations and warranties that each of Starwood and Marriott made to the other in the merger agreement. Representations and warranties made by Starwood, Marriott and other applicable parties are also set forth in contracts and other documents (including the merger agreement)

that are attached or filed as exhibits to this document or are incorporated by reference into this document. These materials are included or incorporated by reference only to provide you with information about the terms and conditions of the agreements, and not to provide any other factual information about Starwood, Marriott or their businesses. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this document.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of November 15, 2015,

by and among

MARRIOTT INTERNATIONAL, INC.,

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.,

SOLAR MERGER SUB 1, INC.,

SOLAR MERGER SUB 2, INC.,

MARS MERGER SUB, INC.,

and

MARS MERGER SUB, LLC

EXECUTION COPY

A-i

EXECUTION COPY

A-ii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of November 15, 2015 (this “Agreement”), by and among Marriott International, Inc., a Delaware corporation (“Marriott”), Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Solar Merger Sub 1, Inc., a Maryland corporation and wholly-owned direct subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, Inc., a Maryland corporation and wholly-owned direct subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a Maryland corporation and wholly-owned direct subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a Delaware limited liability company and wholly-owned direct subsidiary of Marriott (“Marriott LLC Merger Sub”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Marriott and Starwood have deemed it advisable and in the best interests of their respective corporations and stockholders that Marriott and Starwood engage in a business combination; and

WHEREAS, for U.S. Federal income Tax purposes, it is intended that (i) the Starwood Merger and the Starwood LLC Conversion, taken together, qualify as a “reorganization” within the meaning of Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) the Initial Holdco Merger and the Final Holdco Merger, taken together, constitute an integrated plan described in Rev. Rul 2001-46, 2001-2 C.B. 321 (the “Integrated Transaction”), (iii) the Integrated Transaction qualify as a “reorganization” within the meaning of Section 368(a) of the Code (clauses (i)–(iii), the “Intended Tax Treatment”) and (iv) this Agreement be, and is hereby adopted as, a “plan of reorganization” for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I

THE MERGERS AND THE LLC CONVERSION

SECTION 1.1 The Combination Transactions. (a) The Starwood Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Maryland General Corporation Law (the “MGCL”), Starwood Merger Sub shall be merged with and into Starwood (the “Starwood Merger”) at the Starwood Merger Effective Time. Following the Starwood Merger Effective Time, the separate corporate existence of Starwood Merger Sub shall cease, and Starwood shall continue as the surviving corporation (the “Initial Starwood Surviving Corporation”) in the Starwood Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Starwood Merger Sub in accordance with the MGCL.

(b) The LLC Conversion. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the Maryland Limited Liability Company Act (the “Maryland LLC Act”), following the Starwood Merger, the Initial Starwood Surviving Corporation shall be converted from a Maryland corporation into a Maryland limited liability company (“Starwood LLC”) (the “Starwood LLC Conversion”) at the Starwood LLC Conversion Effective Time, and Starwood LLC, for all purposes under the MGCL and the Maryland LLC Act, shall be deemed to be the same entity as the Initial Starwood Surviving Corporation.

(c) The Initial Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL, following the Starwood LLC Conversion, Marriott Corporate Merger Sub shall be merged with and into Holdco (the “Initial Holdco Merger”) at the Initial Holdco Merger Effective Time. Following the Initial Holdco Merger Effective Time, the separate corporate existence of Marriott Corporate Merger Sub shall cease, and Holdco shall continue as the surviving corporation (the “Initial Holdco Surviving Corporation”) in the Initial Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of Marriott Corporate Merger Sub in accordance with the MGCL.

(d) The Final Holdco Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MGCL and the Limited Liability Company Act of the State of Delaware (the “Delaware LLC Act”), following the Initial Holdco Merger, the Initial Holdco Surviving Corporation shall be merged with and into Marriott LLC Merger Sub (the “Final Holdco Merger” and, together with the Starwood Merger, the Starwood LLC Conversion and the Initial Holdco Merger, the “Combination Transactions”) at the Final HoldCo Merger Effective Time. Following the Final Holdco Merger Effective Time, the separate corporate existence of the Initial Holdco Surviving Corporation shall cease, and Marriott LLC Merger Sub shall continue as the surviving company (the “Final Surviving Company”) in the Final Holdco Merger and shall succeed to and assume all the rights, privileges, immunities, properties, powers and franchises of the Initial Holdco Surviving Corporation in accordance with the MGCL and the Delaware LLC Act.

(e) Resulting Structure. As a result of the foregoing transactions, (i) Marriott LLC Merger Sub (aka, the “Final Surviving Company”) shall remain as a wholly-owned direct subsidiary of Marriott, (ii) Starwood LLC (fka, the “Initial Surviving Corporation” or “Starwood”) shall become a wholly-owned direct subsidiary of Marriott LLC Merger Sub, (iii) Starwood Merger Sub shall cease to exist, (iv) Marriott Corporate Merger Sub shall cease to exist and (v) Holdco shall cease to exist.

(f) Authorized Holdco Shares. In connection with the Combination Transactions, Starwood and Holdco shall take such actions as may be necessary to ensure that there are authorized and available for issuance, prior to the Starwood Merger, a sufficient number of shares of common stock, par value $0.01 per share, of Holdco (the “Holdco Common Stock”) to permit the issuance of shares of Holdco Common Stock to the holders of shares of common stock, par value $0.01 per share, of Starwood (the “Starwood Common Stock”) as of the Starwood Merger Effective Time in accordance with the terms of this Agreement.

(g) Authorized Marriott Shares. In connection with the Combination Transactions, Marriott shall take such actions as may be necessary to ensure there are authorized and available for issuance, prior to the Initial Holdco Merger, a sufficient number of shares of Class A Common Stock, par value $0.01 per share, of Marriott (the “Marriott Common Stock”) to permit the issuance of shares of Marriott Common Stock to the holders of shares of Holdco Common Stock (which includes the former holders of shares of Starwood Common Stock that are entitled to receive shares of Holdco Common Stock in the Starwood Merger) as of the Initial Holdco Merger Effective Time in accordance with the terms of this Agreement.

SECTION 1.2 Closing. The closing of the Combination Transactions (the “Closing”) shall take place at 10:00 a.m., New York time, on the third business day after satisfaction or waiver of all of the conditions set forth in Article VI (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions), at the offices of Cravath, Swaine & Moore LLP, 825 Eighth Avenue, New York, New York, 10019, unless another time, date or place is agreed to in writing by the parties hereto (the date of the Closing, the “Closing Date”).

SECTION 1.3 Effectiveness of Starwood Merger.

(a) Starwood Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Starwood Merger to be consummated by filing with the State Department of Assessments and Taxation of Maryland (the “SDAT”) articles of merger (the “Initial Starwood Articles of Merger”) with respect to the Starwood Merger, duly executed and completed in accordance with the relevant provisions of the MGCL, and shall make all other filings or recordings required under the MGCL. The

Starwood Merger shall become effective at 11:58 p.m. New York City time on the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Initial Starwood Articles of Merger; provided that such other time shall be before the Starwood LLC Conversion Effective Time (such time as the Starwood Merger becomes effective being the “Starwood Merger Effective Time”). The Starwood Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL.

(b) Organizational Documents. At the Starwood Merger Effective Time, the Starwood Charter and the Starwood By-laws shall be amended to read in their entirety as the articles of incorporation of Starwood Merger Sub and the by-laws of Starwood Merger Sub, respectively (except that references to the name of Starwood Merger Sub shall be replaced by references to the name of Starwood), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Starwood Merger Sub immediately prior to the Starwood Merger Effective Time shall be the directors of the Initial Starwood Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Starwood immediately prior to the Starwood Merger Effective Time shall be the officers of the Initial Starwood Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.4 Effectiveness of Starwood LLC Conversion.

(a) Starwood LLC Conversion. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Starwood LLC Conversion to be consummated by filing with the SDAT articles of conversion (the “Starwood Articles of Conversion”) with respect to the Starwood LLC Conversion, duly executed and completed in accordance with the relevant provisions of the MGCL and the Maryland LLC Act, and shall make all other filings or recordings required under the MGCL or the Maryland LLC Act. The Starwood LLC Conversion shall become effective at 11:59 p.m. New York City time on the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Starwood Articles of Conversion; provided that such other time shall be after the Starwood Merger Effective Time and before the Initial Holdco Merger Effective Time (such time as the Starwood LLC Conversion becomes effective being the “Starwood LLC Conversion Effective Time”). The Starwood LLC Conversion shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the Maryland LLC Act.

(b) Organizational Documents. At the Starwood LLC Conversion Effective Time, the articles of organization of Starwood LLC and the operating agreement of Starwood LLC will be in a form agreed to by Starwood and Marriott prior to the Closing, in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial Starwood Surviving Corporation immediately prior to the Starwood LLC Conversion Effective Time shall be the managers of Starwood LLC, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial Starwood Surviving Corporation immediately prior to the Starwood LLC Conversion Effective Time shall be the officers of Starwood LLC, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.5 Effectiveness of Initial Holdco Merger.

(a) Initial Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Initial Holdco Merger to be consummated by filing on the Closing Date with the SDAT articles of merger (the “Holdco Articles of Merger”) with respect to the Initial Holdco Merger, duly executed and completed in accordance with the relevant provisions of the MGCL, and shall make all other filings or recordings required under the MGCL. The Initial Holdco Merger shall become effective at

12:01 a.m. New York City time on the day immediately following the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Holdco Articles of Merger; provided that such other time shall be after the Starwood LLC Conversion Effective Time and before the Final Holdco Merger Effective Time (such time as the Initial Holdco Merger becomes effective being the “Initial Holdco Merger Effective Time”).

(b) Organizational Documents. At the Initial Holdco Merger Effective Time, the articles of incorporation of Holdco and the by-laws of Holdco shall be amended to read in their entirety as the articles of incorporation of Marriott Corporate Merger Sub and the by-laws of Marriott Corporate Merger Sub, respectively (except that references to the name of Marriott Corporate Merger Sub shall be replaced by references to the name of Holdco), in each case until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of Marriott Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the directors of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of Marriott Corporate Merger Sub immediately prior to the Initial Holdco Merger Effective Time shall be the officers of the Initial Holdco Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

SECTION 1.6 Effectiveness of Final Holdco Merger.

(a) Final Holdco Merger Effective Time. Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall cause the Final Holdco Merger to be consummated by filing with the Secretary of State of the State of Delaware and the SDAT, a certificate of merger and articles of merger (collectively, the “Final Holdco Merger Filing Documents”), as applicable, with respect to the Final Holdco Merger, duly executed and completed in accordance with the relevant provisions of the Delaware LLC Act and the MGCL, and shall make all other filings or recordings required under the Delaware LLC Act or the MGCL. The Final Holdco Merger shall become effective at 12:02 a.m. New York City time on the day immediately following the Closing Date or at such other time as Starwood and Marriott shall agree and specify in the Final Holdco Merger Filing Documents; provided that such other time shall be after the Initial Holdco Merger Effective Time (such time as the Final Holdco Merger becomes effective being the “Final Holdco Merger Effective Time”). The Final Holdco Merger shall have the effects set forth in this Agreement and the applicable provisions of the MGCL and the Delaware LLC Act.

(b) Organizational Documents. At the Final Holdco Merger Effective Time, the certificate of formation of Marriott LLC Merger Sub shall become the certificate of formation of the Final Surviving Company, until thereafter amended in accordance with Applicable Law, and (ii) the limited liability company agreement of Marriott LLC Merger Sub shall become the limited liability company agreement of the Final Surviving Company, until thereafter amended in accordance with Applicable Law.

(c) Officers and Directors. The directors of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the managers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. The officers of the Initial Holdco Surviving Corporation immediately prior to the Final Holdco Merger Effective Time shall be the officers of the Final Surviving Company, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

ARTICLE II

EFFECT OF THE COMBINATION TRANSACTIONS ON THE CAPITAL STOCK OF

STARWOOD AND HOLDCO; EXCHANGE OF CERTIFICATES

SECTION 2.1 Effect on Capital Stock of Starwood and Holdco from the Combination Transactions.

(a) Conversion of Starwood Common Stock. As of the Starwood Merger Effective Time, by virtue of the Starwood Merger and without any action on the part of Starwood, Starwood Merger Sub or the holders of any shares of Starwood Common Stock or any Starwood Equity Awards:

(i) Each issued and outstanding share of Starwood Common Stock (other than any Starwood Equity Awards to be treated in accordance with Section 2.1(d)) shall be converted into the right to receive one (the “Starwood Merger Exchange Ratio”) fully paid and nonassessable share of Holdco Common Stock (the “Starwood Merger Consideration”). As of the Starwood Merger Effective Time, all such shares of Starwood Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Starwood Merger Effective Time, each holder of a certificate or book-entry share representing any shares of Starwood Common Stock shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Starwood Merger Consideration.

(ii) Each share of common stock of Starwood Merger Sub issued and outstanding immediately prior to the Starwood Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, par value $0.01 per share, of the Initial Starwood Surviving Corporation.

(b) Conversion of Holdco Common Stock. As of the Initial Holdco Merger Effective Time, by virtue of the Initial Holdco Merger and without any action on the part of Holdco, Marriott Corporate Merger Sub or the holders of any shares of Holdco Common Stock (including former holders of Starwood Common Stock that are entitled to receive shares of Holdco Common Stock in the Starwood Merger) or any Holdco Equity Awards (including former holders of Starwood Equity Awards that are entitled to receive Holdco Equity Awards in the Starwood Merger):

(i) Each issued and outstanding share of Holdco Common Stock, which for purposes of this Article II shall include any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger (other than any shares of Holdco Common Stock to be canceled pursuant to Section 2.1(c) and Holdco Equity Awards to be treated in accordance with Section 2.1(d)), shall be converted into the right to receive 0.920 (the “Exchange Ratio”) fully paid and nonassessable shares of Marriott Common Stock, together with cash in lieu of fractional shares of Marriott Common Stock as specified below, without interest (the “Stock Merger Consideration”), and $2.00 in cash, without interest (the “Cash Merger Consideration” and, together with the Stock Merger Consideration, the “Merger Consideration”). As of the Initial Holdco Merger Effective Time, all such shares of Holdco Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist. As of the Initial Holdco Merger Effective Time, each holder of a certificate or book-entry share representing any shares of Holdco Common Stock (or a Certificate or Book-Entry Share representing the right to receive any shares of Holdco Common Stock pursuant to the Starwood Merger) shall cease to have any rights with respect thereto, except the right to receive, upon the surrender thereof, the Merger Consideration in accordance with Section 2.2.

(ii) Each share of common stock of Marriott Corporate Merger Sub issued and outstanding immediately prior to the Initial Holdco Merger Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par value per share, of the Initial Holdco Surviving Corporation (the “Initial Holdco Surviving Corporation Common Stock”).

(c) Cancellation of Treasury and Subsidiary Owned Shares of Holdco. Each share of Holdco Common Stock held in the treasury of Holdco or held by any of its wholly owned subsidiaries immediately prior to the Initial Holdco Merger Effective Time shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d) Treatment of Starwood Equity Awards.

(i) Each Starwood Equity Award outstanding as of the Starwood Merger Effective Time shall, as of the Starwood Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of the same type with respect to Holdco on a one-for-one basis (with the same terms and exercise price, if applicable) and, following such conversion, shall be referred to as “Holdco Options,” “Holdco Restricted Stock Awards,” “Holdco RSU Awards,” “Holdco Performance Share Awards” and “Holdco Deferred Stock Unit Awards,” as applicable.

(ii) Each Holdco Option, whether vested or unvested, that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an option to purchase, on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco Option under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, (A) that number of shares of Marriott Common Stock, rounded down to the nearest whole share, equal to the product determined by multiplying (I) the total number of shares of Holdco Common Stock subject to such Holdco Option immediately prior to the Initial Holdco Merger Effective Time by (II) the Equity Award Exchange Ratio, and (B) at a per-share exercise price, rounded up to the nearest whole cent, equal to the quotient determined by dividing (I) the exercise price per share of Holdco Common Stock at which such Holdco Option was exercisable immediately prior to the Initial Holdco Merger Effective Time by (II) the Equity Award Exchange Ratio. The “Equity Award Exchange Ratio” means the sum of (A) the Exchange Ratio and (B) the quotient determined by dividing the Cash Merger Consideration by the Marriott Per Share Fair Market Value. The “Marriott Per Share Fair Market Value” means the average of the volume weighted average price per share of Marriott Common Stock on NASDAQ (as reported by Bloomberg L.P. or such other authoritative source as mutually agreed between Marriott and Starwood) on each of the five consecutive trading days ending with the second complete trading day immediately prior to the Closing Date.

(iii) Each unvested Holdco Restricted Stock Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott restricted stock award on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco Restricted Stock Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Restricted Stock Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(iv) Each Holdco RSU Award, whether vested or unvested, that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott restricted stock unit award on the same terms and conditions (including applicable vesting requirements) applicable to such Holdco RSU Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco RSU Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(v) Each Holdco Performance Share Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into an award of Marriott restricted stock units with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the Equity Award Exchange Ratio by the number of shares of Holdco Common Stock that the holder would be eligible to receive, as determined by Starwood, in consultation with Marriott and in accordance with the terms of the applicable Starwood Equity Plan and award agreement, immediately prior to the Initial Holdco Merger Effective Time, based on the greater of (x) achievement of applicable performance goals at target level performance with respect to such award and (y) actual achievement of applicable performance goals as of the Initial Holdco Merger Effective Time, and such Marriott restricted stock units shall be subject to the same terms and conditions (excluding performance goals and proration upon termination of employment) as were applicable to the Holdco Performance Share Award immediately prior to the Initial Holdco Merger Effective Time.

(vi) Each Holdco Deferred Stock Unit Award that is outstanding immediately prior to the Initial Holdco Merger Effective Time shall, as of the Initial Holdco Merger Effective Time, automatically and without any action on the part of the holder thereof, be converted into a Marriott deferred stock unit award on the same terms and conditions applicable to such Holdco Deferred Stock Unit Award under the applicable Starwood plan and award agreement in effect immediately prior to the Starwood Merger Effective Time, with respect to a number of shares of Marriott Common Stock, rounded up or down to the nearest whole share, determined by multiplying the number of shares of Holdco Common Stock subject to such Holdco Deferred Stock Unit Award immediately prior to the Initial Holdco Merger Effective Time by the Equity Award Exchange Ratio.

(vii) Prior to the Initial Holdco Merger Effective Time, the Board of Directors of Starwood or the appropriate committee thereof shall adopt resolutions providing for the treatment of the Starwood Options, Starwood Restricted Stock Awards, Starwood RSU Awards, Starwood Performance Share Awards and Starwood Deferred Stock Unit Awards (collectively, the “Starwood Equity Awards”) and the Holdco Options, Holdco Restricted Stock Awards, Holdco RSU Awards, Holdco Performance Share Awards and Holdco Deferred Stock Unit Awards (collectively, the “Holdco Equity Awards”) as contemplated by this Section 2.1(d). As soon as practicable after the Initial Holdco Merger Effective Time, Marriott shall prepare and file with the SEC a Form S-8 (or file such other appropriate form) registering a number of shares of Marriott Common Stock necessary to fulfill Marriott’s obligations under this Section 2.1(d). Marriott shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Marriott Common Stock for delivery with respect to the Holdco Equity Awards assumed by it in accordance with this Section 2.1(d).

(e) Treatment of Starwood Employee Stock Purchase Plan. Prior to the Initial Holdco Merger Effective Time, the Board of Directors of Starwood or the appropriate committee thereof shall take all reasonable actions, including adopting any necessary resolutions or amendments with respect to the Starwood Employee Stock Purchase Plan (the “Starwood ESPP”) to effectuate the following: (i) to cause the “Purchase Period” (as defined in the Starwood ESPP) commencing on December 1, 2015 to be the final Purchase Period under the Starwood ESPP and the options under the Starwood ESPP to be exercised on the earlier of (x) the scheduled purchase date for such Purchase Period and (y) the date that is seven business days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of shares returned to the participant) and (ii) to terminate the Starwood ESPP effective immediately prior to the Closing Date.

(f) Conversion of Initial Holdco Surviving Corporation Common Stock. As of the Final Holdco Merger Effective Time, by virtue of the Final Holdco Merger and without any action on the part of the Initial Holdco Surviving Corporation, Marriott LLC Merger Sub or the holders of shares of Initial Holdco Surviving Corporation Common Stock:

(i) Each issued and outstanding share of Initial Holdco Surviving Corporation Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii) Each limited liability company interest of Marriott LLC Merger Sub issued and outstanding immediately prior to the Final Holdco Merger Effective Time shall be converted into one limited liability company interest of the Final Surviving Company.

SECTION 2.2 Exchange of Shares and Certificates.

(a) Exchange Agent. No later than five business days prior to the mailing of the Joint Proxy Statement, Marriott shall designate a bank, trust company or nationally recognized stockholder services provider, which shall be acceptable to Starwood (the “Exchange Agent”), for the purpose of exchanging, in accordance with this Article II, Certificates and Book-Entry Shares for the Merger Consideration. Marriott shall deliver to the Exchange Agent, as needed, (i) cash in an amount sufficient to pay the aggregate Cash Merger Consideration pursuant to Section 2.1(b)(i) (together with any cash payable in lieu of fractional shares of Marriott Common Stock, the “Exchange Fund”) and, (ii) certificates or book-entry shares representing a sufficient number of shares of Marriott Common Stock to be delivered as the Stock Merger Consideration (including the Excess Shares to be sold by the Exchange Agent pursuant to Section 2.2(e)) in respect of the shares of Holdco Common Stock. Marriott shall instruct the Exchange Agent to timely pay the Merger Consideration in accordance with this Agreement.

(b) Exchange Procedures. As soon as reasonably practicable after the Initial Holdco Merger Effective Time, the Exchange Agent shall, and Marriott shall cause the Exchange Agent to, mail to each holder of record of a certificate that immediately prior to the Starwood Merger Effective Time represented outstanding shares of Starwood Common Stock whose shares were converted into the right to receive the Starwood Merger Consideration (a “Certificate”), which, by virtue of the Initial Holdco Merger, was subsequently converted into the right to receive the Merger Consideration, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which shall be in such form and have such other provisions as Marriott and the Exchange Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Marriott, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by Marriott or the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, and the Certificate so surrendered shall forthwith be canceled. Promptly after the Initial Holdco Merger Effective Time, Marriott shall cause the Exchange Agent to issue and send to each holder of uncertificated shares of Starwood Common Stock represented by book entry that were converted into the right to receive the Starwood Merger Consideration (“Book-Entry Shares”), which, by virtue of the Initial Holdco Merger were subsequently converted into the right to receive the Merger Consideration, the Merger Consideration that such holder has the right to receive pursuant to the provisions of this Article II, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent, and such Book-Entry Shares shall forthwith be cancelled. If any portion of the Merger Consideration is to be registered in the name of or paid to a person other than the person in whose name the applicable surrendered Certificate is registered, it shall be a condition to such registration or payment that the surrendered Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such registration or payment of the Merger Consideration shall pay to the Exchange Agent any transfer or other Taxes required by reason of such registration in the name of or payment to a person other than the registered holder of such Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not applicable. Until surrendered or cancelled as contemplated by this Section 2.2, each Certificate or Book-Entry Share shall be deemed at any time after the Initial Holdco Merger Effective Time to represent only the right to receive upon such surrender or cancellation the Merger Consideration. No interest shall be paid or shall accrue for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable upon the surrender or cancellation of Certificates or Book-Entry Shares.

(c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Marriott Common Stock with a record date after the Initial Holdco Merger Effective Time shall be paid to the holder of any unsurrendered Certificate or uncancelled Book-Entry Share with respect to any shares of Marriott Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), in each case until the surrender or cancellation of such Certificate or Book-

Entry Share in accordance with this Article II. Subject to the effect of Applicable Laws, following surrender or cancellation of any such Certificate or Book-Entry Share, there shall be paid to the holder of shares of Marriott Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender or cancellation, the amount of any cash payable in lieu of a fractional share of Marriott Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time theretofore paid with respect to such shares of Marriott Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Initial Holdco Merger Effective Time but prior to such surrender or cancellation and a payment date subsequent to such surrender or cancellation payable with respect to such shares of Marriott Common Stock.

(d) No Further Ownership Rights in Starwood Common Stock. The Merger Consideration paid upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.2(b), Section 2.2(c) or Section 2.2(e)) shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Holdco Common Stock (and any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger) theretofore represented by such Certificates or Book-Entry Shares, subject, however, to the obligation of Marriott to pay any dividends or make any other distributions with a record date prior to the Initial Holdco Merger Effective Time that may have been declared or made by Starwood on such shares of Starwood Common Stock in accordance with the terms of this Agreement and that remain unpaid at the Initial Holdco Merger Effective Time, and there shall be no further registration of transfers on the stock transfer books of (i) the Starwood Surviving Corporation of the shares of Starwood Common Stock that were outstanding immediately prior to the Starwood Merger Effective Time and (ii) the Initial Holdco Surviving Corporation of the shares of Holdco Common Stock that were issued and outstanding immediately prior to the Initial Holdco Merger Effective Time. If, after the Initial Holdco Merger Effective Time, Certificates or Book-Entry Shares are presented to Marriott or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II, except as otherwise provided by Applicable Law.

(e) Fractional Shares.

(i) No certificates representing fractional shares of Marriott Common Stock shall be issued upon the surrender for exchange or cancellation of Certificates or Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Marriott.

(ii) Notwithstanding any other provision of this Agreement, each holder of shares of Starwood Common Stock converted pursuant to the Starwood Merger into the right to receive the Starwood Merger Consideration, which was thereafter converted pursuant to the Initial Holdco Merger into the right to receive the Merger Consideration (other than with respect to Starwood Equity Awards and Holdco Equity Awards described in Section 2.1(d)), who would otherwise have been entitled to receive a fraction of a share of Marriott Common Stock (after taking into account all Certificates delivered by such holder and Book-Entry Shares held by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fraction as determined below. As promptly as practicable following the Initial Holdco Merger Effective Time, the Exchange Agent shall determine the excess of (i) the number of full shares of Marriott Common Stock represented by the aggregate Stock Merger Consideration (without giving effect to the preceding paragraph (i)) over (ii) the aggregate number of full shares of Marriott Common Stock to actually be distributed to holders of Certificates or Book-Entry Shares (after giving effect to the preceding paragraph (i)) (such excess being herein referred to as the “Excess Shares”). As soon as practicable after the Initial Holdco Merger Effective Time, the Exchange Agent, as agent for such holders of Certificates or Book-Entry Shares, shall sell the Excess Shares at then prevailing prices on NASDAQ, all in the manner provided herein.

(iii) The sale of the Excess Shares by the Exchange Agent shall be executed on NASDAQ and shall be executed in round lots to the extent practicable. Until the net proceeds of any such sale or sales have been distributed to the holders of Certificates or Book-Entry Shares, the Exchange Agent shall hold such proceeds in trust for such holders. The net proceeds of any such sale or sales of Excess Shares to be distributed to the holders of Certificates or Book-Entry Shares shall be reduced by any and all commissions, transfer Taxes and other out-of-pocket transaction costs, as well as any expenses, of the Exchange Agent incurred in connection with such sale or sales. The Exchange Agent shall determine the portion of such net proceeds to which each holder of Certificates or Book-Entry Shares shall be entitled, if any, by multiplying the amount of the aggregate net proceeds by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Certificates or Book-Entry Shares is entitled (after taking into account all Certificates and Book-Entry Shares then held by such holder) and the denominator of which is the aggregate amount of fractional share interests to which all holders of Certificates or Book-Entry Shares are entitled. As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Certificates or Book-Entry Shares with respect to any fractional share interests, the Exchange Agent shall promptly pay such amounts to such holders subject to and in accordance with this Section 2.2(e).

(f) Return of Merger Consideration. Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.2(a) that remains undistributed to the holders of the Certificates or Book-Entry Shares for one year after the Initial Holdco Merger Effective Time shall be delivered to Marriott, upon demand, and any holders of the Certificates or Book-Entry Shares who have not theretofore complied with this Article II shall thereafter be entitled to look only to Marriott for payment of their claim for any shares of Marriott Common Stock, any cash in lieu of fractional shares of Marriott Common Stock and any dividends or distributions with respect to Marriott Common Stock.

(g) No Liability. None of the parties hereto or the Exchange Agent shall be liable to any person in respect of any portion of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificate or Book-Entry Share has not been surrendered or cancelled prior to seven years after the Initial Holdco Merger Effective Time, or immediately prior to such earlier date on which any cash, any shares of Marriott Common Stock, any cash in lieu of fractional shares of Marriott Common Stock or any dividends or other distributions with respect to Marriott Common Stock in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity, any such shares, cash, dividends or other distributions in respect of such Certificate or Book-Entry Share shall, to the extent permitted by Applicable Law, become the property of Marriott, free and clear of all claims or interests of any person previously entitled thereto.

(h) Investment of Merger Consideration. The Exchange Agent shall invest the aggregate Cash Merger Consideration delivered by Marriott pursuant to Section 2.2(a)(i) and any proceeds from the sale of Excess Shares pursuant to Section 2.2(e) as directed by Marriott; provided, that no losses on such investments shall affect the cash payable to former holders of shares of Starwood Common Stock or Holdco Common Stock pursuant to this Article II. Any interest and other income resulting from such investments shall be paid to Marriott.

(i) Withholding Rights. Each of the parties hereto and the Exchange Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax law. To the extent that amounts are so deducted and withheld and paid over to or deposited with the proper Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

(j) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Marriott or the Exchange Agent, the posting by such person of a bond in such reasonable amount as Marriott or the Exchange Agent, as applicable, may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares of Marriott Common Stock, and unpaid dividends and other distributions on shares of Marriott Common Stock deliverable in respect thereof, pursuant to this Agreement.

(k) Exchange of Shares in the Starwood Merger. Notwithstanding anything to the contrary herein, there shall be no exchange of certificates or book entry shares in the Starwood Merger and, in lieu thereof, the holders of certificates or book entry shares of Starwood that were converted into the right to receive shares of Holdco Common Stock in the Starwood Merger shall participate with respect to such shares of Holdco Common Stock solely in the exchange procedures provided above in this Section 2.2 with respect to the Merger Consideration to be received pursuant to the Initial Holdco Merger.

SECTION 2.3 Certain Adjustments. If between the date of this Agreement and the Initial Holdco Merger Effective Time, the outstanding shares of Starwood Common Stock or Marriott Common Stock are changed into a different number of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares, dividend payable in stock or other securities or other similar transaction (other than the Spin-Off), the Exchange Ratio and related provisions shall be appropriately adjusted to provide to the holders of Starwood Common Stock and Marriott Common Stock or Starwood Equity Awards the same economic effect as contemplated by this Agreement prior to such reclassification, recapitalization, split-up, combination, exchange, dividend or other similar transaction; provided, for the avoidance of doubt, that (i) nothing in this Section 2.3 shall be construed to permit Starwood or Marriott to take any action with respect to its securities that is prohibited by the terms of this Agreement and (ii) cash dividends, share repurchases and grants of equity compensation in each case made in the ordinary course of business and consistent with the terms hereof shall not result in any adjustment to the Exchange Ratio.

SECTION 2.4 Further Assurances. At and after the Initial Holdco Merger Effective Time, the officers and directors or managers, as applicable, of Marriott and the Initial Holdco Surviving Corporation or the Final Surviving Company, as applicable, shall be authorized to execute and deliver, in the name and on behalf of Starwood, Holdco, the Final Surviving Company or Marriott, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf thereof, any other actions and things necessary to vest, perfect or confirm of record or otherwise in Marriott, any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by Marriott as a result of, or in connection with, the Combination Transactions.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

SECTION 3.1 Representations and Warranties of Starwood. Except as set forth in any Starwood SEC Document filed with the Securities and Exchange Commission (the “SEC”) since January 1, 2015 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “Starwood Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Starwood to Marriott prior to the execution of this Agreement (the “Starwood Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Starwood represents and warrants to Marriott as follows:

(a) Organization, Standing and Corporate Power. Each of Starwood and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Each of Starwood and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Starwood has delivered to or made available to Marriott prior to the execution of this Agreement true and complete copies of any amendments to Starwood’s Articles of Amendment and Restatement (the “Starwood Charter”) and Starwood’s Amended and Restated By-laws (the “Starwood By-laws”) not filed as of the date of this Agreement with the Starwood Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Starwood has all requisite corporate power and authority to enter into this Agreement and, subject to the Starwood Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Starwood and the consummation by Starwood of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Starwood, subject, in the case of the Starwood Merger, to the Starwood Stockholder Approval. This Agreement has been duly executed and delivered by Starwood and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of Starwood, enforceable against Starwood in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of Starwood, Holdco and Starwood Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of Starwood, Holdco and Starwood Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any pledge, claim, lien, charge, encumbrance or security interest of any kind or nature whatsoever (collectively, “Liens”) upon any of the properties or assets of Starwood or any of its subsidiaries, under (A) (x) the Starwood Charter or the Starwood By-laws or (y) the comparable organizational documents of any of Starwood’s subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) is a party or by which Starwood, any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) or their respective properties or assets are bound, or, with respect to those Venus Documents that shall be entered into at the consummation of the Venus-ILG Transaction, will be bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood or, after giving effect to the Starwood Merger and the Starwood LLC Conversion, Holdco.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any federal, state, local, foreign or supranational government, any court, administrative, regulatory or other governmental agency, commission or authority, any non-governmental self-regulatory agency, commission or authority or any arbitral body (a “Governmental Entity”) is required by or with respect to Starwood or any of its subsidiaries (including Holdco and Starwood Merger Sub, both before and after giving effect to the Starwood Merger and the Starwood LLC Conversion) in connection with the execution and delivery of this Agreement by Starwood, Holdco or Starwood Merger Sub, the consummation by Starwood, Holdco and Starwood Merger Sub of the transactions contemplated hereby or the compliance by Starwood, Holdco and Starwood Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), and with any other applicable federal, state or foreign laws that are designed to govern foreign investment or competition, or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade (together with the HSR Act, the “Antitrust Laws”); (B) the filing with the SEC of (x) a proxy statement relating to the Starwood Stockholders Meeting (such proxy statement, together with the proxy statement relating to the Marriott Stockholders Meeting, in each case as amended or supplemented from time to time, the “Joint Proxy Statement”), (y) the registration statement on Form S-4 to be filed with the SEC by Marriott in connection with the issuance of shares of Marriott Common Stock in the Initial Holdco Merger, of which the Joint Proxy Statement will form a part (the “Form S-4”), and (z) such reports under Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial Starwood Articles of Merger, the Starwood Articles of Conversion, the Holdco Articles of Merger with the SDAT and the Final Holdco Merger Filing Documents with the Secretary of State of the State of Delaware and the SDAT, as appropriate, and appropriate documents with the relevant authorities of other states in which Starwood and Marriott or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the New York Stock Exchange; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood or, after giving effect to the Starwood Merger and the Starwood LLC Conversion, Holdco.

(c) Capital Structure.

(i) The authorized capital stock of Starwood consists of 1,000,000,000 shares of Starwood Common Stock and 200,000,000 shares of preferred stock, par value $0.01 per share (the “Starwood Preferred Stock”), of which 1,000,000 shares have been classified as Series A Junior Participating Preferred Stock, par value $0.01 per share. At the close of business on November 11, 2015 (the “Measurement Date”), (A) 168,699,012 shares of Starwood Common Stock were issued and outstanding (including Starwood Restricted Stock Awards, but excluding shares described in the following clause (B)), (B) no shares of Starwood Common Stock were held by Starwood in its treasury or were held by wholly owned subsidiaries of Starwood, (C) no shares of Starwood Preferred Stock were issued and outstanding, (D) 13,066,752 shares of Starwood Common Stock were reserved and available for issuance pursuant to the Starwood Equity Plans, of which amount (I) 227,340 shares of Starwood Common Stock were underlying outstanding Starwood Options (which outstanding Starwood Options have a weighted average exercise price equal to $44.9195), (II) 1,717,869 shares of Starwood Common Stock were underlying outstanding Starwood Restricted Stock Awards, (III) 317,286 shares of Starwood Common Stock were underlying outstanding Starwood RSU Awards, (IV) 358,494 shares of Starwood Common Stock were underlying outstanding Starwood Performance Share Awards (assuming satisfaction of any performance vesting conditions at target levels) and (V) 83,889 shares of Starwood Common Stock were underlying outstanding Starwood Deferred Stock Unit Awards, and (E) 9,656,408 shares of Starwood Common Stock were reserved for issuance pursuant to the Starwood ESPP.

(ii) All outstanding shares of capital stock of Starwood are, and all shares of capital stock of Starwood that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of Starwood Common Stock pursuant to Starwood Options, Starwood Restricted Stock Awards, Starwood RSU Awards, Starwood Performance Share Awards or Starwood Deferred Stock Unit Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(a)(ii) or the Starwood ESPP, (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Starwood, (y) any securities of Starwood or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Starwood or (z) any warrants, calls, options or other rights to acquire from Starwood or any of its subsidiaries (including any subsidiary trust), or obligations of Starwood or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Starwood, and (B) there are no outstanding obligations of Starwood or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Starwood or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Starwood or its subsidiaries. Neither Starwood nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Starwood have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Starwood, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Starwood and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Starwood SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Starwood SEC Documents complied in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Starwood SEC Documents, and none of the Starwood SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Starwood SEC Documents, and, to the knowledge of Starwood, none of the Starwood SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Starwood and its subsidiaries included in the Starwood SEC Documents (the “Starwood Financial Statements”) were prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Starwood and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Starwood’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Starwood Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Starwood nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Starwood and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Starwood.

(iv) Starwood maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Starwood’s properties or assets. Since January 1, 2013, Starwood has disclosed to its auditors and the audit committee of Starwood’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of Starwood, (2) “material weakness” in the internal control over financial reporting of Starwood or (3) fraud, whether or not material, that involves management or other employees of Starwood who have a significant role in the internal controls over financial reporting of Starwood. Starwood has made available to Marriott all such disclosures made by Starwood since January 1, 2014 to its auditors or the audit committee of Starwood’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Starwood are designed to ensure that all information (both financial and non-financial) required to be disclosed by Starwood in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Starwood, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Starwood to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Starwood nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Starwood and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Starwood or any of its subsidiaries in Starwood’s or such subsidiary’s published financial statements or other Starwood SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Starwood specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Starwood’s stockholders or at the time of the Starwood Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Starwood with respect to statements made or incorporated by reference therein based on or derived from information supplied by Marriott specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015 through the date of this Agreement, the businesses of Starwood and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except in connection with the Spin-Off or this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Starwood.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Starwood, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Starwood and its subsidiaries (the “Starwood Permits”), except where the failure to have any such Starwood Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Starwood and its subsidiaries are in compliance with the terms of the Starwood Permits and all applicable laws, statutes, orders, rules, regulations, policies or guidelines promulgated, or judgments, decisions or orders entered by any Governmental Entity (collectively, “Applicable Laws”) relating to Starwood and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to Starwood or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Starwood, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) Neither Starwood nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Starwood.

(i) Litigation. There is no action, suit, investigation or proceeding (each, an “Action”) pending against or, to the knowledge of Starwood, threatened against or affecting Starwood or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(j) Starwood Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, each Starwood Benefit Plan is in compliance with all Applicable Laws, including the Employee Retirement Income Security Act of 1974 (“ERISA”), and the Code. The Internal Revenue Service has determined that each Starwood Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Starwood is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood. No condition exists that is reasonably likely to subject Starwood or any Starwood ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or 4980B of the Code or other liability with respect to the Starwood Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood. There are no pending or, to the knowledge of Starwood, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Starwood Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of Starwood or any of its subsidiaries, (B) increase any benefits otherwise payable under any Starwood Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any Starwood Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Starwood or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Starwood, threatened against or affecting Starwood or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of Starwood, threat thereof by or with respect to any employees of Starwood or any of its subsidiaries.

(v) Since September 30, 2012, Starwood has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on Starwood. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, as of the date of this Agreement, there are no complaints, charges or claims against Starwood pending or, to the knowledge of Starwood, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, Starwood of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Starwood or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Starwood.

(k) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood:

(A) (1) all Tax Returns required to be filed by Starwood and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Starwood and its subsidiaries have been paid or adequate reserves have been recorded in the Starwood Financial Statements, (4) all Taxes of Starwood and its subsidiaries that are not yet due and payable have been adequately reserved for in the Starwood Financial Statements and (5) Starwood and its subsidiaries have duly and timely withheld all Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Starwood or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Starwood or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Starwood or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) neither Starwood nor any of its subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among Starwood and its subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Starwood is the common parent corporation), (3) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (4) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of Starwood or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither Starwood nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Applicable Laws, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ii) Neither Starwood nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions, in each case, other than, if applicable, the Spin-Off and any action taken by Starwood or any of its subsidiaries to effectuate the Spin-Off or any of the transactions contemplated by the definitive documentation related thereto.

(iii) Neither Starwood nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(iv) As used in this Agreement, (A) “Tax” means all taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other similar charges imposed by any Governmental Entity, including any interest, additions to tax or penalties applicable thereto, (B) “Taxing Authority” means any Governmental Entity responsible for the administration of any Taxes and (C) “Tax Return” means any returns, declarations, statements, claim for refund, election, estimate, reports, forms and information returns filed or required or permitted to be filed with any Taxing Authority, including any schedules or attachments thereto or any amendments thereof.

(l) Voting Requirements. The affirmative vote at the Starwood Stockholders Meeting of the holders of a majority of all outstanding shares of Starwood Common Stock entitled to vote thereon (the “Starwood Stockholder Approval”) is necessary to approve the Starwood Merger and the Initial Holdco Merger. The Starwood Stockholder Approval is the only vote of holders of any securities of Starwood or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of Marriott, Marriott Corporate Merger Sub, Marriott LLC Merger Sub, or any of their “affiliates” (as defined in Section 3-601 of the MGCL) are, or at any time during the last five years have been, an “interested stockholder” (as defined in Section 3-601 of the MGCL) of Starwood, the Board of Directors of Starwood has taken all action necessary to render inapplicable the restrictions of Sections 3-601 through 3-605 of the MGCL to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to Starwood or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Starwood or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property.

(i) Starwood and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. The conduct of Starwood’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. No claims are pending or, to the knowledge of Starwood, threatened or otherwise adversely affecting the Intellectual Property rights of Starwood, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Starwood, neither Starwood nor any of its subsidiaries has received any (i) written notice, claim or indemnification request asserting that the conduct of Starwood’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (ii) written request that Starwood or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of Starwood, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Starwood or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood.

(ii) As used in this Agreement, “Intellectual Property” means, collectively, patents, trademarks, service marks, trade dress, logos, trade names, Internet domain names, designs, slogans and general intangibles of like nature, copyrights and all registrations, applications, reissuances, continuations, continuations-in-part, revisions, extensions, reexaminations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer databases and related documentation and materials, data, documentation, technology, trade secrets, confidential business information (including ideas, formulae, algorithms, models, methodologies, compositions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and other intellectual property rights (in whatever form or medium).

(o) Certain Contracts. As of the date of this Agreement, neither Starwood nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof (other than intercompany indebtedness) or (iii) any non-competition agreement, any agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation (in each case other than brand-specific radius restrictions in management or franchise agreements entered into in the ordinary course of business and other than any Venus Documents) which purports to limit in any material respect the manner in which, or the localities in which, the businesses of Starwood and its subsidiaries, taken as a whole (or, for purposes of this Section 3.1(o), Marriott and its subsidiaries, taken as a whole, assuming the Combination Transactions have taken place), is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Starwood Material Contracts”). Starwood has delivered or made available to Marriott, prior to the execution of this Agreement, true and complete copies of all Starwood Material Contracts not filed as exhibits to the Starwood Filed SEC Documents. Each Starwood Material Contract is valid and binding on Starwood (or, to the extent a subsidiary of Starwood is a party, such subsidiary) and is in full force and effect, and Starwood and each subsidiary of Starwood have in all material respects performed all obligations required to be performed by them to date under each Starwood Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood. Neither Starwood nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Starwood, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Starwood Material Contract. To the knowledge of Starwood, no other party to any Starwood Material Contract is in breach of or default under the terms of any Starwood Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Starwood.

(p) Environmental Protection.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, (A) Starwood and each of its subsidiaries are and have been since January 1, 2010 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Starwood Environmental Permits”), and neither Starwood nor any of its subsidiaries has received any (1) communication alleging that Starwood or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or Starwood Environmental Permits or (2) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (B) there are no Environmental Claims pending or, to the knowledge of Starwood, threatened against Starwood or any of its subsidiaries; (C) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Starwood or any of its subsidiaries; and (D) neither Starwood nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Starwood or any of its subsidiaries.

(ii) As used in this Agreement, (A) “Environmental Claims” means any and all administrative, regulatory or judicial Actions, judgments, demands, directives, claims, liens, or written or oral notices of noncompliance or violation, in each case made by or from any person that allege liability of any kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resource damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from (1) the presence or Release of, or exposure to, any Hazardous Material at any location, or (2) the failure to comply with any Environmental Law; (B) “Environmental Law” means any Applicable Law or legally binding agreement or permit issued, promulgated or entered into by or with any Governmental Entity, in each case relating to pollution, the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), human health and safety or natural resources, including the protection of endangered or threatened species and habitat; (C) “Hazardous Materials” means any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, polychlorinated biphenyls, lead, urea formaldehyde foam, hazardous or toxic chemicals, materials, or substances, including materials or wastes containing hazardous or toxic substances, compounds or chemicals, and any other chemical, material, substance or waste that is regulated, or that could form the basis for liability, under any Environmental Law; and (D) “Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

(q) Anti-Corruption and Trade Sanctions.

(i) Starwood and its affiliates, directors, officers and employees and, to the knowledge of Starwood, its agents and other representatives acting on behalf of Starwood or its subsidiaries, have complied with the U.S. Foreign Corrupt Practices Act of 1977, as amended (15 U.S.C. §§ 78aet seq. (1997 and 2000)) (the “Foreign Corrupt Practices Act”) and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by the U.S. Department of the Treasury’s Office of Foreign Assets Control (“OFAC”), in each case except for such instances of noncompliance that would not reasonably be expected to be material to Starwood and its subsidiaries, taken as a whole.

(ii) Starwood and its affiliates, directors and officers and, to the knowledge of Starwood, its employees, agents and other representatives acting on behalf of Starwood or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) Starwood and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to Starwood and its subsidiaries, taken as a whole, neither Starwood nor any of its affiliates, directors, officers or employees or, to the knowledge of Starwood, its agents or other representatives acting on behalf of Starwood or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC. 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property.

(i) Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Starwood, (A) Starwood and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of Starwood, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, Starwood and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Starwood nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(ii) As used in this Agreement, “Permitted Liens” means all liens, charges, encumbrances, mortgages, deeds of trust and security agreements disclosed in any Starwood Filed SEC Documents or Marriott Filed

SEC Documents, as the case may be, together with the following (without duplication): (A) Liens imposed by law, such as and mechanics and materialmen Liens, in each case for sums not yet overdue for a period of more than 30 days or being contested in good faith by appropriate proceedings or such other Liens arising out of judgments or awards against Starwood or Marriott, as the case may be, with respect to which Starwood or Marriott, respectively, shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of Starwood or Marriott, as the case may be, in accordance with GAAP, (B) Liens for Taxes, assessments or other governmental charges not yet overdue for a period of more than 30 days or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of Starwood or Marriott, as the case may be, in accordance with GAAP, (C) Liens securing judgments for the payment of money so long as such Liens are adequately bonded and any appropriate legal proceedings that may have been duly initiated for the review of such judgment have not been finally terminated or the period with which such proceedings may be initiated has not expired, (D) minor survey exceptions on existing surveys or which would be shown on a current accurate survey, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes (including, for the avoidance of doubt, operating agreements), matters disclosed by a current survey, or zoning or other restrictions as to the use of the affected real property, which do not in the aggregate materially adversely affect the value of the leased property or materially impair their use in the operation of the business of the tenant, (E) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Starwood or Marriott, as the case may be, in the ordinary course of business, (F) leases, subleases, licenses and occupancy agreements by Starwood or Marriott, as the case may be, as landlord, sublandlord or licensor, (G) Liens disclosed on any title insurance policy held by Starwood or Marriott, as the case may be, in existence on the date of this Agreement and (H) with respect to leased property, all liens, charges and encumbrances existing on the date of the applicable lease, and all mortgages and deeds of trust now or hereafter placed on the leased property by the third-party landlord.

(s) Opinion of Financial Advisors. Starwood has received the opinions of Lazard Frères & Co. LLC and Citigroup Global Markets Inc. (collectively, the “Starwood Financial Advisors”), dated the date of this Agreement, to the effect that, as of such date and subject to the assumptions, limitations, qualifications and other matters set forth in such opinions, the Merger Consideration to be paid to the holders of Starwood Common Stock (other than (i) holders of Starwood Common Stock to be converted as of the Starwood Merger Effective Time into the right to receive shares of HoldCo Common Stock that will be canceled pursuant to Section 2.1(c) and (ii) holders of Starwood Equity Awards to be treated in accordance with Section 2.1(d)) in the Combination Transactions pursuant to this Agreement is fair, from a financial point of view, to such holders.

(t) Brokers. Except for fees payable to the Starwood Financial Advisors, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Starwood. Starwood has furnished to Marriott a true and complete copy of any contract between Starwood and the Starwood Financial Advisors pursuant to which the Starwood Financial Advisors could be entitled to any payment from Starwood or any of its subsidiaries relating to the transactions contemplated hereby.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between Starwood or any of its subsidiaries, on the one hand, and any of Starwood’s affiliates (other than wholly owned subsidiaries of Starwood), on the other hand, that would be required to be disclosed by Starwood under Item 404 of Regulation S-K under the Securities Act.

(v) Venus Documents. On October 27, 2015, Starwood entered into that certain Separation Agreement with Vistana Signature Enterprises, Inc. (“Venus”), and Interval Leisure Group, Inc., a Delaware corporation (“ILG” and, such agreement, the “Venus Separation Agreement”), providing for the Spin-Off, and that certain

Agreement and Plan of Merger with Venus, Iris Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of ILG (“Venus Merger Sub”), and ILG (such agreement, the “Venus Merger Agreement”) providing for the subsequent merger of Venus Merger Sub with and into Venus (such transactions, collectively, the “Venus-ILG Transaction”). As of the date of this Agreement, Starwood has delivered to Marriott true and complete copies of the fully executed Venus Separation Agreement and Venus Merger Agreement, in each case, including all exhibits, schedules and amendments thereto and all material ancillary agreements (including forms thereof to be entered into at the consummation of the Venus-ILG Transaction) contemplated thereby (collectively with the Venus Separation Agreement and the Venus Merger Agreement, the “Venus Documents”). As of the date of this Agreement, (i) no Venus Document has been amended or modified and none of the respective obligations and commitments contained therein have been waived, terminated or rescinded, (ii) to the extent executed and delivered in connection with the Venus-ILG Transaction, each of the Venus Documents is (A) a legal, valid and binding obligation of Starwood and, to the knowledge of Starwood, each of the other parties thereto, (B) enforceable in accordance with its terms against Starwood and, to the knowledge of Starwood, each of the other parties thereto, except in each case as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity, and (C) in full force and effect, (iii) the only conditions precedent related to the obligations of the parties to the Venus Documents to consummate the Venus-ILG Transaction are those expressly set forth in the Venus Documents and (iv) there are no other material agreements, side letters or arrangements to which Starwood or any of its affiliates is a party relating to the Venus-ILG Transaction which have not been provided to Marriott.

(w) Holdco and Starwood Merger Sub.

(i) Holdco is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Starwood Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, Starwood has delivered to or made available to Marriott true and correct copies of the organizational documents of Holdco and Starwood Merger Sub.

(ii) Each of Holdco and Starwood Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement and (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(iii) Each of Holdco and Starwood Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and, subject to the Starwood Stockholder Approval, to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Holdco and Starwood Merger Sub and the consummation by Holdco and Starwood Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof, subject, in the case of the Initial Holdco Merger, to the Starwood Stockholder Approval. This Agreement has been duly executed and delivered by each of Holdco and Starwood Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Holdco and Starwood Merger Sub, enforceable against each of Holdco and Starwood Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock or other equity interests of Holdco are, and all shares of capital stock or other equity interests of Holdco that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Holdco are owned directly by Starwood, free and clear of any Lien. All outstanding shares of capital stock or other equity interests of Starwood Merger Sub are, and all shares of capital stock or other equity interests of Starwood Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Starwood Merger Sub are owned directly by Holdco, free and clear of any Lien.

(v) Each of Holdco and Starwood Merger Sub has taken, and Starwood has caused Holdco and Starwood Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Holdco, Starwood Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

SECTION 3.2 Representations and Warranties of Marriott. Except as set forth in any Marriott SEC Document filed with the SEC since January 1, 2015 and publicly available at least one business day prior to the date of this Agreement (as amended to the date of this Agreement, the “Marriott Filed SEC Documents”) (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature) or as disclosed in the disclosure letter delivered by Marriott to Starwood prior to the execution of this Agreement (the “Marriott Disclosure Letter”) and making reference to the particular subsection of this Agreement to which exception is being taken (provided, that such disclosure shall be deemed to qualify that particular subsection and such other subsections of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure also qualifies or applies to such other subsections), Marriott represents and warrants to Starwood as follows:

(a) Organization, Standing and Corporate Power. Each of Marriott and its subsidiaries is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions which recognize such concept) under the laws of the jurisdiction in which it is organized and has the requisite corporate or other power, as the case may be, and authority to carry on its business as now being conducted, except, as to subsidiaries, for those jurisdictions where the failure to be so organized, existing or in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Each of Marriott and its subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions where the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Marriott has delivered to or made available to Starwood prior to the execution of this Agreement true and complete copies of any amendments to Marriott’s Restated Certificate of Incorporation (the “Marriott Charter”) and Marriott’s Amended and Restated Bylaws (the “Marriott Bylaws”) not filed as of the date of this Agreement with the Marriott Filed SEC Documents.

(b) Corporate Authority; Non-contravention.

(i) Marriott has all requisite corporate power and authority to enter into this Agreement and, subject to the Marriott Stockholder Approval, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Marriott and the consummation by Marriott of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Marriott, subject, in the case of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger, to the Marriott Stockholder Approval. This Agreement has been duly executed and delivered by Marriott and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of Marriott, enforceable against Marriott in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(ii) The execution and delivery of this Agreement by each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub does not, and the consummation of the transactions contemplated hereby and compliance by each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or result in the creation of any Lien upon any of the properties or assets of Marriott or any of its subsidiaries, under (A) (x) the Marriott Charter or the Marriott Bylaws or (y) the comparable organizational documents of any of Marriott’s subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (B) any loan or credit agreement, note, bond, mortgage, indenture, trust document, lease or other contract, agreement, instrument, permit, concession, franchise, license or similar authorization to which Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) is a party or by which Marriott, any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) or their respective properties or assets are bound or (C) subject to the governmental filings and other matters referred to in clause (iii) below, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) or their respective properties or assets, other than, in the case of clauses (A)(y), (B) and (C), any such conflicts, violations, defaults, rights, losses or Liens that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(iii) No consent, approval, order or authorization of, action by or in respect of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Marriott or any of its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) in connection with the execution and delivery of this Agreement by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, the consummation by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub of the transactions contemplated hereby or the compliance by Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub with the provisions of this Agreement, except for (A) compliance with any applicable requirements of the Antitrust Laws; (B) the filing with the SEC of (x) a proxy statement relating to the Marriott Stockholders Meeting, (y) the Form S-4 and (z) such reports under Section 13(a) or 15(d) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated hereby; (C) the filing of the Initial Starwood Articles of Merger, the Starwood Articles of Conversion, the Holdco Articles of Merger with the SDAT and the Final Holdco Merger Filing Documents with the Secretary of State of the State of Delaware and the SDAT, as appropriate, and appropriate documents with the relevant authorities of other states in which Starwood and Marriott or their respective subsidiaries are qualified to do business; (D) any filings required under the rules and regulations of the NASDAQ Global Select Market (“NASDAQ”) and such approvals of NASDAQ as may be required to permit the shares of Marriott Common Stock that are to be issued in the Initial Holdco Merger to be listed on NASDAQ; and (E) such other consents, approvals, orders or authorizations the failure of which to be made or obtained, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(c) Capital Structure.

(i) The authorized capital stock of Marriott consists of 800,000,000 shares of Marriott Common Stock and 10,000,000 shares of preferred stock, without par value (the “Marriott Preferred Stock”). At the close of business on the Measurement Date, (A) 256,837,117 shares of Marriott Common Stock were issued and outstanding (excluding shares described in the following clause (B)), (B) 254,377,157 shares of Marriott Common Stock were held by Marriott in its treasury or were held by wholly owned subsidiaries of Marriott, (C) no shares of Marriott Preferred Stock were issued and outstanding and (D) 24,370,862 shares of Marriott Common Stock were reserved and available for issuance pursuant to Marriott Equity Plans, of which amount (I) 477,554 shares of Marriott Common Stock were underlying outstanding Marriott Options (which outstanding Marriott Options have a weighted average exercise price equal to $37.11), (II) 5,577,897 shares of Marriott Common Stock were underlying outstanding Marriott SARs,

(III) 4,670,805 shares of Marriott Common Stock were underlying outstanding Marriott RSU Awards, (IV) 298,930 shares of Marriott Common Stock were underlying outstanding Marriott Performance Share Awards (assuming satisfaction of any performance vesting conditions at target levels) and (V) 886,772 shares of Marriott Common Stock were underlying outstanding Marriott Deferred Stock Unit Awards.

(ii) All outstanding shares of capital stock of Marriott are, and all shares of capital stock of Marriott that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except as set forth in the immediately preceding paragraph (i) and except for changes since the Measurement Date resulting from the issuance of shares of Marriott Common Stock pursuant to Marriott Options, Marriott SARs, Marriott RSU Awards, Marriott Performance Share Awards or Marriott Deferred Stock Unit Awards outstanding on the date hereof or issued after the date hereof in compliance with Section 4.1(b)(ii), (A) there are not issued or outstanding (x) any shares of capital stock or other voting securities of Marriott, (y) any securities of Marriott or any of its subsidiaries convertible into or exchangeable or exercisable for, or based upon the value of, shares of capital stock or voting securities of Marriott or (z) any warrants, calls, options or other rights to acquire from Marriott or any of its subsidiaries (including any subsidiary trust), or obligations of Marriott or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for, or based upon the value of, capital stock or voting securities of Marriott, and (B) there are no outstanding obligations of Marriott or any of its subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, deliver or sell, or cause to be issued, delivered or sold, any such securities.

(iii) There are no voting trusts or other agreements or understandings to which Marriott or any of its subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Marriott or its subsidiaries. Neither Marriott nor any of its subsidiaries has granted any preemptive rights, anti-dilutive rights or rights of first refusal, registration rights or similar rights with respect to its shares of capital stock that are in effect.

(d) Subsidiaries. All outstanding shares of capital stock of, or other equity interests in, each Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X of the SEC) of Marriott have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Marriott, free and clear of any Liens and free of any other restriction, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests.

(e) SEC Documents; Financial Statements; Undisclosed Liabilities.

(i) Marriott and its subsidiaries have filed or furnished all required registration statements, prospectuses, reports, schedules, forms, statements, certifications and other documents (including exhibits and all other information incorporated therein) with the SEC since January 1, 2013 (the “Marriott SEC Documents”). As of their respective dates (or, if amended, as of the date of such amendment), the Marriott SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the Marriott SEC Documents, and none of the Marriott SEC Documents when filed (or, if amended, as of the date of such amendment) and at their respective effective times, if applicable, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC with respect to any of the Marriott SEC Documents, and, to the knowledge of Marriott, none of the Marriott SEC Documents is the subject of any outstanding SEC comment or outstanding SEC investigation.

(ii) The consolidated financial statements (including all related notes and schedules) of Marriott and its subsidiaries included in the Marriott SEC Documents (the “Marriott Financial Statements”) were prepared in all material respects in accordance with GAAP (except, in the case of unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present in all material respects the consolidated financial position of Marriott and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments which are not material and to any other adjustments described therein, including the notes thereto).

(iii) Except (A) as reflected or reserved against in Marriott’s consolidated balance sheet as of September 30, 2015 (or the notes thereto) as included in the Marriott Filed SEC Documents, (B) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since September 30, 2015 and (C) for liabilities and obligations incurred in connection with or contemplated by this Agreement, neither Marriott nor any of its subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required by GAAP to be reflected on a consolidated balance sheet of Marriott and its subsidiaries (or in the notes thereto) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Marriott.

(iv) Marriott maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) designed to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, consistently applied, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Marriott’s properties or assets. Since January 1, 2013, Marriott has disclosed to its auditors and the audit committee of Marriott’s Board of Directors any written notification of any (1) “significant deficiency” in the internal control over financial reporting of Marriott, (2) “material weakness” in the internal control over financial reporting of Marriott or (3) fraud, whether or not material, that involves management or other employees of Marriott who have a significant role in the internal controls over financial reporting of Marriott. Marriott has made available to Starwood all such disclosures made by Marriott since January 1, 2014 to its auditors or the audit committee of Marriott’s Board of Directors to the date of this Agreement.

(v) The “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) utilized by Marriott are designed to ensure that all information (both financial and non-financial) required to be disclosed by Marriott in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Marriott, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Marriott to make the certifications required under the Exchange Act with respect to such reports.

(vi) Neither Marriott nor any of its subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract (including any contract or arrangement relating to any transaction or relationship between or among Marriott and any of its subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, Marriott or any of its subsidiaries in Marriott’s or such subsidiary’s published financial statements or other Marriott SEC Documents.

(f) Information Supplied. None of the information supplied or to be supplied by Marriott specifically for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to Marriott’s stockholders or at the time of the Marriott Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement shall comply as to form in all material respects with the requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Marriott with respect to statements made or incorporated by reference therein based on or derived from information supplied by Starwood specifically for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement.

(g) Absence of Certain Changes or Events.

(i) From September 30, 2015 through the date of this Agreement, the businesses of Marriott and its subsidiaries have been conducted in all material respects in the ordinary course of business in a manner consistent with past practice, except for the execution and performance of this Agreement and the discussions, negotiations, actions and transactions related thereto.

(ii) Since September 30, 2015, there have been no Effects that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on Marriott.

(h) Compliance with Applicable Laws; Outstanding Orders.

(i) Marriott, its subsidiaries and employees hold all permits, licenses, variances, exemptions, orders, registrations and approvals of all Governmental Entities that are required for the operation of the businesses of Marriott and its subsidiaries (the “Marriott Permits”), except where the failure to have any such Marriott Permits, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Marriott and its subsidiaries are in compliance with the terms of the Marriott Permits and all Applicable Laws relating to Marriott and its subsidiaries or their respective businesses or properties, except where the failure to be in compliance with such Applicable Laws, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. No action, demand, requirement or investigation by any Governmental Entity and no suit, action, investigation or proceeding by any person, in each case with respect to Marriott or any of its subsidiaries or any of their respective properties, is pending or, to the knowledge of Marriott, threatened, other than, in each case, those the outcome of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(ii) Neither Marriott nor any of its subsidiaries is subject to any outstanding order, injunction or decree that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Marriott.

(i) Litigation. There is no Action pending against or, to the knowledge of Marriott, threatened against or affecting Marriott or any of its subsidiaries or any of their respective properties or any of their respective officers or directors before any court or arbitrator or any Governmental Entity except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(j) Marriott Benefit Plans and Labor Matters.

(i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, each Marriott Benefit Plan is in compliance with all Applicable Laws, including the ERISA and the Code. The Internal Revenue Service has determined that each Marriott Benefit Plan that is intended to be a qualified plan under Section 401(a) of the Code is so qualified and Marriott is not aware of any event occurring after the date of such determination that would adversely affect such determination, except for any such events that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott. No condition exists that is reasonably likely to subject Marriott or any Marriott ERISA Affiliate to any direct or indirect liability under Title IV of ERISA or to a civil penalty under Section 502(i) or 502(l) of ERISA or liability under Section 4069 of ERISA or Section 4975, 4976, or

4980B of the Code or other liability with respect to the Marriott Benefit Plans, in each case that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott. There are no pending or, to the knowledge of Marriott, threatened, claims (other than routine claims for benefits or immaterial claims) by, on behalf of or against any of the Marriott Benefit Plans or any trusts related thereto except where such claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott.

(ii) Except as provided by this Agreement, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with any other event) would reasonably be expected to (A) result in any payment (including severance, unemployment compensation, “excess parachute payment” (within the meaning of Section 280G of the Code), forgiveness of indebtedness or otherwise) becoming due to any current or former director or any current or former employee of Marriott or any of its subsidiaries, (B) increase any benefits otherwise payable under any Marriott Benefit Plan, (C) result in any acceleration of the time of payment, funding or vesting of any such benefits or (D) constitute a “change in control” or similar event for the purposes of any Marriott Benefit Plan.

(iii) No person is entitled to receive any additional payment (including any tax gross-up or other payment) from Marriott or any of its subsidiaries as a result of the imposition of any excise or additional Taxes, interest or penalties incurred pursuant to Section 409A or Section 4999 of the Code.

(iv) Except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, there is no (i) unfair labor practice, labor dispute or labor arbitration proceeding pending or, to the knowledge of Marriott, threatened against or affecting Marriott or any of its subsidiaries or (ii) lockout, strike, slowdown, work stoppage or, to the knowledge of Marriott, threat thereof by or with respect to any employees of Marriott or any of its subsidiaries.

(v) Since September 30, 2012, Marriott has complied with all Applicable Laws relating to employment and employment practices, including wages, hours, collective bargaining, unemployment insurance, worker’s compensation, equal employment opportunity, classification of employees and contractors, age and disability discrimination, the payment of withholding Taxes, and the termination of employment, except to the extent that noncompliance would not have a Material Adverse Effect on Marriott. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, as of the date of this Agreement, there are no complaints, charges or claims against Marriott pending or, to the knowledge of Marriott, threatened to be brought or filed with any Governmental Entity based on, arising out of, in connection with, or otherwise relating to the employment of, or termination of employment by, Marriott of any person.

(vi) The transactions contemplated by this Agreement will not require the consent of, or advance notification to, any works councils, unions or similar labor organizations with respect to employees of Marriott or any of its subsidiaries, other than any such consents the failure of which to obtain or advance notifications the failure of which to provide as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marriott.

(k) Taxes. (i) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott:

(A) (1) all Tax Returns required to be filed by Marriott and its subsidiaries, have been timely filed (taking into account any extensions), (2) all such Tax Returns were true, complete and correct in all respects, (3) all Taxes shown as due and payable on such Tax Returns, and all Taxes (whether or not reflected on such Tax Returns) required to have been paid by Marriott and its subsidiaries have been paid or adequate reserves have been recorded in the Marriott Financial Statements, (4) all Taxes of Marriott and its subsidiaries that are not yet due and payable have been adequately reserved for in the Marriott Financial Statements and (5) Marriott and its subsidiaries have duly and timely withheld all

Taxes required to be withheld and such withheld Taxes have been either duly and timely paid to the proper Taxing Authority or properly set aside in accounts for such purpose;

(B) no written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Marriott or any of its subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any person, in each case, that remains in effect;

(C) (1) no audits or other administrative proceedings or proceedings before any Taxing Authority are presently pending with regard to any Taxes or Tax Return of Marriott or any of its subsidiaries, as to which any Taxing Authority has asserted in writing any claim, and (2) no Taxing Authority has asserted in writing any deficiency or claim for Taxes or any adjustment to Taxes with respect to which Marriott or any of its subsidiaries may be liable with respect to income or other Taxes that has not been fully paid or finally settled;

(D) neither Marriott nor any of its subsidiaries (1) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than exclusively among Marriott and its subsidiaries), (2) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group of which Marriott is the common parent corporation), (3) has entered into a closing agreement pursuant to Section 7121 of the Code, or any predecessor provision or any similar provision of state, local or foreign law or (4) has any liability for the payment of Taxes of any person as a successor or transferee;

(E) none of the assets of Marriott or any of its subsidiaries is subject to any Lien for Taxes (other than Permitted Liens); and

(F) neither Marriott nor any of its subsidiaries has engaged in any listed transaction, or any reportable transaction that has not been properly disclosed on a Tax Return in accordance with Applicable Laws, within the meaning of Sections 6011, 6111 and 6112 of the Code or any similar provision of Tax law in any other jurisdiction.

(ii) Neither Marriott nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) within the past two years or (B) that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in connection with the Combination Transactions.

(iii) Neither Marriott nor any of its subsidiaries has taken any action or knows of any fact, agreement, plan or other circumstance that would reasonably be expected to prevent the Combination Transactions from qualifying for the Intended Tax Treatment.

(l) Voting Requirements. The affirmative vote of a majority of the votes cast at the Marriott Stockholders Meeting in favor of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger (the “Marriott Stockholder Approval”) is necessary to consummate the Combination Transactions. The Marriott Stockholder Approval is the only vote of holders of any securities of Marriott or its subsidiaries necessary to adopt or approve this Agreement or the transactions contemplated by this Agreement.

(m) Takeover Statutes and Charter Provisions. Assuming that none of Starwood, Holdco, Starwood Merger Sub or any of their “affiliates” or “associates” is, or at any time during the last three years has been, an “interested stockholder” of Marriott, in each case as defined in Section 203 of the Delaware General Corporation Law (the “DGCL”), the Board of Directors of Marriott has taken all action necessary to render the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL inapplicable to this Agreement and the transactions contemplated hereby. No “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or similar statute or regulation applies with respect to

Marriott or any of its subsidiaries in connection with this Agreement, the Combination Transactions or any of the other transactions contemplated hereby. There is no stockholder rights plan, “poison pill” antitakeover plan or similar device in effect to which Marriott or any of its subsidiaries is subject, party or otherwise bound.

(n) Intellectual Property. Marriott and its subsidiaries own, free and clear of all Liens, or have the right to use pursuant to valid licenses, sublicenses, agreements or permissions, all items of Intellectual Property necessary for their operations, as currently conducted or as contemplated by them to be conducted, except where the failure to own or have such rights, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. The conduct of Marriott’s and its subsidiaries’ businesses, as currently conducted or contemplated by them to be conducted, does not interfere, infringe, misappropriate, dilute or violate any of the Intellectual Property rights of any third party, except for interferences, infringements, misappropriations, dilutions or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. No claims are pending or, to the knowledge of Marriott, threatened or otherwise adversely affecting the Intellectual Property rights of Marriott, except for claims that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Since January 1, 2013, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Marriott, neither Marriott nor any of its subsidiaries has received any (i) written notice, claim or indemnification request asserting that the conduct of Marriott’s and its subsidiaries’ businesses infringes, misappropriates, violates or dilutes any of the Intellectual Property rights of any third party or (ii) written request that Marriott or any of its subsidiaries take a license under any patents owned by a third party which such license would entail material obligations. To the knowledge of Marriott, no third party has interfered with, infringed upon, misappropriated, diluted, violated or otherwise come into conflict with any Intellectual Property rights of Marriott or any of its subsidiaries, except for interferences, infringements, misappropriations, dilutions or violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott.

(o) Certain Contracts. As of the date of this Agreement, neither Marriott nor any of its subsidiaries is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (ii) any contract relating to indebtedness for borrowed money in excess of $100,000,000 or any guarantee thereof (other than intercompany indebtedness) or (iii) any non-competition agreement, any agreement that grants the other party or any third person exclusivity or “most favored nation” status or any other agreement or obligation (in each case other than brand-specific radius restrictions in management or franchise agreements entered into in the ordinary course of business) which purports to limit in any material respect the manner in which, or the localities in which, the businesses of Marriott and its subsidiaries, taken as a whole, is or would be conducted (all contracts of the types described in clauses (i) through (iii), collectively, the “Marriott Material Contracts”). Marriott has delivered or made available to Starwood, prior to the execution of this Agreement, true and complete copies of all Marriott Material Contracts not filed as exhibits to the Marriott Filed SEC Documents. Each Marriott Material Contract is valid and binding on Marriott (or, to the extent a subsidiary of Marriott is a party, such subsidiary) and is in full force and effect, and Marriott and each subsidiary of Marriott have in all material respects performed all obligations required to be performed by them to date under each Marriott Material Contract, except where such noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott. Neither Marriott nor any of its subsidiaries has knowledge of, or has received written notice of, any violation or default under (nor, to the knowledge of Marriott, does there exist any condition that with the passage of time or the giving of notice or both would result in such a violation or default under) any Marriott Material Contract. To the knowledge of Marriott, no other party to any Marriott Material Contract is in breach of or default under the terms of any Marriott Material Contract where such default has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Marriott.

(p) Environmental Protection. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, (i) Marriott and each of its subsidiaries are and have been since January 1, 2010 in compliance with all Environmental Laws, including possession of and compliance with all permits, licenses, authorizations and approvals required under Environmental Laws for their respective operations and properties as currently conducted (“Marriott Environmental Permits”), and neither Marriott nor any of its subsidiaries has received any (A) communication alleging that Marriott or any of its subsidiaries has not complied with, or has any liability under, any Environmental Law or Marriott Environmental Permits or (B) currently outstanding written request by any Governmental Entity for information pursuant to any Environmental Law; (ii) there are no Environmental Claims pending or, to the knowledge of Marriott, threatened against Marriott or any of its subsidiaries; (iii) there has been no Release of or exposure to any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Marriott or any of its subsidiaries; and (iv) neither Marriott nor any of its subsidiaries has retained or assumed, either contractually or by operation of Applicable Law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Marriott or any of its subsidiaries.

(q) Anti-Corruption and Trade Sanctions.

(i) Marriott and its affiliates, directors, officers and employees and, to the knowledge of Marriott, its agents and other representatives acting on behalf of Starwood or its subsidiaries, have complied with the Foreign Corrupt Practices Act and any other applicable foreign or domestic anticorruption or antibribery laws, as well as Applicable Laws regarding trade sanctions, including regulations promulgated by OFAC, in each case except for such instances of noncompliance that would not reasonably be expected to be material to Marriott and its subsidiaries, taken as a whole.

(ii) Marriott and its affiliates, directors and officers and, to the knowledge of Marriott, its employees, agents and other representatives acting on behalf of Marriott or its subsidiaries are not “specially designated nationals” or “blocked persons”, nor are they otherwise acting in any material violation of Applicable Laws regarding trade sanctions, including OFAC regulations.

(iii) Marriott and its affiliates have developed and implemented a Foreign Corrupt Practices Act compliance program which includes corporate policies and procedures designed to ensure compliance with the Foreign Corrupt Practices Act and any other applicable anticorruption and antibribery laws.

(iv) Except for “facilitating payments” (as such term is defined in the Foreign Corrupt Practices Act and other Applicable Laws) and except as would not be material to Marriott and its subsidiaries, taken as a whole, neither Marriott nor any of its affiliates, directors, officers or employees or, to the knowledge of Marriott, its agents or other representatives acting on behalf of Marriott or its subsidiaries have directly or indirectly (A) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (B) offered, promised, paid or delivered any fee, commission or other sum of money or anything of value, however characterized, to any finder, agent or other party acting on behalf of a governmental or political employee or official or governmental or political entity, political agency, department, enterprise or instrumentality, in the United States or any other country, that was illegal under any Applicable Law, (C) made any payment to any customer or supplier, or to any officer, director, joint venture partner, employee or agent of any such customer or supplier, for the unlawful sharing of fees or unlawful rebating of charges, (D) engaged in any other unlawful reciprocal practice, or made any other unlawful payment or given any other unlawful consideration to any such customer or supplier or any such officer, director, joint venture partner, employee or agent of the customer or supplier, or (E) taken any action or made any omission in violation of any other Applicable Law governing imports into or exports from the United States or any foreign country, or relating to economic sanctions or embargoes, corrupt practices, money laundering or compliance with unsanctioned foreign boycotts, including, in the United States, 18 USC. 1956 and 1957 and the Bank Secrecy Act, as amended by the USA PATRIOT Act, and its implementing regulations, 31 USC 5311 et seq. and 31 CFR Chapter X.

(r) Real Property. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Marriott, (A) Marriott and each of its subsidiaries has good and marketable fee title (or the equivalent in any applicable foreign jurisdiction) to all of its owned real property, and good and valid leasehold title to all of its leased property pursuant to leases with third parties which are enforceable in accordance with their terms, in each case subject only to Permitted Liens, (B) there are no existing (or to the knowledge of Marriott, threatened) condemnation proceedings with respect to any such real property and (C) with respect to all such leased real property, Marriott and each of its subsidiaries is in compliance with all material terms and conditions of each lease therefor, and neither Marriott nor any of its subsidiaries has received any notice of default thereunder which is outstanding and remains uncured beyond any applicable period of cure.

(s) Opinion of Financial Advisors. Marriott has received the opinion of Deutsche Bank Securities Inc. (the “Marriott Financial Advisor”), dated the date of this Agreement, substantially to the effect that, subject to the assumptions, limitations, qualifications and other matters considered in the preparation thereof, the Exchange Ratio is fair from a financial point of view to Marriott.

(t) Brokers. Except for fees payable to the Marriott Financial Advisor, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Marriott.

(u) Affiliate Transactions. As of the date of this Agreement, there are no transactions, contracts, agreements, arrangements or understandings between Marriott or any of its subsidiaries, on the one hand, and any of Marriott’s affiliates (other than wholly owned subsidiaries of Marriott), on the other hand, that would be required to be disclosed by Marriott under Item 404 of Regulation S-K under the Securities Act.

(v) Marriott Corporate Merger Sub and Marriott LLC Merger Sub.

(i) Marriott Corporate Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of Maryland and has the requisite corporate power and authority to carry on its business as now being conducted. Marriott LLC Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware and has the requisite limited liability company power and authority to carry on its business as now being conducted. Prior to the date of this Agreement, Marriott has delivered to or made available to Starwood true and correct copies of the organizational documents of Marriott Corporate Merger Sub and Marriott LLC Merger Sub.

(ii) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub (A) was formed solely for the purpose of entering into the transactions contemplated by this Agreement, (B) since the date of its formation, has not carried on any business, conducted any operations or incurred any liabilities or obligations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto and (C) solely with respect to Marriott LLC Merger Sub, since the date of its formation, has been properly treated as disregarded as an entity separate from its owner for U.S. Federal income Tax purposes, and no election has ever been made under Treasury Regulations Section 301.7701–3, or any similar provision of state, local or foreign Tax law, to treat LLC Sub as an association taxable as a corporation for Tax purposes.

(iii) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub has all requisite corporate or other power and authority, as applicable, to enter into this Agreement and to consummate the transactions contemplated hereby, and the execution and delivery of this Agreement by Marriott Corporate Merger Sub and Marriott LLC Merger Sub and the consummation by Marriott Corporate Merger Sub and Marriott LLC Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate or other action, as applicable, on the part thereof. This Agreement has been duly executed and delivered by each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by each of the other parties hereto, constitutes the legal, valid and binding obligation of each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub, enforceable against each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar Applicable Laws affecting or relating to the enforcement of creditors’ rights generally and by general principles of equity.

(iv) All outstanding shares of capital stock or other equity interests of Marriott Corporate Merger Sub and Marriott LLC Merger Sub are, and all shares of capital stock or other equity interests of Marriott Corporate Merger Sub or Marriott LLC Merger Sub that may be issued as permitted by this Agreement or otherwise shall be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights, and all outstanding shares of capital stock or other equity interests of Marriott Corporate Merger Sub and Marriott LLC Merger Sub are owned directly by Marriott, free and clear of any Lien.

(v) Each of Marriott Corporate Merger Sub and Marriott LLC Merger Sub has taken, and Marriott has caused Marriott Corporate Merger Sub and Marriott LLC Merger Sub to take, all action necessary to cause this Agreement and the transactions contemplated by this Agreement, including the Combination Transactions, to be approved and adopted, as applicable, by Marriott Corporate Merger Sub, Marriott LLC Merger Sub and their respective sole stockholder or sole equityholder, as applicable, for all required purposes under Applicable Law.

ARTICLE IV

COVENANTS RELATING TO CONDUCT OF BUSINESS

SECTION 4.1 Conduct of Business.

(a) Conduct of Business by Starwood. Except as set forth in Section 4.1(a) of the Starwood Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Marriott in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Starwood and Holdco shall, and shall cause their respective subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them; provided that no action by Starwood, Holdco or any their respective subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(a) of the Starwood Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Marriott in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Starwood and Holdco shall not, and shall not permit any of their respective subsidiaries to:

(i) (A) other than (I) any regular quarterly cash dividend made by Starwood in accordance with its existing dividend policy in an amount up to $0.375 per share of Starwood Common Stock for any such quarterly dividend and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Starwood to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Starwood, Holdco or any of their respective subsidiaries or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than the acquisition of shares from a holder of a Starwood Equity Award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Starwood Equity Plan);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) Starwood Equity Awards granted in the ordinary course of business consistent with past practice, (B) in connection with the settlement of equity compensation granted under the Starwood Benefit Plans as in effect on the date hereof and (C) as required by any Starwood Benefit Plan as in effect on the date hereof);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any Starwood Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, (B) enter into any new agreement or contract or other binding obligation of Starwood, Holdco or any of their respective subsidiaries containing any provision of the type described in clause (iii) of the definition of Starwood Material Contracts or (C) enter into or renew, or amend in any material respect, any material outsourcing agreement, contract or arrangement;

(iv) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) acquire any hotel or any real property, whether through purchase, lease or otherwise, (B) enter into any joint venture, joint development or analogous transaction, (C) merge with or enter into a consolidation with or otherwise acquire any interest in any person, or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (E) otherwise acquire an interest in (including, through leases, subleases and licenses of real property) or invest to secure new management or franchise agreements with respect to (including, through key money, loans, guarantees and similar arrangements) any assets, or (F) enter into any new line of business, except (x) in the case of clauses (A), (B), (C) (but specifically excluding any merger or consolidation of Starwood, Holdco or Starwood Merger Sub with any other person under clause (C)) and (E), (1) transactions involving only direct or indirect wholly owned subsidiaries of Starwood (other than Holdco and Starwood Merger Sub), (2) guarantees permitted under Section 4.1(a)(vi) or (3) in one or more transactions with respect to which the aggregate key money does not exceed $150,000,000 and all other aggregate consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $100,000,000 and (y) in the case of clause (E), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, (2) capital expenditures permitted to be made pursuant to clause (xi) of this Section 4.1(a), or (3) office leases in the ordinary course of business;

(v) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of Starwood, Holdco or any of their respective subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of Starwood, Holdco or any of their respective subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more transactions with respect to which the aggregate consideration does not exceed $300,000,000; provided in the case of clauses (1), (2) and (3), that (v) with respect to any hotel properties or joint ventures, Starwood receives or retains a long-term management agreement or franchise agreement on market terms consistent with past practices, (w) Starwood receives an amount that equals or exceeds the fair market value of such assets or properties, (x) Starwood does not engage in a sale and leaseback transaction, (y) Starwood does not issue guarantees or assurances against future performance or loss with an aggregate maximum funding exposure in excess of $50,000,000 and (z) at least 85% of the value of the aggregate consideration (disregarding any renovation commitments made by the acquiror and any hotel management agreement entered into in connection with such transaction) received by Starwood for all such hotel properties and joint ventures in the aggregate is received in cash;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person (including any hotel owner), enter into any agreement to maintain any financial statement condition of another person, enter into any arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance or loss, except (A) indebtedness incurred in the ordinary course of business and consistent with past practice under Starwood’s current borrowing agreements or any refinancing thereof; provided that any change of control repurchase rights of the holders of such refinanced indebtedness shall only become effective upon the occurrence of both a change of control of Starwood and a ratings agency downgrade of such indebtedness to below investment grade, (B) any inter-company indebtedness solely involving Starwood or its direct or indirect wholly owned subsidiaries (other than Holdco and Starwood Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $200,000,000 in aggregate principal amount outstanding at any time incurred by Starwood or any of its subsidiaries other than in accordance with clauses (A) through (C), (E) guarantees or assurances against future performance or loss with an aggregate maximum funding exposure not to exceed $50,000,000 (after taking into account any guarantees or assurances against future performance or loss entered into in connection with activities otherwise permitted pursuant to paragraph (iv) or (v) of this Section 4.1(a)) or (F) guarantees by Starwood of indebtedness of its subsidiaries (other than Holdco and Starwood Merger Sub), which indebtedness is incurred in compliance with this Section 4.1(a)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Starwood and its subsidiaries, taken as a whole, (B) otherwise involves the payment by Starwood of an amount in excess of $20,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of Starwood as of September 30, 2015 included in the Starwood Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any Starwood Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any director, officer or other employee, other than, with respect to employees who are not directors or officers at the level of Senior Vice President or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant any bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee, (C) enter into or adopt any new material Starwood Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to Starwood, any existing Starwood Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee, (D) grant to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee; provided, however, that each of Starwood and Marriott shall designate one or more persons to serve as point people for purposes of efficiently and expeditiously discussing and considering requests for consent or waivers under this Section and any such additional requests therefor made by Starwood;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) other than foreign exchange rate swaps with respect to intercompany debt in the ordinary course of business consistent with past practice, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements;

(xi) other than as necessary to maintain value and functionality of Starwood’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 120% of the aggregate amount of Starwood’s budgeted capital expenditures set forth on Section 4.1(a)(xi) of the Starwood Disclosure Letter;

(xii) amend the Starwood Charter or the Starwood By-laws or the organizational documents of Holdco or Starwood Merger Sub (other than amendments to the organizational documents of Holdco or Starwood Merger Sub as may be necessary to effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xiii) enter into any transaction, contract, agreement, arrangement or understanding between Starwood or any of its subsidiaries, on the one hand, and any of Starwood’s affiliates (other than wholly owned subsidiaries of Starwood), on the other hand, that would be required to be disclosed by Starwood under Item 404 of Regulation S-K under the Securities Act;

(xiv) enter into, or amend or modify in any material respect, any collective bargaining agreement, card check neutrality/labor peace agreement or accretion provisions with any labor union; or

(xv) authorize, or commit or agree to take, any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Section 4.1(a) shall be deemed to restrict, nor shall any of the provisions of this Section 4.1(a) be considered breached by, any action taken by Starwood (including any Tax elections made) or any of its subsidiaries that is required or contemplated by the Venus Documents or is necessary to effectuate the Venus-ILG Transaction or the Spin-Off or any of the transactions contemplated by the definitive documentation related thereto (including the Venus Documents). For the avoidance of doubt, none of the restrictions set forth in clauses (i) through (xiv) of this Section 4.1(a) shall apply to any action by Starwood or any of its subsidiaries that relate solely to the assets, capital stock, business or operations of Venus or do not relate to, or would not reasonably be expected to adversely impact, the assets, capital stock, business or operations of any of the other businesses of Starwood and its subsidiaries.

(b) Conduct of Business by Marriott. Except as set forth in Section 4.1(b) of the Marriott Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Starwood in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Marriott shall, and shall cause its subsidiaries to, carry on their respective businesses in the ordinary course consistent with past practice and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations, preserve their assets and properties in good repair and condition, use commercially reasonable efforts to keep available the services of their current officers and other key employees and preserve their relationships with those persons having business dealings with them; provided that no action by Marriott or any of its subsidiaries with respect to matters specifically addressed by the following sentence shall be deemed to be a breach of this sentence unless such action would constitute a breach of the following sentence. Except as set forth in Section 4.1(b) of the Marriott Disclosure Letter, as otherwise expressly contemplated by this Agreement, as required by Applicable Law or as consented to by Starwood in writing (such consent not to be unreasonably withheld, conditioned or delayed), during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, Marriott shall not, and shall not permit any of its subsidiaries to:

(i) (A) other than (I) any regular quarterly cash dividend made by Marriott in accordance with its existing dividend policy in an amount up to $0.25 per share of Marriott Common Stock for any such quarterly dividend, subject to periodic increases in such amount as determined by the Board of Directors of Marriott consistent with past practices and (II) dividends and distributions by a direct or indirect wholly owned subsidiary of Marriott to its direct or indirect parent, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (C) purchase, redeem or otherwise acquire any shares of capital stock of Marriott or any of its subsidiaries or any other securities thereof or any rights, warrants, options or stock appreciation rights to acquire any such shares or other securities (other than (I) the acquisition of shares from a holder of a Marriott equity award in satisfaction of withholding obligations or in payment of the exercise or reference price in accordance with the terms thereof as in effect on the date hereof or in connection with the forfeiture of any rights, options or stock appreciation rights granted under a Marriott Equity Plan and (II) repurchases of shares of capital stock of Marriott as determined by the Board of Directors of Marriott consistent with past practices or in connection with a structured Accelerated Share Repurchase program);

(ii) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities (other than (A) Marriott equity awards granted in the ordinary course of business consistent with past practice, (B) in connection with the settlement of equity compensation granted under the Marriott Benefit Plans as in effect on the date hereof and (C) as required by any Marriott Benefit Plan as in effect on the date hereof);

(iii) (A) other than in the ordinary course of business consistent with past practice, amend, renew, terminate or waive in any material respect any Marriott Material Contract except for amendments or renewals without adverse changes, additions or deletions of terms, or (B) enter into any new agreement or contract or other binding obligation of Marriott or its subsidiaries containing any provision of the type described in clause (iii) of the definition of Marriott Material Contracts or (C) enter into or renew, or amend in any material respect, any material outsourcing agreement, contract or arrangement;

(iv) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) acquire any hotel or any real property, whether through purchase, lease or otherwise, (B) enter into any joint venture, joint development or analogous transaction, (C) merge with or enter into a consolidation with or otherwise acquire any interest in any person or acquire a substantial portion of the assets or business of any person (or any division or line of business thereof), (D) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation, dissolution, consolidation, restructuring, recapitalization or any other reorganization, (E) otherwise acquire an interest in (including, through leases, subleases and licenses of real property) or invest to secure new management or franchise agreements with respect to (including, through key money, loans, guarantees and similar arrangements) any assets, or (F) enter into any new line of business, except (x) in the case of clauses (A), (B), (C) (but specifically excluding any merger or consolidation of Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub with any other person under clause (C)) and (E), (1) transactions involving only direct or indirect wholly owned subsidiaries of Marriott (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (2) guarantees permitted under Section 4.1(b)(vi) or (3) in one or more transactions with respect to which the aggregate key money does not exceed $150,000,000 and all other aggregate consideration (including loans and leases, and valuing leases for the purposes of this calculation at their net present value) does not exceed $100,000,000 and (y) in the case of clause (E), (1) acquisitions of supplies, materials, equipment and other tangible assets in the ordinary course of business consistent with past practice, (2) capital expenditures permitted to be made pursuant to clause (xi) of this Section 4.1(b) or (3) office leases in the ordinary course of business;

(v) except for transactions pursuant to definitive agreements in effect as of the date of this Agreement, (A) transfer, sell, lease, sublease, license, sublicense or otherwise dispose of any assets or properties of Marriott or any of its subsidiaries (other than immaterial assets or properties) or (B) mortgage or pledge any material assets or material properties of Marriott or any of its subsidiaries, or subject any such assets or properties to any other Lien (except Permitted Liens), other than, in the case of both clause (A) and clause (B), (1) in the ordinary course of business consistent with past practice, (2) assets and properties associated with discontinued operations or (3) sales or other dispositions in one or more transactions with respect to which the aggregate consideration does not exceed $300,000,000; provided in the case of clauses (1), (2) and (3), that (v) with respect to any hotel properties or joint ventures, Marriott receives or retains a long-term management agreement or franchise agreement on market terms consistent with past practices, (w) Marriott receives an amount that equals or exceeds the fair market value of such assets or properties, (x) Marriott does not engage in a sale and leaseback transaction, (y) Marriott does not issue guarantees or assurances against future performance or loss with an aggregate maximum funding exposure in excess of $50,000,000 and (z) at least 85% of the value of the aggregate consideration (disregarding any renovation commitments made by the acquiror and any hotel management agreement entered into in connection with such transaction) received by Marriott for all such hotel properties and joint ventures in the aggregate is received in cash;

(vi) create, incur or assume any indebtedness for borrowed money, or issue any debt securities or any right to acquire debt securities, assume, guarantee, endorse or otherwise become liable or responsible (whether, directly, contingently or otherwise) for the indebtedness of another person (including any hotel owner), enter into any agreement to maintain any financial statement condition of another person, enter into any arrangement having the economic effect of any of the foregoing, or enter into any other guarantees or assurances against future performance or loss, except (A) indebtedness incurred in the ordinary course of business and consistent with past practice under Marriott’s current borrowing agreements or any refinancing thereof; provided that any change of control repurchase rights of the holders of such refinanced indebtedness shall only become effective upon the occurrence of both a change of control of Starwood and a ratings agency downgrade of such indebtedness to below investment grade, (B) any inter-company indebtedness solely involving Marriott or its direct or indirect wholly owned subsidiaries (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), (C) as required by existing contracts entered into in the ordinary course of business, (D) indebtedness for borrowed money not to exceed $200,000,000 in aggregate principal amount outstanding at any time incurred by Marriott or any of its subsidiaries other than in accordance with clauses (A) through (C), (E) guarantees or assurances against future performance or loss with an aggregate maximum funding exposure not to exceed $50,000,000 (after taking into account any guarantees or assurances against future performance or loss entered into in connection with activities otherwise permitted pursuant to paragraph (iv) or (v) of this Section 4.1(b)) or (F) guarantees by Marriott of indebtedness of its subsidiaries (other than Marriott Corporate Merger Sub and Marriott LLC Merger Sub), which indebtedness is incurred in compliance with this Section 4.1(b)(vi);

(vii) waive, release, assign, settle or compromise any pending or threatened Action which (A) is material to the business of Marriott and its subsidiaries, taken as a whole, (B) otherwise involves the payment by Marriott of an amount in excess of $20,000,000 (excluding any amounts that may be paid under insurance policies), other than settlements or compromises of any pending or threatened Action reflected or reserved against in the balance sheet (or the notes thereto) of Marriott as of September 30, 2015 included in the Marriott Filed SEC Documents for an amount not materially in excess of the amount so reflected or reserved or (C) involves any admission of criminal wrongdoing;

(viii) except as required by any Marriott Benefit Plan in effect on the date of this Agreement or as required by Applicable Laws, (A) increase any compensation or benefit to, or enter into or amend any employment, change-in-control or severance agreement with, any director, officer or other employee, other than, with respect to employees who are not directors or officers at the level of Senior Vice President or above, increases in compensation or benefits in the ordinary course of business consistent with past practice, (B) grant any bonuses, other than performance-based bonuses in the ordinary course of business consistent with past practice, to any director, officer or other employee, (C) enter into or adopt any new material Marriott Benefit Plan (including any stock option, stock benefit or stock purchase plan) or amend or modify, in a manner that would materially increase costs to Marriott, any existing Marriott Benefit Plan or accelerate the vesting of any compensation (including options, restricted stock, restricted stock units, warrants, other shares of capital stock or rights of any kind to acquire any shares of capital stock or equity-based awards) for the benefit of any director, officer or other employee, (D) grant to any director, officer or other employee any right to receive, or pay to any director, officer or other employee, any severance, change-in-control, retention, termination or similar compensation or benefits or increases therein (other than the payment of cash severance or the provision of continued welfare benefits in the ordinary course of business consistent with past practice) or (E) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to be provided to any director, officer or other employee; provided, however, that each of Starwood and Marriott shall designate one or more persons to serve as point people for purposes of efficiently and expeditiously discussing and considering requests for consent or waivers under this Section and any such additional requests therefor made by Marriott;

(ix) change any of its financial or Tax accounting policies or procedures currently in effect, except (A) as required by GAAP, Regulation S-X of the Exchange Act, or a Governmental Entity or quasi-governmental authority (including the Financial Accounting Standards Board or any similar organization) or (B) as required by Applicable Law;

(x) other than foreign exchange rate swaps with respect to intercompany debt in the ordinary course of business consistent with past practice, enter into interest rate swaps, foreign exchange or commodity agreements and other similar hedging arrangements;

(xi) other than as necessary to maintain value and functionality of Marriott’s facilities (whether as a result of a casualty or otherwise and whether or not covered by insurance), make aggregate capital expenditures that are greater than 120% of the aggregate amount of Marriott’s budgeted capital expenditures set forth on Section 4.1(b)(xi) of the Marriott Disclosure Letter;

(xii) amend the Marriott Charter or the Marriott Bylaws or the organizational documents of Marriott Corporate Merger Sub or Marriott LLC Merger Sub (other than amendments to the organizational documents of Marriott Corporate Merger Sub or Marriott LLC Merger Sub as may be necessary effect the transactions contemplated by this Agreement) or adopt any stockholder rights plan, “poison pill” antitakeover plan or similar device that would apply to the Combination Transactions;

(xiii) enter into any transaction, contract, agreement, arrangement or understanding between Marriott or any of its subsidiaries, on the one hand, and any of Marriott’s affiliates (other than wholly owned subsidiaries of Marriott), on the other hand, that would be required to be disclosed by Marriott under Item 404 of Regulation S-K under the Securities Act; or

(xiv) authorize, or commit or agree to take, any of the foregoing actions.

(c) Control of Other Party’s Business. Nothing contained in this Agreement will give Marriott, directly or indirectly, the right to control Starwood or any of its subsidiaries or direct the business or operations of Starwood or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Nothing contained in this Agreement will give Starwood, directly or indirectly, the right to control Marriott or any of its subsidiaries or direct the business or operations of Marriott or any of its subsidiaries prior to the Initial Holdco Merger Effective Time. Prior to the Initial Holdco Merger Effective Time, each of Marriott and Starwood will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective subsidiaries. Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place Marriott or Starwood in violation of any rule, regulation or policy of any Governmental Entity or Applicable Law.

SECTION 4.2 No Solicitation by Starwood. (a) Each of Starwood and Holdco shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any investment banker, financial advisor, attorney, accountant or other representative (a “Representative”) retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Starwood Alternative Transaction or (ii) participate in any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.2), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Starwood Alternative Transaction; provided, however, that if, at any time prior to obtaining the Starwood Stockholder Approval, the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that did not result from a breach of this Section 4.2(a) constitutes or is reasonably likely to lead to a Starwood Superior Proposal, subject to compliance with Section 4.2(c), Starwood and its Representatives may (A) furnish information with respect to Starwood and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to Marriott or is provided to Marriott prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the confidentiality agreement, dated July 15, 2015, entered into between Starwood and Marriott (the “Confidentiality Agreement”) (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding a Starwood Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Starwood Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Marriott and its subsidiaries (including Marriott Corporate Merger Sub and Marriott LLC Merger Sub) (a “Starwood Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding shares of Starwood Common Stock or Holdco Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Starwood or Holdco, including pursuant to a stock purchase, merger, consolidation, share exchange or similar transaction involving Starwood, Holdco or any of their respective subsidiaries, (ii) any transaction pursuant to which any Starwood Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Starwood or Holdco and any entity surviving any merger or combination including any of them) of Starwood, Holdco or any of their respective subsidiaries representing 25% or more of the consolidated revenues, net income or assets of Starwood (or, following the Starwood Merger, Holdco) and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of Starwood (or, following the Starwood Merger, Holdco) and its subsidiaries, taken as a whole; provided that the Venus-ILG Transaction, the Spin-Off or any other transaction or series of transactions related solely to the assets, capital stock or business of Venus shall not be deemed a Starwood Alternative Transaction.

(b) Except as permitted by this Section 4.2(b), neither the Board of Directors of Starwood nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Marriott, the approval or recommendation by such Board of Directors or such committee of the Starwood Merger, the Initial Holdco Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Starwood Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Starwood Adverse Recommendation Change”) or (iii) cause or permit Starwood, Holdco or any of their respective controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement providing for any Starwood Alternative Transaction (other than a confidentiality agreement referred to in Section 4.2(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Starwood Stockholder Approval, the Board of Directors of Starwood determines in good faith, after it has received a Starwood Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under Applicable Law, the Board of Directors of Starwood may (subject to this and the following sentences) (A) effect a Starwood Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such Starwood Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(b)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following Marriott’s receipt of written notice from Starwood advising Marriott that the Board of Directors of Starwood has received a Starwood Superior Proposal specifying the material terms and conditions of such Starwood Superior Proposal, identifying the person making such Starwood Superior Proposal and stating that it intends to make a Starwood Adverse Recommendation Change or terminate this Agreement and (y) Starwood has negotiated in good faith with Marriott during such five business day period (to the extent

Marriott desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Marriott in response to the Starwood Superior Proposal and (ii) following the Board of Directors of Starwood having taken into account any changes to the terms of this Agreement proposed by Marriott and any other information provided by Marriott in response to such notice; provided that in the event of a subsequent modification to the material terms and conditions of such Starwood Superior Proposal, a new notice shall be delivered and a period of negotiation commenced, which period shall be three business days. For purposes of this Agreement, a “Starwood Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Starwood Third Party to enter into a Starwood Alternative Transaction (with all references to 25% in the definition of Starwood Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.2(a), (2) is on terms that the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to Starwood’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Marriott) and (3) that the Board of Directors of Starwood determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Starwood Stockholder Approval, if the Board of Directors of Starwood determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its duties under Applicable Law, the Board of Directors of Starwood may effect a Starwood Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following Marriott’s receipt of written notice from Starwood advising Marriott of all material information with respect to such Intervening Event and stating that it intends to make a Starwood Adverse Recommendation Change and providing a full description of its rationale therefor and (y) Starwood has negotiated in good faith with Marriott during such five business day period (to the extent Marriott desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Marriott in response to the Intervening Event and (ii) following the Board of Directors of Starwood having taken into account any changes to the terms of this Agreement proposed by Marriott and any other information provided by Marriott in response to such notice. “Intervening Event” means a material event or circumstance that was not known by the Board of Directors of Marriott or Starwood, as applicable, on the date of this Agreement (or if known, the consequences of which were not known by such Board of Directors as of the date of this Agreement), which event or circumstance, or any consequence thereof, becomes known by the Board of Directors of such party prior to the time such party receives the Starwood Stockholder Approval or the Marriott Stockholder Approval, as applicable; provided, however, that in no event shall any change, event or condition that relates to an inquiry or proposal, the consummation of which would constitute a Starwood Alternative Transaction or a Marriott Alternative Transaction, as applicable, constitute an Intervening Event.

(c) In addition to the obligations of Starwood set forth in Section 4.2(a) and Section 4.2(b), Starwood shall promptly, and in any event within 24 hours of receipt thereof, advise Marriott orally and in writing if Starwood or any of its subsidiaries or their Representatives receives any proposal relating to a Starwood Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and Starwood shall keep Marriott reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto).

(d) Nothing contained in this Section 4.2 shall prohibit Starwood from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Starwood Adverse Recommendation Change shall be subject to the provisions of Section 4.2(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a Starwood Adverse Recommendation Change).

SECTION 4.3 No Solicitation by Marriott. (a) Marriott shall not, shall not authorize or permit any of its controlled affiliates or any of its or their officers, directors or employees to, and shall use its reasonable best efforts to cause any Representative retained by it or any of its controlled affiliates not to, directly or indirectly through another person, (i) solicit, initiate or knowingly encourage any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Marriott Alternative Transaction or (ii) participate in any discussions or negotiations with any person (except to notify such person of the existence of the provisions of this Section 4.3), with respect to any inquiries regarding, or the making of, any proposal the consummation of which would constitute a Marriott Alternative Transaction; provided, however, that if, at any time prior to obtaining the Marriott Stockholder Approval, the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that any such proposal that that did not result from a breach of this Section 4.3(a) constitutes or is reasonably likely to lead to a Marriott Superior Proposal, subject to compliance with Section 4.3(c), Marriott and its Representatives may (A) furnish information with respect to Marriott and its subsidiaries to the person making such proposal (and its Representatives and financing sources) (provided that any such information that is nonpublic has previously been provided to Starwood or is provided to Starwood prior to or substantially concurrent with the time it is provided to such person) pursuant to a customary confidentiality agreement containing terms as to confidentiality and non-use generally no less restrictive than the terms of the Confidentiality Agreement (for the avoidance of doubt, any such confidentiality agreement need not include explicit or implicit standstill restrictions or otherwise restrict the making, amending or modifying of a proposal regarding a Marriott Alternative Transaction) and (B) participate in discussions or negotiations with the person making such proposal (and its Representatives and financing sources). For purposes of this Agreement, “Marriott Alternative Transaction” means any of (i) a transaction or series of transactions pursuant to which any person (or group of persons) other than Starwood and its subsidiaries (including Holdco and Starwood Merger Sub) (a “Marriott Third Party”), acquires or would acquire, directly or indirectly, beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the outstanding shares of Marriott Common Stock or securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 25% or more of the voting power of Marriott, including pursuant to a stock purchase, merger, consolidation, share exchange or similar transaction involving Marriott or any of its subsidiaries, (ii) any transaction pursuant to which any Marriott Third Party acquires or would acquire, directly or indirectly, control of assets (including for this purpose the outstanding equity securities of subsidiaries of Marriott and any entity surviving any merger or combination including any of them) of Marriott or any of its subsidiaries representing 25% or more of the consolidated revenues, net income or assets of Marriott and its subsidiaries taken as a whole or (iii) any disposition of assets representing 25% or more of the consolidated revenues, net income or assets of Marriott and its subsidiaries, taken as a whole.

(b) Except as permitted by this Section 4.3(b), neither the Board of Directors of Marriott nor any committee thereof shall (i) withdraw, qualify or modify, or propose publicly to withdraw, qualify or modify, in a manner adverse to Starwood, the approval or recommendation by such Board of Directors or such committee of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger, (ii) approve or recommend, or propose publicly to approve or recommend, any Marriott Alternative Transaction (any action in clause (i) or this clause (ii) being referred to as a “Marriott Adverse Recommendation Change”) or (iii) cause or permit Marriott or any of its controlled affiliates to enter into any letter of intent, agreement in principle, term sheet, acquisition agreement or other agreement providing for any Marriott Alternative Transaction (other than a confidentiality agreement referred to in Section 4.3(a)). Notwithstanding the foregoing, in the event that prior to obtaining the Marriott Stockholder Approval, the Board of Directors of Marriott determines in good faith, after it has received a Marriott Superior Proposal (and after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be inconsistent with its duties under Applicable Law, the Board of Directors of Marriott may (subject to this and the following sentences) (A) effect a Marriott Adverse Recommendation Change or (B) terminate this Agreement in order to enter into a definitive agreement providing for such Marriott Superior Proposal (subject to the satisfaction of its obligations under Section 7.2(c)), but in the case of each of clauses (A) and (B), only (i) at a time that is after (x) the fifth business day following Starwood’s receipt of written notice from Marriott advising Starwood that the Board of Directors of Marriott has received a Marriott Superior Proposal specifying the material terms and conditions of such Marriott Superior Proposal, identifying the person making such Marriott Superior Proposal and stating that it intends to make a Marriott Adverse Recommendation Change or terminate this Agreement and (y) Marriott has negotiated in good faith with Starwood during such five business day period (to the extent Starwood desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Starwood in response to the Marriott Superior Proposal and (ii) following the Board of Directors of Marriott having taken into account any changes to the terms of this Agreement proposed by Starwood and any other information provided by Starwood in response to such notice; provided that in the event of a subsequent modification to the material terms and conditions of such Marriott Superior Proposal, a new notice shall be delivered and a period of negotiation commenced, which period shall be three business days. For purposes of this Agreement, a “Marriott Superior Proposal” means any bona fide written proposal (on its most recently amended or modified terms, if amended or modified) made by a Marriott Third Party to enter into a Marriott Alternative Transaction (with all references to 25% in the definition of Marriott Alternative Transaction being treated as references to 50% for these purposes) that (1) did not result from a breach of Section 4.3(a), (2) is on terms that the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be more favorable from a financial point of view to Marriott’s stockholders than the transactions contemplated by this Agreement, taking into account all relevant factors (including any changes to this Agreement that may be proposed by Starwood) and (3) that the Board of Directors of Marriott determines in good faith is reasonably likely to be completed, taking into account all financial, regulatory, legal and other aspects of such proposal. In addition, notwithstanding anything in this Agreement to the contrary, at any time prior to the receipt of the Marriott Stockholder Approval, if the Board of Directors of Marriott determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that the failure to do so would be reasonably likely to be inconsistent with its duties under Applicable Law, the Board of Directors of Marriott may effect a Marriott Adverse Recommendation Change in response to an Intervening Event, but only (i) at a time that is after (x) the fifth business day following Starwood’s receipt of written notice from Marriott advising Starwood of all material information with respect to such Intervening Event and stating that it intends to make a Marriott Adverse Recommendation Change and providing a full description of its rationale therefor and (y) Marriott has negotiated in good faith with Starwood during such five business day period (to the extent Starwood desires to negotiate) with respect to any revisions to the terms of the transactions contemplated by this Agreement proposed by Starwood in response to the Intervening Event and (ii) following the Board of Directors of Marriott having taken into account any changes to the terms of this Agreement proposed by Starwood and any other information provided by Starwood in response to such notice.

(c) In addition to the obligations of Marriott set forth in Section 4.3(a) and Section 4.3(b), Marriott shall promptly, and in any event within 24 hours of receipt thereof, advise Starwood orally and in writing if Marriott or any of its subsidiaries or their Representatives receives any proposal relating to a Marriott Alternative Transaction, which notice shall include a copy of the proposal and the identity of the person making such proposal, and Marriott shall keep Starwood reasonably informed of the status of any such proposal (including any material changes, modifications or amendments thereto).

(d) Nothing contained in this Section 4.3 shall prohibit Marriott from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act pending disclosure of its position thereunder; provided, however, that any such disclosure or statement that constitutes or contains a Marriott Adverse Recommendation Change shall be subject to the provisions of Section 4.3(b) (it being understood, for the avoidance of doubt, that a disclosure that constitutes only a “stop, look and listen” statement or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act shall not in and of itself be deemed to be a Marriott Adverse Recommendation Change).

ARTICLE V

ADDITIONAL AGREEMENTS

SECTION 5.1 Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings. (a) As soon as practicable following the date of this Agreement, Starwood and Marriott shall prepare, and Marriott shall file with the SEC, the Form S-4, in which the Joint Proxy Statement shall be included as a prospectus. Each of Starwood and Marriott shall use reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing. Starwood and Marriott shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Form S-4 or the Joint Proxy Statement received from the SEC. Marriott shall provide Starwood with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and with a copy of all such filings made with the SEC. Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Starwood and Marriott, which approval shall not be unreasonably withheld, conditioned or delayed; provided that with respect to documents filed by a party that are incorporated by reference in the Form S-4 or Joint Proxy Statement, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations, or the combined entity; and provided further, that this approval right shall not apply with respect to information relating to a Starwood Adverse Recommendation Change or a Marriott Adverse Recommendation Change. Starwood shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Starwood’s stockholders, and Marriott shall use reasonable best efforts to cause the Joint Proxy Statement to be mailed to Marriott’s stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. Marriott shall advise Starwood promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, or any request by the SEC for amendment of the Joint Proxy Statement or the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to the Initial Holdco Merger Effective Time any information relating to Starwood, Marriott or any of their respective affiliates, officers or directors, should be discovered by Starwood or Marriott that should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Starwood and Marriott.

(b) Starwood shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Starwood Stockholders Meeting”) in accordance with the MGCL solely for the purpose of obtaining the Starwood Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.2(b), through its Board of Directors, recommend to its stockholders the approval of the Starwood Merger and the Initial Holdco Merger. Starwood may only postpone or adjourn the Starwood Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Starwood Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Starwood has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Starwood prior to the Starwood Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of Starwood makes a Starwood Adverse Recommendation Change, Starwood nevertheless shall submit this Agreement to the holders of shares of Starwood Common Stock for the purpose of obtaining the Starwood Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Starwood Stockholders Meeting. Starwood shall permit Marriott and its Representatives to attend the Starwood Stockholders Meeting.

(c) Marriott shall, as promptly as practicable after the Form S-4 is declared effective under the Securities Act, duly give notice of, convene and hold a meeting of its stockholders (the “Marriott Stockholders Meeting”) in accordance with the DGCL solely for the purpose of obtaining the Marriott Stockholder Approval and, if applicable, any approvals related thereto including the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith, and shall, subject to the provisions of Section 4.3(b), through its Board of Directors, recommend to its stockholders the approval of the issuance of shares of Marriott Common Stock in the Initial Holdco Merger. Marriott may only postpone or adjourn the Marriott Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the Marriott Stockholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Marriott has determined after consultation with outside legal counsel is reasonably likely to be required under Applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by stockholders of Marriott prior to the Marriott Stockholders Meeting. In the event that subsequent to the date of this Agreement, the Board of Directors of Marriott makes a Marriott Adverse Recommendation Change, Marriott nevertheless shall submit this Agreement to the holders of shares of Marriott Common Stock for the purpose of obtaining the Marriott Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Marriott Stockholders Meeting. Marriott shall permit Starwood and its Representatives to attend the Marriott Stockholders Meeting.

(d) Starwood and Marriott shall use reasonable best efforts to hold the Starwood Stockholders Meeting and the Marriott Stockholders Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

SECTION 5.2 Access to Information; Confidentiality. Subject to the Confidentiality Agreement and subject to Applicable Law, upon reasonable notice, each of Starwood and Marriott shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees and Representatives of such other party, reasonable access, during normal business hours during the period from the date of this Agreement to the Initial Holdco Merger Effective Time, to all their respective properties, books, contracts, commitments, personnel and records (provided that such access shall not unreasonably interfere with the business or operations of such party), and during such period, each of Starwood and Marriott shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party all information concerning its business, properties and personnel as such other party may reasonably request. Neither party nor any of its subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would (i) breach any agreement with any third party (provided that such party shall use reasonable best efforts to obtain the consent of the third party to such disclosure), (ii) constitute a waiver of or jeopardize the attorney-client or other privilege held by such party or its subsidiaries or (iii) otherwise violate any Applicable Laws. No review pursuant to this Section 5.2 shall affect any representation or warranty given by the other party hereto. Each of Starwood and Marriott shall hold, and shall cause its respective affiliates, officers, employees and Representatives to hold, any nonpublic information in accordance with the terms of the Confidentiality Agreement.

SECTION 5.3 Reasonable Best Efforts. (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Combination Transactions and the other transactions contemplated by this Agreement, including using reasonable best efforts for (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities, including any required action or non-action under the Antitrust Laws (the “Required Consents”) prior to the Initial Holdco Merger Effective Time, and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain a Required Consent from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement. In furtherance and not in limitation of the foregoing, each party hereto agrees to make (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) appropriate filings, if any are required, pursuant to foreign Antitrust Laws as promptly as practicable and (iii) all other necessary filings with other Governmental Entities relating to the Combination Transactions, and, in each case, to supply as promptly as practicable any additional information and documentary material that may be formally or informally requested pursuant to the Antitrust Laws or by such authorities and to use reasonable best efforts to cause the expiration or termination of any applicable waiting periods under the Antitrust Laws and the receipt of the Required Consents as soon as practicable. Notwithstanding anything to the contrary in this Agreement, neither Starwood nor Marriott shall be required pursuant to any Antitrust Laws to hold separate (including by trust or otherwise) or divest any of its businesses or assets or enter into any consent decree or other agreement that would restrict it in the conduct of its business as heretofore conducted if such actions, either by themselves or taken together, would reasonably be expected to cause greater than $700 million in lost value to Marriott and its subsidiaries and Starwood and its subsidiaries, taken as a whole. Lost value for purposes of this analysis shall consist of:

(A) any one time out-of-pocket costs that Marriott and its subsidiaries or Starwood and its subsidiaries would incur, if any, to effect a divestment or other required disposition (whether by termination of management or franchise agreement or otherwise) of hotels, whether open or pipeline, by Marriott and its subsidiaries or Starwood and its subsidiaries;

(B) the net present value of the reasonably expected future fee stream of the management or franchise contract associated with any hotel described in clause (A) from the date of the applicable divestiture or disposition through the earliest date such contract could be terminated due to scheduled expiration of the term of such contract, but taking into account any specified term extension where either Marriott or Starwood has the unconditional right to extend (which net present value calculation shall take into account the reasonably expected future selling, general and administrative expenses associated with such contract), using a discount rate equal to Marriott’s weighted average cost of capital as reasonably agreed by Marriott and Starwood; and

(C) a multiple of 12 times the amount of EBITDA earned from owned, leased or joint venture hotels that would be required to be divested or otherwise disposed of by Marriott and its subsidiaries or Starwood and its subsidiaries, if any (using EBITDA for 2015 for opened hotels, and projected EBITDA for the third full year of operations for pipeline hotels or hotels that were not open for all of 2015);

in each of clauses (A) through (C), without duplication, less the proceeds received, or reasonably expected to be received, by Marriott and its subsidiaries and Starwood and its subsidiaries in connection with any such divesture or other disposition. For purposes of this Section 5.3, “EBITDA” shall mean earnings before interest expense, taxes, depreciation and amortization, each as determined in accordance with GAAP, consistently applied, with such other adjustments as may be mutually agreed by Marriott and Starwood, and shall include an appropriate allocation for third-party market-level management fees.

(b) Each of the parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party, hereto in connection with proceedings under or relating to any Antitrust Law. Each of the parties shall (i) promptly notify the other party of any communication received by that party from, or given by it to, any Governmental Entity and, subject to Applicable Law, permit the other party to review in advance any proposed communication to any such Governmental Entity and incorporate the other party’s reasonable comments, (ii) not agree to participate in any meeting or substantive discussion with any such Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the Combination Transactions unless, to the extent reasonably practicable, it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and (iii) furnish the other party with copies of all correspondence, filings and written communications between them and their affiliates and their respective officers, directors, employees and Representatives, on one hand, and any such Governmental Entity or its respective staff on the other hand, with respect to this Agreement and the Combination Transactions, provided that materials furnished pursuant to this Section 5.3(b) may be redacted as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

SECTION 5.4 Indemnification, Exculpation and Insurance. (a) From and after the Initial Holdco Merger Effective Time, Marriott shall indemnify and hold harmless each individual who is as of the date of this Agreement, or who becomes prior to the Initial Holdco Merger Effective Time, a director or officer of Starwood or any of its subsidiaries or who is as of the date of this Agreement, or who thereafter commences prior to the Initial Holdco Merger Effective Time, serving at the request of Starwood, as applicable, or any of its subsidiaries as a director or officer of another person (the “Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, inquiries, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including with respect to matters existing or occurring at or prior to the Initial Holdco Merger Effective Time (including this Agreement and the transactions and actions contemplated hereby)), arising out of or pertaining to the fact that the Indemnified Party is or was an officer or director of Starwood or any of its subsidiaries or is or was serving at the request of Starwood or any of its subsidiaries as a director or officer of another person or in respect of any acts or omissions in their capacities as such directors or officers occurring prior to the Initial Holdco Merger Effective Time, whether asserted or claimed prior to, at or after the Initial Holdco Merger Effective Time, to the same extent as such Indemnified Parties are indemnified as of the date of this Agreement by Starwood pursuant to the Starwood Charter, the Starwood By-laws or the governing organizational documents of any subsidiary of Starwood, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter. In the event of any such claim, action, suit or proceeding, (i) each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit or proceeding from Marriott to the same extent as such Indemnified Parties are entitled to advance of expenses as of the date of this Agreement by Starwood pursuant to the Starwood Charter, the Starwood By-laws or the governing or organizational documents of any subsidiary of Starwood, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter; provided that any person to whom expenses are advanced provides an undertaking, if and only to the extent required by Applicable Law, the Starwood Charter or the Starwood By-laws or the governing or organizational documents of any Starwood subsidiary, as applicable, and any indemnification agreements with directors and officers of Starwood in existence as of the date of this Agreement and listed in Section 5.4(a) of the Starwood Disclosure Letter, to repay such advances if it is ultimately determined that such person is not entitled to indemnification and (ii) Marriott shall, and shall cause its subsidiaries to, cooperate in the defense of any such matter. In the event that Marriott, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, Marriott or the Surviving Corporation, as applicable, shall cause proper provision to be made so that the successors and assigns of Marriott or the Surviving Corporation, as applicable, assume the obligations set forth in this Section 5.4.

(b) For a period of six years from and after the Closing Date, Marriott shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by Starwood or any of its subsidiaries or provide substitute polices for not less than the existing coverage and have other terms not less favorable to the insured persons with respect to claims arising from facts or events that occurred on or before the Initial Holdco Merger Effective Time, except that in no event shall Marriott be required to pay with respect to such insurance policies (or substitute insurance policies) of Starwood in respect of any one policy year more than 300% of the annual premium payable by Starwood for such insurance for the year ending December 31, 2015 (the “Annual D&O Cap”), and if Marriott is unable to obtain the insurance required by this Section 5.4 for any year within such six-year period, it shall obtain as much comparable insurance as possible for such year for an annual premium equal to the Annual D&O Cap; provided that in lieu of the foregoing, Starwood may obtain at or prior to the Initial Holdco Merger Effective Time a six-year “tail” policy under Starwood’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that is not in excess of the maximum aggregate amount otherwise payable for such six-year period under this Section 5.4(b).

(c) The provisions of this Section 5.4 (i) shall survive consummation of the Combination Transactions, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified or insured party (including the Indemnified Parties), his or her heirs and his or her representatives, and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

SECTION 5.5 Fees and Expenses. Except as set forth in this Section 5.5 and in Section 7.2, all fees and expenses incurred in connection with the Combination Transactions, this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Combination Transactions are consummated, except that each of Marriott and Starwood shall bear and pay one-half of the costs and expenses (other than the fees and expenses of each party’s attorneys and accountants, which shall be borne by the party incurring such expenses) incurred by the parties hereto in connection with (i) the filing, printing and mailing of the Form S-4 and the Joint Proxy Statement (including SEC filing fees) and (ii) the filings of the pre-merger notification and report forms under the HSR Act and similar laws of other jurisdictions (including filing fees).

SECTION 5.6 Public Announcements. Starwood, Holdco and Starwood Merger Sub, on the one hand, and Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub, on the other hand, shall consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other, such consent not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) any such press release or public statement as may be required by Applicable Law or any listing agreement with any national securities exchange may be issued prior to such consultation if the party making the release or statement has used its commercially reasonable efforts to consult with the other party, (b) a party may issue a press release or make a public statement that is consistent with prior press releases issued or public statements made in compliance with the first sentence of this Section 5.6 without such consultation and (c) the first sentence of this Section 5.6 shall not apply with respect to communications relating to a Starwood Adverse Recommendation Change, a Marriott Adverse Recommendation Change or any proposal for a Starwood Alternative Transaction or Marriott Alternative Transaction.

SECTION 5.7 NASDAQ Listing. Marriott shall use reasonable best efforts to cause the Marriott Common Stock issuable under Article II to be approved for listing on NASDAQ, subject to official notice of issuance, as promptly as practicable after the date of this Agreement, and in any event prior to the Closing Date.

SECTION 5.8 Tax Treatment. (a) Each of the parties hereto shall use reasonable best efforts to cause the Combination Transactions to qualify for the Intended Tax Treatment, including considering and negotiating in good faith such amendments to this Agreement as may reasonably be required in order to obtain such qualification (it being understood that no party shall be required to agree to any such amendment). The parties shall report the Combination Transactions and the other transactions contemplated by this Agreement, including for U.S. Federal income Tax purposes, in a manner consistent with such qualification. No party shall take any action, or allow any affiliate to take any action, that would reasonably be expected to prevent any of the foregoing.

(b) Each of the parties hereto shall use reasonable best efforts to cause the delivery of the opinion of counsel referred to in Section 6.3(d), including by causing its officers to execute and deliver to counsel letters of representation customary for transactions of this type at such time or times as counsel may reasonably request, including at the Closing. The parties shall use reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which inaction would cause to be untrue) any of the representations included in the letters of representation described in this Section 5.8(b).

SECTION 5.9 Takeover Statutes. If any antitakeover or similar statute or regulation is or may become applicable to the transactions contemplated by this Agreement, each of the parties hereto and its respective Board of Directors shall (i) grant such approvals and take all such actions as are legally permissible so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated hereby and (ii) otherwise act to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby.

SECTION 5.10 Employee Benefits. (a) For a period of one year following the Closing, Marriott shall provide, or cause to be provided, to each employee of Starwood and its subsidiaries who continues to be employed by Marriott and its subsidiaries, compensation and benefits that are no less favorable in the aggregate than the compensation and benefits provided to each such employee prior to the Closing. In addition, Marriott shall provide, or cause to be provided, to each employee of Starwood and its subsidiaries who is terminated on or prior to the first anniversary of the Closing with severance benefits that are no less favorable than the severance benefits provided to each such employee prior to the Closing. This Section 5.10(a) shall not apply to collectively bargained employees, the terms and conditions of whose employment shall be determined by the applicable collective bargaining agreement as in effect from time-to-time.

(b) From and after the Initial Holdco Merger Effective Time, Marriott shall cause to be honored all Starwood Benefit Plans in accordance with the terms thereof. For all purposes under each employee benefit plan of Marriott and its affiliates providing benefits to any current or former employee of Starwood or any of their respective affiliates after the Initial Holdco Merger Effective Time (the “New Plans”), and subject to Applicable Law and obligations under applicable collective bargaining or similar agreements, each employee shall be credited with his or her years of service with Starwood or any of their respective affiliates, as the case may be, before the Initial Holdco Merger Effective Time, to the same extent as such employee was entitled, before the Initial Holdco Merger Effective Time, to credit for such service under any Starwood Benefit Plan of the same type, as applicable, except to the extent such credit would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, and subject to Applicable Law and obligations under applicable collective bargaining or similar agreements: (i) each employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans which are welfare benefit plans to the extent coverage under such New Plan replaces coverage under a Starwood Benefit Plan of the same type, as applicable, in which such employee participated immediately before the Initial Holdco Merger Effective Time (such plans, collectively, the “Old Plans”); and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical or vision benefits to any employee, Marriott shall cause all pre-existing condition exclusions and actively-at-work requirements of such New Plan to be waived for such employee and his or her covered dependents, and Marriott shall cause any eligible expenses incurred by such employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such employee’s participation in the corresponding New Plan begins to be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.

(c) Marriott and Starwood hereby acknowledge that a “change in control” (or similar phrase) within the meaning of any Starwood Benefit Plan will occur at the Initial Holdco Merger Effective Time.

(d) Nothing contained in this Section 5.10 shall (i) be construed to establish, amend, or modify any benefit or compensation plan, program, agreement, contract, policy or arrangement, (ii) limit the ability of Marriott or

Starwood or any of their subsidiaries or affiliates to amend, modify or terminate any benefit or compensation plan, program, agreement, contract, policy or arrangement at any time assumed, established, sponsored or maintained by any of them, (iii) create any third-party beneficiary rights or obligations in any person (including any employee) other than the parties to this Agreement or any right to employment or continued employment or to a particular term or condition of employment with Marriott or Starwood or any of their subsidiaries, or any of their respective affiliates or (iv) limit the right of Marriott or Starwood (or any of their subsidiaries) to terminate the employment or service of any employee or other service provider following the Closing Date at any time and for any or no reason.

SECTION 5.11 Board of Directors of Marriott. Prior to the Initial Holdco Merger Effective Time, Marriott shall take all action necessary to cause the Board of Directors of Marriott, as of the Initial Holdco Merger Effective Time, to be increased by three directors and to cause the persons mutually agreed by Starwood and Marriott from the current directors of Starwood as of the date of this Agreement to be appointed to the Board of Directors of Marriott.

SECTION 5.12 Section 16(b). Marriott and Starwood shall each take all such steps as are reasonably necessary to cause the transactions contemplated by this Agreement and any other dispositions of equity securities of Starwood (including derivative securities) or acquisitions of equity securities of Marriott (including derivative securities) in connection herewith by any individual who (a) is a director or officer of Starwood or (b) at the Initial Holdco Merger Effective Time, will become a director or officer of Marriott, in each case to be exempt under Rule 16b-3 promulgated under the Exchange Act.

SECTION 5.13 Venus-ILG Transaction. (a) Subject to Section 5.13(a) of the Starwood Disclosure Letter, neither Starwood nor any of its affiliates shall agree to any amendment, replacement, or other modification of, or waive any of its rights under, any Venus Document, without the consent of Marriott (which consent shall not be unreasonably withheld or delayed if such amendment, replacement or waiver does not result in the modification of any of the commercial terms that will govern the continuing commercial relationship between Starwood and Venus following the consummation of the Venus-ILG Transaction as reflected in the Venus Documents as in effect on the date hereof, such as economics, intellectual property rights, exclusivity provisions, usage limitations, platform usage, systems, customer data, loyalty program benefits and other similar terms); provided that Marriott shall not have the right to consent or object to the finalization of agreements and other documents as contemplated by the Venus Documents in effect as of the date hereof (provided, that Marriott shall have a right to review all such documents prior to their finalization) so long as the terms of such finalized agreements and documents are not inconsistent with the terms of the Venus Documents as in effect as of the date hereof. Upon any such amendment, replacement, supplement, modification or waiver of the Venus Documents in accordance with this Section 5.13(a), the term “Venus Documents” shall mean the Venus Documents, as so amended, replaced, supplemented, modified or waived, and Starwood shall provide Marriott with copies of such amended, replaced, supplemented, modified or waived Venus Document.

(b) Starwood shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the Venus-ILG Transaction as promptly as practicable on the terms and conditions described in the Venus Documents including using its reasonable best efforts to (i) comply with all of its covenants and agreements set forth in the Venus Documents in accordance with the terms and subject to the conditions thereof (including any covenants and agreements related to obtaining (or providing ILG with assistance and cooperation in its efforts to obtain) the affirmative vote of the shareholders of ILG with respect to the Venus-ILG Transaction) and (ii) satisfy on a timely basis all conditions precedent to the Venus-ILG Transaction as set forth in the Venus Documents. Starwood shall keep Marriott reasonably informed of the status of its efforts to consummate the Venus-ILG Transaction, including by providing copies of material notices, filings, documents and agreements as promptly as reasonably practicable after they become available, and, upon the reasonable request of Marriott, otherwise being reasonably available for discussion of the status of any matters related to the Venus-ILG Transaction. Starwood shall give Marriott prompt written notice of (A) any material breach or purported material breach by any party of any term or condition of the

Venus Documents of which Starwood becomes aware or (B) any termination or threatened (in writing) termination of the Venus Separation Agreement or the Venus Merger Agreement.

(c) Notwithstanding anything contained herein to the contrary, and without limiting in any respect Starwood’s obligations to use reasonable best efforts to consummate the Venus-ILG Transaction pursuant to Section 5.13(b), in the event the Venus Merger Agreement is terminated or Starwood otherwise fails to consummate the Venus-ILG Transaction for any reason, Starwood shall use its reasonable best efforts to take all actions, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the Spin-Off, in the most expeditious manner practicable, whether pursuant to a transaction with another third party (whether or not such transaction is structured in a substantially similar manner to the Venus-ILG Transaction) or otherwise pursuant to a distribution or exchange of capital stock of Venus to the stockholders of Starwood (an “Alternate Venus Disposition Transaction”), with the form of Alternate Venus Disposition Transaction being determined by Starwood; provided that Marriott shall have the right to consent to the terms of any such Alternate Venus Disposition Transaction that do not relate solely to the differing structural nature of the Alternate Venus Disposition Transaction as compared to the Venus-ILG Transaction (which consent shall not be unreasonably withheld or delayed with respect to terms that do not result in any amendment or modification of the commercial terms (such as economics, intellectual property rights, exclusivity provisions, usage limitations, platform usage, systems, customer data, loyalty program benefits and other similar terms and, other than in an Alternate Venus Disposition Transaction that is structured as a sale of Venus for cash, terms regarding Taxes, which terms are of the type covered by the Form of Tax Matters Agreement Exhibit to the Venus Separation Agreement) governing the continuing commercial relationship between Starwood and Venus (or any entity that acquires or merges, consolidates or combines with Venus in connection with such transaction). Notwithstanding the foregoing, (i) Marriott shall not have the right to consent or object to the purchase price payable to Starwood in connection with any Alternate Venus Disposition Transaction that is structured as a sale of Venus for cash and, in the event of any such transaction, Starwood may dividend or distribute to the holders of Starwood Common Stock prior to the Closing the net after-tax proceeds received by Starwood from such transaction (calculated net of costs and expenses, and net of liabilities for Taxes as mutually determined by Starwood and Venus), (ii) Marriott shall not have the right to consent or object to the identity of the counterparty or counterparties in any Alternate Venus Disposition Transaction and (iii) Marriott may not withhold its consent solely because any Alternate Venus Disposition Transaction would result in the incurrence of corporate-level Tax in an amount equal to the amount of Tax that would be incurred by Starwood as a result of the Venus-ILG Transaction without the application of Section 355(c) of the Code; provided that such Alternate Venus Disposition Transaction (other than a sale of Venus for cash) requires that Starwood is entitled to compensation for any associated tax benefit in a manner consistent with and substantially similar to the tax benefit payment provided for in the Venus-ILG Transaction as set forth in Section 4.06 of the “Form Tax Matters Agreement Exhibit” to the Venus Separation Agreement. In connection therewith, Starwood shall use reasonable best efforts to (i) obtain all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities in order to consummate the Spin-Off, and make all necessary registrations and filings and take all steps as may be necessary to obtain any such waiver, consent or approval from, or to avoid an action or proceeding by, any Governmental Entity, (ii) obtain all necessary consents, approvals or waivers, and any necessary or appropriate financing arrangements, from third parties and (iii) execute and deliver any additional instruments, documents or agreements necessary to consummate the Spin-Off.

(d) Marriott shall comply with the terms of Section 5.13(d) of the Starwood Disclosure Letter.

SECTION 5.14 Coordination of Quarterly Dividends. Starwood and Marriott shall each coordinate their record and payment dates for their regular quarterly dividends to ensure that (a) with respect to the calendar quarter immediately preceding the calendar quarter in which the Closing Date occurs, (i) Starwood stockholders shall receive a regular quarterly dividend from Starwood with respect to such quarter, and (ii) Marriott stockholders shall receive a regular quarterly dividend from Marriott with respect to such quarter, and (b) with respect to the calendar quarter in which the Closing Date occurs, (i) Starwood does not declare or pay a regular quarterly dividend with respect to such quarter, and (ii) the stockholders of Marriott, after giving effect to the

Initial Holdco Merger, receive a regular quarterly dividend from Marriott with respect to such quarter (it being understood that Marriott shall not set a record date for such dividend prior to the Initial Holdco Merger Effective Time).

ARTICLE VI

CONDITIONS PRECEDENT

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Combination Transactions. The respective obligation of each party to effect the Combination Transactions is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approvals. Each of the Starwood Stockholder Approval and the Marriott Stockholder Approval shall have been obtained.

(b) HSR Act. The waiting period (and any extension thereof) applicable to the Combination Transactions under the HSR Act shall have been terminated or shall have expired.

(c) Other Approvals. The authorization, consents, orders or approvals of, or declarations or filings with, and the expirations of the waiting periods required from, any Governmental Entity pursuant to any Antitrust Laws required in connection with the Combination Transactions shall have been filed, have occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods, together with the matters contemplated by Section 6.1(b), the “Requisite Regulatory Approvals”).

(d) No Injunctions or Restraints. No judgment, order, decree, statute, law, ordinance, rule or regulation, entered, enacted, promulgated, enforced or issued by any court or other Governmental Entity of competent jurisdiction or other legal restraint or prohibition (collectively, “Restraints”) shall be in effect preventing the consummation of the Combination Transactions.

(e) Form S-4. The Form S-4 shall have become effective under the Securities Act prior to the mailing of the Joint Proxy Statement by each of Starwood and Marriott to their respective stockholders, and no stop order or proceedings seeking a stop order shall have been threatened or initiated by the SEC.

(f) NASDAQ Listing. The shares of Marriott Common Stock issuable in the Initial Holdco Merger as contemplated by Article II shall have been approved for listing on NASDAQ.

(g) Spin-Off. The Spin-Off shall have been consummated.

SECTION 6.2 Conditions to Obligations of Marriott. The obligation of Marriott to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Starwood contained in Section 3.1(a), Section 3.1(b)(i), Section 3.1(m) and Section 3.1(w) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Starwood contained in Section 3.1(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of Starwood contained in Section 3.1(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Starwood contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Starwood.

(b) Performance of Obligations of Starwood. Each of Starwood, Holdco and Starwood Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Marriott shall have received an officer’s certificate duly executed by an authorized officer of Starwood to the effect that the conditions set forth in Sections 6.2(a) and 6.2(b) have been satisfied.

SECTION 6.3 Conditions to Obligations of Starwood. The obligation of Starwood to effect the Combination Transactions is further subject to satisfaction or waiver of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Marriott contained in Section 3.2(a), Section 3.2(b)(i), Section 3.2(m) and Section 3.2(v) shall be true and correct in all material respects as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date); (ii) the representations and warranties of Marriott contained in Section 3.2(c) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except for De Minimis Inaccuracies; (iii) the representations and warranties of Marriott contained in Section 3.2(g)(ii) shall be true and correct as of the Closing Date as though made on the Closing Date; and (iv) each of the representations and warranties of Marriott contained in this Agreement (other than those contained in the sections set forth in the preceding clauses (i), (ii) and (iii)) (without giving effect to any limitation as to materiality or “Material Adverse Effect” or any provisions contained therein relating to preventing or materially delaying the consummation of any of the transactions contemplated hereby set forth therein) shall be true and correct as of the Closing Date as though made on the Closing Date (except to the extent such representations and warranties expressly relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), except where the failure to be so true and correct does not have, and would not reasonably be expected to have, individually or in the aggregate with respect to all such failures, a Material Adverse Effect on Marriott.

(b) Performance of Obligations of Marriott. Each of Marriott, Marriott Corporate Merger Sub and Marriott LLC Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date.

(c) Officer’s Certificate. Starwood shall have received an officer’s certificate duly executed by an authorized officer of Marriott to the effect that the conditions set forth in Sections 6.3(a) and 6.3(b) have been satisfied.

(d) Tax Opinion. Starwood shall have received an opinion of Cravath, Swaine & Moore LLP, Tax counsel to Starwood, dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion, the Combination Transactions will qualify for the Intended Tax Treatment. In rendering such opinion, Cravath, Swaine & Moore LLP shall be entitled to rely upon assumptions and representations, customary for transactions of this type, of officers of parties hereto.

SECTION 6.4 Frustration of Closing Conditions. Notwithstanding anything in this Agreement to the contrary, neither Starwood nor Marriott may rely on the failure of any condition set forth in this Article VI to be satisfied if such failure primarily resulted from such party’s breach of any of its representations, warranties, covenants or agreements contained in this Agreement.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Initial Holdco Merger Effective Time, and (except in the case of Section 7.1(e), (f), (g) and (h)) whether before or after the Starwood Stockholder Approval or the Marriott Stockholder Approval have been obtained:

(a) by mutual written consent of Starwood and Marriott;

(b) by either Starwood or Marriott:

(i) if the Initial Holdco Merger shall not have been consummated on or before December 31, 2016 (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform its obligations under this Agreement in any material respect has been the primary cause of, or primarily resulted in, the failure of the Initial Holdco Merger to be consummated by such time;

(ii) if the Starwood Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Starwood Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iii) if the Marriott Stockholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Marriott Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof;

(iv) if any Restraint having any of the effects set forth in Section 6.1(d) shall be in effect and shall have become final and nonappealable, or if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Combination Transactions and such denial has become final and nonappealable, provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall have complied with its obligations under Section 5.3 and, with respect to other matters not covered by Section 5.3, shall have used reasonable best efforts to prevent the entry of and to remove such Restraint or to obtain such Requisite Regulatory Approval, as the case may be;

(c) by Marriott (provided that Marriott is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Starwood, Holdco or Starwood Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.2(a) or 6.2(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(d) by Starwood (provided that Starwood is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement), if Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 6.3(a) or 6.3(b) and (ii) is either incapable of being cured or is not cured within 30 days of written notice thereof;

(e) by Marriott, at any time prior to the Starwood Stockholders Meeting, if (i) the Board of Directors of Starwood shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of Starwood, without modification or qualification in a manner adverse to Marriott, that such stockholders approve the Starwood Merger and the Initial Holdco Merger, (ii) the Board of Directors of Starwood shall have failed to publicly reaffirm its recommendation of the Starwood Merger and the Initial Holdco Merger within 10 business days after the date any Starwood Alternative Transaction or any material modification thereto is first commenced, published or sent or given to Starwood’s stockholders, upon a request to do so by Marriott at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any Starwood Adverse Recommendation Change, whether or not in compliance with Section 4.2;

(f) by Starwood, at any time prior to the Marriott Stockholders Meeting, if (i) the Board of Directors of Marriott shall have failed to include in the Joint Proxy Statement its recommendation to the stockholders of Marriott, without modification or qualification in a manner adverse to Starwood, that such stockholders approve the issuance of Marriott Common Stock in the Initial Holdco Merger, (ii) the Board of Directors of Marriott shall have failed to publicly reaffirm its recommendation of the issuance of Marriott Common Stock in the Initial Holdco Merger within 10 business days after the date any Marriott Alternative Transaction or any material modification thereto is first commenced, published or sent or given to Marriott’s stockholders, upon a request to do so by Starwood at least five business days prior to the expiration of any such 10 business day period or (iii) there shall have been any Marriott Adverse Recommendation Change, whether or not in compliance with Section 4.3;

(g) by Marriott, at any time prior to obtaining the Marriott Stockholder Approval, pursuant to Section 4.3(b); or

(h) by Starwood, at any time prior to obtaining the Starwood Stockholder Approval, pursuant to Section 4.2(b).

SECTION 7.2 Effect of Termination. (a) In the event of termination of this Agreement as provided in Section 7.1, and subject to the provisions of Section 8.1, this Agreement shall forthwith become void, and there shall be no liability or obligation on the part of any of the parties, except (i) the provisions of this Section 7.2, the last sentence of Section 5.2, Section 5.5 and Article VIII shall survive any such termination of this Agreement and no such termination shall relieve either party from any liability or obligation under such provisions and (ii) nothing contained herein shall relieve any party from liability for any material pre-termination breach of this Agreement or fraud.

(b) If this Agreement is terminated (i) by Marriott pursuant to Section 7.1(e); provided, that if either Marriott or Starwood terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(ii) at a time when Marriott would have been entitled to terminate this Agreement pursuant to Section 7.1(e), this Agreement shall be deemed terminated pursuant to Section 7.1(e) for purposes of this Section 7.2(b), (ii) by Starwood pursuant to Section 7.1(h) or (iii) by Marriott or Starwood pursuant to Section 7.1(b)(ii) and prior to the Starwood Stockholders Meeting there shall have been made to Starwood, or shall have been made directly to the stockholders of Starwood or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Starwood Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “Starwood Alternative Transaction” (a “Starwood Qualifying Transaction”)) and, in the case of this clause (b)(iii), if within twelve months of termination of this Agreement, (A) Starwood or any of its subsidiaries enters into a definitive agreement with any Starwood Third Party with respect to a Starwood Qualifying Transaction and such Starwood Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any Starwood Qualifying Transaction is consummated, then Starwood shall pay to Marriott, not later than (x) in the case of clause (b)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (b)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(h) and (z) in the case of clause (b)(iii), one business day after the date the Starwood Qualifying Transaction is consummated, a termination fee of $400,000,000 (the “Termination Fee”). Notwithstanding the foregoing, no Termination Fee shall be payable by Starwood to Marriott in any circumstance in which the Marriott stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(c) If this Agreement is terminated (i) by Starwood pursuant to Section 7.1(f); provided, that if either Starwood or Marriott terminate this Agreement pursuant to Section 7.1(b)(i) or Section 7.1(b)(iii) at a time when Starwood would have been entitled to terminate this Agreement pursuant to Section 7.1(f), this Agreement shall be deemed terminated pursuant to Section 7.1(f) for purposes of this Section 7.2(c), (ii) by Marriott pursuant to Section 7.1(g) or (iii) by Marriott or Starwood pursuant to Section 7.1(b)(iii) and prior to the Marriott Stockholders Meeting there shall have been made to Marriott, or shall have been made directly to the stockholders of Marriott or shall otherwise have become publicly known or any person shall have publicly announced an intention (whether or not conditional) to make, an offer or proposal for a transaction that would constitute a Marriott Alternative Transaction (substituting 50% for all 25% thresholds set forth in the definition of “Marriott Alternative Transaction” (a “Marriott Qualifying Transaction”)) and, in the case of this clause (c)(iii), if within twelve months of termination of this Agreement, (A) Marriott or any of its subsidiaries enters into a definitive agreement with any Marriott Third Party with respect to a Marriott Qualifying Transaction and such Marriott Qualifying Transaction is subsequently consummated (even if after such twelve-month period) or (B) any Marriott Qualifying Transaction is consummated, then Marriott shall pay to Starwood, not later than (x) in the case of clause (c)(i), one business day after the date of termination of this Agreement, (y) in the case of clause (c)(ii), simultaneously with and as a condition to such termination pursuant to Section 7.1(g) and (z) in the case of clause (c)(iii), one business day after the date the Marriott Qualifying Transaction is consummated, the Termination Fee. Notwithstanding the foregoing, no Termination Fee shall be payable by Marriott to Starwood in any circumstance in which the Starwood stockholders vote to disapprove this Agreement or the transactions contemplated hereby.

(d) Each Termination Fee payable under Section 7.2(b) or 7.2(c) shall be payable in immediately available funds no later than the applicable date set forth in such Section. If a party fails to promptly pay to the other party any Termination Fee due under this Section 7.2, the defaulting party shall pay the costs and expenses (including legal fees and expenses) in connection with any action, including the filing of any lawsuit or other legal action, taken to collect payment.

SECTION 7.3 Amendment. Subject to compliance with Applicable Law, this Agreement may be amended by the parties hereto at any time before or after the Starwood Stockholder Approval or the Marriott Stockholder Approval; provided, however, that (a) after any such approval, there may not be, without further approval of the stockholders of Starwood (in the case of the Starwood Stockholder Approval) and the stockholders of Marriott (in the case of the Marriott Stockholder Approval), any amendment of this Agreement that changes the amount or the form of the consideration to be delivered to the holders of Starwood Common Stock or Holdco Common Stock hereunder or that by Applicable Law otherwise expressly requires the further approval of the stockholders of Starwood or the stockholders of Marriott, as the case may be, and (b) except as provided above, no amendment of this Agreement shall be submitted to be approved by the stockholders of Starwood or the stockholders of Marriott unless required by Applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto and duly approved by the parties’ respective Boards of Directors or a duly authorized committee thereof.

SECTION 7.4 Extension; Waiver. At any time prior to the Initial Holdco Merger Effective Time, a party hereto may, subject to the proviso of Section 7.3 (and for this purpose treating any waiver referred to below as an amendment), (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Starwood or Marriott shall require the approval of the stockholders of Starwood or the stockholders of Marriott, respectively, unless such approval is required by Applicable Law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any extension or waiver given in compliance with this Section 7.4 or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE VIII

GENERAL PROVISIONS

SECTION 8.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Initial Holdco Merger Effective Time. This Section 8.1 shall not limit Section 7.2(a) or any covenant or agreement of the parties that, by its terms, contemplates performance after the Initial Holdco Merger Effective Time.

SECTION 8.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or e-mailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to Marriott, Marriott Corporate Merger Sub or Marriott LLC Merger Sub, to:

Marriott International, Inc.
10400 Fernwood Road
Bethesda, Maryland 20817
Email: rick.hoffman@marriott.com
Attention:	Richard S. Hoffman, Executive Vice President, Mergers, Acquisitions & Business Development

with a copy (which shall not constitute notice) to the same address:

Email:	w.david.mann@marriott.com
Attention:	Senior Vice President and Associate General Counsel, Americas Transactions and Corporate Affairs

with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
1050 Connecticut Avenue, N.W. Washington, D.C. 20036
Email: siglover@gibsondunn.com; jcorsico@gibsondunn.com
Attention:	Stephen I. Glover Jonathan L. Corsico

(b) if to Starwood, Holdco or Starwood Merger Sub, to:

Starwood Hotels & Resorts Worldwide, Inc.
One Star Point
Stamford, Connecticut 06902
Email: thomas.mangas@starwoodhotels.com
Attention: Chief Financial Officer

with a copy (which shall not constitute notice) to the same address:

Email:	kenneth.siegel@starwoodhotels.com
Attention:	General Counsel

with a copy (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, New York 10019-7475

Email: sbarshay@cravath.com; dzoubek@cravath.com; khallam@cravath.com

Attention:	Scott A. Barshay
Damien R. Zoubek
O. Keith Hallam, III

SECTION 8.3 Definitions. For purposes of this Agreement:

(a) An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise;

(b) “De Minimis Inaccuracies” means any inaccuracies in the representations and warranties of Starwood in Section 3.1(c) or of Marriott in Section 3.2(c) that individually or in the aggregate are de minimis relative to the total fully diluted equity capitalization of Starwood or Marriott, as the case may be.

(c) “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA;

(d) “knowledge” of any person that is not a natural person means the knowledge of such person’s Chief Executive Officer, Chief Financial Officer, General Counsel and Chief Human Resources Officer;

(e) “Marriott Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Marriott or any of its subsidiaries or which Marriott or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(f) “Marriott Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of Marriott Common Stock;

(g) “Marriott Equity Plan” means the Marriott Stock and Cash Incentive Plan, as amended and restated;

(h) “Marriott Option” means an option to purchase shares of Marriott Common Stock;

(i) “Marriott Performance Share Award” means an award of restricted stock units corresponding to shares of Marriott Common Stock or shares of Marriott Common Stock, in each case subject to performance-based vesting conditions;

(j) “Marriott RSU Award” means an award of restricted stock units corresponding to shares of Marriott Common Stock;

(k) “Marriott SAR” means a stock appreciation right corresponding to shares of Marriott Common Stock;

(l) “Material Adverse Effect” on Starwood or Marriott means any fact, circumstance, effect, change, event or development (each, an “Effect”) that (i) materially adversely affects the business, properties, financial condition or results of operations of Starwood and its subsidiaries, or Marriott and its subsidiaries, in each case taken as a whole, respectively, or (ii) prevents or materially impairs or delays the consummation of any of the transactions contemplated hereby, excluding, in the case of the foregoing clause (i) only, any Effect to the extent that it results from or arises out of (A) general economic or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (B) any failure, in and of itself, by Starwood or Marriott to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect on Starwood or Marriott, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (C) the execution and delivery of this Agreement or the public announcement of the Combination Transactions or any of the other transactions contemplated by this Agreement (other than for purposes of the representations and warranties contained in Section 3.1(b) and Section 3.2(b)), including the impact thereof on the relationships, contractual or otherwise, of Starwood and its subsidiaries or Marriott and its subsidiaries, respectively, with employees, customers, suppliers or partners, (D) any change, in and of itself, in the market price or trading volume of Starwood’s or Marriott’s, respectively, securities (it being understood that the underlying facts or occurrences giving rise to or contributing to such change may be taken into account in determining whether there has been or will be, a Material Adverse Effect on Starwood or Marriott, respectively, unless such Effects are otherwise excluded pursuant to the other clauses of this definition), (E) any change in Applicable Law, regulation or GAAP (or authoritative interpretation thereof) first proposed after the date hereof (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (F) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement (in each case, except to the extent such Effect affects either Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, in a disproportionate manner as compared to other companies that participate in the businesses that Starwood and its subsidiaries or Marriott and its subsidiaries, as applicable, operate), (G) any hurricane, tornado, flood, earthquake or other natural disaster or (H) any litigation brought by stockholders of Starwood or Marriott alleging breach of fiduciary duty or inadequate disclosure in connection with this Agreement or any of the transactions contemplated hereby;

(m) “person” means a natural person, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity;

(n) a “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person;

(o) “Starwood Benefit Plan” means each employee or director benefit plan, arrangement or agreement, whether or not written, including any employee welfare benefit plan within the meaning of Section 3(1) of ERISA (whether or not such plan is subject to ERISA), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA), offer letter and any bonus, incentive, deferred compensation, vacation, stock purchase, stock or stock-based, severance, retention, employment, change of control or fringe benefit plan, program or agreement that is or has been sponsored, maintained or contributed to by Starwood or any of its subsidiaries or which Starwood or any of its subsidiaries is obligated to sponsor, maintain or contribute to;

(p) “Starwood Deferred Stock Unit Award” means an award of deferred stock units corresponding to shares of Starwood Common Stock;

(q) “Starwood Equity Plans” means the Starwood 2013 Long-Term Incentive Compensation Plan, the Starwood 2004 Long-Term Compensation Plan, the Starwood 2002 Long-Term Compensation Plan, the Starwood 1999 Long-Term Incentive Compensation Plan and the Starwood 1995 Share Option Plan, each as amended and restated;

(r) “Starwood Option” means an option to purchase shares of Starwood Common Stock;

(s) “Starwood Performance Share Award” means an award of restricted stock units corresponding to shares of Starwood Common Stock or shares of Starwood Common Stock, in each case subject to performance-based vesting conditions;

(t) “Starwood Restricted Stock Award” means an award of shares of Starwood Common Stock subject to forfeiture conditions;

(u) “Starwood RSU Award” means an award of restricted stock units corresponding to shares of Starwood Common Stock; and

(v) “Spin-Off” means the separation of Venus from Starwood and subsequent distribution of Venus to the stockholders of Starwood contemplated by the Venus Separation Agreement, or in the event that the Venus-ILG Transaction is not consummated, any other spin-off, split-off or other analogous separation or distribution of Venus from Starwood, or any sale of Venus by Starwood.

SECTION 8.4 Interpretation. When a reference is made in this Agreement to an Article, Section or Exhibit, such reference shall be to an Article or Section of, or an Exhibit to, this Agreement, unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, unless otherwise specifically indicated. References to a person are also to its permitted successors and assigns. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. Whenever a consent or approval of Starwood or Marriott is required under this Agreement, such consent or approval may be executed and delivered only by an executive officer of such party.

SECTION 8.5 Counterparts; Facsimile or .pdf Signature. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. This Agreement may be executed by facsimile or .pdf signature and a facsimile or .pdf signature shall constitute an original for all purposes.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. (a) This Agreement (including the documents, Exhibits and instruments referred to herein), taken together with the Confidentiality Agreement, the Starwood Disclosure Letter and the Marriott Disclosure Letter, (i) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Combination Transactions and the other transactions contemplated by this Agreement and (ii) except for the provisions of Section 5.4, is not intended to confer upon any person other than the parties any rights or remedies.

(b) No Additional Representations. The parties acknowledge and agree that, except as expressly set forth in this Agreement, none of Starwood, Marriott or any other person has made any representation or warranty, expressed or implied, as to the respective businesses of Starwood and Marriott, or the accuracy or completeness of any information regarding such businesses furnished or made available to the parties.

SECTION 8.7 GOVERNING LAW; WAIVER OF JURY TRIAL. EXCEPT TO THE EXTENT MARYLAND LAW MAY BE MANDATORILY APPLICABLE TO THE COMBINATION TRANSACTIONS, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES TO THE EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREIN. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.7.

SECTION 8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment in violation of the preceding sentence shall be void. Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

SECTION 8.9 Specific Enforcement; Jurisdiction. The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement, the Combination Transactions or any of the other transactions contemplated by this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware (except for actions brought to enforce the judgment of any such Delaware court).

SECTION 8.10 Headings, etc. The headings and table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

SECTION 8.11 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.11 with respect thereto. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by Applicable Law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Arne M. Sorenson
	Name:	Arne M. Sorenson
	Title:	President, Chief Executive Officer and Director

MARS MERGER SUB, INC.

By:	/s/ Richard S. Hoffman
	Name:	Richard S. Hoffman
	Title:	Vice President

MARS MERGER SUB, LLC

By:	/s/ Richard S. Hoffman
	Name:	Richard S. Hoffman
	Title:	Vice President

[Signature Page to the Agreement and Plan of Merger]

STARWOOD HOTELS AND RESORTS WORLDWIDE, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Chief Administrative Officer and General Counsel

SOLAR MERGER SUB 1, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Secretary

SOLAR MERGER SUB 2, INC.

By:	/s/ Kenneth S. Siegel
	Name:	Kenneth S. Siegel
	Title:	Secretary

[Signature Page to the Agreement and Plan of Merger]

ANNEX B

OPINION OF CITIGROUP GLOBAL MARKETS, INC.

[Letterhead of Citigroup Global Markets, Inc.]

November 15, 2015

The Board of Directors

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the common stock of Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”) (other than Excluded Holders (defined below)) of the Merger Consideration (defined below) to be paid to such holders in the Transaction (defined below) pursuant to an Agreement and Plan of Merger, proposed to be entered into as of November 15, 2015 (the “Merger Agreement”), among Starwood, Marriott International Inc., a Delaware corporation (“Marriott”), Solar Merger Sub 1, Inc., a Maryland corporation and wholly owned subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, a Maryland corporation and wholly owned subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Marriott (“Marriott LLC Merger Sub”). As more fully described in the Merger Agreement, (a) at 11:58 p.m., New York City time, on the Closing Date (as defined in the Merger Agreement), Starwood Merger Sub will be merged with and into Starwood (the “Starwood Merger”) and, as of the effective time of the Starwood Merger, each outstanding share of common stock, par value $0.01 per share, of Starwood (“Starwood Common Stock”), other than any Starwood Equity Awards (as defined in the Merger Agreement) to be treated in accordance with Section 2.1(d) of the Merger Agreement, will be converted into the right to receive one share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”), and Starwood will survive the Starwood Merger as a wholly owned subsidiary of Holdco, (b) at 11:59 p.m., New York City time, on the Closing Date, Starwood, as the surviving corporation in the Starwood Merger, will be converted from a Maryland corporation into a Maryland limited liability company (“Starwood LLC” and such conversion, the “Starwood LLC Conversion”), (c) at 12:01 a.m., New York City time, on the day immediately following the Closing Date, Marriott Corporate Merger Sub will be merged with and into Holdco (the “Initial Holdco Merger”) and, as of the effective time of the Initial Holdco Merger, each outstanding share of Holdco Common Stock (which will include any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger), other than (i) any shares of Holdco Common Stock held in the treasury of Holdco or held by any of its wholly owned subsidiaries and (ii) any Holdco Equity Awards (as defined in the Merger Agreement) to be treated in accordance with Section 2.1(d) of the Merger Agreement (the holders of shares of Starwood Common Stock to be converted into the right to receive the shares of Holdco Common Stock described by the preceding clause (i) and the holders of Starwood Equity Awards to be converted into the right to receive the Holdco Equity Awards described by the preceding clause (ii), in each case in connection with the Starwood Merger, collectively, “Excluded Holders”), will be converted into the right to receive $2.00 in cash (the “Cash Consideration”) and 0.920 of a share of Class A Common Stock, par value $0.01 per share, of Marriott (“Marriott Common Stock”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), with Holdco surviving the Initial Holdco Merger as a wholly owned subsidiary of Marriott, and (d) at 12:02 a.m., New York City time, on the day immediately following the Closing Date, Holdco, as the surviving corporation in the Initial Holdco Merger, will be merged with and into Marriott LLC Merger Sub (the “Final Holdco Merger” and, together with the Starwood Merger, the Starwood LLC Conversion and the Initial Holdco Merger, collectively, the “Transaction”), with Marriott LLC Merger Sub surviving the Final Holdco Merger as a wholly owned subsidiary of Marriott and the parent entity of Starwood LLC.

In arriving at our opinion, we reviewed a draft of the Merger Agreement, dated November 14, 2015, and held discussions with certain senior officers, directors and other representatives and advisors of Starwood and certain senior officers and other representatives and advisors of Marriott concerning the businesses, operations and prospects of Starwood and Marriott. We examined certain publicly available business and financial information relating to Starwood and Marriott as well as certain financial forecasts and other information and data relating to Starwood and Marriott which were provided to or discussed with us by the respective managements of Starwood and Marriott, including (a) certain financial forecasts relating to the business of Starwood provided to us by the management of Starwood under a “base case” scenario and under a “conservative case” scenario, (b) certain financial forecasts relating to the business of Marriott provided to us by the management of Marriott and adjustments to and extrapolations from such forecasts provided to and discussed with us by the management of Starwood under a “base case” scenario and under a “conservative case” scenario, and (c) information relating to the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the managements of Starwood and Marriott to result from the Transaction. We reviewed the financial terms of the Transaction as set forth in the Merger Agreement in relation to, among other things: current and historical market prices and trading volumes of Starwood Common Stock and Marriott Common Stock; the historical and projected earnings and other operating data of Starwood and Marriott; and the capitalization and financial condition of Starwood and Marriott. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Transaction and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Starwood and Marriott. We also evaluated certain potential pro forma financial effects of the Transaction on Marriott. In connection with our engagement and at the direction of Starwood, we were requested to approach, and we held discussions with, third parties to solicit indications of interest in the possible acquisition of Starwood. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of Starwood and Marriott that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. At your direction, for purposes of our analysis of Marriott, we have used the financial forecasts provided by the management of Marriott as adjusted and extrapolated by the management of Starwood. With respect to financial forecasts and other information and data relating to Starwood and Marriott provided to or otherwise reviewed by or discussed with us, we have been advised by the respective managements of Starwood and Marriott that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of Starwood and Marriott as to the future financial performance of Starwood and Marriott, the potential strategic implications and operational benefits anticipated to result from the Transaction and the other matters covered thereby, and have assumed, with your consent, that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and other information and data will be realized in the amounts and at the times projected.

We have assumed, with your consent, that the Transaction will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, including that the Spin-Off (as defined in the Merger Agreement) will be consummated prior to the closing of the Transaction. We have further assumed, with your consent, that the Spin-Off will be consummated on the terms set forth in the Venus Separation Agreement and the Venus Merger Agreement (in each case, as defined in the Merger Agreement), without any waiver, modification or amendment of any material term, condition or agreement thereof or, if the Venus-ILG Transaction (as defined in the Merger Agreement) is not consummated, that the terms of the Spin-Off will not differ from the terms of the Venus-ILG Transaction in any respect material to our analysis. We have also assumed that, in the course of obtaining the necessary regulatory or third party approvals, consents and releases for the Transaction, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on Starwood, Marriott or the contemplated benefits of the Transaction. Representatives of Starwood have advised us, and we further have assumed, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We also have assumed, with your consent, that the Transaction will be treated as a tax-free reorganization for federal income tax purposes. Our opinion, as set forth herein, relates to the relative values of Starwood and Marriott. We are not expressing any opinion as to what the value of Marriott Common Stock actually will be when issued pursuant to the Transaction or the price at which Marriott Common Stock will trade at any time. We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Starwood or Marriott nor have we made any physical inspection of the properties or assets of Starwood or Marriott. Our opinion does not address the underlying business decision of Starwood to effect the Transaction, the relative merits of the Transaction as compared to any alternative business strategies that might exist for Starwood or the effect of any other transaction in which Starwood might engage. We express no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified herein) of the Transaction or as to any terms or aspects of the Venus-ILG Transaction or the Spin-Off. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Transaction, or any class of such persons, relative to the Merger Consideration or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to Starwood in connection with the proposed Transaction and will receive a fee for such services , a significant portion of which is contingent upon the consummation of the Transaction. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, and currently provide, services to Starwood and Marriott unrelated to the proposed Transaction, for which services we and such affiliates have received and expect to receive compensation, including, without limitation, during the two year period prior to the date hereof, having acted or acting (i) as financial advisor to Starwood in connection with Starwood’s pending publicly announced transaction to spin off its vacation ownership business to Interval Leisure Group, Inc., (ii) as joint book-runner in connection with Starwood’s $350 million and $300 million senior unsecured notes issuances in September 2014, (iii) as lender, co-syndication agent, joint lead arranger, joint book-runner and/or dealer, as applicable, in connection with a credit facility and commercial paper program of Starwood, (iv) as co-manager in connection with Marriott’s $600 million senior notes offering in September 2015 and $400 million senior notes offering in October 2014, (v) as lender in connection with a credit facility of Marriott and (vi) as global cash manager for Marriott providing various standby credit, clearing, settlement and foreign exchange services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of Starwood and Marriott for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Starwood, Marriott and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of Starwood in its evaluation of the proposed Transaction, and our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Transaction.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Merger Consideration to be paid to holders of Starwood Common Stock (other than Excluded Holders) in the Transaction pursuant to the Merger Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ CITIGROUP GLOBAL MARKETS INC.

CITIGROUP GLOBAL MARKETS INC.

ANNEX C

OPINION OF LAZARD FRÈRES & CO. LLC

[Letterhead of Lazard Frères & Co. LLC]

November 15, 2015

The Board of Directors

Starwood Hotels & Resorts Worldwide, Inc.

One StarPoint

Stamford, CT 06902

Dear Members of the Board:

We understand that Starwood Hotels & Resorts Worldwide, Inc., a Maryland corporation (“Starwood”), Marriott International Inc., a Delaware corporation (“Marriott”), Solar Merger Sub 1, Inc., a Maryland corporation and wholly owned subsidiary of Starwood (“Holdco”), Solar Merger Sub 2, a Maryland corporation and wholly owned subsidiary of Holdco (“Starwood Merger Sub”), Mars Merger Sub, Inc., a Maryland corporation and wholly owned subsidiary of Marriott (“Marriott Corporate Merger Sub”), and Mars Merger Sub, LLC, a Delaware limited liability company and wholly owned subsidiary of Marriott (“Marriott LLC Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Marriott will acquire Starwood. Pursuant to the Agreement, (a) at 11:58 p.m., New York City time, on the Closing Date (as defined in the Agreement), Starwood Merger Sub will be merged with and into Starwood (the “Starwood Merger”) and, as of the effective time of the Starwood Merger, each outstanding share of common stock, par value $0.01 per share, of Starwood (“Starwood Common Stock”), other than any Starwood Equity Awards (as defined in the Agreement) to be treated in accordance with Section 2.1(d) of the Agreement, will be converted into the right to receive one share of common stock, par value $0.01 per share, of Holdco (“Holdco Common Stock”), and Starwood will survive the Starwood Merger as a wholly owned subsidiary of Holdco, (b) at 11:59 p.m., New York City time, on the Closing Date, Starwood, as the surviving corporation in the Starwood Merger, will be converted from a Maryland corporation into a Maryland limited liability company (“Starwood LLC” and such conversion, the “Starwood LLC Conversion”), (c) at 12:01 a.m., New York City time, on the day immediately following the Closing Date, Marriott Corporate Merger Sub will be merged with and into Holdco (the “Initial Holdco Merger”) and, as of the effective time of the Initial Holdco Merger, each outstanding share of Holdco Common Stock (which will include any rights to receive shares of Holdco Common Stock as a result of the Starwood Merger), other than (i) any shares of Holdco Common Stock held in the treasury of Holdco or held by any of its wholly owned subsidiaries and (ii) any Holdco Equity Awards (as defined in the Agreement) to be treated in accordance with Section 2.1(d) of the Agreement (the holders of shares of Starwood Common Stock to be converted into the right to receive the shares of Holdco Common Stock described by the preceding clause (i) and the holders of Starwood Equity Awards to be converted into the right to receive the Holdco Equity Awards described by the preceding clause (ii), in each case in connection with the Starwood Merger, collectively, “Excluded Holders”), will be converted into the right to receive $2.00 in cash (the “Cash Consideration”) and 0.920 of a share of Class A Common Stock, par value $0.01 per share, of Marriott (“Marriott Common Stock”) (such number of shares so issuable, the “Stock Consideration” and, together with the Cash Consideration, the “Consideration”), with Holdco surviving the Initial Holdco Merger as a wholly owned subsidiary of Marriott, and (d) at 12:02 a.m., New York City time, on the day immediately following the Closing Date, Holdco, as the surviving corporation in the Initial Holdco Merger, will be merged with and into Marriott LLC Merger Sub (the “Final Holdco Merger” and, together with the Starwood Merger, the Starwood LLC Conversion and the Initial Holdco Merger, collectively, the “Transaction”), with Marriott LLC Merger Sub surviving the Final Holdco Merger as a wholly owned subsidiary of Marriott and the parent entity of Starwood LLC. The terms and conditions of the Transaction are more fully set forth in the Agreement.

You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Starwood Common Stock (other than Excluded Holders), of the Consideration to be paid to such holders in the Transaction pursuant to the Agreement.

In connection with this opinion, we have:

(i)	Reviewed the financial terms and conditions of a draft, dated November 14, 2015, of the Agreement;

(ii)	Reviewed certain publicly available historical business and financial information relating to Starwood and Marriott;

(iii)	Reviewed various financial forecasts and other data provided to us by Starwood relating to the business of Starwood (including financial forecasts relating to the business of Starwood under a “base case” scenario and under a “conservative case” scenario), reviewed various financial forecasts and other data provided to us by Marriott relating to the business of Marriott and adjustments thereto and extrapolations therefrom as provided to us by Starwood (including financial forecasts relating to the business of Marriott under a “base case” scenario and under a “conservative case” scenario), and reviewed the projected synergies and other benefits, including the amount and timing thereof, anticipated by the managements of Starwood and Marriott to be realized from the Transaction;

(iv)	Held discussions with members of the senior managements of Starwood and Marriott with respect to the business and prospects of Starwood and Marriott, respectively, and held discussions with members of the senior managements of Starwood and Marriott with respect to the projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Transaction;

(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be relevant in certain respects in evaluating the businesses of Starwood and Marriott, respectively;

(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Starwood;

(vii)	Reviewed historical stock prices and trading volumes of Starwood Common Stock and Marriott Common Stock;

(viii)	Reviewed the potential pro forma financial impact of the Transaction on Marriott based on the financial forecasts referred to above relating to Starwood and Marriott; and

(ix)	Conducted such other financial studies, analyses and investigations as we deemed appropriate.

We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Starwood or Marriott or concerning the solvency or fair value of Starwood or Marriott, and we have not been furnished with any such valuation or appraisal. At the direction of Starwood, for purposes of our analysis of Marriott, we have used the financial forecasts provided by Marriott as adjusted and extrapolated by Starwood. With respect to the financial forecasts utilized in our analyses, including those related to projected synergies and other benefits anticipated by the managements of Starwood and Marriott to be realized from the Transaction, we have assumed, with the consent of Starwood, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Starwood and Marriott, respectively, and such synergies and other benefits. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the prices at which shares of Starwood Common Stock or Marriott Common Stock may trade at any time subsequent to the announcement of the Transaction. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Starwood might engage or the merits of the underlying decision by Starwood to engage in the Transaction.

In rendering our opinion, we have assumed, with the consent of Starwood, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions, including that the Spin-Off (as defined in the Agreement) will be consummated prior to the closing of the Transaction. We further have assumed, with the consent of Starwood, that the Spin-Off will be consummated on the terms set forth in the Venus Separation Agreement and the Venus Merger Agreement (in each case, as defined in the Agreement), without any waiver or modification of any material terms or conditions thereof or, if the Venus-ILG Transaction (as defined in the Agreement) is not consummated, that the terms of the Spin-Off will not differ from the terms of the Venus-ILG Transaction in any respect material to our analysis. Representatives of Starwood have advised us, and we have assumed, that the Agreement, when executed, will conform to the draft reviewed by us in all material respects. We also have assumed, with the consent of Starwood, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Starwood, Marriott or the Transaction. We further have assumed, with the consent of Starwood, that the Transaction will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Starwood obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction or as to any terms or aspects of the Venus-ILG Transaction or the Spin-Off. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.

Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to Starwood in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a substantial portion of which is contingent upon the closing of the Transaction. We in the past have provided certain investment banking services to Starwood, for which we have received compensation, including, during the past two years, having provided advisory services for which we were paid certain quarterly fees. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Starwood, Marriott and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Starwood, Marriott and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of Starwood (in its capacity as such) and our opinion is rendered to the Board of Directors of Starwood in connection with its evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.

Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Starwood Common Stock (other than Excluded Holders) in the Transaction pursuant to the Agreement is fair, from a financial point of view, to such holders.

Very truly yours,

/s/ Lazard Frères & Co. LLC

LAZARD FRÈRES & CO. LLC

ANNEX D

OPINION OF DEUTSCHE BANK SECURITIES INC.

[Letterhead of Deutsche Bank Securities Inc.]

November 15, 2015

Board of Directors

Marriott International, Inc.

10400 Fernwood Road

Bethesda, MD 20817

Ladies and Gentlemen:

Deutsche Bank Securities Inc. (“Deutsche Bank”) has acted as financial advisor to Marriott International, Inc. (“Marriott”) in connection with the Agreement and Plan of Merger (the “Merger Agreement”) to be entered into among Marriott, Starwood Hotels and Resorts Worldwide, Inc. (“Starwood”) and certain of their respective wholly-owned subsidiaries, which provides, among other things, for a series of transactions the end result of which is that Starwood will become a wholly owned subsidiary of Marriott (the “Transaction”). As set forth more fully in the Merger Agreement, as a result of the Transaction, each share of common stock, par value $0.01 per share (the “Starwood Common Stock”), of Starwood, other than shares held in the treasury of Starwood or owned by a wholly owned subsidiary of Starwood, will be converted into the right to receive 0.920 shares of common stock, par value $0.01 per share (the “Marriott Common Stock”), of Marriott and $2.00 in cash (collectively, the “Merger Consideration”).

You have requested our opinion, as investment bankers, as to the fairness of the Merger Consideration, from a financial point of view, to Marriott.

In connection with our role as financial advisor to Marriott, and in arriving at our opinion, we reviewed certain publicly available financial and other information concerning Marriott and Starwood, and certain internal analyses, financial forecasts and other information relating to Marriott, Starwood and the combined company prepared by management of Marriott. We have also held discussions with certain senior officers and other representatives and advisors of Marriott regarding the businesses and prospects of Marriott and Starwood, respectively, and the combined company. In addition, we have (i) reviewed the reported prices and trading activity for the Marriott Common Stock and the Starwood Common Stock, (ii) compared certain financial and stock market information for Marriott and Starwood with, to the extent publicly available, similar information for certain other companies we considered relevant whose securities are publicly traded, (iii) reviewed, to the extent publicly available, the financial terms of certain recent business combinations which we deemed relevant, (iv) reviewed the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as we deemed appropriate.

We have not assumed responsibility for independent verification of, and have not independently verified, any information, whether publicly available or furnished to us, concerning Marriott or Starwood, including, without limitation, any financial information considered in connection with the rendering of our opinion. Accordingly, for purposes of our opinion, we have, with your knowledge and permission, assumed and relied upon the accuracy and completeness of all such information. We have not conducted a physical inspection of any of the properties or assets, and have not prepared, obtained or reviewed any independent evaluation or appraisal of any of the assets or liabilities (including any contingent, derivative or off-balance-sheet assets or liabilities), of Marriott or Starwood or any of their respective subsidiaries, nor have we evaluated the solvency or fair value of Marriott, Starwood or any of their respective subsidiaries under any law relating to bankruptcy, insolvency or similar matters. With respect to the financial forecasts, including, without limitation, the analyses and forecasts of the amount and timing of certain cost savings, operating efficiencies, revenue effects, financial synergies and other strategic benefits projected by Marriott to be achieved as a result of the Transaction (collectively, the

“Synergies”), made available to us and used in our analyses, we have assumed with your knowledge and permission that such forecasts, including the Synergies, have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Marriott as to the matters covered thereby. In rendering our opinion, we express no view as to the reasonableness of such forecasts and projections, including, without limitation, the Synergies, or the assumptions on which they are based. Our opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

For purposes of rendering our opinion, we have assumed with your knowledge and permission that, in all respects material to our analysis, the Transaction will be consummated in accordance with the terms of the Merger Agreement, without any waiver, modification or amendment of any term, condition or agreement that would be material to our analysis. We also have assumed with your knowledge and permission that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, no restrictions, terms or conditions will be imposed that would be material to our analysis. We are not legal, regulatory, tax or accounting experts and have relied on the assessments made by Marriott and its other advisors with respect to such issues.

This opinion has been approved and authorized for issuance by a Deutsche Bank fairness opinion review committee and is addressed to, and is for the use and benefit of, the Board of Directors of Marriott in connection with and for the purpose of its evaluation of the Transaction. This opinion is limited to the fairness of the Merger Consideration, from a financial point of view, to Marriott as of the date hereof. This opinion does not address any other terms of the Transaction or the Merger Agreement. Nor does it address the terms of any other agreement entered into in connection with the Transaction. You have not asked us to, and this opinion does not, address the fairness of the Transaction, or any consideration received in connection therewith, to the holders of any class of securities, creditors or other constituencies of Marriott, nor does it address the fairness of the contemplated benefits of the Transaction. We express no opinion as to the merits of the underlying decision by Marriott to engage in the Transaction or the relative merits of the Transaction as compared to any alternative transactions or business strategies. Nor do we express an opinion, and this opinion does not constitute a recommendation, as to how any holder of shares of Marriott Common Stock should vote with respect to the Transaction. In addition, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the officers, directors, or employees of any parties to the Transaction, or any class of such persons, in connection with the Transaction relative to the Merger Consideration. This opinion does not in any manner address the prices at which Marriott Common Stock or other Marriott securities will trade following the announcement or consummation of the Transaction.

Deutsche Bank will be paid a fee for its services as financial advisor to Marriott in connection with the Transaction, a portion of which becomes payable upon delivery of this opinion (or would have become payable if Deutsche Bank had advised the Board of Directors that it was unable to render this opinion) and a substantial portion of which is contingent upon consummation of the Transaction. Marriott has also agreed to reimburse Deutsche Bank for its expenses, and to indemnify Deutsche Bank against certain liabilities, in connection with its engagement. We are an affiliate of Deutsche Bank AG (together with its affiliates, the “DB Group”). One or more members of the DB Group have, from time to time, provided, and are currently providing, investment banking, commercial banking (including extension of credit) and other financial services to Marriott or its affiliates for which they have received, and in the future may receive, compensation, including (i) a member of the DB Group served as the lead arranger for, and is a lender under, Marriott’s senior revolving credit facility, (ii) a member the DB Group served as a co-manager with respect to Marriott’s offering of $450 million principal amount of 2.875% Series O senior unsecured notes due March 1, 2021, (iii) a member of the DB Group served as a co-manager with respect to Marriott’s offering of $350 million principal amount of 3.750% Series P senior unsecured notes due October 1, 2025, (iv) a member of the DB Group served as a joint bookrunner with respect to Marriott’s offering of $400 million principal amount of 3.125% Series N senior unsecured notes due

October 15, 2021 and (v) a member of the DB Group acted as lead manager with respect to Marriott’s share buyback program for Marriott Common Stock within the past two years. Please be advised that during the two years preceding the date of this letter, the DB Group has not provided any significant investment banking, commercial banking (including extension of credit) or other financial services to Starwood or its affiliates. The DB Group may also provide investment and commercial banking services to Marriott and Starwood in the future, for which we would expect the DB Group to receive compensation. In the ordinary course of business, members of the DB Group may actively trade in the securities and other instruments and obligations of Marriott, Starwood and their respective affiliates for their own accounts and for the accounts of their customers. Accordingly, the DB Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing assumptions, limitations, qualifications and conditions, it is Deutsche Bank’s opinion as investment bankers that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to Marriott.

Very truly yours,

/S/ DEUTSCHE BANK SECURITIES INC.

DEUTSCHE BANK SECURITIES INC.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

Article Eleventh and Article Sixteenth of Marriott’s Restated Certificate of Incorporation (the “Certificate”) and Section 7.7 of Marriott’s Amended and Restated Bylaws (the “Bylaws”) limit the personal liability of directors to Marriott or its stockholders for monetary damages for breach of fiduciary duty. These provisions of Marriott’s Certificate and Bylaws are collectively referred to herein as the “Director Liability and Indemnification Provisions.”

The Director Liability and Indemnification Provisions define and clarify the rights of individuals, including Marriott directors and officers, to indemnification by Marriott for personal liability or expenses incurred by them as a result of litigation against them. These provisions are consistent with Section 102(b)(7) of the Delaware General Corporation Law, which is designed, among other things, to encourage qualified individuals to serve as directors of Delaware corporations by permitting Delaware corporations to include in their certificates of incorporation a provision limiting or eliminating directors’ liability for monetary damages and with other existing Delaware General Corporation Law provisions permitting indemnification of certain individuals, including directors and officers. The limitations of liability in the Director Liability and Indemnification Provisions may not affect claims arising under the federal securities laws.

In performing their duties, directors of a Delaware corporation are obligated as fiduciaries to exercise their business judgment and act in what they reasonably determine in good faith, after appropriate consideration, to be the best interests of the corporation and its stockholders. Decisions made on that basis are protected by the so-called “business judgment rule.” The business judgment rule is designed to protect directors from personal liability to the corporation or its stockholders when business decisions are subsequently challenged. However, the expense of defending lawsuits, the frequency with which unwarranted litigation is brought against directors and the inevitable uncertainties about the outcome of applying the business judgment rule to particular facts and circumstances mean that, as a practical matter, directors and officers of a corporation rely on indemnity from, and insurance procured by, the corporation they serve, as a financial backstop for such expenses or unforeseen liability. The Delaware legislature has recognized that adequate insurance and indemnity provisions are often a condition of an individual’s willingness to serve as director of a Delaware corporation. The Delaware General Corporation Law has for some time specifically permitted corporations to provide indemnity and procure insurance for its directors and officers.

This description of the Director Liability and Indemnification Provisions is intended as a summary only and is qualified in its entirety by reference to Marriott’s Certificate and Marriott’s Bylaws, each of which has been filed with the SEC.

Item 21. Exhibits and Financial Statement Schedules

(a) Exhibits. The exhibits listed below are filed as part of, or are incorporated by reference into, this registration statement and are numbered in accordance with Item 601 of Regulation S-K.

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of November 15, 2015, by and among Marriott, Starwood, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub and Marriott LLC Merger Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of Marriott (incorporated herein by reference to Exhibit No. 3(i) to Marriott’s Form 8-K filed August 22, 2006 (File No. 001-13881).

3.2	Amended and Restated Bylaws of Marriott (incorporated herein by reference to Exhibit No. 3(ii) to Marriott’s Form 8-K filed June 18, 2014 (File No. 001-13881).

4.1	Form of Common Stock Certificate of Marriott (incorporated herein by reference to Exhibit No. 4.5 to Marriott’s Form S-3ASR filed December 8, 2005 (File No. 333-130212)).

4.2	Indenture dated as of November 16, 1998, between Marriott and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (incorporated herein by reference to Exhibit No. 4.1 to Marriott’s Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881)).

5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares of Marriott common stock to be issued in the Combination Transactions.+

8.1	Tax opinion of Cravath, Swaine & Moore LLP.+

23.1	Consent of Gibson, Dunn & Crutcher LLP for legality opinion (included in Exhibit 5.1).+

23.2	Consent of Cravath, Swaine & Moore LLP for tax opinion (included in Exhibit 8.1).+

23.3	Consent of Independent Registered Public Accounting Firm of Marriott, Ernst & Young LLP.

23.4	Consent of Independent Registered Public Accounting Firm of Starwood, Ernst & Young LLP.

24.1	Power of Attorney (included on signature page hereto).

99.1	Consent of Citigroup Global Markets Inc.

99.2	Consent of Lazard Frères & Co. LLC.

99.3	Consent of Deutsche Bank Securities Inc.

99.4	Form of Proxy Card of Starwood.+

99.5	Form of Proxy Card of Marriott.+

(b) Financial Statement Schedules. All schedules have been omitted because they are not applicable or because the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale before such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately before such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) That, for the purpose of determining liability under the Securities Act to any purchaser, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) That before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d) That every prospectus (i) that is filed pursuant to paragraph (d) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to this registration statement and will not be used until such amendment has become effective, and that for the purpose of determining liabilities under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(f) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(g) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, County of Montgomery, State of Maryland, on December 22, 2015.

MARRIOTT INTERNATIONAL, INC.

By:	/s/ Arne M. Sorenson
Arne M. Sorenson
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward A. Ryan and Bancroft S. Gordon as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments, thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Arne M. Sorenson Arne M. Sorenson	President, Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2015

/s/ Carl T. Berquist Carl T. Berquist	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	December 22, 2015

/s/ Bao Giang Val Bauduin Bao Giang Val Bauduin	Controller and Chief Accounting Officer (Principal Accounting Officer)	December 22, 2015

/s/ J.W. Marriott, Jr. J.W. Marriott, Jr.	Chairman of the Board	December 22, 2015

/s/ Mary K. Bush Mary K. Bush	Director	December 22, 2015

/s/ Deborah Marriott Harrison Deborah Marriott Harrison	Director	December 22, 2015

/s/ Frederick A. Henderson Frederick A. Henderson	Director	December 22, 2015

/s/ Lawrence W. Kellner Lawrence W. Kellner	Director	December 22, 2015

/s/ Debra L. Lee Debra L. Lee	Director	December 22, 2015

/s/ George Muñoz George Muñoz	Director	December 22, 2015

/s/ W. Mitt Romney W. Mitt Romney	Director	December 22, 2015

/s/ Steven S Reinemund Steven S Reinemund	Director	December 22, 2015

/s/ Susan C. Schwab Susan C. Schwab	Director	December 22, 2015

EXHIBIT INDEX

Exhibit No.	Document

2.1	Agreement and Plan of Merger, dated as of November 15, 2015, by and among Marriott, Starwood, Holdco, Starwood Merger Sub, Marriott Corporate Merger Sub and Marriott LLC Merger Sub (included as Annex A to the joint proxy statement/prospectus forming a part of this Registration Statement and incorporated herein by reference).

3.1	Restated Certificate of Incorporation of Marriott (incorporated herein by reference to Exhibit No. 3(i) to Marriott’s Form 8-K filed August 22, 2006 (File No. 001-13881).

3.2	Amended and Restated Bylaws of Marriott (incorporated herein by reference to Exhibit No. 3(ii) to Marriott’s Form 8-K filed June 18, 2014 (File No. 001-13881)).

4.1	Form of Common Stock Certificate of Marriott (incorporated herein by reference to Exhibit No. 4.5 to Marriott’s Form S-3ASR filed December 8, 2005 (File No. 333-130212)).

4.2	Indenture dated as of November 16, 1998, between Marriott and The Bank of New York Mellon, as successor to JPMorgan Chase Bank, N.A., formerly known as The Chase Manhattan Bank (incorporated herein by reference to Exhibit No. 4.1 to Marriott’s Form 10-K for the fiscal year ended January 1, 1999 (File No. 001-13881)).

5.1	Opinion of Gibson, Dunn & Crutcher LLP as to the validity of the shares of Marriott common stock to be issued in the Combination Transactions.+

8.1	Tax opinion of Cravath, Swaine & Moore LLP.+

23.1	Consent of Gibson, Dunn & Crutcher LLP for legality opinion (included in Exhibit 5.1).+

23.2	Consent of Cravath, Swaine & Moore LLP for tax opinion (included in Exhibit 8.1).+

23.3	Consent of Independent Registered Public Accounting Firm of Marriott, Ernst & Young LLP.

23.4	Consent of Independent Registered Public Accounting Firm of Starwood, Ernst & Young LLP.

24.1	Power of Attorney (included on signature page hereto).

99.1	Consent of Citigroup Global Markets Inc.

99.2	Consent of Lazard Frères & Co. LLC.

99.3	Consent of Deutsche Bank Securities Inc.

99.4	Form of Proxy Card of Starwood.+

99.5	Form of Proxy Card of Marriott.+

+	To be filed by amendment